Exhibit 10.2

EXECUTION VERSION

INDENTURE

by and among

MFIC BETHESDA CLO 1 LLC,

Issuer

and

DEUTSCHE BANK NATIONAL TRUST COMPANY,

Trustee

Dated as of November 2, 2023

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(continued)

-ii-

(continued)

-iii-

(continued)

		Page

ARTICLE XI APPLICATION OF MONIES		197

Section 11.1	Disbursements of Monies from Payment Account	197

ARTICLE XII SALE OF COLLATERAL OBLIGATIONS; PURCHASE OF ADDITIONAL COLLATERAL OBLIGATIONS		202

Section 12.1	Sales of Collateral Obligations	202
Section 12.2	Purchase of Additional Collateral Obligations	205
Section 12.3	Conditions Applicable to All Sale and Purchase Transactions	210
Section 12.4	Optional Repurchase or Substitution of Collateral Obligations	211

ARTICLE XIII NOTEHOLDERS’ RELATIONS		213

Section 13.1	Subordination	213
Section 13.2	Standard of Conduct	214

ARTICLE XIV MISCELLANEOUS		214

Section 14.1	Form of Documents Delivered to Trustee	214
Section 14.2	Acts of Holders	216
Section 14.3	Notices, etc., to Trustee, the Issuer, the Collateral Manager, the Placement Agent, the Initial Purchaser, the Collateral Administrator, the Paying Agent and the Rating Agencies	217
Section 14.4	Notices to Holders; Waiver	218
Section 14.5	Effect of Headings and Table of Contents	219
Section 14.6	Successors and Assigns	219
Section 14.7	Severability	219
Section 14.8	Benefits of Indenture	219
Section 14.9	Legal Holidays	220
Section 14.10	Governing Law	220
Section 14.11	Submission to Jurisdiction	220
Section 14.12	Waiver of Jury Trial	220
Section 14.13	Counterparts	220
Section 14.14	Acts of Issuer	221
Section 14.15	Confidential Information	221
Section 14.16	Communications with the Rating Agencies.	223
Section 14.17	Notices to Rating Agencies; Rule 17g-5 Procedures	223
Section 14.18	Proceedings	225

ARTICLE XV ASSIGNMENT OF CERTAIN AGREEMENTS		226

Section 15.1	Assignment of Collateral Management Agreement	226

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Schedules and Exhibits

Schedule 1	List of Collateral Obligations
Schedule 2	S&P Industry Classifications
Schedule 3	Moody’s Rating Definitions
Schedule 4	S&P Rating Definition and Recovery Rate Tables
Schedule 5	Fitch Rating Definitions
Schedule 6	Fitch Industry Classifications
Schedule 7	Diversity Score Calculation

Exhibit A	Forms of Notes
A-1	Form of Global Secured Note
A-2	Form of 144A Global Subordinated Note
A-3	Form of Certificated Secured Note
A-4	Form of Certificated Subordinated Note

Exhibit B	Forms of Transfer and Exchange Certificates
B-1	Form of Transferor Certificate for Transfer of Rule 144A Global Note or Certificated Note to Regulation S Global Secured Note
B-2	Form of Purchaser Representation Letter for Certificated Notes (other than Subordinated Notes)
B-3	Form of Transferor Certificate for Transfer of Regulation S Global Secured Note or Certificated Note to Rule 144A Global Note
B-4	Form of Purchaser Representation Letter for Certificated Subordinated Notes
B-5	Form of Subordinated Note ERISA Certificate
B-6	Form of Transferee Certificate of Rule 144A Global Note
B-7	Form of Transferee Certificate of Regulation S Global Secured Note

Exhibit C	Form of Note Owner Certificate
Exhibit D	Form of NRSRO Certification
Exhibit E	Form of Notice of Contribution
Exhibit F	Form of Notice of Substitution

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INDENTURE, dated as of November 2, 2023, between MFIC BETHESDA CLO 1 LLC, a limited liability company formed under the laws of the State of Delaware (the “Issuer”) and DEUTSCHE BANK NATIONAL TRUST COMPANY, as trustee (herein, together with its permitted successors and assigns in the trusts hereunder, the “Trustee”).

PRELIMINARY STATEMENT

The Issuer is duly authorized to execute and deliver this Indenture to provide for the Notes issuable as provided herein. The Issuer is entering into this Indenture, and the Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

All things necessary to make this Indenture a valid agreement of the Issuer in accordance with the agreement’s terms have been done.

GRANTING CLAUSES

The Issuer hereby Grants to the Trustee, for the benefit and security of the Holders of the Secured Notes, the Trustee, the Collateral Manager and the Collateral Administrator (collectively, the “Secured Parties”), all of its right, title and interest in, to and under, in each case, whether now owned or existing, or hereafter acquired or arising any and all accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights, documents, goods and supporting obligations and other assets in which the Issuer has an interest and specifically including: (a) the Collateral Obligations (listed, as of the Closing Date, in Schedule 1 to this Indenture) and all payments thereon or with respect thereto, (b) each of the Accounts, and any Eligible Investments purchased with funds on deposit therein, and all income from the investment of funds therein, (c) the Issuer’s rights under the Collateral Management Agreement as set forth in Article XV hereof, the Securities Account Control Agreement, the Master Loan Sale Agreement and the Collateral Administration Agreement, (d) all Cash or Money owned by the Issuer, (e) any Equity Securities and Workout Loans acquired by the Issuer, (f) all accounts, chattel paper, deposit accounts, financial assets, general intangibles, payment intangibles, instruments, investment property, letter-of-credit rights, securities, money, documents, goods, commercial tort claims and securities entitlements, and other supporting obligations (as such terms are defined in the UCC), (g) any other property of the Issuer (whether or not constituting Collateral Obligations, Equity Securities or Eligible Investments), and (h) all proceeds (as defined in the UCC) with respect to the foregoing (the assets referred to in (a) through (h) are collectively referred to as the “Assets”).

The above Grant is made in trust to secure the Secured Notes, the Issuer’s other obligations to the Secured Parties under this Indenture, the other Transaction Documents, and certain other amounts payable by the Issuer as described herein. Except as set forth in the Priority of Payments and Article XIII of this Indenture, the Secured Notes are secured by the Grant equally and ratably without prejudice, priority or distinction between any Secured Note and any other Secured Note by reason of difference in time of issuance or otherwise. The Grant is made to secure, in accordance with the priorities set forth in the Priority of Payments and Article XIII of this Indenture, (i) the payment of all amounts due on the Secured Notes in accordance with their terms, (ii) the payment of all other sums (other than in respect of the Subordinated Notes) payable under this Indenture, (iii) the payment of amounts owing by the Issuer under the Collateral Management Agreement, the Collateral Administration Agreement and the Master Loan Sale Agreement and (iv) compliance with the provisions of this Indenture, all as provided herein. The foregoing Grant shall, for the purpose of determining the property subject to the lien of this Indenture, be deemed to include any securities and any investments granted to the Trustee by or on behalf of the Issuer, whether or not such securities or investments satisfy the criteria set forth in the definitions of “Collateral Obligation” or “Eligible Investments”, as the case may be.

The Trustee acknowledges such Grant, accepts the trusts hereunder in accordance with the provisions hereof, and agrees to perform the duties herein in accordance with the terms hereof.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise specified herein or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Indenture, and the definitions of such terms are equally applicable both to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms. The word “including” shall mean “including without limitation.” All references herein to designated “Articles”, “Sections”, “sub-sections” and other subdivisions are to the designated articles, sections, sub-sections and other subdivisions of this Indenture. The words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular article, section, sub-section or other subdivision.

“1940 Act”: The United States Investment Company Act of 1940, as amended from time to time.

“Accountants’ Effective Date AUP Reports”: The meaning specified in Section 7.19(c)(iii).

“Accountants’ Effective Date Comparison AUP Report”: The meaning specified in Section 7.19(c)(iii).

“Accountants’ Effective Date Recalculation AUP Report”: The meaning specified in Section 7.19(c)(iii).

“Accountants’ Report”: An agreed upon procedures report of the firm or firms appointed by the Issuer pursuant to Section 10.9(a).

“Accounts”: (i) The Payment Account, (ii) the Collection Account, (iii) the Ramp-Up Account, (iv) the Revolver Funding Account, (v) the Expense Reserve Account, (vi) the Custodial Account and (vii) the Supplemental Reserve Account.

“Accredited Investor”: The meaning set forth in Rule 501(a) under the Securities Act.

“Act” and “Act of Holders”: The meanings specified in Section 14.2(a).

“Additional Notes”: Any Notes issued pursuant to Section 2.13.

“Additional Notes Closing Date”: The closing date for the issuance of any Additional Notes pursuant to Section 2.13 as set forth in an indenture supplemental to this Indenture pursuant to Section 8.1(a)(xii).

“Adjusted Class Break-even Default Rate”: The rate equal to (a)(i) the Class Break-even Default Rate multiplied by (ii)(x) the Target Initial Par Amount divided by (y) the Collateral Principal Amount plus the S&P Collateral Value of all Defaulted Obligations plus (b)(i)(x) the Collateral Principal Amount plus the S&P Collateral Value of all Defaulted Obligations minus (y) the Target Initial Par Amount, divided by (ii)(x) the Collateral Principal Amount plus the S&P Collateral Value of all Defaulted Obligations multiplied by (y) 1 minus the Weighted Average S&P Recovery Rate.

“Adjusted Collateral Principal Amount”: As of any date of determination, (a) the Aggregate Principal Balance of the Collateral Obligations (other than Defaulted Obligations, Deferring Obligations (except Permitted Deferrable Obligations), Long-Dated Obligations and Discount Obligations), plus (b) without duplication, the amounts on deposit in any Account (including Eligible Investments therein but excluding the Revolver Funding Account) representing Principal Proceeds, plus (c) the lesser of (i) the S&P Collateral Value of all Defaulted Obligations and Deferring Obligations (except Permitted Deferrable Obligations) and (ii) the Fitch Collateral Value of all Defaulted Obligations and Deferring Obligations (except Permitted Deferrable Obligations); provided that the Adjusted Collateral Principal Amount will be zero for any Defaulted Obligation which the Issuer has owned for more than three years during which such Collateral Obligation was at all times a Defaulted Obligation; provided further that subclause (ii) above will apply only while any Class A-1 Notes remain Outstanding, plus (d) the aggregate, for each Discount Obligation, of the purchase price, excluding accrued interest, expressed as a percentage of par and multiplied by the Principal Balance thereof, for such Discount Obligation, plus (e) the Aggregate Principal Balance of Long-Dated Obligations multiplied by 70%, minus (f) the Excess CCC Adjustment Amount; provided that, with respect to any Collateral Obligation that satisfies more than one of the definitions of Defaulted Obligation, Deferring Obligation, Long-Dated Obligation, Discount Obligation or any asset that falls into the Excess CCC Adjustment Amount, such Collateral Obligation shall, for the purposes of this definition, be treated as belonging to the category of Collateral Obligations which results in the lowest Adjusted Collateral Principal Amount on any date of determination.

“Administrative Expense Cap”: An amount equal on any Payment Date (when taken together with any Administrative Expenses paid during the period since the preceding Payment Date or in the case of the first Payment Date following the Closing Date, the period since the Closing Date), to the sum of (a) 0.020% per annum (prorated for the related Interest Accrual Period on the basis of a 360-day year and the actual number of days elapsed) of the Fee Basis Amount at the beginning of the Collection Period relating to such Payment Date and (b) U.S.$200,000 per annum (prorated for the related Interest Accrual Period on the basis of a 360-day year consisting of twelve 30-day months); provided that (1) in respect of any Payment Date after the third Payment Date following the Closing Date, if the aggregate amount of Administrative Expenses paid pursuant to Sections 11.1(a)(i)(A), 11.1(a)(ii)(A) and 11.1(a)(iii)(A) (including any excess applied in accordance with this proviso) on the three immediately preceding Payment Dates and during the related Collection Periods is less than the stated Administrative Expense Cap (without regard to any excess applied in accordance with this proviso) in the aggregate for such three preceding Payment Dates, then the excess may be applied to the Administrative Expense Cap with respect to the then-current Payment Date; and (2) in respect of the third Payment Date following the Closing Date, such excess amount shall be calculated based on the Payment Dates preceding such Payment Date.

“Administrative Expenses”: The fees, expenses (including indemnities) and other amounts due or accrued with respect to any Payment Date (including, with respect to any Payment Date, any such amounts that were due and not paid on any prior Payment Date in accordance with the Priority of Payments) and payable in the following order by the Issuer: first, to the Trustee pursuant to Section 6.7 and the other provisions of this Indenture, second, to the Collateral Administrator pursuant to the Collateral Administration Agreement and the Bank in any of its other capacities under the Transaction Documents, third, on a pro rata basis, the following amounts (excluding indemnities) to the following parties: (i) the Independent accountants, agents (other than the Collateral Manager) and counsel of the Issuer; (ii) the Rating Agencies for fees and expenses (including any annual fee, amendment fees and surveillance fees) in connection with any rating of the Secured Notes or in connection with the rating of (or provision of credit estimates in respect of) any Collateral Obligations; (iii) the Collateral Manager under this Indenture and the Collateral Management Agreement, including without limitation reasonable expenses of the Collateral Manager (including fees for its accountants, agents and counsel) incurred in connection with the purchase or sale of any Collateral Obligations, any costs or fees in connection with satisfying the U.S. Risk Retention Rules, any other expenses incurred in connection with the Collateral Obligations and any other amounts payable pursuant to the Collateral Management Agreement but excluding the Aggregate Collateral Management Fee; (iv) the Sub-Servicer, for fees and expenses pursuant to the Sub-Servicing Agreement, (v) the Independent Manager for any fees or expenses due under the management agreement between the Issuer and Independent Manager; and (vi) any other Person in respect of any other fees or expenses permitted under this Indenture and the documents delivered pursuant to or in connection with this Indenture (including without limitation the payment of all legal and other fees and expenses incurred in connection with the purchase or sale of any Collateral Obligations and any other expenses incurred in connection with the Collateral Obligations) and the Notes, including but not limited to, any amounts due in respect of the listing of the Notes on any stock exchange or trading system; and fourth, on a pro rata basis, indemnities payable to any Person pursuant to any Transaction Document; provided that (x) amounts due in respect of actions taken on or before the Closing Date shall not be payable as Administrative Expenses but shall be payable only from the Expense Reserve Account pursuant to Section 10.3(d) and (y) for the avoidance of doubt, amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses (including, without limitation, interest and principal in respect of the Notes) shall not constitute Administrative Expenses.

“Affected Class”: Any Class of Secured Notes that, as a result of the occurrence of a Tax Event described in the definition of “Tax Redemption” has not received 100% of the aggregate amount of principal and interest that would otherwise be due and payable to such Class on any Payment Date.

“Affiliate”: With respect to a Person, (i) any other Person who, directly or indirectly, is in “control” of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director, Officer, employee or general partner (a) of such Person, (b) of any subsidiary or parent company of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, “control” of a Person shall mean the power, direct or indirect, (x) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent Members”: Members of, or participants in, DTC, Euroclear or Clearstream.

“Aggregate Collateral Management Fee”: All accrued and unpaid Collateral Management Fees, Current Deferred Management Fees, Cumulative Deferred Management Fees and Collateral Management Fee Shortfall Amounts (including accrued interest) due and payable to the Collateral Manager.

“Aggregate Coupon”: As of any Measurement Date, the sum of the products obtained by multiplying, in the case of each Fixed Rate Obligation (other than a Defaulted Obligation) (including, for any Deferrable Obligation, only the required current cash interest required by the Underlying Instruments thereon), (i) the stated coupon on such Collateral Obligation expressed as a percentage and (ii) the outstanding principal balance of such Collateral Obligation.

“Aggregate Funded Spread”: As of any Measurement Date, the sum of: (a) in the case of each Floating Rate Obligation (other than a Defaulted Obligation) that bears interest at a spread over the Benchmark applicable to the Notes (including, for any Deferrable Obligation, only the excess of the required current cash interest required by the Underlying Instruments thereon over the applicable index and excluding the unfunded portion of any Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation), (i) the stated interest rate spread on such Collateral Obligation above such index as of the immediately preceding Interest Determination Date multiplied by (ii) the outstanding principal balance of such Collateral Obligation; and (b) in the case of each Floating Rate Obligation (other than a Defaulted Obligation) (including, for any Deferrable Obligation, only the required current cash pay interest required by the Underlying Instruments thereon and excluding the unfunded portion of any Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation) that bears interest at a spread over an index other than the Benchmark applicable to the Notes, (i) the excess of the sum of such spread and such index over the Benchmark applicable to the Notes as of the immediately preceding Interest Determination Date (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the outstanding principal balance of each such Collateral Obligation; provided that, in each case, with respect to any Benchmark Floor Obligation, the stated interest rate spread on such Collateral Obligation over the applicable index shall be deemed to be equal to the sum of (x) the stated interest rate spread over the applicable index and (y) the excess, if any, of the specified “floor” rate relating to such Collateral Obligation over the applicable Benchmark.

“Aggregate Outstanding Amount”: With respect to any of the Notes as of any date, the aggregate unpaid principal amount of such Notes Outstanding on such date.

“Aggregate Principal Balance”: When used with respect to all or a portion of the Collateral Obligations or the Assets, the sum of the Principal Balances of all or of such portion of the Collateral Obligations or Assets, respectively.

“Aggregate Unfunded Spread”: As of any Measurement Date, the sum of the products obtained by multiplying (i) for each Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation (other than Defaulted Obligations), the related commitment fee rate then in effect as of such date and (ii) the undrawn commitments of each such Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation as of such date.

“Apollo Global Securities”: Apollo Global Securities, LLC.

“ARRC”: The Alternative Reference Rate Committee convened by the Federal Reserve Board and the Federal Reserve Bank of New York.

“Asset-backed Commercial Paper”: Commercial paper or other short-term obligations of a program that primarily issues externally rated commercial paper backed by assets or exposures held in a bankruptcy-remote, special purpose entity.

“Assets”: The meaning assigned in the Granting Clause hereof.

“Assumed Reinvestment Rate”: The Benchmark (as determined on the most recent Interest Determination Date relating to an Interest Accrual Period beginning on a Payment Date or the Closing Date) minus 0.25% per annum; provided that the Assumed Reinvestment Rate shall not be less than 0.00%.

“Authenticating Agent”: With respect to the Notes or a Class of the Notes, the Person designated by the Trustee to authenticate such Notes on behalf of the Trustee pursuant to Section 6.14 hereof.

“Balance”: On any date, with respect to Cash or Eligible Investments in any account, the aggregate of the (i) current balance of Cash, demand deposits, time deposits, certificates of deposit and federal funds; (ii) principal amount of interest-bearing corporate and government securities, money market accounts and repurchase obligations; and (iii) purchase price (but not greater than the face amount) of non-interest-bearing government and corporate securities and commercial paper.

“Bank”: Deutsche Bank National Trust Company, in its individual capacity and not as Trustee, or any successor thereto (which shall include any successor Trustee pursuant to Section 6.11 hereof).

“Bankruptcy Code”: The federal Bankruptcy Code, Title 11 of the United States Code, as amended from time to time.

“Bankruptcy Subordination Agreement”: The meaning specified in Section 13.1.

“Base Rate Modifier”: A modifier applied to a reference or base rate in order to cause such rate to be comparable to the three-month Term SOFR Rate, which modifier is recognized or acknowledged as being the industry standard by the LSTA or the ARRC and which modifier may include an addition or subtraction to such unadjusted rate. For the avoidance of doubt, to the extent the Base Rate Modifier does not exist, it will be zero for purposes of this definition.

“Benchmark”: With respect to the Secured Notes, initially, the Term SOFR Rate; provided that if the Term SOFR Reference Rate component of the Term SOFR Rate or the then-current Benchmark is (x) unavailable or no longer reported or (y) inconsistent with the reference rate that reflects market practice for new issue-collateralized loan obligations, in each case, as determined by the Collateral Manager on any date of determination, then upon written notice from the Collateral Manager to the Issuer, the Calculation Agent, the Collateral Administrator, the Trustee and S&P of such event and the designation of a Fallback Rate, then “Benchmark” means such Fallback Rate for all purposes relating to the Secured Notes in respect of such determination on such date and all determinations on all subsequent dates; provided further that with respect to any Class of Secured Notes, the Benchmark will be no less than zero. With respect to any Collateral Obligation, when used in the context of such Collateral Obligation, “Benchmark” or “Benchmark-based index” means the London interbank offered rate, the forward-looking term rate based on SOFR or the applicable benchmark rate currently in effect for such Floating Rate Obligation and determined in accordance with the related Underlying Instrument.

“Benchmark Floor Obligation”: As of any date of determination, a Floating Rate Obligation that provides that such interest rate is (in effect) calculated as the greater of (i) a specified “floor” rate per annum and (ii) the Benchmark for the applicable interest period for such Collateral Obligation.

“Beneficial Ownership Certificate”: The meaning specified in Section 14.2(e).

“Benefit Plan Investor”: An employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA, any plan to which Section 4975 of the Code applies or an entity whose underlying assets include “plan assets” by reason of such an employee benefit plan’s or a plan’s investment in such entity.

“Bond”: A debt security (that is not a loan) that is issued by a corporation, limited liability company, partnership or trust.

“Bridge Loan”: Any loan or other obligation that (x) is incurred in connection with a merger, acquisition, consolidation, or sale of all or substantially all of the assets of a Person or similar transaction and (y) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (it being understood that any such loan or debt security that has a nominal maturity date of one year or less from the incurrence thereof but has a term-out or other provision whereby (automatically or at the sole option of the obligor thereof) the maturity of the indebtedness thereunder may be extended to a later date is not a Bridge Loan).

“Broadly Syndicated Loan”: A Loan (a) that is part of a credit facility with a Facility Size on the date of origination thereof at least equal to U.S.$250,000,000 and (b) as to which, on the date of origination thereof, (i) Moody’s has either (x) assigned a corporate family rating on an Obligor thereon or (y) assigned to such credit facility a monitored publicly available rating or (ii) S&P has either (x) assigned an issuer credit rating to the issuer thereof or (y) assigned to such credit facility a monitored publicly available rating.

“Business Day”: Any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banks are authorized or required by applicable law, regulation or executive order to close in New York, New York or in the city in which the Corporate Trust Office of the Trustee is located or, for any final payment of principal, in the relevant place of presentation.

“Calculation Agent”: The meaning specified in Section 7.16(a).

“Cash”: Such funds denominated in currency of the United States of America as at the time shall be legal tender for payment of all public and private debts, including funds standing to the credit of an Account.

“CCC Collateral Obligation”: A CCC S&P Collateral Obligation or a CCC Fitch Collateral Obligation, as the context requires.

“CCC Excess”: The amount equal to the greater of (i) the excess of the Principal Balance of all CCC S&P Collateral Obligations over an amount equal to 17.5% of the Collateral Principal Amount as of such date of determination; and (ii) the excess of the Principal Balance of all CCC Fitch Collateral Obligations over an amount equal to 17.5% of the Collateral Principal Amount as of such date of determination; provided that, in determining which of the CCC Collateral Obligations shall be included in the CCC Excess, the CCC Collateral Obligations with the lowest Market Value (expressed as a percentage of the outstanding principal balance of such Collateral Obligations as of such date of determination) shall be deemed to constitute such CCC Excess.

“CCC Fitch Collateral Obligation”: A Collateral Obligation (other than a Defaulted Obligation or a Deferring Obligation) with a Fitch Rating of “CCC+” or lower.

“CCC S&P Collateral Obligation”: A Collateral Obligation (other than a Defaulted Obligation or a Deferring Obligation) with an S&P Rating of “CCC+” or lower.

“Certificate of Authentication”: The meaning specified in Section 2.1.

“Certificate of Formation”: The Certificate of Formation of the Issuer, filed with the Secretary of State of the State of Delaware on June 15, 2023, as amended or restated from time to time.

“Certificated Note”: The meaning specified in Section 2.2(b)(iv).

“Certificated Secured Note”: The meaning specified in Section 2.2(b)(iii).

“Certificated Security”: The meaning specified in Section 8 102(a)(4) of the UCC.

“Certificated Subordinated Note”: The meaning specified in Section 2.2(b)(iv).

“Class”: In the case of (x) the Secured Notes, all of the Secured Notes having the same Interest Rate, Stated Maturity and class designation, and (y) in the case of the Subordinated Notes, all of the Subordinated Notes.

“Class A Notes”: The Class A-1 Notes and the Class A-2 Notes.

“Class A-1 Notes”: The Class A-1 Senior Secured Floating Rate Notes issued on the Closing Date pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Class A-2 Notes”: The Class A-2 Senior Secured Floating Rate Notes issued on the Closing Date pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Class A Coverage Tests”: The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied with respect to the Class A Notes.

“Class Break-even Default Rate”: With respect to the Class A-2 Notes (or, if the Class A-2 Notes are no longer Outstanding, the most senior Class of Notes Outstanding then rated by S&P):

(i) during any S&P CDO Formula Election Period, the rate equal to (a) -0.000833 plus (b) the product of (x) 2.528975 and (y) the Weighted Average Floating Spread plus (c) the product of (x) 1.464071 and (y) the Weighted Average S&P Recovery Rate; or

(ii) during any S&P CDO Monitor Election Period, the maximum percentage of defaults, at any time, that the Current Portfolio or the Proposed Portfolio, as applicable, can sustain, determined through application of the S&P CDO Monitor, which, after giving effect to S&P’s assumptions on recoveries, defaults and timing and to the Priority of Payments, will result in sufficient funds remaining for the payment of such Class or Classes of Notes in full. After any S&P CDO Monitor Election Date, S&P will provide the Collateral Manager with the Class Break-even Default Rates for each S&P CDO Monitor input file based upon the Weighted Average Floating Spread and the Weighted Average S&P Recovery Rate to be associated with such S&P CDO Monitor input file as selected by the Collateral Manager from Section 2 of Schedule 4 or any other Weighted Average Floating Spread and Weighted Average S&P Recovery Rate selected by the Collateral Manager from time to time.

“Class Default Differential”: With respect to the Class A-2 Notes (or, if the Class A-2 Notes are no longer Outstanding, the most senior Class of Notes Outstanding then rated by S&P), the rate calculated by subtracting the Class Scenario Default Rate at such time for such Class of Notes from (x) during any S&P CDO Formula Election Period, the Adjusted Class Break-even Default Rate or (y) during any S&P CDO Monitor Election Period, the Class Break-even Default Rate, in each case, for such Class of Notes at such time.

“Class Scenario Default Rate”: With respect to the Class A-2 Notes (or, if the Class A-2 Notes are no longer Outstanding, the most senior Class of Notes Outstanding then rated by S&P):

(i) during any S&P CDO Formula Election Period, the rate at such time equal to (a) 0.247621 plus (b) the quotient of (x) the S&P Weighted Average Rating Factor divided by (y) 9162.65 minus (c) the quotient of (x) the Default Rate Dispersion divided by (y) 16757.2 minus (d) the quotient of (x) the Obligor Diversity Measure divided by (y) 7677.8 minus (e) the quotient of (x) the Industry Diversity Measure divided by (y) 2177.56 minus (f) the quotient of (x) the Regional Diversity Measure divided by (y) 34.0948 plus (g) the quotient of (x) the S&P Weighted Average Life divided by (y) 27.3896; or

(ii) during any S&P CDO Monitor Election Period, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with S&P’s initial rating of such Class of Notes, determined by the Collateral Manager (which determination shall be made solely by application of the S&P CDO Monitor at such time).

“Clean-Up Call Purchase Price”: The meaning specified in Section 9.9(b).

“Clean-Up Call Redemption”: The meaning specified in Section 9.9(a).

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”: (i) Clearstream, (ii) DTC, (iii) Euroclear and (iv) any entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security”: Notes which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Clearstream”: Clearstream Banking, société anonyme, a corporation organized under the laws of the Duchy of Luxembourg (formerly known as Cedelbank, société anonyme).

“Closing Date”: November 2, 2023.

“Code”: The United States Internal Revenue Code of 1986, as amended.

“Collateral Administration Agreement”: An agreement dated as of the Closing Date among the Issuer, the Collateral Manager and the Collateral Administrator, as amended from time to time in accordance with the terms thereof.

“Collateral Administrator”: Deutsche Bank National Trust Company, in its capacity as collateral administrator under the Collateral Administration Agreement, and any successor thereto.

“Collateral Interest Amount”: As of any date of determination, without duplication, the aggregate amount of Interest Proceeds that has been received or that is expected to be received (other than Interest Proceeds expected to be received from Defaulted Obligations and Deferring Obligations, but including Interest Proceeds actually received from Defaulted Obligations and Deferring Obligations), in each case during the Collection Period in which such date of determination occurs (or after such Collection Period but on or prior to the related Payment Date if such Interest Proceeds would be treated as Interest Proceeds with respect to such Collection Period).

“Collateral Management Agreement”: The agreement dated as of the Closing Date, between the Issuer and the Collateral Manager relating to the management of the Collateral Obligations and the other Assets by the Collateral Manager on behalf of the Issuer, as amended from time to time in accordance with the terms thereof.

“Collateral Management Fee”: The fee payable to the Collateral Manager in arrears on each Payment Date (prorated for the related Interest Accrual Period) pursuant to Section 8(a) of the Collateral Management Agreement and Section 11.1 of this Indenture, in an amount equal to (i) for so long as MidCap Financial Investment Corporation is the Collateral Manager, 0.00% per annum (calculated on the basis of the actual number of days in the applicable Collection Period divided by 360) of the Fee Basis Amount or (ii) if MidCap Financial Investment Corporation is no longer the Collateral Manager, 0.10% per annum (calculated on the basis of the actual number of days in the applicable Collection Period divided by 360) of the Fee Basis Amount, in each case, at the beginning of the Collection Period relating to such Payment Date.

“Collateral Manager”: MidCap Financial Investment Corporation, a corporation incorporated under the laws of the State of Maryland, until a successor Person shall have become the Collateral Manager pursuant to the provisions of the Collateral Management Agreement, and thereafter “Collateral Manager” shall mean such successor Person.

“Collateral Manager Notes”: Any Notes owned by the Collateral Manager, an Affiliate thereof, or any account, fund, client or portfolio established and controlled by the Collateral Manager or an Affiliate thereof or for which the Collateral Manager or an Affiliate thereof acts as the investment adviser or with respect to which the Collateral Manager or an Affiliate thereof exercises discretionary control.

“Collateral Manager Standard”: The standard of care applicable to the Collateral Manager set forth in the Collateral Management Agreement.

“Collateral Obligation”: A Senior Secured Loan (including, but not limited to, interests in Broadly Syndicated Loans and Middle Market Loans acquired by way of a purchase, assignment or contribution), or a Participation Interest therein, a First-Lien Last-Out Loan, or a Participation Interest therein, or a Second Lien Loan, or a Participation Interest therein, that as of the date the Collateral Manager on behalf of the Issuer commits to acquire:

(i) is not a Bond, note or letter of credit;

(ii) is not (A) an Equity Security or (B) by its terms convertible into or exchangeable for an Equity Security;

(iii) is not a Synthetic Security;

(iv) is U.S. Dollar denominated and is neither convertible by the issuer thereof into, nor payable in, any other currency;

(v) is not (A) a Defaulted Obligation or (B) a Credit Risk Obligation;

(vi) is not a lease;

(vii) provides for a fixed amount of principal payable in Cash on scheduled payment dates and/or at maturity and does not by its terms provide for earlier amortization or prepayment at a price of less than par;

(viii) does not constitute Margin Stock;

(ix) provides for the Issuer to receive payments due under the terms of such asset and proceeds from disposing of such asset free and clear of withholding tax (other than withholding tax on amendment, waiver, consent and extension fees, letter of credit fees, commitment fees and other similar fees or as to which the obligor or issuer must make additional payments so that the net amount received by the Issuer after satisfaction of such tax is the amount due to the Issuer before the imposition of any withholding tax);

(x) has an S&P Rating and a Fitch Rating;

(xi) is not a debt obligation whose repayment is subject to substantial non-credit related risk as determined by the Collateral Manager;

(xii) except for Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations, is not an obligation pursuant to which any future advances or payments to the borrower or the Obligor thereof may be required to be made by the Issuer;

(xiii) does not have an “f”, “p”, “pi”, “sf” or “t” subscript assigned by S&P or an “sf” subscript assigned by Moody’s;

(xiv) is not a repurchase obligation, a Zero Coupon Bond, an Unsecured Loan, a Bridge Loan, a Commercial Real Estate Loan, a Structured Finance Obligation or a Step-Down Obligation;

(xv) will not require the Issuer or the pool of Assets to be registered as an investment company under the 1940 Act;

(xvi) is not the subject of an Offer of exchange, or tender by its issuer, for cash, securities or any other type of consideration other than a Permitted Offer;

(xvii) does not mature after the earliest Stated Maturity of the Notes;

(xviii) other than in the case of a Fixed Rate Obligation, accrues interest at a floating rate determined by reference to (a) the Dollar prime rate, federal funds rate or the Benchmark or (b) a similar interbank offered rate, commercial deposit rate or any other then-customary index;

(xix) is Registered;

(xx) does not pay interest less frequently than semi-annually;

(xxi) is not an interest in a grantor trust;

(xxii) is purchased at a price at least equal to 60% of its outstanding principal balance;

(xxiii) if it is a Participation Interest, the Third Party Credit Exposure Limits are satisfied with respect to the acquisition thereof;

(xxiv) is not an obligation of a Portfolio Company;

(xxv) does not provide for mandatory or optional conversion or exchange for Equity Securities;

(xxvi) is not a commodity forward contract;

(xxvii) has an S&P Rating that is at least “CCC-”;

(xxviii) has a Fitch Rating that is at least “CCC-”;

(xxix) is issued by a Non-Emerging Market Obligor;

(xxx) is an Eligible Asset;

(xxxi) is not (a) an Interest Only Obligation, (b) a Step-Up Obligation, (c) a Deferring Obligation or (d) a Non-Recourse Obligation; provided that clause (d) shall not apply following the satisfaction of the Controlling Class Condition and the Global Rating Agency Condition;

(xxxii) is not issued by an Obligor with a most-recently calculated EBITDA (calculated in accordance with the related Underlying Instruments) of less than $5,000,000;

(xxxiii) if it is a Deferrable Obligation, it is a Permitted Deferrable Obligation;

(xxxiv) if a Permitted Deferrable Obligation, is not currently in default with respect to the portion of the interest due thereon to be paid in cash on each payment date with respect thereto;

(xxxv) is not issued by a sovereign, or by a corporate issuer located in a country, which sovereign or country on the date on which the obligation is acquired by the Issuer imposed foreign exchange controls that effectively limit the availability or use of U.S. Dollars to make when due the scheduled payments of principal thereof and interest thereon;

(xxxvi) if such obligation has an attached warrant to purchase Equity Securities, such obligation is purchased at a price less than or equal to par; and

(xxxvii) is not a Non-ESG Collateral Obligation;

provided that, in circumstances (other than a Distressed Exchange) in which a portion of redemption proceeds with respect to the repayment of a Collateral Obligation are rolled as consideration for a new obligation (including by way of a “cashless roll”) that meets the criteria for being a Collateral Obligation as of such date, such applicable portion shall be treated as a Collateral Obligation hereunder.

“Collateral Principal Amount”: As of any date of determination, the sum of (a) the Aggregate Principal Balance of the Collateral Obligations (other than Defaulted Obligations, except as otherwise expressly set forth herein) and (b) without duplication, the amounts on deposit in any Account (including Eligible Investments therein but excluding the Revolver Funding Account) representing Principal Proceeds; provided that for purposes of calculating the Concentration Limitations, Defaulted Obligations shall be included in the Collateral Principal Amount with a principal balance equal to the Defaulted Obligation Balance thereof.

“Collateral Quality Tests”: A test satisfied on any Measurement Date on and after the Effective Date and during the Reinvestment Period if, in the aggregate, the Collateral Obligations owned (or in relation to a proposed purchase of a Collateral Obligation, proposed to be owned) by the Issuer satisfy each of the tests set forth below or, on and after the Effective Date, if a test is not satisfied on such date, the degree of compliance with such test is maintained or improved after giving effect to the investment (except to the extent the terms of this Indenture do not require such test to be satisfied), calculated in each case as required by Section 1.3 herein:

(i) the Fitch Minimum Floating Spread Test;

(ii) the S&P Minimum Floating Spread Test;

(iii) the Minimum Weighted Average Coupon Test;

(iv) the S&P CDO Monitor Test;

(v) the Minimum Weighted Average S&P Recovery Rate Test;

(vi) the Maximum Fitch Rating Factor Test;

(vii) the Minimum Weighted Average Fitch Recovery Rate Test; and

(viii) the Weighted Average Life Test.

“Collection Account”: The trust account established pursuant to Section 10.2 which consists of the Principal Collection Subaccount and the Interest Collection Subaccount.

“Collection Period”: (i) With respect to the first Payment Date following the Closing Date, the period commencing on the Closing Date and ending at the close of business on the tenth Business Day prior to the first Payment Date following the Closing Date; and (ii) with respect to any other Payment Date, the period commencing on the day immediately following the prior Collection Period and ending (a) in the case of the final Collection Period preceding the latest

Stated Maturity of any Class of Notes, on the day of such Stated Maturity, (b) in the case of the final Collection Period preceding an Optional Redemption, Tax Redemption or Clean-Up Call Redemption in whole of the Secured Notes, on the date selected by the Collateral Manager in its sole discretion with written notice (which may be by email) to the Trustee and (c) in any other case, at the close of business on the tenth Business Day prior to such Payment Date.

“Commercial Real Estate Loan”: Any Loan for which the underlying collateral consists primarily of real property owned by the obligor and is evidenced by a note or other evidence of indebtedness.

“Commodity Exchange Act”: The United States Commodity Exchange Act of 1936, as amended.

“Concentration Limitations”: Limitations satisfied on any Measurement Date on or after the Effective Date and during the Reinvestment Period if, in the aggregate, the Collateral Obligations owned (or in relation to a proposed purchase of a Collateral Obligation, proposed to be owned) by the Issuer comply with all of the requirements set forth below (or in relation to a proposed purchase after the Effective Date, if not in compliance, the relevant requirements must be maintained or improved after giving effect to the purchase), calculated in each case as required by Section 1.3 herein:

(i) (A) prior to the satisfaction of the Controlling Class Condition, not less than 96.0% of the Collateral Principal Amount may consist of Senior Secured Loans, Cash and Eligible Investments; and (B) after the satisfaction of the Controlling Class Condition, not less than 95.0% of the Collateral Principal Amount may consist of Senior Secured Loans, Cash and Eligible Investments;

(ii) (A) prior to the satisfaction of the Controlling Class Condition, not more than 4.0% of the Collateral Principal Amount may, in the aggregate, consist of Second Lien Loans and First-Lien Last-Out Loans; and (B) after the satisfaction of the Controlling Class Condition, not more than 5.0% of the Collateral Principal Amount may, in the aggregate, consist of Second Lien Loans and First-Lien Last-Out Loans;

(iii) not more than 2.5% of the Collateral Principal Amount may consist of obligations issued by a single Obligor and its Affiliates, except that Collateral Obligations (other than First-Lien Last-Out Loans and Second Lien Loans) issued by up to five Obligors and their respective Affiliates may each constitute up to 3.0% of the Collateral Principal Amount;

(iv) not more than 1.0% of the Collateral Principal Amount may consist of First-Lien Last-Out Loans and Second Lien Loans issued by a single Obligor and its Affiliates;

(v) not more than 17.5% of the Collateral Principal Amount may consist of CCC S&P Collateral Obligations;

(vi) not more than 17.5% of the Collateral Principal Amount may consist of CCC Fitch Collateral Obligations;

(vii) not more than 5.0% of the Collateral Principal Amount may consist of Fixed Rate Obligations;

(viii) not more than 5.0% of the Collateral Principal Amount may consist of Current Pay Obligations;

(ix) not more than 5.0% of the Collateral Principal Amount may consist of DIP Collateral Obligations;

(x) not more than 10.0% of the Collateral Principal Amount may consist, in the aggregate, of unfunded commitments under Delayed Drawdown Collateral Obligations and unfunded and funded commitments under Revolving Collateral Obligations;

(xi) (a) not more than 5.0% of the Collateral Principal Amount may consist of Participation Interests and (b) the Third Party Credit Exposure Limits may not be exceeded with respect to any such Participation Interest;

(xii) no more than the percentage listed below of the Collateral Principal Amount may be issued by Obligors Domiciled in the country or countries set forth opposite such percentage:

% Limit	Country or Countries
12.5%	All countries (in the aggregate) other than the United States;

12.5%	Canada;

5.0%	all countries (in the aggregate) other than the United States and Canada;

2.5%	any individual Group I Country;

2.0%	all Group II Countries in the aggregate;

2.0%	any individual Group II Country;

1.5%	all Group III Countries in the aggregate, except that up to 5.0% of the Collateral Principal Amount, collectively with all Collateral Obligations issued by Obligors Domiciled in Group III Countries, may be issued by Obligors Domiciled in the country of Luxembourg;

0.0%	Greece, Ireland, Italy, Portugal and Spain in the aggregate; and

1.0%	any individual country other than the United States, Canada, any Group I Country, any Group II Country or any Group III Country;

(xiii) not more than 12.0% of the Collateral Principal Amount may consist of Collateral Obligations that are issued by Obligors that belong to any single S&P Industry Classification, except that (x) the largest S&P Industry Classification may represent up to 20.0% of the Collateral Principal Amount; (y) the second-largest S&P Industry Classification may represent up to 17.0% of the Collateral Principal Amount and (z) the third-largest S&P Industry Classification may represent up to 15.0% of the Collateral Principal Amount;

(xiv) not more than 5.0% of the Collateral Principal Amount may consist of Collateral Obligations that pay interest at least semi-annually, but less frequently than quarterly;

(xv) not more than 10.0% of the Collateral Principal Amount may consist of Collateral Obligations that are Discount Obligations;

(xvi) not more than 10.0% of the Collateral Principal Amount may consist of Collateral Obligations with an S&P Rating derived from a Moody’s Rating as provided in clause (c)(i) of the definition of “S&P Rating;”

(xvii) not more than 5.0% of the Collateral Principal Amount may consist of Collateral Obligations that are Deferrable Obligations; and

(xviii) not more than 10.0% of the Collateral Principal Amount may consist of Cov-Lite Loans.

“Confidential Information”: The meaning specified in Section 14.15(b).

“Contribution”: The meaning specified in Section 11.1(e).

“Contributor”: The meaning specified in Section 11.1(e).

“Controlling Class”: The Class A-1 Notes so long as any Class A-1 Notes are Outstanding; then the Class A-2 Notes so long as any Class A-2 Notes are Outstanding; and then the Subordinated Notes.

“Controlling Class Condition”: A condition that is satisfied if either (i) with respect to any event or action that is conditioned upon or otherwise subject to the satisfaction of the Controlling Class Condition, the Initial Class A-1 Notes Purchaser has consented in writing to such event or action or (ii) there is no longer an Initial Class A-1 Notes Purchaser.

“Controlling Person”: A Person (other than a Benefit Plan Investor) who has discretionary authority or control with respect to the assets of an entity or any Person who provides investment advice for a fee (direct or indirect) with respect to such assets or an affiliate of any such Person. For this purpose, an “affiliate” of a Person includes any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Person. “Control,” with respect to a Person other than an individual, means the power to exercise a controlling influence over the management or policies of such Person, and “Controlling” shall have the meaning correlative to the foregoing.

“Corporate Trust Office”: The designated corporate trust office of the Trustee at which it administers this Indenture, currently located at (a) for Note transfer purposes and for presentment and surrender of the Notes for final payment thereon, Deutsche Bank National Trust Company, c/o DB Services Americas, Inc., 5022 Gate Parkway, Suite 200, Jacksonville, Florida 32256, Attention: Transfer Unit – MFIC Bethesda CLO 1 LLC, and (b) for all other purposes, Deutsche Bank National Trust Company, 1761 East St. Andrew Place, Santa Ana, California 92705-4934, Attention: Structured Credit Services – MFIC Bethesda CLO 1 LLC , or such other address as the Trustee may designate from time to time by notice to the Holders, the Collateral Manager and the Issuer or the principal corporate trust office of any successor Trustee.

“Cov-Lite Loan”: A Collateral Obligation the Underlying Instruments for which do not (i) contain any financial covenants or (ii) require the borrower thereunder to comply with any Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by such Underlying Instruments).

“Coverage Tests”: The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied to each specified Class or Classes of Notes.

“Credit Improved Obligation”: (a) So long as a Restricted Trading Period is not in effect, any Collateral Obligation that in the Collateral Manager’s commercially reasonable business judgment has significantly improved in credit quality from the condition of its credit at the time of purchase which judgment may (but need not) be based on one or more of the following facts:

(i) it has a market price that is greater than the price that is warranted by its terms and credit characteristics, or improved in credit quality since its acquisition by the Issuer;

(ii) the issuer of such Collateral Obligation has shown improved financial results since the published financial reports first produced after it was purchased by the Issuer;

(iii) the obligor of such Collateral Obligation since the date on which such Collateral Obligation was purchased by the Issuer has raised significant equity capital or has raised other capital that has improved the liquidity or credit standing of such obligor; or

(iv) with respect to which one or more of the following criteria applies:

(A) such Collateral Obligation has been upgraded or put on a watch list for possible upgrade by any Rating Agency since the date on which such Collateral Obligation was acquired by the Issuer;

(B) if such Collateral Obligation is a loan, the Sale Proceeds (excluding Sale Proceeds that constitute Interest Proceeds) of such loan would be at least 101% of its purchase price;

(C) if such Collateral Obligation is a loan, the price of such loan has changed during the period from the date on which it was acquired by the Issuer to the proposed sale date by a percentage either at least 0.25% more positive, or 0.25% less negative, as the case may be, than the percentage change in the average price of the applicable Eligible Loan Index over the same period;

(D) if such Collateral Obligation is a floating rate note, the price of such note changed during the period from the date on which it was acquired by the Issuer to the date of determination by a percentage either at least 0.50% more positive, or at least 0.50% less negative, as the case may be, than the percentage change in the average price of the applicable Eligible Loan Index over the same period;

(E) if such Collateral Obligation is a loan, the spread over the applicable reference rate for such Collateral Obligation has been decreased in accordance with the underlying Collateral Obligation since the date of acquisition by (1) 0.25% or more (in the case of a loan with a spread (prior to such decrease) less than or equal to 2.00%), (2) 0.375% or more (in the case of a loan with a spread (prior to such decrease) greater than 2.00% but less than or equal to 4.00%) or (3) 0.50% or more (in the case of a loan with a spread (prior to such decrease) greater than 4.00%) due, in each case, to an improvement in the related borrower’s financial ratios or financial results;

(F) with respect to fixed rate Collateral Obligations, there has been a decrease in the difference between its yield compared to the yield on the relevant United States Treasury security of more than 7.5% since the date of purchase; or

(G) it has a projected cash flow interest coverage ratio (earnings before interest and taxes divided by cash interest expense as estimated by the Collateral Manager) of the underlying borrower or other obligor of such Collateral Obligation that is expected to be more than 1.15 times the current year’s projected cash flow interest coverage ratio; or

(b) if a Restricted Trading Period is in effect, any Collateral Obligation:

(i) that in the Collateral Manager’s commercially reasonable business judgment has significantly improved in credit quality from the condition of its credit at the time of purchase and with respect to which one or more of the criteria referred to in clause (a)(iv) above applies, or

(ii) with respect to which a Majority of the Controlling Class vote to treat such Collateral Obligation as a Credit Improved Obligation.

“Credit Risk Obligation”: (x) So long as a Restricted Trading Period is not in effect, any Collateral Obligation that in the Collateral Manager’s commercially reasonable business judgment has a significant risk of declining in credit quality or market value, or (y) if a Restricted Trading Period is in effect:

(a) any Collateral Obligation as to which one or more of the following criteria applies:

(i) such Collateral Obligation has been downgraded or put on a watch list for possible downgrade by any Rating Agency since the date on which such Collateral Obligation was acquired by the Issuer;

(ii) if such Collateral Obligation is a loan, the price of such loan has changed during the period from the date on which it was acquired by the Issuer to the proposed sale date by a percentage either at least 0.25% more negative, or at least 0.25% less positive, as the case may be, than the percentage change in the average price of an Eligible Loan Index;

(iii) if such Collateral Obligation is a loan, the Market Value of such Collateral Obligation has decreased by at least 1.00% of the price paid by the Issuer for such Collateral Obligation;

(iv) if such Collateral Obligation is a loan or floating rate note, the spread over the applicable reference rate for such Collateral Obligation has been increased in accordance with the underlying Collateral Obligation since the date of acquisition by (1) 0.25% or more (in the case of a loan with a spread (prior to such increase) less than or equal to 2.00%), (2) 0.375% or more (in the case of a loan with a spread (prior to such increase) greater than 2.00% but less than or equal to 4.00%) or (3) 0.50% or more (in the case of a loan with a spread (prior to such increase) greater than 4.00%) due, in each case, to a deterioration in the related borrower’s financial ratios or financial results;

(v) such Collateral Obligation has a projected cash flow interest coverage ratio (earnings before interest and taxes divided by cash interest expense as estimated by the Collateral Manager) of the underlying borrower or other obligor of such Collateral Obligation of less than 1.00 or that is expected to be less than 0.85 times the current year’s projected cash flow interest coverage ratio; or

(vi) with respect to fixed rate Collateral Obligations, an increase since the date of purchase of more than 7.5% in the difference between the yield on such Collateral Obligation and the yield on the relevant United States Treasury security; or

(b) with respect to which a Majority of the Controlling Class consents to treat such Collateral Obligation as a Credit Risk Obligation.

“Cumulative Deferred Management Fee”: All or a portion of the previously deferred Collateral Management Fees or Collateral Management Fee Shortfall Amounts (including accrued interest prior to the Payment Date on which the payment of such Collateral Management Fee Shortfall Amount was deferred by the Collateral Manager), which may be declared due and payable by the Collateral Manager on any Payment Date (with written notice to the Trustee and the Collateral Administrator).

“Current Deferred Management Fee”: With respect to a Payment Date, all or a portion of the Collateral Management Fees or Collateral Management Fee Shortfall Amounts (including accrued interest), due and owing to the Collateral Manager the payment of which is voluntarily deferred (for payment on a subsequent Payment Date), without interest, by the Collateral Manager (with written notice to the Trustee and the Collateral Administrator).

“Current Pay Obligation”: Any Collateral Obligation (other than a DIP Collateral Obligation) that would otherwise be treated as a Defaulted Obligation but as to which no payments are due and payable that are unpaid and with respect to which the Collateral Manager has certified to the Trustee (with a copy to the Collateral Administrator) in writing that it believes, in its reasonable business judgment, that the Obligor or issuer of such Collateral Obligation (a) will continue to make scheduled payments of interest thereon and will pay the principal thereof and all other amounts due and payable thereunder by maturity or as otherwise contractually due, (b) if the Obligor or issuer is subject to a bankruptcy proceeding, it has been the subject of an order of a bankruptcy court that permits it to make the scheduled payments on such Collateral Obligation, which would include, for the avoidance of doubt, any bankruptcy court order for adequate protection payments, and all interest payments, principal payments and other amounts due and payable thereunder have been paid in Cash when due, (c) the Collateral Obligation has a Market Value of at least 80% of its par value (solely for the purposes of this clause (c), without taking into consideration clause (iii) of the definition of the term “Market Value”), (d) if the Notes are then rated by S&P, such Collateral Obligation satisfies the S&P Additional Current Pay Criteria and (e) if any of the Notes are then rated by Fitch and no S&P Rating is at such time available for such Collateral Obligation, has a Fitch Rating of at least “CCC”.

“Current Portfolio”: At any time, the portfolio of Collateral Obligations, Cash and Eligible Investments representing Principal Proceeds (determined in accordance with Section 1.3 to the extent applicable) then held by the Issuer.

“Custodial Account”: The custodial account established pursuant to Section 10.3(b).

“Custodian”: The meaning specified in the first sentence of Section 3.3(a) with respect to items of collateral referred to therein, and each entity with which an Account is maintained, as the context may require, each of which shall be a Securities Intermediary.

“Cut-Off Date”: Each date on or after the Closing Date on which a Collateral Obligation is transferred to the Issuer.

“Default”: Any Event of Default or any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

“Default Rate Dispersion”: As of any Measurement Date, the number obtained by (a) summing the products for each Collateral Obligation (other than Defaulted Obligations) of (i) the absolute value of (x) the S&P Rating Factor of such Collateral Obligation minus (y) the S&P Weighted Average Rating Factor multiplied by (ii) the outstanding principal balance at such time of such Collateral Obligation and (b) dividing such sum by the Aggregate Principal Balance on such date of all Collateral Obligations (other than Defaulted Obligations).

“Defaulted Obligation”: Any Collateral Obligation included in the Assets as to which:

(a)

a default as to the payment of principal and/or interest has occurred and is continuing with respect to such Collateral Obligation (without regard to any grace period applicable thereto, or waiver thereof, after the passage of five Business Days or seven calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto);

(b)

a default known to the Collateral Manager as to the payment of principal and/or interest has occurred and is continuing on another debt obligation of the same Obligor or issuer which is senior or pari passu in right of payment to such Collateral Obligation after the passage of five Business Days or seven calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto; provided that both the Collateral Obligation and such other debt obligation are full recourse obligations of the applicable Obligor or issuer or secured by the same collateral;

(c)

the Obligor, issuer or others have instituted proceedings to have the Obligor or issuer adjudicated as bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed or such Obligor or issuer has filed for protection under Chapter 11 of the Bankruptcy Code;

(d)

such Collateral Obligation has an S&P Rating of “SD” or “CC” or lower or such Collateral Obligation has a Fitch Rating of “CC”, “C”, “D” or “RD” or lower or, in each case, had such rating before such rating was withdrawn;

(e)

such Collateral Obligation is pari passu or subordinate in right of payment as to the payment of principal and/or interest to another debt obligation of the same obligor or issuer which has an S&P Rating of “SD” or “CC” or lower or the obligor or issuer on such Collateral Obligation has a Fitch Rating of “CC”, “C”, “D” or “RD” or lower or, in each case, had such rating before such rating was withdrawn; provided that both the Collateral Obligation and such other debt obligation are full recourse obligations of the applicable Obligor or issuer and secured by the same collateral;

(f)

the Collateral Manager has received notice or a Responsible Officer thereof has actual knowledge that a default has occurred under the Underlying Instruments and any applicable grace period has expired and the holders of such Collateral Obligation have accelerated the repayment of the Collateral Obligation (but only until such acceleration has been rescinded) in the manner provided in the Underlying Instruments;

(g)	the Collateral Manager has in its reasonable commercial judgment otherwise declared such debt obligation to be a “Defaulted Obligation” and has not rescinded such declaration;

(h)

such Collateral Obligation is a Participation Interest with respect to which the Selling Institution has defaulted in any respect in the performance of any of its payment obligations under the Participation Interest;

(i)

such Collateral Obligation is a Participation Interest in a Loan that would, if such Loan were a Collateral Obligation, constitute a “Defaulted Obligation” or with respect to which the Selling Institution has an S&P Rating of “SD” or “CC” or lower or had such rating before such rating was withdrawn; or

(j)

so long as such Collateral Obligation has an S&P Rating determined pursuant to clause (c)(iii) of the definition of “S&P Rating”, such Collateral Obligation has, since the date it was acquired by the Issuer, become subject to an amendment, waiver or modification that had the effect of reducing the principal amount of such Collateral Obligation;

provided that (x) a Collateral Obligation shall not constitute a Defaulted Obligation pursuant to clauses (b) through (e) above if such Collateral Obligation (or, in the case of a Participation Interest, the underlying Loan) is a Current Pay Obligation (provided that the Aggregate Principal Balance of Current Pay Obligations exceeding 5.0% of the Collateral Principal Amount will be treated as Defaulted Obligations) and (y) a Collateral Obligation shall not constitute a Defaulted Obligation pursuant to any of clauses (b), (c), (d), (e) and (i) above if such Collateral Obligation (or, in the case of a Participation Interest, the underlying Loan) is a DIP Collateral Obligation (other than a DIP Collateral Obligation that has (1) a Fitch Rating of “D” or “RD” or lower or (2) an S&P Rating of “SD” or “CC” or lower).

Notwithstanding anything in this Indenture to the contrary, the Collateral Manager shall give the Trustee and the Collateral Administrator prompt written notice should any Collateral Obligation become a Defaulted Obligation. Until so notified or until a Responsible Officer of the Trustee obtains actual knowledge that a Collateral Obligation has become a Defaulted Obligation, the Trustee shall not be deemed to have any notice or knowledge that a Collateral Obligation has become a Defaulted Obligation.

“Defaulted Obligation Balance”: For any Defaulted Obligation, the lesser of (i) the S&P Collateral Value of such Defaulted Obligation and (ii) the Fitch Collateral Value of such Defaulted Obligation; provided that the Defaulted Obligation Balance will be zero if the Issuer has owned such Defaulted Obligation for more than three years after its default date; provided further that subclause (ii) above shall apply only while any Class A-1 Notes remain Outstanding.

“Deferrable Obligation”: A Collateral Obligation that by its terms permits the deferral or capitalization of payment of accrued, unpaid interest.

“Deferring Obligation”: A Deferrable Obligation that is deferring the payment of the cash interest due thereon and has been so deferring the payment of cash interest due thereon (i) with respect to Collateral Obligations that have an S&P Rating of at least “BBB-”, for the shorter of two consecutive accrual periods or one year, and (ii) with respect to Collateral Obligations that have an S&P Rating of “BB+” or below, for the shorter of one accrual period or six consecutive months, which deferred capitalized interest has not, as of the date of determination, been paid in Cash.

“Delayed Drawdown Collateral Obligation”: A Collateral Obligation that (a) requires the Issuer to make one or more future advances to the borrower under the Underlying Instruments relating thereto, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the borrower thereunder; but any such Collateral Obligation will be a Delayed Drawdown Collateral Obligation only until all commitments by the Issuer to make advances to the borrower expire or are terminated or are reduced to zero.

“Deliver” or “Delivered” or “Delivery”: The taking of the following steps:

(i) in the case of each Certificated Security (other than a Clearing Corporation Security), Instrument and Participation Interest in which the underlying loan is represented by an Instrument,

(a)

causing the delivery of such Certificated Security or Instrument to the Custodian by registering the same in the name of the Custodian or its affiliated nominee or by endorsing the same to the Custodian or in blank;

(b)	causing the Custodian to indicate continuously on its books and records that such Certificated Security or Instrument is credited to the applicable Account; and

(c)	causing the Custodian to maintain continuous possession of such Certificated Security or Instrument;

(ii) in the case of each Uncertificated Security (other than a Clearing Corporation Security),

(a)	causing such Uncertificated Security to be continuously registered on the books of the issuer thereof to the Custodian; and

(b)	causing the Custodian to indicate continuously on its books and records that such Uncertificated Security is credited to the applicable Account;

(iii) in the case of each Clearing Corporation Security,

(a)	causing the relevant Clearing Corporation to credit such Clearing Corporation Security to the securities account of the Custodian, and

(b)	causing the Custodian to indicate continuously on its books and records that such Clearing Corporation Security is credited to the applicable Account;

(iv) in the case of each security issued or guaranteed by the United States of America or agency or instrumentality thereof and that is maintained in book-entry records of a Federal Reserve Bank (each such security, a “Government Security”),

(a)	causing the creation of a Security Entitlement to such Government Security by the credit of such Government Security to the securities account of the Custodian at such Federal Reserve Bank, and

(b)	causing the Custodian to indicate continuously on its books and records that such Government Security is credited to the applicable Account;

(v) in the case of each Security Entitlement not governed by clauses (i) through (iv) above,

(a)

causing a Securities Intermediary (x) to indicate on its books and records that the underlying Financial Asset has been credited to the Custodian’s securities account, (y) to receive a Financial Asset from a Securities Intermediary or acquire the underlying Financial Asset for a Securities Intermediary, and in either case, accepting it for credit to the Custodian’s securities account or (z) to become obligated under other law, regulation or rule to credit the underlying Financial Asset to a Securities Intermediary’s securities account,

(b)

causing such Securities Intermediary to make entries on its books and records continuously identifying such Security Entitlement as belonging to the Custodian and continuously indicating on its books and records that such Security Entitlement is credited to the Custodian’s securities account, and

(c)

causing the Custodian to indicate continuously on its books and records that such Security Entitlement (or all rights and property of the Custodian representing such Security Entitlement) is credited to the applicable Account;

(vi) in the case of Cash or Money,

(a)	causing the delivery of such Cash or Money to the Trustee for credit to the applicable Account or to the Custodian,

(b)

if delivered to the Custodian, causing the Custodian to treat such Cash or Money as a Financial Asset maintained by such Custodian for credit to the applicable Account in accordance with the provisions of Article 8 of the UCC or causing the Custodian to deposit such Cash or Money to a deposit account over which the Custodian has control (within the meaning of Section 9-104 of the UCC), and

(c)	causing the Custodian to indicate continuously on its books and records that such Cash or Money is credited to the applicable Account; and

(vii) in the case of each general intangible (including any Participation Interest in which neither the Participation Interest nor the underlying loan is represented by an Instrument), causing the filing of a Financing Statement in the appropriate filing office in accordance with the Uniform Commercial Code as in effect in any relevant jurisdiction.

In addition, the Collateral Manager on behalf of the Issuer will obtain any and all consents required by the Underlying Instruments relating to any general intangibles for the transfer of ownership and/or pledge hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

“Delivery Certificate”: An Officer’s Certificate of the Collateral Manager to the effect that immediately before the Delivery of a Collateral Obligation:

(A) the information delivered to the Trustee with respect to such Collateral Obligation is true and correct; and

(B) the Issuer purchased or entered into such Collateral Obligation in compliance with Section 12.2.

“Determination Date”: The last day of each Collection Period.

“DIP Collateral Obligation”: A loan made to a debtor-in-possession pursuant to Section 364 of the Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code and fully secured by senior liens.

“Discount Obligation”: Any Collateral Obligation forming part of the Assets which was purchased (as determined without averaging prices of purchases on different dates) for less than (a) 85% of its outstanding principal balance, if such Collateral Obligation has an S&P Rating lower than “B-”, or (b) 80% of its outstanding principal balance, if such Collateral Obligation has an S&P Rating of “B-” or higher; provided that: (x) such Collateral Obligation shall cease to be a Discount Obligation at such time as the Market Value (expressed as a percentage of the par amount of such Collateral Obligation) determined for such Collateral Obligation on each day during any period of 30 consecutive days since the acquisition by the Issuer of such Collateral Obligation, equals or exceeds 90% on each such day; (y) any Collateral Obligation that would otherwise be considered a Discount Obligation, but that is purchased in accordance with the Investment Criteria with the proceeds of a sale of a Collateral Obligation that was not a Discount Obligation at the time of its purchase, so long as such purchased Collateral Obligation (A) is purchased or committed to be purchased within five Business Days of such sale, (B) is purchased at a purchase price (expressed as a percentage of the par amount of such Collateral Obligation) equal to or greater than the sale price of the sold Collateral Obligation, (C) is purchased at a purchase price (expressed as a percentage of the par amount of such Collateral Obligation) not less than 65% of its outstanding principal balance and (D) has an S&P Rating equal to or greater than the S&P Rating of the sold Collateral Obligation, will not be considered to be a Discount Obligation; and (z) clause (y) above in this proviso shall not apply to any such Collateral Obligation at any time on or after the acquisition by the Issuer of such Collateral Obligation if, as determined at the time of such acquisition, such application would (A) result in more than 5.0% of the Collateral Principal Amount consisting of Collateral Obligations to which such clause (y) has been applied (or more than 2.5% of the Collateral Principal Amount consisting of Collateral Obligations to which such clause (y) has been applied if the purchase price of the Collateral Obligation is less than 75% of the outstanding principal balance thereof) or (B) result in the Aggregate Principal Balance of all Collateral Obligations acquired by the Issuer after the Closing Date to which such clause (y) has been applied to exceed 10.0% of the Target Initial Par Amount.

“Distressed Exchange”: In connection with any Collateral Obligation, a distressed exchange or other debt restructuring has occurred, as reasonably determined by the Collateral Manager, pursuant to which the Obligor or issuer of such Collateral Obligation has issued to the holders of such Collateral Obligation a new obligation or security or package of obligations or securities that, in the sole judgment of the Collateral Manager, amounts to a diminished financial obligation or has the purpose of helping the Obligor or issuer of such Collateral Obligation avoid imminent default; provided that no Distressed Exchange shall be deemed to have occurred if the obligations or securities received by the Issuer in connection with such exchange or restructuring satisfy the definition of “Collateral Obligation” (provided that the Aggregate Principal Balance of all obligations and securities to which this proviso applies or has applied, measured cumulatively from the Closing Date onward, may not exceed 15.0% of the Reinvestment Target Par Balance).

“Distribution Report”: The meaning specified in Section 10.7(b).

“Diversity Score”: A single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule 7 hereto.

“Dollar” or “U.S.$”: A dollar or other equivalent unit in such coin or currency of the United States of America as at the time shall be legal tender for all debts, public and private.

“Domicile” or “Domiciled”: With respect to any Obligor with respect to, or issuer of, a Collateral Obligation:

(a) except as provided in clause (b) or clause (c) below, its country of organization;

(b) if it is organized in a Tax Jurisdiction, each of such jurisdiction and the country in which, in the Collateral Manager’s good faith estimate, a substantial portion of its operations are located or from which a substantial portion of its revenue or value is derived, in each case directly or through subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Collateral Manager to be the source of the majority of revenues, if any, of such Obligor or issuer); or

(c) if its payment obligations in respect of such Collateral Obligation are guaranteed by a person or entity that is organized in the United States, then the United States; provided that such guarantee satisfies the Domicile Guarantee Criteria.

“Domicile Guarantee Criteria”: The following criteria: (i) the guarantee is one of payment and not of collection; (ii) the guarantee provides that the guarantor agrees to pay the guaranteed obligations on the date due and waives demand, notice and marshalling of assets; (iii) the guarantee provides that the guarantor’s right to terminate or amend the guarantee is appropriately restricted; (iv) the guarantee is unconditional, irrespective of value, genuineness, validity, or enforceability of the guaranteed obligations; (v) the guarantee provides that the guarantor waives any other circumstance or condition that would normally release a guarantor from its obligations; (vi) the guarantor also waives the right of set-off and counterclaim as a defense to payment; and (vii) the guarantee provides that it reinstates if any guaranteed payment made by the primary obligor is recaptured as a result of the primary obligor’s bankruptcy or insolvency.

“DTC”: The Depository Trust Company, its nominees, and their respective successors.

“Due Date”: Each date on which any payment is due on an Asset in accordance with its terms.

“Effective Date”: The earlier to occur of (i) March 30, 2024 and (ii) the first date on which the Collateral Manager certifies to the Trustee and the Collateral Administrator that the Target Initial Par Condition has been satisfied.

“Effective Date Certificate”: The meaning specified in Section 7.19(c)(iv).

“Effective Date Report”: The meaning specified in Section 7.19(c)(ii).

“Eligible Assets”: Financial assets, either fixed or revolving, that by their terms convert into cash within a finite time period plus any rights or other assets designed to assure the servicing or timely distribution of proceeds to securityholders.

“Eligible Investment Required Ratings”: (a) So long as any Notes rated by S&P remain Outstanding, such obligation or security has a short-term credit rating of at least “A-1” from S&P and, in the case of any obligation or security with a maturity of greater than 60 days, a long-term credit rating of at least “AA-” by S&P and (b) so long as any Notes rated by Fitch remain Outstanding, (i) for an obligation or security with a remaining maturity up to 30 days, such obligation or security has a short-term credit rating of at least “F1” by Fitch or a long-term credit rating of at least “A” by Fitch or (ii) for an obligation or security with a remaining maturity of more than 30 days but not in excess of 60 days, such obligation or security has a short-term credit rating of “F1+” by Fitch or a long-term credit rating of at least “AA-” by Fitch.

“Eligible Investments”: Either (a) Cash or (b) any Dollar investment that, at the time it is Delivered (directly or through an intermediary or bailee), is one or more of the following obligations or securities:

(i) direct Registered obligations of, and Registered obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America and which obligations of such agency or instrumentality satisfy the Eligible Investment Required Ratings;

(ii) demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America (including the Bank) or any state thereof and subject to supervision and examination by federal and/or state banking authorities, in each case payable within 183 days after issuance, so long as the commercial paper and/or the debt obligations of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(iii) commercial paper or other short-term obligations (other than Asset-backed Commercial Paper) with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance; and

(iv) registered money market funds that have, at all times, a credit rating of “AAAm” by S&P and either the highest credit rating assigned by Fitch (“AAAmmf”) to the extent rated by Fitch or otherwise the highest rating assigned by Moody’s (“AAA-mf”) (provided that in each case such equivalent ratings shall comply with Fitch’s then-current criteria);

provided that (1) Eligible Investments purchased with funds in the Collection Account shall be held until maturity except as otherwise specifically provided herein and shall include only such obligations, other than those referred to in clause (iv) above, as mature (or are putable at par to the issuer thereof) no later than the earlier of 60 days from the date of purchase and the Business Day prior to the next Payment Date unless such Eligible Investments are issued by the Trustee in its capacity as a banking institution, in which event such Eligible Investments may mature on such Payment Date; and (2) none of the foregoing obligations shall constitute Eligible Investments if (a) such obligation has an “f”, “p”, “pi”, “t” or “sf” subscript assigned to the rating by S&P, (b) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (c) payments with respect to such obligations or proceeds of disposition are subject to withholding taxes by any jurisdiction unless the payor is required to make “gross-up” payments that cover the full amount of any such withholding tax on an after-tax basis, (d) such obligation is secured by real property, (e) such obligation is purchased at a price greater than 100% of the principal or face amount thereof, (f) such obligation is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action, (g) in the Collateral Manager’s judgment, such obligation is subject to material non-credit related risks, (h) such obligation is a Structured Finance Obligation or (i) such obligation is represented by a certificate of interest in a grantor trust. Eligible Investments may include, without limitation, those investments issued by or made with the Bank or for which the Bank or the Trustee or an Affiliate of the Bank or the Trustee is the obligor or depository institution, or provides services and receives compensation. The Trustee shall have no duty or obligation to determine whether an investment is an Eligible Investment.

“Eligible Loan Index”: With respect to each Collateral Obligation that is a Senior Secured Loan, a First-Lien Last-Out Loan or a Second Lien Loan, one of the following indices as selected by the Collateral Manager in writing delivered to the Trustee and to the Collateral Administrator upon acquisition of such Collateral Obligation: CS Leveraged Loan Index (formerly CSFB Leveraged Loan Index), the Deutsche Bank Leveraged Loan Index, the Goldman Sachs/Loan Pricing Corporation Liquid Leveraged Loan Index, the Bank of America Securities Leveraged Loan Index, the S&P/LSTA Leveraged Loan Indices or any other loan index for which the Global Rating Agency Condition has been obtained.

“Enforcement Event”: The meaning specified in Section 11.1(a)(iii).

“Equity Security”: (i) Any security which at the time of acquisition, conversion or exchange does not satisfy the requirements of a Collateral Obligation and is not an Eligible Investment and (ii) any Workout Loan; provided that in the event an Equity Security meets the definition of “Collateral Obligation” (as tested on such date), at the election of the Collateral Manager, such Equity Security shall thereafter constitute a Collateral Obligation and not an Equity Security for all purposes of this Indenture.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended.

“Euroclear”: Euroclear Bank S.A./N.V.

“Event of Default”: The meaning specified in Section 5.1.

“Excel Default Model Input File”: The meaning specified in Section 7.19(c)(i).

“Excess CCC Adjustment Amount”: As of any date of determination, an amount equal to the excess, if any, of (i) the Aggregate Principal Balance of all Collateral Obligations included in the CCC Excess, over (ii) the sum of the Market Values of all Collateral Obligations included in the CCC Excess.

“Excess Weighted Average Coupon”: A percentage equal as of any Measurement Date to a number obtained by multiplying (a) the excess, if any, of the Weighted Average Coupon over the Minimum Weighted Average Coupon by (b) the number obtained by dividing the Aggregate Principal Balance of all Fixed Rate Obligations by the Aggregate Principal Balance of all Floating Rate Obligations.

“Excess Weighted Average Floating Spread”: A percentage equal as of any Measurement Date to a number obtained by multiplying (a) the excess, if any, of the Weighted Average Floating Spread over the greater of (x) the S&P Minimum Floating Spread and (y) the Fitch Minimum Floating Spread by (b) the number obtained by dividing the Aggregate Principal Balance of all Floating Rate Obligations by the Aggregate Principal Balance of all Fixed Rate Obligations.

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended.

“Expense Reserve Account”: The trust account established pursuant to Section 10.3(d).

“Facility Size”: With respect to any credit facility on any date of determination, the maximum aggregate principal amount of indebtedness for borrowed money that is or, in accordance with commitments to extend additional credit, may become outstanding under the term loan agreement, revolving loan agreement or other similar credit agreement that governs such credit facility; provided that, for this purpose, such aggregate principal amount shall include deposits and reimbursement obligations arising from drawings pursuant to letters of credit and other similar instruments.

“Failed Optional Redemption”: Any announced Optional Redemption (i) with respect to which notice of redemption has been given pursuant to Section 9.4, (ii) such notice is no longer capable of being withdrawn pursuant to Section 9.4(c), and (iii) the Issuer has insufficient funds to pay the Redemption Prices due and payable on the Secured Notes in respect of such announced Optional Redemption on the related Redemption Date in accordance with the Priority of Payments.

“Fallback Rate”: The reference rate (which may include a Base Rate Modifier identified by the Collateral Manager and, if applicable, the methodology for calculating such reference rate) determined by the Collateral Manager (in its sole discretion) that is either (x) if 50% or more of the Collateral Obligations are quarterly pay Floating Rate Obligations, the reference rate being used in the greatest number of the quarterly pay Floating Rate Obligations or (y) the reference rate that is being used in the greatest number of the new-issue collateralized loan obligation transactions priced in the one month prior to the applicable date of determination in which the applicable issuer(s) have issued quarterly pay floating rate securities that bear interest based on a reference rate other than the then-current Benchmark.

“FATCA”: Sections 1471 through 1474 of the Code and the Treasury Regulations (and any notices, guidance or official pronouncements) promulgated thereunder, any agreement entered into thereto, any law or regulations implementing an intergovernmental agreement or approach thereto.

“Federal Reserve Board”: The Board of Governors of the Federal Reserve System.

“Fee Basis Amount”: As of any date of determination, the sum of (a) the Collateral Principal Amount, (b) the aggregate outstanding principal balance of all Defaulted Obligations and (c) the aggregate amount of all Principal Financed Accrued Interest.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Financing Statements”: The meaning specified in Section 9-102(a)(39) of the UCC.

“First Interest Determination End Date”: January 23, 2024.

“First-Lien Last-Out Loan”: A Collateral Obligation that (a) (i) prior to an event of default under the applicable Underlying Instruments, is entitled to receive payments pari passu with other senior secured loans of the same Obligor, but following an event of default under the applicable Underlying Instruments, such Collateral Obligation becomes fully subordinated to other senior secured loans of the same Obligor and is not entitled to any payments until such other senior secured loans are paid in full or (ii) with respect to which the Issuer has entered into an intercreditor or similar agreement among lenders to subordinate the Issuer’s portion of such loan to another lender of such loan or (b) would otherwise meet the definition “Senior Secured Loan” except that it can become subordinated to a senior secured working capital facility that exceeds the proviso to the definition of “Senior Working Capital Facility”. For the avoidance of doubt, a Senior Secured Loan that can become subordinated to a Senior Working Capital Facility shall not be considered a First-Lien Last-Out Loan.

“Fitch”: Fitch Ratings, Inc. and any successor thereto; provided, that if Fitch is no longer rating the Class A-1 Notes, references to it herein and under and for all purposes of the other Transaction Documents will be inapplicable and will have no force or effect.

“Fitch Collateral Value”: With respect to any Defaulted Obligation or Deferring Obligation, the lesser of (i) the product of the Fitch Recovery Rate of such Defaulted Obligation, Long-Dated Obligation or Deferring Obligation multiplied by its principal balance, in each case, as of the relevant Measurement Date and (ii) the Market Value of such Defaulted Obligation or Deferring Obligation as of the relevant Measurement Date; provided that if the Market Value cannot be determined for any reason, the Fitch Collateral Value shall be determined in accordance with clause (i) above.

“Fitch Industry Classification”: The Fitch Industry Classifications set forth in Schedule 6 hereto, as such industry classifications may be updated at the option of the Collateral Manager if Fitch publishes revised industry classifications.

“Fitch Minimum Floating Spread”: As of any date of determination, the weighted average spread (expressed as a percentage) applicable to the current Fitch Test Matrix selected by the Collateral Manager.

“Fitch Minimum Floating Spread Test”: The test that is satisfied on any Measurement Date if the Weighted Average Floating Spread plus the Excess Weighted Average Coupon equals or exceeds the Fitch Minimum Floating Spread.

“Fitch Rating”: The meaning specified in Schedule 5 hereto.

“Fitch Rating Condition”: With respect to any action taken or to be taken by or on behalf of the Issuer, prior notice to Fitch delivered at least five Business Days prior to such action.

“Fitch Rating Factor”: In respect of any Collateral Obligation, the number set forth in the table below opposite the Fitch Rating in respect of such Collateral Obligation:

Fitch Rating	Fitch Rating Factor
AAA	0.136
AA+	0.349
AA	0.629
AA-	0.858
A+	1.237
A	1.572
A-	2.099
BBB+	2.630
BBB	3.162
BBB-	6.039
BB+	8.903
BB	11.844
BB-	15.733
B+	19.627
B	23.671
B-	32.221
CCC+	41.111
CCC	50.000
CCC-	63.431
CC	100.00
C	100.00

“Fitch Rating Reporting Items”: With respect to each Collateral Obligation, the information listed in the following table:

Indenture Reporting Requirement
Fitch Rating
Fitch public long-term issuer default rating (LT IDR) or long-term issuer default credit opinion (LT IDCO)
Fitch recovery rating (RR) or credit opinion RR
Watch or outlook status
Fitch rating effective date
Fitch Industry Classification

“Fitch Recovery Rate”: The meaning specified in Schedule 5 hereto.

“Fitch Test Matrix”: The meaning specified in Schedule 5 hereto.

“Fitch Weighted Average Rating Factor”: The number determined by (a) summing the products of (i) the Principal Balance of each Collateral Obligation multiplied by (ii) its Fitch Rating Factor, (b) dividing such sum by the aggregate Principal Balance of all such Collateral Obligations and (c) rounding the result down to the nearest two decimal places. For the purposes of determining the Principal Balance and aggregate Principal Balance of Collateral Obligations in this definition, the Principal Balance of each Defaulted Obligation shall be excluded.

“Fixed Rate Notes”: Any Notes issued under this Indenture that bear a fixed rate of interest.

“Fixed Rate Obligation”: Any Collateral Obligation that bears a fixed rate of interest.

“Floating Rate Notes”: All of the Notes other than the Fixed Rate Notes.

“Floating Rate Obligation”: Any Collateral Obligation that bears a floating rate of interest.

“GAAP”: The meaning specified in Section 6.3(j).

“Global Note”: The Global Secured Notes and the Global Subordinated Notes.

“Global Secured Note”: Any Regulation S Global Secured Note and Rule 144A Global Secured Note.

“Global Subordinated Note”: Any Rule 144A Global Subordinated Note.

“Global Rating Agency Condition”: With respect to any action taken or to be taken by or on behalf of the Issuer, satisfaction of both the S&P Rating Condition and the Fitch Rating Condition.

“Grant” or “Granted”: To grant, bargain, sell, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm. A Grant of the Assets, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including, the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Assets, and all other Monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Group I Country”: The Netherlands, Australia, Japan, Singapore, New Zealand and the United Kingdom (and any other additional countries as may be determined by the Collateral Manager in its sole discretion which may be based on publicly available published criteria from Moody’s from time to time).

“Group II Country”: Germany, Sweden and Switzerland (and any other additional countries as may be determined by the Collateral Manager in its sole discretion which may be based on publicly available published criteria from Moody’s from time to time).

“Group III Country”: Austria, Belgium, Denmark, Finland, France, Luxembourg and Norway (and any other additional countries as may be determined by the Collateral Manager in its sole discretion which may be based on publicly available published criteria from Moody’s from time to time).

“Incurrence Covenant”: A covenant by any borrower to comply with one or more financial covenants only upon the occurrence of certain actions of the borrower, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indenture”: This instrument as originally executed and, if from time to time supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, as so supplemented or amended.

“Independent”: As to any Person, any other Person (including, in the case of an accountant or lawyer, a firm of accountants or lawyers, and any member thereof, or an investment bank and any member thereof) who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, and (ii) is not connected with such Person as an Officer, employee, promoter, underwriter, voting trustee, partner, manager, director or Person performing similar functions. “Independent” when used with respect to any accountant may include an accountant who audits the books of such Person if in addition to satisfying the criteria set forth above, the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants. For purposes of this definition, no manager or director of any Person will fail to be Independent solely because such Person acts as an independent manager or independent director thereof or of any such Person’s affiliates.

Whenever any Independent Person’s opinion or certificate is to be furnished to the Trustee, such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning hereof.

Any pricing service, certified public accountant or legal counsel that is required to be Independent of another Person under this Indenture must satisfy the criteria above with respect to the Issuer, the Collateral Manager and their Affiliates.

“Independent Manager”: A natural person who, (A) for the five-year period prior to his or her appointment as Independent Manager, has not been, and during the continuation of his or her service as Independent Manager is not: (i) an employee, director, stockholder, member, manager, partner, trustee or officer or direct or indirect legal or beneficial owner (or a person who controls, whether directly, indirectly, or otherwise any of the foregoing) of the Issuer or any of its respective Affiliates (other than his or her service as a special member, independent manager, independent trustee or such other similar function of the Issuer or other Affiliates that are structured to be “bankruptcy remote”); (ii) a customer, consultant, creditor, contractor or supplier (or a person who controls, whether directly, indirectly, or otherwise any of the foregoing) of the Issuer or any of its respective Affiliates (other than his or her service as a special member, independent manager, independent trustee or such other similar function of the Issuer); (iii) any member of the immediate family of a person described in clause (i) or (ii) above (other than with respect to clause (i) or (ii) relating to his or her service as (y) an Independent Manager of the Issuer or (z) an independent manager of any Affiliate of the Issuer which is a bankruptcy remote limited purpose entity), and (B) has, (i) prior experience as an Independent Manager for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Manager thereof before such entity could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Index Maturity”: With respect to any Class of Floating Rate Notes, the maturity of the Benchmark used to calculate the Interest Rate for such Class as provided in Section 2.3; provided, that for the period from the Closing Date to but excluding the First Interest Determination End Date, the Benchmark will be determined by interpolating linearly between the rate for the next shorter period of time for which rates are available and the rate for the next longer period of time for which rates are available (rounded to the nearest one hundred thousandth thereof).

“Industry Diversity Measure”: As of any Measurement Date, the number obtained by dividing (a) 1 by (b) the sum of the squares of the quotients, for each S&P Industry Classification, obtained by dividing (i) the Aggregate Principal Balance at such time of all Collateral Obligations (other than Defaulted Obligations) issued by Obligors that belong to such S&P Industry Classification by (ii) the Aggregate Principal Balance at such time of all Collateral Obligations (other than Defaulted Obligations).

“Information”: S&P’s “Credit FAQ: Anatomy Of A Credit Estimate: What It Means And How We Do It?” dated January 2021 and any other available information S&P reasonably requests in order to produce a credit estimate for a particular asset.

“Information Agent”: The Collateral Administrator.

“Initial Class A-1 Notes Purchaser”: The holder of a Supermajority of the Class A-1 Notes on the Closing Date as identified in writing by the Issuer to the Trustee on the Closing Date; provided that if such Person no longer owns a beneficial interest in at least a Majority of the Class A-1 Notes, then there shall be no “Initial Class A-1 Notes Purchaser”. By accepting a Supermajority of the Class A-1 Notes, the Initial Class A-1 Notes Purchaser has agreed to notify

(which may be by email) the Trustee and the Collateral Manager no later than 30 days following the date that such investor owns a beneficial interest in 50% or less of the Aggregate Outstanding Amount of the Class A-1 Notes. The Trustee shall be entitled to assume the Initial Class A-1 Notes Purchaser owns a Majority of the Class A-1 Notes until such notice is received.

“Initial Purchaser”: Deutsche Bank Securities Inc., in its capacity as initial purchaser of and placement agent for the Class A-1 Notes under the Purchase and Placement Agreement.

“Initial Rating”: With respect to the Secured Notes, the rating or ratings, if any, indicated in Section 2.3.

“Initial Subordinated Noteholder”: The U.S. Retention Holder.

“Initial Target Rating”: With respect to any Class or Classes of Outstanding Secured Notes, the applicable rating specified in the table below:

Class	Initial Target S&P Rating	Initial Target Fitch Rating
A-1	“AAA(sf)”	“AAAsf”
A-2	“AAA(sf)”	N/A

“Institutional Accredited Investor”: An Accredited Investor identified in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Interest Accrual Period”: (i) With respect to the initial Payment Date (or, in the case of a Class that is subject to Refinancing, the first Payment Date following the date of the Refinancing), the period from and including the Closing Date (or, in the case of a Refinancing, the date of issuance of the replacement notes or debt obligations) to but excluding such Payment Date; and (ii) with respect to each succeeding Payment Date or Interim Payment Date, the period from and including the immediately preceding Payment Date to but excluding the following Payment Date or Interim Payment Date (solely with respect to any Class that will have an Aggregate Outstanding Amount equal to zero following the payment of Principal Proceeds on such Interim Payment Date) (or, in the case of a Class that is being redeemed on a Partial Redemption Date, to but excluding such Partial Redemption Date) until the principal of the Secured Notes is paid or made available for payment.

“Interest Collection Subaccount”: The meaning specified in Section 10.2(a).

“Interest Coverage Ratio”: For any designated Class or Classes of Secured Notes, as of any date of determination, the percentage derived from the following equation: (A – B) / C, where:

A = The Collateral Interest Amount as of such date of determination;

B = Amounts payable (or expected as of the date of determination to be payable) on the following Payment Date as set forth in clauses (A) and (B) in Section 11.1(a)(i); and

C = Interest due and payable on the Secured Notes of such Class or Classes and each Class of Secured Notes that rank senior to or pari passu with such Class or Classes on such Payment Date.

“Interest Coverage Test”: A test that is satisfied with respect to any designated Class or Classes of Secured Notes as of any date of determination on, or subsequent to, the Determination Date occurring immediately prior to the second Payment Date following the Closing Date, if (i) the Interest Coverage Ratio for such Class or Classes on such date is at least equal to the Required Interest Coverage Ratio for such Class or Classes or (ii) such Class or Classes of Secured Notes are no longer outstanding.

“Interest Determination Date”: (a) With respect to the first Interest Accrual Period (x) for the period from and including the Closing Date to but excluding the First Interest Determination End Date, the second U.S. Government Securities Business Day preceding the Closing Date and (y) for the period from and including the First Interest Determination End Date to but excluding the first Payment Date, the second U.S. Government Securities Business Day preceding the First Interest Determination End Date and (b) with respect to each Interest Accrual Period thereafter, the second U.S. Government Securities Business Day preceding the immediately preceding Payment Date.

“Interest Only Obligation”: Any obligation or security that does not provide in the related Underlying Instruments for the payment or repayment of a stated principal amount in one or more installments on or prior to its stated maturity.

“Interest Proceeds”: With respect to any Collection Period or Determination Date, without duplication, the sum of:

(i) all payments of interest and delayed compensation (representing compensation for delayed settlement) received in Cash by the Issuer during the related Collection Period on the Collateral Obligations and Eligible Investments, including the accrued interest received in connection with a sale thereof during the related Collection Period, less any such amount that represents Principal Financed Accrued Interest;

(ii) all principal and interest payments received by the Issuer during the related Collection Period on Eligible Investments purchased with Interest Proceeds;

(iii) all amendment and waiver fees, late payment fees and other fees received by the Issuer during the related Collection Period, except for those in connection with (a) the lengthening of the maturity of the related Collateral Obligation or (b) the reduction of the par amount of the related Collateral Obligation, in each case, as determined by the Collateral Manager with notice to the Trustee and the Collateral Administrator;

(iv) commitment fees and other similar fees received by the Issuer during such Collection Period in respect of Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations;

(v) any amounts deposited in the Expense Reserve Account as Interest Proceeds pursuant to Section 10.3(d); and

(vi) any Contributions designated as Interest Proceeds as described in Section 11.1(e);

provided that any amounts received in respect of any Defaulted Obligation will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all collections in respect of such Defaulted Obligation since it became a Defaulted Obligation equals the outstanding principal balance of such Collateral Obligation at the time it became a Defaulted Obligation; provided further that capitalized interest shall not constitute Interest Proceeds. The Collateral Manager may in its sole discretion (to be exercised on or before the related Determination Date) designate Interest Proceeds as Principal Proceeds so long as such designation does not in and of itself result in interest deferral on any Class of Notes. Notwithstanding anything herein to the contrary, any proceeds received in connection with any Workout Loan or Equity Security will be allocated to the Collection Account as Principal Proceeds.

“Interest Rate”: With respect to each Class of Secured Notes, the per annum stated interest rate payable on such Class with respect to each Interest Accrual Period equal to the Benchmark for such Interest Accrual Period plus the spread specified in Section 2.3.

“Interim Determination Date”: The tenth Business Day prior to each Interim Payment Date.

“Interim Payment Date”: The meaning set forth in Section 10.2(h).

“Investment Advisers Act”: The Investment Advisers Act of 1940, as amended.

“Investment Criteria”: The criteria specified in Section 12.2(a).

“Investment Criteria Adjusted Balance”: With respect to each Collateral Obligation, the principal balance of such Collateral Obligation; provided that, for all purposes the Investment Criteria Adjusted Balance of any:

(i) Deferring Obligation will be the S&P Collateral Value of such Deferring Obligation;

(ii) Discount Obligation will be the product of (x) the purchase price (expressed as a percentage of par) and (y) the principal balance of such Discount Obligation;

(iii) CCC Collateral Obligation included in the CCC Excess will be the Market Value of such Collateral Obligation; and

(iv) after satisfaction of the Controlling Class Condition, Long-Dated Obligation will be the lower of the S&P Collateral Value and 70% multiplied by the Principal Balance thereof;

provided further that, the Investment Criteria Adjusted Balance for any Collateral Obligation that satisfies more than one of the definitions of Deferring Obligation, Discount Obligation, Long-Dated Obligation or is included in the CCC Excess will be the lowest amount determined pursuant to clauses (i), (ii), (iii), and (iv).

“IRS”: United States Internal Revenue Service.

“Issuer”: The Person named as such on the first page of this Indenture until a successor Person shall have become the Issuer pursuant to the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Person.

“Issuer Order” and “Issuer Request”: A written order or request (which may be a standing order or request) dated and signed in the name of the Issuer or by a Responsible Officer of the Issuer, or by the Collateral Manager by a Responsible Officer thereof, on behalf of the Issuer; provided, that, for purposes of Section 10.8 and Article XII hereunder and in connection with the sale or acquisition of Collateral Obligations, “Issuer Order” or “Issuer Request” shall mean delivery to the Trustee and the Collateral Administrator on behalf of the Issuer, by email or otherwise in writing, of a trade ticket, confirmation of trade, instruction to post or to commit to the trade or similar instrument or document or other written instruction (including by email or other electronic communication) or similar language, which shall constitute a certification that the transaction is in compliance with and satisfies all applicable provisions of such Section 10.8 and Article XII. Any such order or request provided in an email or other electronic communication by an Responsible Officer of the Issuer or by an Responsible Officer of the Collateral Manager on behalf of the Issuer shall constitute an Issuer Order, except in each case to the extent the Trustee reasonably requests otherwise in writing.

“Issuer’s Website”: The internet website of the Issuer, initially located at structuredfn.com access to which is limited to S&P and Fitch and to NRSRO’s that have provided an NRSRO Certification.

“Junior Class”: With respect to a particular Class of Notes, each Class of Notes that is subordinated to such Class, as indicated in Section 2.3.

“Junior Notes Redemption Date”: The meaning specified in Section 9.4(c)(i).

“Junior Redeemed Notes”: The meaning specified in Section 9.4(c)(i).

“Knowledgeable Employee”: The meaning set forth in Rule 3c-5(a)(4) promulgated under the 1940 Act.

“Lien”: Any grant of a security interest in, mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing (including any UCC financing statement or any similar instrument filed against a Person’s assets or properties).

“LLC Agreement”: The Amended and Restated Limited Liability Company Agreement of the Issuer dated as of the Closing Date between the U.S. Retention Holder, as sole member and designated manager and Donald J. Puglisi, as independent manager, as amended, restated, waived or supplemented from time to time.

“Loan”: Any obligation for the payment or repayment of borrowed money that is documented by a term loan agreement, revolving loan agreement or other similar credit agreement.

“Long-Dated Obligation”: Any Collateral Obligation with a maturity later than the earliest Stated Maturity of the Notes.

“Lower-Ranking Class”: With respect to any Class, each Class that is junior in right of payment to such Class under the Note Payment Sequence.

“LSTA”: The Loan Syndications and Trading Association.

“Maintenance Covenant”: A covenant by any borrower to comply with one or more financial covenants during each reporting period, whether or not such borrower has taken any specified action.

“Majority”: With respect to any Class or Classes of Notes, the Holders of more than 50% of the Aggregate Outstanding Amount of the Notes of such Class or Classes, as applicable.

“Mandatory Redemption”: A redemption of the Notes in accordance with Section 9.1.

“Margin Stock”: “Margin Stock” as defined under Regulation U issued by the Federal Reserve Board, including any debt security which is by its terms convertible into “Margin Stock.”

“Market Value”: With respect to any loans or other assets, the amount (determined by the Collateral Manager) equal to the product of the Principal Balance thereof and the price (expressed as a percentage of par) determined in the following manner:

(i) the bid price determined by the Loan Pricing Corporation, Bloomberg L.P., LoanX Inc. or Markit Group Limited or any other nationally recognized loan pricing service selected by the Collateral Manager with notice to S&P and Fitch; or

(ii) if the price described in clause (i) is not available,

(A) the average of the bid prices determined by three broker-dealers active in the trading of such asset that are Independent (without giving effect to the last sentence in the definition thereof) from each other and the Issuer and the Collateral Manager;

(B) if only two such bids can be obtained, the lower of the bid prices of such two bids; or

(C) if only one such bid can be obtained, and such bid was obtained from a Qualified Broker/Dealer, such bid; or

(iii) if a value cannot be obtained by the Collateral Manager exercising reasonable efforts pursuant to the means contemplated by clauses (i) or (ii), the value determined as the bid side market value of such Collateral Obligation as reasonably determined by the Collateral Manager (so long as the Collateral Manager is a Registered Investment Adviser, or has applied to be a Registered Investment Adviser) consistent with the Collateral Manager Standard and certified by the Collateral Manager to the Trustee; provided that solely with respect to the calculation of the CCC Excess and the Excess CCC Adjustment Amount, the Market Value of each CCC Collateral Obligation shall be the lower of (x) the amount calculated in accordance with this clause (iii) and (y) 70%; or

(iv) if the Market Value of an asset is not determined in accordance with clause (i), (ii) or (iii) above, then such Market Value shall be deemed to be zero until such determination is made in accordance with clause (i), (ii) or (iii) above.

“Master Loan Sale Agreement”: The Master Loan Sale Agreement, dated as of the Closing Date, among the Issuer, the U.S. Retention Holder and the Transferor, relating to the sale of Collateral Obligations from the Transferor to the U.S. Retention Holder, and the U.S. Retention Holder to the Issuer from time to time, as may be amended from time to time in accordance with the terms thereof.

“Material Covenant Default”: A default by an Obligor with respect to any Collateral Obligation, and subject to any grace periods contained in the related Underlying Instruments, that gives rise to the right of the lender(s) thereunder to accelerate the principal of such Collateral Obligation.

“Maturity”: With respect to any Note, the date on which the unpaid principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

“Maturity Amendment”: With respect to any Collateral Obligation, any waiver, modification, amendment or variance that would extend the stated maturity date of such Collateral Obligation. For the avoidance of doubt, a waiver, modification, amendment or variance that would extend the stated maturity date of the credit facility of which a Collateral Obligation is part, but would not extend the stated maturity date of the Collateral Obligation held by the Issuer, does not constitute a Maturity Amendment.

“Maximum Fitch Rating Factor Test”: A test that will be satisfied on any date of determination if the Fitch Weighted Average Rating Factor as at such date is less than or equal to the applicable level in the Fitch Test Matrix.

“Measurement Date”: (i) Any day on which a purchase of a Collateral Obligation occurs, (ii) any Determination Date, (iii) the date as of which the information in any Monthly Report is calculated, (iv) with five Business Days prior written notice, any Business Day requested by any Rating Agency and (v) the Effective Date.

“Merging Entity”: The meaning specified in Section 7.10.

“Middle Market Loan”: Any Loan other than a Broadly Syndicated Loan.

“Minimum Denominations”: (i) In terms of the Secured Notes, U.S.$250,000 and integral multiples of U.S.$1.00 in excess thereof, and (ii) in terms of the Subordinated Notes, U.S.$1,716,000 and integral multiples of U.S.$1.00 in excess thereof; provided that the Notes issued to the U.S. Retention Holder on the Closing Date may be issued in Minimum Denominations of U.S.$100,000 and integral multiples of U.S.$1.00 in excess thereof.

“Minimum Weighted Average Coupon”: (i) if any of the Collateral Obligations are Fixed Rate Obligations, 7.50% and (ii) otherwise, zero.

“Minimum Weighted Average Coupon Test”: A test that is satisfied on any Measurement Date as of which the Collateral Obligations include any Fixed Rate Obligations if the Weighted Average Coupon plus the Excess Weighted Average Floating Spread equals or exceeds the Minimum Weighted Average Coupon.

“Minimum Weighted Average Fitch Recovery Rate Test”: The test that is satisfied on any date of determination if the Weighted Average Fitch Recovery Rate is greater than or equal to the applicable level in the Fitch Test Matrix.

“Minimum Weighted Average S&P Recovery Rate Test”: The test that will be satisfied on any Measurement Date if the Weighted Average S&P Recovery Rate for the Class A-2 Notes (or, if the Class A-2 Notes are no longer Outstanding, the most senior Class of Notes Outstanding then rated by S&P) equals or exceeds the Weighted Average S&P Recovery Rate for such Class selected by the Collateral Manager in connection with the S&P CDO Monitor.

“Money”: The meaning specified in Section 1-201(24) of the UCC.

“Monthly Report”: The meaning specified in Section 10.7(a).

“Monthly Report Commencement Date”: The meaning specified in Section 10.7(a).

“Monthly Report Determination Date”: The meaning specified in Section 10.7(a).

“Moody’s”: Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Default Probability Rating”: With respect to any Collateral Obligation, the rating determined pursuant to Schedule 3 (or such other schedule provided by the Collateral Manager (in its sole discretion) to the Issuer, the Trustee and the Collateral Administrator based on Moody’s criteria as may be published from time to time).

“Moody’s Derived Rating”: With respect to any Collateral Obligation whose Moody’s Rating or Moody’s Default Probability Rating cannot otherwise be determined pursuant to the definitions thereof, the rating determined for such Collateral Obligation as set forth in Schedule 3 (or such other schedule provided by the Collateral Manager (in its sole discretion) to the Issuer, the Trustee and the Collateral Administrator based on Moody’s criteria as may be published from time to time).

“Moody’s Rating”: With respect to any Collateral Obligation, the rating determined pursuant to Schedule 3 (or such other schedule provided by the Collateral Manager (in its sole discretion) to the Issuer, the Trustee and the Collateral Administrator based on Moody’s criteria as may be published from time to time).

“Net Exposure Amount”: As of the applicable Cut-Off Date, with respect to any Collateral Obligation which is a Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, the lesser of (i) the aggregate amount of the then unfunded funding obligations thereunder and (ii) the amount necessary to cause, on the applicable Cut-Off Date with respect to such Collateral Obligation, the amount of funds on deposit in the Revolver Funding Account to be at least equal to the sum of the unfunded funding obligations under all Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations then included in the Assets.

“Net Purchased Loan Balance”: As of any date of determination, an amount equal to (a) the sum of (i) the Aggregate Principal Balance of all Collateral Obligations conveyed by the U.S. Retention Holder to the Issuer prior to such date, calculated as of the respective Cut-Off Dates of such Collateral Obligations, and (ii) the Aggregate Principal Balance of all Collateral Obligations acquired by the Issuer other than from the U.S. Retention Holder prior to such date minus (b) the Aggregate Principal Balance of all Collateral Obligations repurchased or substituted by the Transferor prior to such date.

“Non-Call Period”: The period from the Closing Date to but excluding the Payment Date in October 2025.

“Non-Emerging Market Obligor”: An Obligor that is Domiciled in (a) the United States of America or (b) any country that has a foreign currency government bond rating of at least “Aa2” by Moody’s and a foreign currency issuer credit rating of at least “AA” by S&P and a sovereign credit rating of at least “AA-” by Fitch.

“Non-ESG Collateral Obligation”: Any debt obligation or debt security where the consolidated group to which the relevant obligor belongs is a group whose Primary Business Activity is any of the following: (i) the speculative extraction of oil and gas from tar sands and arctic drilling, thermal or metallurgical coal extraction or production or the generation of electricity using coal; (ii) the production of palm oil; (iii) the production or distribution of opioids; (iv) the operation, management or provider of services to private prisons; (v) the trade in: (a) the following items to the extent the production or trade of any such item is banned by applicable global conventions and agreements as identified by the Collateral Manager to the Trustee and Collateral Administrator: hazardous chemicals, pesticides and wastes, ozone depleting substances, endangered or protected wildlife or wildlife products; (b) pornography or prostitution; or (c) tobacco or tobacco-related products; (vi) manufacturing of cluster munitions, nuclear weapons, biological/chemical weapons, anti-personnel mines (vii) coal-fired power generation; (viii) coal mining; (ix) palm oil refining and palm plantations; or (x) deforestation in emerging countries.

“Non-Permitted ERISA Holder”: The meaning specified in Section 2.11(d).

“Non-Permitted Holder”: The meaning specified in Section 2.11(b).

“Non-Recourse Obligation”: An obligation that falls into any one of the following types of specialized lending, except any obligation that is assigned both a CFR by Moody’s and a rating by S&P pursuant to clause (a)(i) of the definition of S&P Rating:

(1) Project finance: a method of funding in which the lender looks primarily to the revenues generated by a single project, both as the source of repayment and as security for the exposure. Repayment depends primarily on the project’s cash flow and on the collateral value of the project’s assets, such as power plants, chemical processing plants, mines, transportation infrastructure, environment, and telecommunications infrastructure.

(2) Object finance: a method of funding the acquisition of physical assets (e.g., ships, aircraft, satellites, railcars, and fleetings) where the repayment of the exposure is dependent on the cash flows generated by the specific assets that have been financed and pledged or assigned to the lender. A primary source of these cash flows might be rental or lease contracts with one or several third parties.

(3) Commodities finance: a structured short-term lending to finance reserves, inventories, or receivables of exchange-traded commodities (e.g., crude oil, metals, or crops), where the exposure will be repaid from the proceeds of the sale of the commodity and the borrower has no independent capacity to repay the exposure. This is the case when the borrower has no other activities and no other material assets on its balance sheet.

(4) Income-producing real estate: a method of providing funding to real estate (such as, office buildings to let, retail space, multifamily residential buildings, industrial or warehouse space, and hotels) where the prospects for repayment and recovery on the exposure depend primarily on the cash flows generated by the asset. The primary source of these cash flows would generally be lease or rental payments or the sale of the asset.

(5) High-volatility commercial real estate: a financing of any of the land acquisition, development and construction phases for properties of those types in such jurisdictions, where the source of repayment at origination of the exposure is either the future uncertain sale of property or cash flows whose source of repayment is substantially uncertain (e.g., the property has not yet been leased to the occupancy rate prevailing in that geographic market for that type of commercial real estate).

“Non-Refinanced Notes”: Any Class of Notes that is not subject to a Refinancing but is a Lower-Ranking Class to any Class of Notes that is subject to such Refinancing.

“Note Interest Amount”: With respect to any Class of Notes and any Payment Date, the amount of interest for the related Interest Accrual Period payable in respect of each U.S.$100,000 of outstanding principal amount of such Class of Notes.

“Note Payment Sequence”: The application, in accordance with the Priority of Payments or on an Interim Payment Date, of Interest Proceeds or Principal Proceeds, as applicable, in the following order:

(i) to the payment of principal of the Class A-1 Notes until the Class A-1 Notes have been paid in full; and

(ii) to the payment of principal of the Class A-2 Notes until the Class A-2 Notes have been paid in full.

“Noteholder” or “Holder”: With respect to any Note, the Person whose name appears on the Register as the registered holder of such Note.

“Notes”: Collectively, the Secured Notes and the Subordinated Notes authorized by, and authenticated and delivered under, this Indenture (as specified in Section 2.4) or any supplemental indenture (and including any Additional Notes issued hereunder pursuant to Section 2.13).

“Notice of Substitution”: The meaning specified in Section 12.4(a)(ii).

“NRSRO”: A nationally recognized statistical rating organization registered with the Securities Exchange Commission under the Exchange Act.

“NRSRO Certification”: A certification substantially in the form of Exhibit D executed by a NRSRO in favor of the Issuer that states that such NRSRO has provided the Issuer with the appropriate certifications under Exchange Act Rule 17g-5(e) and that such NRSRO has access to the Issuer’s Website.

“Obligor”: With respect to any Collateral Obligation, any Person or Persons obligated to make payments pursuant to or with respect to such Collateral Obligation, including any guarantor thereof, but excluding, in each case, any such Person that is an obligor or guarantor that is in addition to the primary obligors or guarantors with respect to the assets, cash flows or credit on which the related Collateral Obligation is principally underwritten.

“Obligor Diversity Measure”: As of any date of determination, the number obtained by dividing (a) 1 by (b) the sum of the squares of the quotients, for each Obligor, obtained by dividing (i) the Aggregate Principal Balance at such time of all Collateral Obligations (other than Defaulted Obligations) issued by such Obligor by (ii) the Aggregate Principal Balance at such time of all Collateral Obligations (other than Defaulted Obligations).

“Offer”: The meaning specified in Section 10.8(c).

“Offering”: The offering of any Notes pursuant to the relevant Offering Circular.

“Offering Circular”: Each offering circular relating to the offer and sale of the Notes, including any supplements thereto.

“Officer”: (a) With respect to any statutory trust, any person to whom the rights and powers of management thereof are delegated in accordance with the trust agreement of such statutory trust, (b) with respect to any corporation, the Chairman of the Board of Directors, the President, any Vice President, an Assistant Secretary, the Treasurer or an Assistant Treasurer of such entity, (c) with respect to the Issuer or any limited liability company, any managing member or manager thereof or any person to whom the rights and powers of management thereof are delegated in accordance with the limited liability company agreement of such limited liability company and (d) with respect to the Collateral Manager, any manager of the Collateral Manager or any duly authorized officer of the Collateral Manager (as indicated on an incumbency certificate delivered to the Trustee) with direct responsibility for the administration of the Collateral Management Agreement and this Indenture and also, with respect to a particular matter, any other duly authorized officer of the Collateral Manager to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Opinion of Counsel”: A written opinion addressed to the Trustee and, if required by the terms hereof, the Rating Agencies, in form and substance reasonably satisfactory to the Trustee (and, if so addressed, the Rating Agencies), of an attorney admitted to practice, or a nationally or internationally recognized and reputable law firm one or more of the partners of which are admitted to practice, before the highest court of any State of the United States or the District of Columbia, which attorney or law firm, as the case may be, may, except as otherwise expressly provided herein, be counsel for the Issuer, and which attorney or law firm, as the case may be, shall be reasonably satisfactory to the Trustee. Whenever an Opinion of Counsel is required hereunder, such Opinion of Counsel may rely on opinions of other counsel who are so admitted and so satisfactory, which opinions of other counsel shall accompany such Opinion of Counsel and shall be addressed to the Trustee (and, if required by the terms hereof, the Rating Agencies) or shall state that the Trustee (and, if required by the terms hereof, the Rating Agencies) shall be entitled to rely thereon.

“Optional Redemption”: A redemption of the Notes in accordance with Section 9.2.

“Other Plan Law”: Any state, local, federal, non-U.S. or other laws or regulations that are substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

“Outstanding”: With respect to the Notes or the Notes of any specified Class, as of any date of determination, all of the Notes or all of the Notes of such Class, as the case may be, theretofore authenticated and delivered under this Indenture, except:

(i) Notes theretofore canceled by the Registrar or delivered to the Registrar for cancellation in accordance with the terms of Section 2.9;

(ii) Notes or portions thereof for whose payment or redemption funds in the necessary amount have been theretofore irrevocably deposited with the Trustee or any Paying Agent in trust for the Holders of such Notes pursuant to Section 4.1(a)(ii); provided that if such Notes or portions thereof are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

(iii) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, unless proof satisfactory to the Trustee is presented that any such Notes are held by a “protected purchaser” (within the meaning of Section 8-303 of the UCC); and

(iv) Notes alleged to have been mutilated, destroyed, lost or stolen for which replacement Notes have been issued as provided in Section 2.6;

provided that in determining whether the Holders of the requisite Aggregate Outstanding Amount have given any request, demand, authorization, direction, notice, consent or waiver hereunder, (a) Notes owned by the Issuer or (only in the case of a vote on (i) the removal of the Collateral Manager for “cause” and (ii) the waiver of any event constituting “cause”, in each case, unless all Notes are Collateral Manager Notes) Collateral Manager Notes shall be disregarded and deemed not to be Outstanding, except that (x) in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes that a Trust Officer of the Trustee actually knows, based solely on transfer certificates received pursuant to the terms of Section 2.5, to be so owned shall be so disregarded and (y) if all Notes are Collateral Manager Notes, Collateral Manager Notes shall not be so disregarded and (b) Notes so owned that have been pledged in good faith shall be regarded as Outstanding if the pledgee establishes to the reasonable satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not one of the Persons specified above, except that, in determining whether the Trustee shall be protected in relying on any request, demand, authorization, direction, notice, consent, or waiver, only Notes that a Trust Officer of the Trustee has actual knowledge to be so owned or beneficially owned shall be so disregarded.

“Overcollateralization Ratio”: With respect to any specified Class or Classes of Secured Notes as of any date of determination, the percentage derived from: (i) the Adjusted Collateral Principal Amount on such date divided by (ii) the Aggregate Outstanding Amount on such date of the Secured Notes of such Class or Classes, each Priority Class of Notes.

“Overcollateralization Ratio Test”: A test that is satisfied with respect to any designated Class or Classes of Secured Notes as of any date of determination on which such test is applicable if (i) the Overcollateralization Ratio for such Class or Classes on such date is at least equal to the Required Overcollateralization Ratio for such Class or Classes or (ii) such Class or Classes of Secured Notes are no longer Outstanding.

“Partial Redemption Date”: Any date on which a Refinancing of one or more but not all Classes of Secured Notes occurs.

“Partial Refinancing Interest Proceeds”: In connection with a Refinancing in part by Class of one or more Classes of Secured Notes the sum of (a) Interest Proceeds up to the amount of accrued and unpaid interest on the Classes being refinanced, but only to the extent that such Interest Proceeds would be available under the Priority of Payments to pay accrued and unpaid interest on such Class on the date of a Refinancing of such Class (or, in the case of a Refinancing occurring on a date other than a Payment Date, only to the extent that such Interest Proceeds would be available under the Priority of Payments to pay accrued and unpaid interest on such Class on the next Payment Date, taking into account Scheduled Distributions on the Assets that are expected to be received prior to the next Determination Date) and (b) if the related Partial Redemption Date is not a Payment Date, the amount (i) the Collateral Manager reasonably determines would have been available for distribution under the Priority of Payments for the payment of Administrative Expenses on the next subsequent Payment Date and (ii) any reserve established by the Issuer with respect to such Refinancing.

“Participation Interest”: An undivided 100% participation interest in a loan that, at the time of acquisition, or the Issuer’s commitment to acquire the same, satisfies each of the following criteria: (i) such participation would constitute a Collateral Obligation were it acquired directly, (ii) the seller of the participation is the lender on the loan, (iii) the aggregate participation in the loan does not exceed the principal amount or commitment of such loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the seller holds in the loan or commitment that is the subject of the participation, (v) the entire purchase price for such participation is paid in full at the time of its acquisition (or, in the case of a participation in a Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, at the time of the funding of such loan), (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation, and (vii) such participation is documented under a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants. For the avoidance of doubt a Participation Interest shall not include a sub-participation interest in any loan.

“Partners”: Each Holder or beneficial owner of an interest in Subordinated Notes and any other interest that is treated as equity in the Issuer for U.S. federal income tax purposes, and each such Partner’s equity interest in the Issuer is a “Partnership Interest”.

“Partnership Representative”: The meaning specified in Section 7.17(h).

“Partnership Tax Audit Rules”: The meaning specified in Section 7.17(i).

“Paying Agent”: Any Person authorized by the Issuer to pay the principal of or interest on any Notes on behalf of the Issuer as specified in Section 7.2.

“Payment Account”: The payment account of the Trustee established pursuant to Section 10.3(a).

“Payment Date”: Following the Closing Date, the 23rd day of January, April, July and October of each year (or, if such day is not a Business Day, then the next succeeding Business Day) commencing in April 2024, except that the final Payment Date (subject to any earlier redemption or payment of the Notes) shall be the Payment Date in October 2035 with respect to the Secured Notes and October 2123 with respect to the Subordinated Notes.

“PBGC”: The United States Pension Benefit Guaranty Corporation.

“Permitted Deferrable Obligation”: Any Deferrable Obligation that by its terms permits the deferral or capitalization of payment of accrued, unpaid interest that (or the Underlying Instrument of which) carries a current cash pay interest rate of not less than (a) in the case of a Floating Rate Obligation, the Benchmark plus 1.00% per annum or (b) in the case of a Fixed Rate Obligation, the zero-coupon swap rate in a fixed/floating interest rate swap with a term equal to five years.

“Permitted RIC Distribution”: Distributions to MidCap Financial Investment Corporation to the extent (when added to any other distributions received by MidCap Financial Investment Corporation on the Subordinated Notes) required to allow MidCap Financial Investment Corporation to make sufficient distributions to qualify as a regulated investment company within the meaning of Section 851 of the Code and to otherwise eliminate federal or state income or excise taxes payable by MidCap Financial Investment Corporation in or with respect to any taxable year of MidCap Financial Investment Corporation (or any calendar year, as relevant); provided that (A) the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of MidCap Financial Investment Corporation (when added to any other distributions received by MidCap Financial Investment Corporation on the Subordinated Notes) shall not exceed 102% of the amounts that the Issuer would have been required to distribute to MidCap Financial Investment Corporation to: (i) allow the Issuer to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Issuer’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) or (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Issuer’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Issuer had qualified to be taxed as a “regulated investment company” under the Code and (B) amounts may be distributed pursuant to this definition only from Interest Proceeds to the extent available in the Collection Account and only so long as (w) all Coverage Tests are satisfied immediately prior to and immediately after giving effect to such Permitted RIC Distribution, (y) after giving effect on a pro forma basis to the application of Interest Proceeds to the payment of Permitted RIC Distributions and taking into account scheduled distributions that are expected to be received prior to the next Payment Date, sufficient Interest Proceeds will be available on the next Payment Date to pay in full all amounts due on all Classes of Secured Notes pursuant to Section 11.1(a)(i), (y) the Collateral Manager gives at least one (1) Business Day’s prior written notice thereof to the Trustee and the Collateral Administrator and (z) the Issuer and the Collateral Manager confirm in writing (which may be by email) to the Trustee and the Collateral Administrator that the conditions to a Permitted RIC Distribution set forth herein are satisfied.

“Permitted Liens”: With respect to the Assets: (i) security interests, liens and other encumbrances created pursuant to the Transaction Documents, (ii) with respect to agented Collateral Obligations, security interests, liens and other encumbrances in favor of the lead agent, the collateral agent or the paying agent on behalf of all holders of indebtedness of such Obligor under the related facility and (iii) security interests, liens and other encumbrances, if any, which have priority over first priority perfected security interests in the Collateral Obligations or any portion thereof under the UCC or any other applicable law.

“Permitted Offer”: An Offer (i) pursuant to the terms of which the offeror offers to acquire a debt obligation (including a Collateral Obligation) in exchange for consideration consisting solely of (x) Cash in an amount equal to or greater than the full face amount of such debt obligation plus any accrued and unpaid interest or (y) other debt obligations ranking pari passu or senior to the debt obligation being exchanged which have a face amount equal to or greater than the full face amount of the debt obligation being exchanged plus any accrued and unpaid interest in Cash and are eligible to be Collateral Obligations and (ii) as to which the Collateral Manager has determined in its reasonable commercial judgment that the offeror has sufficient access to financing to consummate the Offer.

“Permitted Use”: With respect to any amount on deposit in the Supplemental Reserve Account, any of the following uses: (i) the transfer of the applicable portion of such amount to the Collection Account for application as Principal Proceeds or Interest Proceeds; provided that amounts designated as Principal Proceeds pursuant to this clause (i) shall not be re-designated as Interest Proceeds; (ii) to pay expenses or other amounts due in connection with a Refinancing; (iii) the acquisition of Repurchased Notes pursuant to Section 2.9; (iv) after the Non-Call Period, to pay expenses or other amounts due in connection with an Optional Redemption; (v) the purchase of one or more Equity Securities resulting from the exercise of an option, warrant, right of conversion, preemptive right, rights offering, credit bid or similar right in connection with the workout or restructuring of a Collateral Obligation or an Equity Security or interest received in connection with a warrant or restructuring of a Collateral Obligation; (vi) the purchase of one or more Collateral Obligations, Workout Loans or Equity Securities in connection with a workout or restructuring; and (vii) any other use for which amounts held by the Issuer are expressly permitted to be used in accordance with this Indenture.

“Person”: An individual, corporation (including a business trust), partnership, limited liability company, joint venture, association, joint stock company, statutory trust, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof.

“Placement Agent”: Apollo Global Securities, as placement agent with respect to the Class A-1 Notes issued on the Closing Date.

“Portfolio Acquisition and Disposition Requirements”: The meaning specified in Section 12.3(e).

“Portfolio Company”: Any company that is controlled by the Collateral Manager, MidCap FinCo Designated Activity Company, an Affiliate thereof, or an account, fund, client or portfolio established and controlled by the Collateral Manager, MidCap FinCo Designated Activity Company or an Affiliate thereof.

“Primary Business Activity”: In relation to an obligor, for the purposes of determining whether a loan or debt security is a Non-ESG Collateral Obligation, where such obligor either (i) directly derives more than 50% of its revenues or (ii) generates 50% of its sale income, in each case, from the relevant business, trade or production (as applicable), as determined by the Collateral Manager (in its sole discretion).

“Principal Balance”: Subject to Section 1.3, with respect to (a) any Asset other than a Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, as of any date of determination, the outstanding principal amount of such Asset (excluding any capitalized interest) and (b) any Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, as of any date of determination, the outstanding principal amount of such Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation (excluding any capitalized interest), plus (except as expressly set forth herein) any undrawn commitments that have not been irrevocably reduced or withdrawn with respect to such Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation; provided that for all purposes the Principal Balance of (1) any Equity Security or interest only strip shall be deemed to be zero and (2) any Defaulted Obligation that is not sold or terminated within three years after becoming a Defaulted Obligation shall be deemed to be zero.

“Principal Collection Subaccount”: The meaning specified in Section 10.2(a).

“Principal Financed Accrued Interest”: The amount of Principal Proceeds, if any, applied towards the purchase of accrued interest on a Collateral Obligation.

“Principal Proceeds”: With respect to any Collection Period or Determination Date, all amounts received by the Issuer during the related Collection Period that do not constitute Interest Proceeds and any other amounts that have been designated as Principal Proceeds pursuant to the terms of this Indenture.

“Priority Category”: With respect to any Collateral Obligation, the applicable category listed in the table under the heading “Priority Category” in Section 1(b) of Schedule 4.

“Priority Class”: With respect to any specified Class of Notes, each Class of Notes that ranks senior to such Class, as indicated in Section 2.3.

“Priority of Payments”: The meaning specified in Section 11.1(a).

“Proceeding”: Any suit in equity, action at law or other judicial or administrative proceeding.

“Process Agent”: The meaning specified in Section 7.2.

“Proposed Portfolio”: The portfolio of Collateral Obligations and Eligible Investments resulting from the proposed purchase, sale, maturity or other disposition of a Collateral Obligation or a proposed reinvestment in an additional Collateral Obligation, as the case may be.

“Purchase and Placement Agreement”: The purchase and placement agreement dated as of the Closing Date by and among the Issuer, the Initial Purchaser and the Placement Agent, as amended from time to time in accordance with the terms thereof.

“Purchaser Representation Letter”: A purchaser representation letter substantially in the form of, in the case of the Secured Notes, Exhibit B-2 and, in the case of the Subordinated Notes, Exhibit B-4.

“QIB/QP”: Any Person that, at the time of its acquisition, purported acquisition or proposed acquisition of Notes is both a Qualified Institutional Buyer and a Qualified Purchaser.

“Qualified Broker/Dealer”: Any of Bank of America/Merrill Lynch; The Bank of Montreal; The Bank of New York Mellon; Barclays Bank plc; BNP Paribas; Broadpoint Securities; Calyon; Citibank, N.A.; Credit Agricole S.A.; Canadian Imperial Bank of Commerce; Credit Suisse; Deutsche Bank AG; Dresdner Bank AG; GE Capital; Goldman Sachs & Co.; Guggenheim; HSBC Bank; Imperial Capital LLC; Jefferies & Company, Inc.; JPMorgan Chase Bank, N.A.; Key Bank National Association; Lloyds TSB Bank; Madison Capital; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Stanley & Co.; Natixis; NewStar Financial, Inc.; Northern Trust Company; Royal Bank of Canada; The Royal Bank of Scotland plc; Société Générale; SunTrust Bank, Inc.; The Toronto-Dominion Bank; UBS AG; U.S. Bank National Association; and Wells Fargo Bank, National Association, and any successor or successors to each of the foregoing.

“Qualified Institutional Buyer”: The meaning set forth in Rule 144A.

“Qualified Purchaser”: The meaning specified in Section 2(a)(51) of the 1940 Act and Rule 2a51-1, 2a51-2 or 2a51-3 under the 1940 Act.

“Ramp-Up Account”: The account established pursuant to Section 10.3(c).

“Rating Agency”: Each of S&P and Fitch, or, with respect to Assets generally, if at any time S&P or Fitch ceases to provide rating services with respect to debt obligations, any other nationally recognized investment rating agency selected by the Issuer (or the Collateral Manager on behalf of the Issuer).

“Record Date”: With respect to any applicable Payment Date, Interim Payment Date or Redemption Date, (i) with respect to the Global Notes, the date one day prior to such Payment Date, Interim Payment Date or Redemption Date, as applicable, and (ii) with respect to the Certificated Notes, the last day of the month immediately preceding such Payment Date, Interim Payment Date or Redemption Date, as applicable (whether or not a Business Day).

“Redemption Date”: Any Business Day specified for a redemption of Notes pursuant to Article IX.

“Redemption Price”: (x) For each Secured Note to be redeemed (a) 100% of the Aggregate Outstanding Amount of such Secured Note plus (b) accrued and unpaid interest thereon (including any defaulted interest and any accrued and unpaid interest thereon and any accrued and unpaid interest thereon) to but excluding the Redemption Date, and (y) for each Subordinated Note, its proportional share (based on the outstanding principal amount of such Subordinated Note) of the amount of the proceeds of the Assets remaining after giving effect to the Optional Redemption, Tax Redemption or Clean-Up Call Redemption, as applicable, of the Secured Notes in whole or after all of the Secured Notes have been repaid in full and all expenses of the Issuer have been paid in full and/or a reserve for such expenses (including all Aggregate Collateral Management Fees and Administrative Expenses) has been created; provided that, in connection with any Tax Redemption, Optional Redemption or Clean-Up Call Redemption of the Notes in whole, Holders of 100% of the Aggregate Outstanding Amount of any Class of Notes may elect to receive less than 100% of the Redemption Price that would otherwise be payable to the Holders of such Class of Notes, and such lesser amount shall be the “Redemption Price.”

“Refinancing”: A loan or an issuance of replacement securities, whose terms in each case will be negotiated by the Collateral Manager on behalf of the Issuer, from one or more financial institutions or purchasers to refinance the Notes in connection with an Optional Redemption.

“Refinancing Proceeds”: The Cash proceeds from a Refinancing.

“Regional Diversity Measure”: As of any date of determination, the number obtained by dividing (a) 1 by (b) the sum of the squares of the quotients, for each S&P region classification (as determined by the Collateral Manager in accordance with S&P’s then-current ratings criteria), obtained by dividing (i) the Aggregate Principal Balance at such time of all Collateral Obligations (other than Defaulted Obligations) issued by Obligors that belong to such S&P region classification by (ii) the Aggregate Principal Balance at such time of all Collateral Obligations (other than Defaulted Obligations).

“Register” and “Registrar”: The respective meanings specified in Section 2.5(a).

“Registered”: In registered form for U.S. federal income tax purposes (or in registered or bearer form if not a “registration-required obligation” as defined in Section 163(f)(2)(A) of the Code).

“Registered Investment Adviser”: A Person duly registered as an investment adviser in accordance with and pursuant to Section 203 of the Investment Advisers Act.

“Regulation S”: Regulation S, as amended, under the Securities Act.

“Regulation S Global Secured Note”: The meaning specified in Section 2.2(b)(i).

“Reinvestment Period”: The period from and including the Closing Date to and including the earliest of (i) the Payment Date in October 2027, (ii) the date of the acceleration of the Maturity of any Class of Notes pursuant to Section 5.2, (iii) the date on which the Collateral Manager determines in its sole discretion that it can no longer reinvest in additional Collateral Obligations in accordance with the terms hereof or the Collateral Management Agreement and (iv) (A) an Optional Redemption in whole from Sale Proceeds and/or Contributions of Cash pursuant to Section 9.2(b) and (B) a redemption in whole of the Subordinated Notes pursuant to Section 9.2(c), in each case, in connection with which all Assets are sold; provided that in the case of clause (iii), the Collateral Manager notifies the Issuer and the Trustee (who shall notify the Holders of Notes, the Collateral Administrator and the Rating Agencies) thereof at least five Business Days prior to such date; provided further that once terminated pursuant to clause (i) or clause (iii) above, the Reinvestment Period cannot be reinstated. If the Reinvestment Period ends pursuant to clause (ii) and such acceleration is later rescinded, the Collateral Manager may reinstate the Reinvestment Period by notice to the Trustee (with a copy to the Rating Agencies).

“Reinvestment Target Par Balance”: As of any date of determination, the Target Initial Par Amount minus the amount of any reduction in the Aggregate Outstanding Amount of the Notes through the payment of Principal Proceeds following the Closing Date.

“Repurchase and Substitution Limit”: The meaning specified in Section 12.4(c).

“Repurchased Notes”: The meaning specified in Section 2.9(b).

“Required Interest Coverage Ratio”: For the Class A Notes, 120.0%.

“Required Overcollateralization Ratio”: For the Class A Notes, 152.3%.

“Resolution”: With respect to the Issuer, a resolution of its members or managers.

“Responsible Officer”: With respect to any Person (or of a managing member or other similar managing body of such Person), any duly authorized director, officer or manager with direct responsibility for the administration of the applicable agreement and also, with respect to a particular matter, any other duly authorized director, officer or manager of such Person to whom such matter is referred because of such director’s, officer’s or manager’s knowledge of and familiarity with the particular subject. Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any Person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Restricted Trading Period”: Each day during which, both: (i) either (A) the S&P rating of the Class A-1 Notes or the Class A-2 Notes is one or more subcategories below its Initial Target Rating thereof or has been withdrawn (unless it has been reinstated), or (B) the Fitch rating of the Class A-1 Notes is one or more subcategories below its Initial Target Rating thereof or has been withdrawn (unless it has been reinstated) and (ii) after giving effect to the applicable sale and reinvestment in Collateral Obligations, the aggregate principal amount of all Collateral Obligations (excluding the Collateral Obligations being sold) and all Eligible Investments constituting Principal Proceeds (including, without duplication, the net proceeds of any such sale) is less than the Reinvestment Target Par Balance; provided that such period will not be a Restricted Trading Period if, after giving effect to any sale (and any related reinvestment) or purchase of the relevant Collateral Obligations, (x) the Aggregate Principal Balance of the Collateral Obligations (excluding the Collateral Obligations being sold and Eligible Investments constituting Principal Proceeds (including, without duplication, the anticipated net proceeds of such sale)) will be at least equal to the Reinvestment Target Par Balance, (y) each Coverage Test is satisfied and (z) each Collateral Quality Test is satisfied; provided however that a Majority of the Controlling Class may elect to waive the Restricted Trading Period, which waiver will remain in effect until the earlier of (A) revocation of such waiver by a Majority of the Controlling Class and (B) further downgrade or withdrawal of the rating of the Class A-1 Notes or the Class A-2 Notes, as applicable.

“Revolver Funding Account”: The account established pursuant to Section 10.4.

“Revolving Collateral Obligation”: Any Collateral Obligation (other than a Delayed Drawdown Collateral Obligation) that is a loan (including, without limitation, revolving loans, including funded and unfunded portions of revolving credit lines and letter of credit facilities (other than letter of credit facilities that require the Issuer to collateralize its commitment or deposit the amount of its commitment in trust), unfunded commitments under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the borrower by the Issuer; provided that any such Collateral Obligation will be a Revolving Collateral Obligation only until all commitments to make advances to the borrower expire or are terminated or irrevocably reduced to zero.

“Risk Retention Issuance”: The meaning specified in Section 2.13(c).

“Rule 144A”: Rule 144A, as amended, under the Securities Act.

“Rule 144A Global Notes”: The Rule 144A Global Secured Notes and the Rule 144A Global Subordinated Notes.

“Rule 144A Global Secured Note”: The meaning specified in Section 2.2(b)(ii).

“Rule 144A Global Subordinated Note”: The meaning specified in Section 2.2(b)(ii).

“Rule 144A Information”: The meaning specified in Section 7.15.

“Rule 17g-5”: Rule 17g-5 under the Exchange Act.

“S&P”: S&P Global Ratings, a nationally recognized statistical rating organization comprised of: (a) a separately identifiable business unit within Standard & Poor’s Financial Services LLC, a Delaware limited liability company wholly owned by S&P Global Inc.; and (b) the credit ratings business operated by various other subsidiaries that are wholly-owned, directly or indirectly, by S&P Global Inc.; and, in each case, any successor thereto.

“S&P Additional Current Pay Criteria”: Criteria satisfied with respect to any Collateral Obligation (other than a DIP Collateral Obligation) if either (i) the issuer of such Collateral Obligation has made an S&P Distressed Exchange Offer and the Collateral Obligation is already held by the Issuer and is subject to the S&P Distressed Exchange Offer and ranks equal to or higher in priority than the obligation subject to the S&P Distressed Exchange Offer, or (ii) such Collateral Obligation has a Market Value of at least 80% of its par value (Market Value being determined, solely for purposes of this clause (ii), without taking into consideration clause (iii) of the definition of the term “Market Value”).

“S&P CDO Formula Election Date”: The date designated by the Collateral Manager upon at least five Business Days’ prior written notice to S&P, the Trustee and the Collateral Administrator as the date on which the Issuer will cease to utilize the S&P CDO Monitor in determining compliance with the S&P CDO Monitor Test; provided that an S&P CDO Formula Election Date may only occur once.

“S&P CDO Formula Election Period”: Any date on and after an S&P CDO Formula Election Date.

“S&P CDO Monitor”: The dynamic, analytical computer model developed by S&P used to calculate the default frequency in terms of the amount of debt assumed to default as a percentage of the original principal amount of the Collateral Obligations consistent with a specified benchmark rating level based upon certain assumptions (including the applicable Weighted Average S&P Recovery Rate) and S&P’s proprietary corporate default studies, as may be amended by S&P from time to time upon notice to the Issuer, the Trustee, the Collateral Manager and the Collateral Administrator. The model is available at https://platform.ratings360.spglobal.com. Each S&P CDO Monitor will be chosen by the Collateral Manager and associated with either (x) a Weighted Average S&P Recovery Rate and a Weighted Average Floating Spread from Section 2 of Schedule 4 or (y) a Weighted Average S&P Recovery Rate and a Weighted Average Floating Spread confirmed by S&P; provided that as of any Measurement Date the Weighted Average S&P Recovery Rate for the Class A-2 Notes (or, if the Class A-2 Notes are no longer Outstanding, the most senior Class of Notes Outstanding then rated by S&P) equals or exceeds the Weighted Average S&P Recovery Rate for such Class chosen by the Collateral Manager and the Weighted Average Floating Spread equals or exceeds the Weighted Average Floating Spread chosen by the Collateral Manager.

“S&P CDO Monitor Benchmarks”: The S&P Weighted Average Rating Factor, the Default Rate Dispersion, the Obligor Diversity Measure, the Industry Diversity Measure, the Regional Diversity Measure and the S&P Weighted Average Life.

“S&P CDO Monitor Election Date”: The meaning specified in Section 7.18(a).

“S&P CDO Monitor Election Period”: Any date on and after an S&P CDO Monitor Election Date so long as no S&P CDO Formula Election Date has occurred since such S&P CDO Monitor Election Date.

“S&P CDO Monitor Non-Model Adjustments”: The meaning specified in Section 7.19(f).

“S&P CDO Monitor Test”: A test that will be satisfied on any Measurement Date (and, during any S&P CDO Monitor Election Period, following receipt by the Collateral Manager of the Class Break-even Default Rates for each S&P CDO Monitor input file (in accordance with the definition of “Class Break-even Default Rate”)) if, after giving effect to the sale of a Collateral Obligation or the purchase of a Collateral Obligation, the Class Default Differential of the Proposed Portfolio with respect to the Class A-2 Notes (or, if the Class A-2 Notes are no longer Outstanding, the most senior Class of Notes Outstanding then rated by S&P) is positive. The S&P CDO Monitor Test will be considered to be improved if the Class Default Differential of the Proposed Portfolio with respect to the Class A-2 Notes (or, if the Class A-2 Notes are no longer Outstanding, the most senior Class of Notes Outstanding then rated by S&P) is greater than the corresponding Class Default Differential of the Current Portfolio.

“S&P Collateral Value”: With respect to any Defaulted Obligation or Deferring Obligation, the lesser of (i) the S&P Recovery Amount of such Defaulted Obligation or Deferring Obligation, as of the relevant Measurement Date and (ii) the Market Value of such Defaulted Obligation or Deferring Obligation as of the relevant Measurement Date.

“S&P Deemed Rating Confirmation”: The meaning specified in Section 7.19(f).

“S&P Distressed Exchange Offer”: An offer by the issuer of a Collateral Obligation to exchange one or more of its outstanding debt obligations for a different debt obligation or to repurchase one or more of its outstanding debt obligations for cash, or any combination thereof; provided that, an offer by such issuer to exchange unregistered debt obligations for registered debt obligations shall not be considered an S&P Distressed Exchange Offer.

“S&P Industry Classification”: The S&P Industry Classifications set forth in Schedule 2 hereto, which industry classifications may be updated at the option of the Collateral Manager if S&P publishes revised industry classifications.

“S&P Issue Rating”: With respect to a Collateral Obligation that (i) is publicly rated by S&P, such public rating or (ii) is not publicly rated by S&P, the applicable S&P Rating.

“S&P Minimum Floating Spread”: The applicable percentage set forth in the definition of “S&P CDO Monitor” upon the option chosen by the Collateral Manager in accordance with this Indenture; provided that the S&P Minimum Floating Spread may not be reduced below 2.0%.

“S&P Minimum Floating Spread Test”: The test that is satisfied on any Measurement Date if the Weighted Average Floating Spread plus the Excess Weighted Average Coupon equals or exceeds the S&P Minimum Floating Spread.

“S&P Rating”: With respect to any Collateral Obligation, the rating determined pursuant to Schedule 4 hereto (or such other schedule provided by S&P to the Issuer, the Trustee, the Collateral Administrator and the Collateral Manager).

“S&P Rating Condition”: With respect to any action taken or to be taken by or on behalf of the Issuer, a condition that is satisfied if S&P has confirmed in writing (including by means of electronic message, facsimile transmission, press release or posting to its internet website) to the Issuer, the Trustee, the Collateral Administrator and the Collateral Manager (unless in the form of a press release or posted to its internet website that does not require the Issuer and the Trustee to be identified as addressees) that no immediate withdrawal or reduction with respect to its then-current rating by S&P of any Class of Notes will occur as a result of such action; provided that the S&P Rating Condition will be deemed to be satisfied if no Class of Notes then Outstanding is rated by S&P; provided further that such rating condition shall be deemed inapplicable with respect to such event or circumstance if (i) S&P has given notice to the effect that it will no longer review events or circumstances of the type requiring satisfaction of the S&P Rating Condition for purposes of evaluating whether to confirm the then-current ratings (or initial ratings) of obligations rated by S&P; or (ii) S&P has communicated to the Issuer, the Collateral Manager or the Trustee (or their counsel) that it will not review such event or circumstance for purposes of evaluating whether to confirm the then-current ratings (or Initial Ratings) of the Notes then rated by S&P.

“S&P Rating Confirmation Failure”: The meaning specified in Section 7.19(e).

“S&P Rating Factor”: With respect to any Collateral Obligation, the value determined (based on the five-year asset default rate multiplied by 10,000) in accordance with Section 3 of Schedule 4 hereto (or such other published table by S&P that the Collateral Manager provides to the Collateral Administrator).

“S&P Recovery Amount”: With respect to any Collateral Obligation, an amount equal to: (a) the applicable S&P Recovery Rate multiplied by (b) the Principal Balance of such Collateral Obligation.

“S&P Recovery Rate”: With respect to a Collateral Obligation, the recovery rate set forth in Section 1 of Schedule 4 using the initial rating of the Class A-2 Notes (or, if the Class A-2 Notes are no longer Outstanding, the most senior Class of Notes Outstanding then rated by S&P) at the time of determination.

“S&P Recovery Rating”: With respect to a Collateral Obligation for which an S&P Recovery Rate is being determined, the “Recovery Rating” assigned by S&P to such Collateral Obligation based upon the tables set forth in Schedule 4 hereto.

“S&P Weighted Average Life”: As of any date of determination with respect to all Collateral Obligations other than Defaulted Obligations, the number of years following such date obtained by dividing (a) the sum of the products of (i) the number of years (rounded to the nearest one-hundredth thereof) from such date of determination to the stated maturity of each such Collateral Obligation multiplied by (ii) the Principal Balance of such Collateral Obligation by (b) the Aggregate Principal Balance at such time of all Collateral Obligations other than Defaulted Obligations.

“S&P Weighted Average Rating Factor”: The number determined by (a) summing the products of (i) the Principal Balance of each Collateral Obligation (excluding Defaulted Obligations and Equity Securities) multiplied by (ii) the S&P Rating Factor of such Collateral Obligation; and (b) dividing such sum by the Principal Balance of all such Collateral Obligations.

“Sale”: The meaning specified in Section 5.17(a).

“Sale Proceeds”: All proceeds (excluding accrued interest, if any) received with respect to Assets as a result of sales of such Assets in accordance with Article XII less any reasonable expenses incurred by the Collateral Manager, the Collateral Administrator or the Trustee (other than amounts payable as Administrative Expenses) in connection with such sales. Sale Proceeds will include Principal Financed Accrued Interest received in respect of such sale.

“Schedule of Collateral Obligations”: The schedule of Collateral Obligations attached as Schedule 1 hereto, which schedule shall include the issuer, Principal Balance, coupon/spread, the stated maturity, the Fitch Rating, the S&P Rating (unless such rating is based on a credit estimate or is a private or confidential rating from such Rating Agency) and the S&P Industry Classification for each Collateral Obligation and the percentage of the aggregate commitment under each Revolving Collateral Obligation and Delayed Drawdown Collateral Obligation that is funded, as amended from time to time (without the consent of or any action on the part of any Person) to reflect the release of Collateral Obligations pursuant to Article X hereof and the inclusion of additional Collateral Obligations as provided in Section 12.2 hereof.

“Scheduled Distribution”: With respect to any Collateral Obligation, each payment of principal and/or interest scheduled to be made by the related Obligor under the terms of such Collateral Obligation (determined in accordance with the assumptions specified in Section 1.3 hereof) after (a) in the case of the initial Collateral Obligations, the Closing Date or (b) in the case of Collateral Obligations added or substituted after the Closing Date, the related Cut-Off Date, as adjusted pursuant to the terms of the related Underlying Instruments.

“Second Lien Loan”: Any assignment of or Participation Interest in a Loan (other than a First-Lien Last-Out Loan) that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of the Loan but which is subordinated (with respect to liquidation preferences with respect to pledged collateral) to a Senior Secured Loan of the obligor and (b) is secured by a valid second-priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the Second Lien Loan the value of which is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the Loan in accordance with its terms and to repay all other Loans of equal or higher seniority secured by a lien or security interest in the same collateral.

“Secured Notes”: The Class A Notes.

“Secured Parties”: The meaning specified in the Granting Clauses.

“Securities Account Control Agreement”: The Securities Account Control Agreement dated as of the Closing Date between the Issuer, the Trustee and Deutsche Bank National Trust Company, as securities intermediary, as amended from time to time in accordance with the terms thereof.

“Securities Act”: The United States Securities Act of 1933, as amended.

“Securities Intermediary”: The meaning specified in Section 8-102(a)(14) of the UCC.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Selling Institution”: The entity obligated to make payments to the Issuer under the terms of a Participation Interest.

“Collateral Management Fee Shortfall Amount”: To the extent the Collateral Management Fee is not paid on a Payment Date due to insufficient Interest Proceeds or Principal Proceeds (and such fee was not voluntarily deferred or waived by the Collateral Manager), the Collateral Management Fee due on such Payment Date (or the unpaid portion thereof, as applicable). Such amount is with interest at the rate specified in the Collateral Management Agreement, as certified to the Trustee by the Collateral Manager (with a copy to the Collateral Administrator), in accordance with the Priority of Payments.

“Senior Secured Loan”: Any assignment of or Participation Interest in a Loan (other than a First-Lien Last-Out Loan) that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of the Loan (other than with respect to liquidation, trade claims, capitalized leases or similar obligations or any Senior Working Capital Facility, if any); (b) is secured by a valid first-priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the Loan which may be subject to customary liens, including liens securing a Senior Working Capital Facility, if any; (c) the value of the collateral securing the Loan at the time of purchase together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the Loan in accordance with its terms and to repay all other Loans of equal seniority secured by a first lien or security interest in the same collateral; and (d) is not secured solely or primarily by common stock or other equity interests; provided, that the limitation set forth in this clause (d) shall not apply with respect to a Loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such Loan or other similar type of indebtedness owing to third parties); provided, further, that any Loan which satisfies this definition of “Senior Secured Loan” due to the immediately preceding proviso shall (x) have an S&P Recovery Rate of an Unsecured Loan determined pursuant to clause (b) in Section 1 of Schedule 4 and (y) be deemed not to be a “Senior Secured Loan” for purposes of Section 12.2(h)(y)(B).

“Senior Working Capital Facility”: With respect to a Loan, a senior secured working capital facility incurred by the obligor of such Loan that is prior in right of payment to such Loan; provided that the outstanding principal balance and unfunded commitments of such working capital facility does not exceed 20% of the sum of (x) the outstanding principal balance and unfunded commitments of such working capital facility, plus (y) the outstanding principal balance of the Loan, plus (z) the outstanding principal balance of any other debt for borrowed money incurred by such obligor that is pari passu with such Loan.

“Similar Law”: Any federal, state, local, non-U.S. or other law or regulation that could cause the underlying assets of the Issuer to be treated as assets of the investor in any Note (or any interest therein) by virtue of its interest and thereby subject the Issuer or the Collateral Manager (or other Persons responsible for the investment and operation of the Issuer’s assets) to Other Plan Law.

“SOFR”: With respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s website (or a successor location).

“Special Redemption”: The meaning specified in Section 9.6.

“Special Redemption Amount”: The meaning specified in Section 9.6.

“Special Redemption Date”: The meaning specified in Section 9.6.

“Specified Amendment”: With respect to any Collateral Obligation, any amendment, waiver or modification which would:

(i) modify the amortization schedule with respect to such Collateral Obligation in a manner that (A) reduces the dollar amount of any Scheduled Distribution by more than the greater of (x) 25% and (y) U.S.$250,000, (B) postpones any Scheduled Distribution by more than two payment periods or (C) causes the Weighted Average Life of the applicable Collateral Obligation to increase by more than 25%;

(ii) reduce or increase the cash interest rate payable by the Obligor thereunder (excluding any increase in an interest rate arising by operation of a default or penalty interest clause under a Collateral Obligation or as a result of an increase in the interest rate index for any reason other than such amendment, waiver or modification);

(iii) extend the stated maturity date of such Collateral Obligation;

(iv) contractually or structurally subordinate such Collateral Obligation by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than Permitted Liens) on any of the underlying collateral securing such Collateral Obligation;

(v) release any party from its obligations under such Collateral Obligation, if such release would have a material adverse effect on the Collateral Obligation;

(vi) reduce the principal amount of the applicable Collateral Obligation;

(vii) waive any principal or interest when due under the Underlying Instruments of such applicable Collateral Obligation;

(viii) permit any restructuring, new debt issues, or repayment of the debt by the Obligor of the applicable Collateral Obligation in a manner not provided for in the Underlying Instrument;

(ix) permit significant sales of acquisitions by the Obligor of the applicable Collateral Obligation not provided for in the Underlying Instrument;

(x) waive any covenant in the Underlying Instrument of the applicable Collateral Obligation or breach thereof;

(xi) permit the Obligor of the applicable Collateral Obligation to defer or capitalize interest due on such Collateral Obligation in a manner not provided for in the Underlying Instrument; or

(xii) permit any material amendment, consent, modification with respect to the applicable Collateral Obligation.

“Specified Obligor Information”: The meaning specified in Section 14.15(b).

“Specified Tax Redemption Amount”: With respect to the Notes issued on the Closing Date, in the case of a Tax Redemption pursuant to clause (iii) of the definition of Tax Event that occurs prior to the Specified Tax Redemption End Date, but not in the case of any other Tax Redemption or any Optional Redemption, Mandatory Redemption or Special Redemption, an amount equal to the product of: (a) the Aggregate Outstanding Amount of the Class A-1 Notes or the Class A-2 Notes, as applicable, as of the applicable Redemption Date; (b) the spread over the Benchmark payable to the Class A-1 Notes or the Class A-2 Notes, as applicable; and (c) the number of days from (and including) the applicable Redemption Date to (but excluding) the Specified Tax Redemption End Date divided by 360.

“Specified Tax Redemption End Date”: The Payment Date in October 2025.

“STAMP”: The meaning specified in Section 2.5(a).

“Standby Directed Investment”: The Blackrock T-Fund (Ticker: TSTXX; CUSIP: 09248U718) (which for the avoidance of doubt, is an Eligible Investment) or such other Eligible Investment designated by the Issuer (or the Collateral Manager on its behalf) by written notice to the Trustee.

“Stated Maturity”: With respect to the Secured Notes of any Class, the Payment Date in October 2035 and, with respect to the Subordinated Notes, the Payment Date in October 2123.

“Step-Down Obligation”: An obligation or security which by the terms of the related Underlying Instruments provides for a decrease in the per annum interest rate on such obligation or security (other than by reason of any change in the applicable index or benchmark rate used to determine such interest rate) or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation or security providing for payment of a constant rate of interest at all times after the date of acquisition by the Issuer shall not constitute a Step-Down Obligation.

“Step-Up Obligation”: An obligation or security which by the terms of the related Underlying Instruments provides for an increase in the per annum interest rate on such obligation or security, or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation or security providing for payment of a constant rate of interest at all times after the date of acquisition by the Issuer shall not constitute a Step-Up Obligation.

“Structured Finance Obligation”: An obligation (a) issued by a special purpose vehicle, (b) secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgage-backed securities, and (c) the owner of such obligation has no recourse to any material guarantor, collateral (other than collateral owned by such special purpose vehicle) or other credit support; provided, for the avoidance of doubt, that the presence of any monoline guaranty or other third party credit enhancement provider will not be considered “recourse” under this clause (c).

“Sub-Servicer”: MidCap Financial Services, LLC, a limited liability company formed under the laws of the state of Delaware.

“Sub-Servicing Agreement” The sub-servicing agreement to be entered into by and between the Issuer and the Sub-Servicer on or around the Closing Date.

“Subordinated Notes”: The subordinated notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Substitute Collateral Obligations”: Collateral Obligations conveyed by the Transferor to the Issuer as substitute Collateral Obligations pursuant to Section 12.4(a).

“Substitute Collateral Obligations Qualification Conditions”: The following conditions:

(i)

each Coverage Test, Collateral Quality Test and Concentration Limitation remains satisfied or, if not in compliance at the time of substitution, any such Coverage Test, Collateral Quality Test or Concentration Limitation is maintained or improved;

(ii)

the Principal Balance of such Substitute Collateral Obligation (or, if more than one Substitute Collateral Obligation will be added in replacement of a Collateral Obligation or Collateral Obligations, the Aggregate Principal Balance of such Substitute Collateral Obligations) equals or exceeds the Principal Balance of the Collateral Obligation being substituted for and the Net Exposure Amount, if any, with respect thereto shall have been deposited in the Revolver Funding Account;

(iii)

the Market Value of such Substitute Collateral Obligation (or, if more than one Substitute Collateral Obligation will be added in replacement of a Collateral Obligation or Collateral Obligations, the aggregate Market Value of such Substitute Collateral Obligations) equals or exceeds the Market Value of the Collateral Obligation being substituted;

(iv)

(a) if any of the Collateral Obligations being substituted for are Second Lien Loans, the Aggregate Principal Balance of all Substitute Collateral Obligations that are Second Lien Loans equals or is less than the Principal Balance of the Collateral Obligations being substituted that are Second Lien Loans and (b) if none of the Collateral Obligations being substituted are Second Lien Loans, no Substitute Collateral Obligation is a Second Lien Loan;

(v)	the S&P Rating of each Substitute Collateral Obligation is equal to or higher than the S&P Rating of the Collateral Obligation being substituted for;

(vi)	the Fitch Rating of each Substitute Collateral Obligation is equal to or higher than the Fitch Rating of the Collateral Obligation being substituted for; and

(vii)

solely after the Reinvestment Period, the stated maturity date of each Substitute Collateral Obligation is the same or earlier than the stated maturity date of the Collateral Obligation being substituted for.

“Substitution Event”: An event which shall have occurred with respect to any Collateral Obligation that:

(i)	becomes a Defaulted Obligation;

(ii)	has a Material Covenant Default;

(iii)	becomes subject to a proposed Specified Amendment; or

(iv)	becomes a Credit Risk Obligation.

“Substitution Period”: The meaning specified in Section 12.4(a)(ii).

“Successor Entity”: The meaning specified in Section 7.10(a).

“Supermajority”: With respect to any Class of Notes, the Holders of at least 66-2/3% of the Aggregate Outstanding Amount of the Notes of such Class.

“Supplemental Reserve Account”: The trust account established pursuant to Section 10.3(e).

“Synthetic Security”: A security or swap transaction, other than a Participation Interest, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Target Initial Par Amount”: U.S.$400,000,000, plus such additional amount directed by the Collateral Manager subject to satisfaction of the Global Rating Agency Condition in connection with an issuance of Additional Notes.

“Target Initial Par Condition”: A condition satisfied as of the Effective Date if the sum of (a) the Aggregate Principal Balance of Collateral Obligations and any Principal Financed Accrued Interest with respect to Collateral Obligations (1) that are held by the Issuer and (2) of which the Issuer has committed to purchase on such date and (b) without duplication, the amount of any proceeds of sales, prepayments, maturities or redemptions of Collateral Obligations purchased by the Issuer prior to such date (other than any such proceeds that have been reinvested, or committed to be reinvested, in Collateral Obligations by the Issuer on the Effective Date) will equal or exceed the Target Initial Par Amount.

“Tax”: Any tax, levy, impost, duty, charge, assessment, deduction, withholding, or fee of any nature (including interest, penalties and additions thereto) imposed by any governmental taxing authority.

“Tax Event”: An event that occurs if either (i) (x) one or more Collateral Obligations that were not subject to withholding tax when the Issuer committed to purchase them have become subject to withholding tax or the rate of withholding has increased on one or more Collateral Obligations that were subject to withholding tax when the Issuer committed to purchase them and (y) in any Collection Period, the aggregate of the payments subject to withholding tax on new withholding tax obligations and the increase in payments subject to withholding tax on increased rate withholding tax obligations, in each case to the extent not “grossed-up” (on an after-tax basis) by the related obligor, represent 5% or more of the aggregate amount of Interest Proceeds that have been received or that is expected to be received for such Collection Period; (ii) taxes, fees, assessments, or other similar charges are imposed on the Issuer in an aggregate amount in any twelve-month period in excess of U.S.$2,000,000, other than any deduction or withholding for or on account of any tax with respect to any payment owing in respect of any obligation that at the time of acquisition, conversion, or exchange does not satisfy the requirements of a Collateral Obligation or (iii) the U.S. Retention Holder determines that it (or its direct or indirect owners) could be materially adversely affected as a result of the tax status of the holders of the outstanding Notes.

Notwithstanding anything in this Indenture, the Collateral Manager shall give the Trustee prompt written notice of the occurrence of a Tax Event upon its discovery thereof. Until the Trustee receives written notice from the Collateral Manager or otherwise, the Trustee shall not be deemed to have notice or knowledge to the contrary.

“Tax Jurisdiction”: The Bahamas, Bermuda, the British Virgin Islands, the Cayman Islands, the Channel Islands, Curacao, St. Maarten and any other tax advantaged jurisdiction as may be designated by the Collateral Manager with notice to Fitch from time to time.

“Tax Redemption”: The meaning specified in Section 9.3(a).

“Term SOFR Administrator”: CME Group Benchmark Administration Limited, or a successor administrator of the Term SOFR Reference Rate selected by the Collateral Manager with notice to the Trustee and the Collateral Administrator.

“Term SOFR Rate”: The Term SOFR Reference Rate for the Index Maturity, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. (New York City time) on any Interest Determination Date the Term SOFR Reference Rate for the Index Maturity has not been published by the Term SOFR Administrator, then the Term SOFR Reference Rate will be (x) the Term SOFR Reference Rate for the Index Maturity as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for the Index Maturity was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five Business Days prior to such Interest Determination Date or (y) if the Term SOFR Reference Rate cannot be determined in accordance with clause (x) of this proviso, the Term SOFR Rate shall be the Term SOFR Reference Rate as determined on the previous Interest Determination Date or the Fallback Rate, as determined by the Collateral Manager in its sole discretion (with notice to the Calculation Agent, the Collateral Administrator and the Trustee no later than 5:00 p.m. (New York City time) on the relevant Interest Determination Date).

“Term SOFR Reference Rate”: The forward-looking term rate based on SOFR.

“Third Party Credit Exposure”: As of any date of determination, the sum (without duplication) of the outstanding Principal Balance of each Collateral Obligation that consists of a Participation Interest.

“Third Party Credit Exposure Limits”: Limits that shall be satisfied if the Third Party Credit Exposure with counterparties having the ratings below from S&P do not exceed the percentage of the Collateral Principal Amount specified below:

S&P’s credit rating of Selling Institution	Aggregate Percentage Limit	Individual Percentage Limit
AAA	20%	20%
AA+	10%	10%
AA	10%	10%
AA-	10%	10%
A+	5%	5%
A	5%	5%
A- or below	0%	0%

provided that a Selling Institution having an S&P credit rating of “A” must also have a short-term S&P rating of “A-1” otherwise its “Aggregate Percentage Limit” and “Individual Percentage Limit” shall be 0%.

“Trading Plan”: The meaning specified in Section 12.2(b).

“Trading Plan Period”: The meaning specified in Section 12.2(b).

“Transaction Documents”: This Indenture, the Collateral Management Agreement, the Collateral Administration Agreement, the Securities Account Control Agreement, the LLC Agreement, the Purchase and Placement Agreement and the Master Loan Sale Agreement.

“Transfer Agent”: The Person or Persons, which may be the Issuer, authorized by the Issuer to exchange or register the transfer of Notes.

“Transfer Deposit Amount”: On any date of determination with respect to any Collateral Obligation, an amount equal to the sum of the outstanding principal balance of such Collateral Obligation, together with accrued interest thereon through such date of determination, and in connection with any Collateral Obligation which is a Revolving Collateral Obligation or a Delayed Drawdown Collateral Obligation, an amount equal to the Net Exposure Amount thereof as of the applicable Cut-Off Date.

“Transferor”: MidCap Financial Investment Corporation, a corporation incorporated under the laws of the State of Maryland.

“Trustee”: The meaning specified in the first sentence of this Indenture.

“Trust Officer”: When used with respect to the Trustee (and the Bank in any other capacity under the Transaction Documents), any officer within the Corporate Trust Office (or any successor group of the Trustee) including any director, vice president, assistant vice president or other officer of the Trustee customarily performing functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred at the Corporate Trust Office because of such Person’s knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of this transaction.

“UCC”: The Uniform Commercial Code as in effect in the State of New York or, if different, the political subdivision of the United States that governs the perfection of the relevant security interest, as amended from time to time.

“Uncertificated Security”: The meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Instruments”: The loan agreement, credit agreement or other customary agreement pursuant to which an Asset has been created or issued and each other agreement that governs the terms of or secures the obligations represented by such Asset or of which the holders of such Asset are the beneficiaries.

“United States Tax Person”: A “United States person” as defined in Section 7701(a)(30) of the Code.

“Unregistered Securities”: The meaning specified in Section 5.17(c).

“Unsaleable Asset”: (a) Any Defaulted Obligation (during the continuation of an Event of Default only), Equity Security, obligation received in connection with a tender offer, voluntary redemption, exchange offer, conversion, restructuring or plan of reorganization with respect to the Obligor, or other exchange or any other security or debt obligation that is part of the Assets, in respect of which the Issuer has not received a payment in Cash during the preceding 12 months or (b) any asset, claim or other property identified in a certificate of the Collateral Manager as having a Market Value of less than U.S.$1,000, in each case with respect to which the Collateral Manager certifies to the Trustee that (x) it has made commercially reasonable efforts to dispose of such Collateral Obligation for at least 90 days and (y) in its commercially reasonable judgment such Collateral Obligation is not expected to be saleable for the foreseeable future.

“Unsecured Loan”: A senior unsecured Loan obligation of any Person which is not (and by its terms is not permitted to become) subordinate in right of payment to any other debt for borrowed money incurred by the obligor under such Loan.

“U.S. Government Securities Business Day”: Any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in the United States government securities as indicated on the Securities Industry and Financial Markets Association website.

“U.S. Person” and “U.S. person”: The meanings specified in Regulation S.

“U.S. Retention Holder”: On the Closing Date, MFIC Bethesda CLO 1 Depositor LLC, a limited liability company formed under the laws of the State of Delaware, as a “majority-owned affiliate” of the “sponsor” of this transaction (as such term is defined in the U.S. Risk Retention Rules in effect on the Closing Date), and thereafter any successor, assignee or transferee thereof or any Person permitted under the U.S. Risk Retention Rules to hold an “eligible horizontal residual interest” for purposes of the U.S. Risk Retention Rules.

“U.S. Risk Retention Rules”: The federal interagency credit risk retention rules, codified at 17 C.F.R. Part 246.

“Volcker Rule”: Section 13 of the Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereof.

“Weighted Average Coupon”: As of any Measurement Date, the number obtained by dividing:

(a) the amount equal to the Aggregate Coupon; by

(b) an amount equal to the Aggregate Principal Balance of all Fixed Rate Obligations as of such Measurement Date.

“Weighted Average Floating Spread”: As of any Measurement Date, the number obtained by dividing: (a) the amount equal to (A) the Aggregate Funded Spread plus (B) the Aggregate Unfunded Spread by (b) an amount equal to the Aggregate Principal Balance of all Floating Rate Obligations as of such Measurement Date.

“Weighted Average Life”: As of any Measurement Date with respect to all Collateral Obligations other than Defaulted Obligations, the number of years following such date obtained by summing the products obtained by multiplying:

(a) (i) the Average Life at such time of each such Collateral Obligation by (ii) the outstanding principal balance of such Collateral Obligation and dividing such sum by:

(b) the Aggregate Principal Balance at such time of all Collateral Obligations other than Defaulted Obligations.

For the purposes of the foregoing, the “Average Life” is, on any Measurement Date with respect to any Collateral Obligation, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (rounded to the nearest one hundredth thereof) from such Measurement Date to the respective dates of each successive Scheduled Distribution of principal of such Collateral Obligation and (b) the respective amounts of principal of such Scheduled Distributions by (ii) the sum of all successive Scheduled Distributions of principal on such Collateral Obligation.

“Weighted Average Life Test”: A test satisfied on any Measurement Date if the Weighted Average Life of the Collateral Obligations as of such date is less than or equal to the value in the column entitled “Weighted Average Life Value” in the table below corresponding to the immediately preceding Payment Date (or prior to the first Payment Date following the Closing Date, the Closing Date).

Weighted Average Life Value
Closing Date	8.00
Payment Date in April 2024	7.53
Payment Date in July 2024	7.28
Payment Date in October 2024	7.03
Payment Date in January 2025	6.78
Payment Date in April 2025	6.53
Payment Date in July 2025	6.28
Payment Date in October 2025	6.03
Payment Date in January 2026	5.78
Payment Date in April 2026	5.53
Payment Date in July 2026	5.28
Payment Date in October 2026	5.03
Payment Date in January 2027	4.78
Payment Date in April 2027	4.53
Payment Date in July 2027	4.28
Payment Date in October 2027	4.03
Payment Date in January 2028	3.78
Payment Date in April 2028	3.53
Payment Date in July 2028	3.28
Payment Date in October 2028	3.03
Payment Date in January 2029	2.78
Payment Date in April 2029	2.53
Payment Date in July 2029	2.28
Payment Date in October 2029	2.03
Payment Date in January 2030	1.78
Payment Date in April 2030	1.53

Weighted Average Life Value
Payment Date in July 2030	1.28
Payment Date in October 2030	1.03
Payment Date in January 2031	0.78
Payment Date in April 2031	0.53
Payment Date in July 2031	0.28
Payment Date in October 2031	0.03
Payment Date in January 2032	0.00

“Weighted Average Fitch Recovery Rate”: As of any date of determination, the rate (expressed as a percentage) determined by summing the products obtained by multiplying the principal balance of each Collateral Obligation by the Fitch Recovery Rate in relation thereto and dividing such sum by the Aggregate Principal Balance of all Collateral Obligations and rounding up to the nearest 0.1 percent. For the purposes of determining the Principal Balance and Aggregate Principal Balance of Collateral Obligations in this definition, the Principal Balance of each Defaulted Obligation shall be excluded.

“Weighted Average S&P Recovery Rate”: As of any Measurement Date, the number, expressed as a percentage and determined separately for each Class of Notes, obtained by summing the products obtained by multiplying the Principal Balance of each Collateral Obligation by its corresponding recovery rate as determined in accordance with Section 1 of Schedule 4 hereto, dividing such sum by the Aggregate Principal Balance of all Collateral Obligations, and rounding to the nearest tenth of a percent.

“Workout Loan”: Any Loan or other loan asset received in connection with the workout or restructuring of a Collateral Obligation that requires the use of Interest Proceeds, Principal Proceeds and/or amounts designated for Permitted Use to acquire and that does not satisfy the Investment Criteria in connection with the acquisition thereof.

“Zero Coupon Bond”: Any debt security that by its terms (a) does not bear interest for all or part of the remaining period that it is outstanding, (b) provides for periodic payments of interest in Cash less frequently than semi-annually or (c) pays interest only at its stated maturity.

Section 1.2 Usage of Terms. With respect to all terms in this Indenture, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all amendments, modifications and supplements thereto or any changes therein entered into in accordance with their respective terms and not prohibited by this Indenture; references to Persons include their permitted successors and assigns; and the term “including” means “including without limitation.”

Section 1.3 Assumptions as to Assets. In connection with all calculations required to be made pursuant to this Indenture with respect to Scheduled Distributions on any Asset, or any payments on any other assets included in the Assets, with respect to the sale of and reinvestment in Collateral Obligations, and with respect to the income that can be earned on Scheduled Distributions on such Assets and on any other amounts that may be received for deposit in the

Collection Account, the provisions set forth in this Section 1.3 shall be applied. The provisions of this Section 1.3 shall be applicable to any determination or calculation that is covered by this Section 1.3, whether or not reference is specifically made to Section 1.3, unless some other method of calculation or determination is expressly specified in the particular provision.

(a) All calculations with respect to Scheduled Distributions on the Assets securing the Secured Notes shall be made on the basis of information as to the terms of each such Asset and upon reports of payments, if any, received on such Asset that are furnished by or on behalf of the issuer of such Asset and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(b) For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations will not include scheduled interest and principal payments on Defaulted Obligations unless or until such payments are actually made.

(c) For each Collection Period and as of any date of determination, the Scheduled Distribution on any Asset (including Current Pay Obligations and DIP Collateral Obligations but excluding Defaulted Obligations, which, except as otherwise provided herein, shall be assumed to have a Scheduled Distribution of zero, except to the extent any payments have actually been received) shall be the sum of (i) the total amount of payments and collections to be received during such Collection Period in respect of such Asset (including the proceeds of the sale of such Asset received and, in the case of sales which have not yet settled, to be received during the Collection Period and not reinvested in additional Collateral Obligations or Eligible Investments or retained in the Collection Account for subsequent reinvestment pursuant to Section 12.2) that, if paid as scheduled, will be available in the Collection Account at the end of the Collection Period and (ii) any such amounts received by the Issuer in prior Collection Periods that were not disbursed on a previous Payment Date.

(d) Each Scheduled Distribution receivable with respect to a Collateral Obligation shall be assumed to be received on the applicable Due Date, and each such Scheduled Distribution shall be assumed to be immediately deposited in the Collection Account to earn interest at the Assumed Reinvestment Rate. All such funds shall be assumed to continue to earn interest until the date on which they are required to be available in the Collection Account for application, in accordance with the terms hereof, to payments of principal of or interest on the Notes or other amounts payable pursuant to this Indenture. For purposes of the applicable determinations required by Section 10.7(b)(iv), Article XII and the definition of “Interest Coverage Ratio”, the expected interest on the Secured Notes and Floating Rate Obligations will be calculated using the then current interest rates applicable thereto.

(e) References in Section 11.1(a) to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments described herein, that precede (in priority of payment) or include the clause in which such calculation is made.

(f) For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations, Defaulted Obligations will be treated as having a Principal Balance equal to the Defaulted Obligation Balance.

(g) If a Collateral Obligation included in the Assets would be deemed a Current Pay Obligation but for the applicable percentage limitation in clause (x) of the proviso to the definition of “Defaulted Obligation”, then the Current Pay Obligations with the lowest Market Value (expressed as a percentage of the outstanding principal balance of such Current Pay Obligations as of the date of determination) shall be deemed Defaulted Obligations. Each such Defaulted Obligation will be treated as a Defaulted Obligation for all purposes until such time as the Aggregate Principal Balance of Current Pay Obligations would not exceed, on a pro forma basis including such Defaulted Obligation, the applicable percentage of the Collateral Principal Amount.

(h) Except where expressly referenced herein for inclusion in such calculations, Defaulted Obligations will not be included in the calculation of the Collateral Quality Tests.

(i) For purposes of calculating compliance with the Investment Criteria, upon the direction of the Collateral Manager by notice to the Trustee and the Collateral Administrator, any Eligible Investment representing Principal Proceeds received upon the sale or other disposition of a Collateral Obligation shall be deemed to have the characteristics of such Collateral Obligation as of the date of such sale or other disposition until reinvested in an additional Collateral Obligation. Such calculations shall be based upon the principal amount of such Collateral Obligation, except in the case of Defaulted Obligations and Credit Risk Obligations, in which case the calculations will be based upon the Principal Proceeds received on the disposition or sale of such Defaulted Obligation or Credit Risk Obligation.

(j) For the purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.1%. All other calculations, unless otherwise set forth herein or the context otherwise requires, shall be rounded to the nearest ten-thousandth if expressed as a percentage, and to the nearest one-hundredth if expressed otherwise.

(k) Except as expressly set forth in this Indenture, the “principal balance” and “outstanding principal balance” of a Revolving Collateral Obligation or a Delayed Drawdown Collateral Obligation shall include all unfunded commitments that have not been irrevocably reduced or withdrawn.

(l) Notwithstanding any other provision of this Indenture to the contrary, all monetary calculations under this Indenture shall be in Dollars.

(m) Any reference herein to an amount of the Trustee’s or the Collateral Administrator’s fees calculated with respect to a period at a per annum rate shall be computed on the basis of the actual number of days in the applicable Interest Accrual Period divided by 360 and shall be based on the aggregate face amount of the Assets at the beginning of the Collection Period.

(n) To the extent there is, in the reasonable determination of the Collateral Administrator or the Trustee, any ambiguity in the interpretation of any definition or term contained herein or to the extent the Collateral Administrator or the Trustee reasonably determines that more than one methodology can be used to make any of the determinations or calculations set forth herein, the Collateral Manager may direct the Collateral Administrator in writing, or the Collateral Administrator or the Trustee may request written direction from the Collateral Manager as to the interpretation and/or methodology to be used, in either case, and the Collateral Administrator and the Trustee, as applicable, shall follow such direction, and together with the Trustee, shall be entitled to conclusively rely thereon without any responsibility or liability therefor.

(o) For purposes of calculating the Collateral Quality Tests, DIP Collateral Obligations will be treated as having an S&P Recovery Rate equal to the S&P Recovery Rate for Senior Secured Loans.

(p) For purposes of calculating compliance with any tests under this Indenture, the trade date (and not the settlement date) with respect to any acquisition or disposition of a Collateral Obligation or Eligible Investment shall be used to determine whether and when such acquisition or disposition has occurred.

(q) For all purposes where expressly used in this Indenture, the “principal balance” and “outstanding principal balance” shall exclude capitalized interest, if any.

(r) Any direction or Issuer Order required hereunder relating to the purchase, acquisition, sale, disposition or other transfer of Assets may be in the form of a trade ticket, confirmation of trade, instruction to post or to commit to the trade or similar instrument or document or other written instruction (including by email or other electronic communication) from the Collateral Manager on which the Trustee and the Collateral Administrator may rely.

(s) To the fullest extent permitted by applicable law and notwithstanding anything to the contrary contained in this Indenture, whenever herein the Collateral Manager is permitted or required to make a decision in its “sole discretion,” “reasonable discretion” or “discretion” or under a grant of similar authority or latitude, the Collateral Manager shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Issuer, Holders or any other Person. The intent of granting authority to act in its “discretion” to the Collateral Manager is that no other express consent of another party is required to be obtained by the Collateral Manager when acting pursuant to such grant of authority under this Indenture; provided that any action taken pursuant to such grant of discretion is consistent with the legal, contractual and fiduciary duties owed by the Collateral Manager.

(t) Notwithstanding anything herein to the contrary, any proceeds received in connection with any Workout Loan or Equity Security will be allocated to the Collection Account as Principal Proceeds.

(u) Notwithstanding anything herein to the contrary, any Equity Security or Workout Loan will be treated as an Equity Security, in each case, unless and until such Workout Loan or Equity Security, as applicable, meets the definition of “Collateral Obligation” on the date of acquisition or subsequently meets the definition of “Collateral Obligation” (as tested on such date). After such Workout Loan or Equity Security meets the definition of “Collateral Obligation,” it may be treated, at the election of the Collateral Manager, as a Collateral Obligation for all purposes of this Indenture.

(v) For purposes of calculating the S&P Minimum Floating Spread Test, the Fitch Minimum Floating Spread Test, the Minimum Weighted Average Coupon Test and the Interest Coverage Test, such calculations shall be on a net basis without giving effect to any tax withholdings on payments made by the applicable Obligor to the Issuer.

ARTICLE II

THE NOTES

Section 2.1 Forms Generally. The Notes and the Trustee’s or Authenticating Agent’s certificate of authentication thereon (the “Certificate of Authentication”) shall be in substantially the forms required by this Article, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon, as may be consistent herewith, determined by the Responsible Officers of the Issuer executing such Notes as evidenced by their execution of such Notes. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

Section 2.2 Forms of Notes. (a) The forms of the Notes, including the forms of Certificated Secured Notes, Certificated Subordinated Notes, Regulation S Global Secured Notes, Rule 144A Global Secured Notes and Rule 144A Global Subordinated Notes, shall be as set forth in the applicable part of Exhibit A hereto.

(b) Secured Notes and Subordinated Notes.

(i) The Secured Notes of each Class sold to persons who are non-U.S. persons in offshore transactions (as defined in Regulation S) in reliance on Regulation S, which persons are Qualified Purchasers, shall each be issued initially in the form of one permanent Global Note per Class in definitive, fully registered form without interest coupons substantially in the applicable form attached as Exhibit A-1 hereto (each, a “Regulation S Global Secured Note”), and shall be deposited on behalf of the subscribers for such Secured Notes represented thereby with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the respective accounts of Euroclear and Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

(ii) The Notes of each Class sold to Persons that are QIB/QPs shall each be issued initially in the form of one permanent Global Secured Note per Class in definitive, fully registered form without interest coupons substantially in the applicable form attached as Exhibit A-1 attached hereto, in the case of the Secured Notes (each, a “Rule 144A Global Secured Note”) and in the form of one permanent Global Subordinated Note in definitive, fully registered form without interest coupons substantially in the applicable form attached as Exhibit A-2 hereto, in the case of the Subordinated Notes (each, a “Rule 144A Global Subordinated Note”), and shall be deposited on behalf of the subscribers for such Notes represented thereby with the Trustee as custodian for, and registered in the name of Cede & Co., a nominee of, DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. Except as otherwise expressly agreed with the Issuer for an acquisition on the Closing Date, the Rule 144A Global Subordinated Notes may only be sold to persons that are not Benefit Plan Investors or Controlling Persons.

(iii) The Secured Notes sold to persons that, at the time of the acquisition, purported acquisition or proposed acquisition of any such Note, are Institutional Accredited Investors (that are not Qualified Institutional Buyers) and Qualified Purchasers (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser) shall be issued in the form of definitive, fully registered notes without coupons substantially in the applicable form attached as Exhibit A-3 hereto (a “Certificated Secured Note”) which shall be registered in the name of the beneficial owner or a nominee thereof, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

(iv) The Subordinated Notes (x) sold to persons that, at the time of the acquisition, purported acquisition or proposed acquisition of any such Note, are Institutional Accredited Investors (that are not Qualified Institutional Buyers) and Qualified Purchasers (or a corporation, partnership, limited liability company or other entity, each shareholder, partner, member or other equity owner of which is a Qualified Purchaser) or (y) sold to Benefit Plan Investors or Controlling Persons after the initial purchase of Global Subordinated Notes shall be issued in the form of definitive, fully registered notes without coupons substantially in the form attached as Exhibit A-4 hereto (each, a “Certificated Subordinated Note” and, together with the Certificated Secured Notes, “Certificated Notes”) which shall be registered in the name of the beneficial owner or a nominee thereof, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

(v) The aggregate principal amount of the Regulation S Global Secured Notes, the Rule 144A Global Secured Notes and the Rule 144A Global Subordinated Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee or DTC or its nominee, as the case may be, as hereinafter provided.

(c) Book Entry Provisions. This Section 2.2(c) shall apply only to Global Notes deposited with or on behalf of DTC.

The provisions of the “Operating Procedures of the Euroclear System” of Euroclear and the “Terms and Conditions Governing Use of Participants” of Clearstream, respectively, will be applicable to the Global Notes insofar as interests in such Global Notes are held by the Agent Members of Euroclear or Clearstream, as the case may be.

Agent Members shall have no rights under this Indenture with respect to any Global Notes held on their behalf by the Trustee, as custodian for DTC, and DTC may be treated by the Issuer, the Trustee, and any agent of the Issuer or the Trustee as the absolute owner of such Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee, or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

Section 2.3 Authorized Amount; Stated Maturity; Denominations. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is limited to U.S.$402,360,000 aggregate principal amount of Notes (except for (i) Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.5, Section 2.6 or Section 8.5 of this Indenture or (ii) Additional Notes issued in accordance with Sections 2.13 and 3.2).

Such Notes shall be divided into the Classes, having the designations, original principal amounts and other characteristics as follows:

Notes

Designation(1)	Class A-1 Notes	Class A-2 Notes	Subordinated Notes
Type	Senior Secured Floating Rate	Senior Secured Floating Rate
Initial Principal Amount (U.S.$)	$232,000,000	$16,000,000	$154,360,000
Fixed Rate Note	No	No	N/A
Floating Rate Note	Yes	Yes	N/A
Index	Benchmark	Benchmark	N/A
Index Maturity	3 month	3 month	N/A
Expected S&P Initial Rating	“AAA(sf)”	“AAA(sf)”	N/A
Expected Fitch Initial Rating	“AAAsf”	N/A	N/A

(1)	Each Class of Notes is referred to in this Offering Circular using the respective term set forth under the heading “Designation” in the table above.

Designation(1)	Class A-1 Notes	Class A-2 Notes	Subordinated Notes
Interest Rate(2)	Benchmark + 2.40%	Benchmark + 2.90%	N/A
Interest Deferrable	No	No	No
Stated Maturity (Payment Date in)	October, 2035	October, 2035	October, 2123
Minimum Denominations (U.S.$) (Integral Multiples)	$250,000 ($1.00)	$250,000 ($1.00)	$1,716,000 ($1.00)
Priority Classes	None	A-1	A-1, A-2
Pari Passu Classes	None	None	None
Junior Classes	A-2, Subordinated	Subordinated	None
Form	Book-Entry (Physical for IAIs)	Book-Entry (Physical for IAIs)	Book-Entry (Physical for IAIs)

The Secured Notes shall be issued in Minimum Denominations of U.S.$250,000 and integral multiples of U.S.$1.00 in excess thereof and the Subordinated Notes shall be issued in Minimum Denominations of U.S.$1,716,000 and integral multiples of U.S.$1.00 in excess thereof; provided that the Notes issued to the U.S. Retention Holder on the Closing Date may be issued in Minimum Denominations of U.S.$100,000 and integral multiples of U.S.$1.00 in excess thereof. Notes shall only be transferred or resold in compliance with the terms of this Indenture.

Section 2.4 Execution, Authentication, Delivery and Dating. The Notes shall be executed on behalf of the Issuer by one of its Officers. The signature of such Officer on the Notes may be manual or facsimile.

Notes bearing the manual or facsimile signatures of individuals who were at the time of execution the Officers of the Issuer shall bind the Issuer, notwithstanding the fact that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of issuance of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Notes executed by the Issuer to the Trustee or the Authenticating Agent for authentication and the Trustee or the Authenticating Agent, upon Issuer Order (which Issuer Order shall be deemed to be provided upon delivery of such executed Notes), shall authenticate and deliver such Notes as provided herein and not otherwise.

(2)

The Benchmark is determined as set forth in the definition thereof. The initial Benchmark will be the Term SOFR Rate; provided that, with respect to the first Interest Accrual Period following the Closing Date, the Term SOFR Rate will be determined separately for the period from and including the Closing Date to but excluding the First Interest Determination End Date and the period from and including the First Interest Determination End Date to but excluding the first Payment Date following the Closing Date, in each case, by reference to the Index Maturity. The Benchmark may be changed to the Fallback Rate in accordance with the definition of “Benchmark” and certain other conditions specified therein.

Each Note authenticated and delivered by the Trustee or the Authenticating Agent upon Issuer Order on the Closing Date shall be dated as of the Closing Date. All other Notes that are authenticated after the Closing Date for any other purpose under this Indenture shall be dated the date of their authentication.

Notes issued upon transfer, exchange or replacement of other Notes shall be issued in authorized denominations reflecting the original aggregate principal amount of the Notes so transferred, exchanged or replaced, but shall represent only the current outstanding principal amount of the Notes so transferred, exchanged or replaced. If any Note is divided into more than one Note in accordance with this Article II, the original principal amount of such Note shall be proportionately divided among the Notes delivered in exchange therefor and shall be deemed to be the original aggregate principal amount of such subsequently issued Notes.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a Certificate of Authentication, substantially in the form provided for herein, executed by the Trustee or by the Authenticating Agent by the manual signature of one of their authorized signatories, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

Section 2.5 Registration, Registration of Transfer and Exchange. (a) The Issuer shall cause the Notes to be registered and shall cause to be kept a register (the “Register”) at the office of the Trustee in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of Notes and the registration of transfers of Notes. The Trustee is hereby initially appointed registrar (the “Registrar”) for the purpose of registering Notes and transfers of such Notes with respect to the Register maintained in the United States as herein provided. Upon any resignation or removal of the Registrar, the Issuer shall promptly appoint a successor or, in the absence of such appointment, assume the duties of Registrar.

If a Person other than the Trustee is appointed by the Issuer as Registrar, the Issuer will give the Trustee prompt written notice of the appointment of a Registrar and of the location, and any change in the location, of the Register, and the Trustee shall have the right to inspect the Register at all reasonable times and to obtain copies thereof and the Trustee shall have the right to rely upon a certificate executed on behalf of the Registrar by an Officer thereof as to the names and addresses of the Holders of the Notes and the principal or face amounts and numbers of such Notes. Upon written request at any time the Registrar shall provide to the Issuer, the Collateral Manager, the Initial Purchaser, the Placement Agent, any beneficial owner of a Note who provides the Trustee with a certification substantially in the form of Exhibit C or any Holder of a Certificated Note a current list of Holders (and their holdings) as reflected in the Register, and at the Issuer’s expense, a list of participants in DTC holding positions in the Notes. In addition and upon written request, and at the expense of the requesting party, at any time unless prohibited by applicable law, the Registrar shall provide to the Issuer, the Collateral Manager, any beneficial owner of a Note who provides the Trustee with a certification substantially in the form of Exhibit C or any Holder of a Certificated Note (A) any information contained in any beneficial owners’ certifications, substantially in the form of Exhibit C, that the Trustee has received from beneficial owners of Notes and (B) any other forms or information submitted to a Trust Officer of the Trustee in connection with such beneficial owner’s interest, the Holder of such beneficial owner’s interest or other Persons being granted access to the Trustee’s website; provided, further, that the Trustee shall make no representation and give no warranties as to the accuracy or correctness of any information so provided.

Subject to this Section 2.5, upon surrender for registration of transfer of any Notes at the office or agency of the Issuer to be maintained as provided in Section 7.2, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denomination and of a like aggregate principal or face amount. At any time, the Issuer, the Collateral Manager, the Initial Purchaser or the Placement Agent may request a list of Holders from the Trustee.

In addition, when permitted under this Indenture, the Issuer, the Trustee and the Collateral Manager shall be entitled to rely conclusively upon any certificate of ownership provided to the Trustee by a beneficial owner of a Note (including a Beneficial Ownership Certificate or a certificate in the form of Exhibit C) and/or other forms of reasonable evidence of such ownership as to the names and addresses of such beneficial owner and the Classes, principal amounts and CUSIP numbers of Notes beneficially owned thereby. At any time, upon request of the Issuer, the Collateral Manager, the Initial Purchaser or the Placement Agent, the Trustee shall provide such requesting Person a copy of each Beneficial Ownership Certificate that the Trustee has received; provided, however, the Trustee shall have no obligation or duty to verify information with respect to such Beneficial Ownership Certificate or certificate in the form of Exhibit C and shall only be required to retain copies of such documents presented to it.

At the option of the Holder, Notes may be exchanged for Notes of like terms, in any authorized denominations and of like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Note is surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive.

All Notes issued and authenticated upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer, evidencing the same debt (to the extent they evidence debt), and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in a form reasonably satisfactory to the Registrar, duly executed by the Holder thereof or such Holder’s attorney duly authorized in writing with such signature guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

No service charge shall be made to a Holder for any registration of transfer or exchange of Notes, but the Trustee may require payment of a sum sufficient to cover any transfer, tax or other governmental charge payable in connection therewith. The Registrar or the Trustee shall be permitted to request such evidence reasonably satisfactory to it documenting the identity and/or signatures of the transferor and transferee.

(b) No Note may be sold or transferred (including, without limitation, by pledge or hypothecation) unless such sale or transfer is exempt from the registration requirements of the Securities Act, is exempt from the registration requirements under applicable state securities laws and will not cause the Issuer to become subject to the requirement that it register as an investment company under the 1940 Act.

(c) No transfer of any Subordinated Note (or any interest therein) will be effective, and the Trustee will not recognize any such transfer, if after giving effect to such transfer 25% or more of the Aggregate Outstanding Amount of the Subordinated Notes would be held by Persons who have represented that they are Benefit Plan Investors. For purposes of these calculations and all other calculations required by this sub-section, (A) any Notes of the Issuer held by a Person (other than a Benefit Plan Investor) who is a Controlling Person, the Trustee, the Collateral Manager or any of their respective affiliates (other than those interests held by a Benefit Plan Investor) shall be disregarded and not treated as Outstanding and (B) an “affiliate” of a Person shall include any Person, directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with the Person, and “control” with respect to a Person other than an individual shall mean the power to exercise a controlling influence over the management or policies of such Person. The Trustee shall be entitled to rely exclusively upon the information set forth in the transfer certificates received pursuant to the terms of this Section 2.5 and only Notes that a Trust Officer of the Trustee actually knows to be so held shall be so disregarded. In addition, no Global Subordinated Notes (other than such Global Notes purchased from the Issuer as part of the initial offering) may be held by or transferred to a Benefit Plan Investor or Controlling Person and each beneficial owner of a Global Subordinated Notes acquiring its interest in the Subordinated Notes in the initial offering shall provide to the Issuer a written certification in the form of Exhibit B-5 attached hereto.

(d) Each subsequent transferee of a Note, by acceptance of such Note or an interest in such Note, shall be deemed to have agreed to comply with Section 2.12.

(e) Notwithstanding anything contained herein to the contrary, the Trustee shall not be responsible for ascertaining whether any transfer complies with, or for otherwise monitoring or determining compliance with, the registration provisions of or any exemptions from the Securities Act, applicable state securities laws or the applicable laws of any other jurisdiction, ERISA, the Code, the 1940 Act, or the terms hereof; provided that if a certificate is specifically required by the terms of this Section 2.5 to be provided to the Trustee by a prospective transferor or transferee, the Trustee shall be under a duty to receive and examine the same to determine whether or not the certificate substantially conforms on its face to the applicable requirements of this Indenture and shall promptly notify the party delivering the same and the Issuer if such certificate does not comply with such terms.

(f) For so long as any of the Notes are Outstanding, the Issuer shall ensure that beneficial ownership interests in the Issuer are acquired or held only by (1) Qualified Purchasers within the meaning of the 1940 Act and (2) investors who are not Benefit Plan Investors that would cause the underlying assets of the Issuer to be deemed to be “plan asset” of a Benefit Plan Investor.

(g) Transfers of Global Secured Notes shall only be made in accordance with Section 2.2(b) and this Section 2.5(g).

(i) Rule 144A Global Secured Note to Regulation S Global Secured Note. If a holder of a beneficial interest in a Rule 144A Global Secured Note deposited with DTC wishes at any time to exchange its interest in such Rule 144A Global Secured Note for an interest in the corresponding Regulation S Global Secured Note, or to transfer its interest in such Rule 144A Global Secured Note to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Regulation S Global Secured Note, such holder (provided that such holder or, in the case of a transfer, the transferee is a Qualified Purchaser not a U.S. person and is acquiring such interest in an offshore transaction (as defined in Regulation S)) may, subject to the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Regulation S Global Secured Note. Upon receipt by the Registrar of (A) instructions given in accordance with DTC’s procedures from an Agent Member directing the Registrar to credit or cause to be credited a beneficial interest in the corresponding Regulation S Global Secured Note, but not less than the Minimum Denomination applicable to such holder’s Notes, in an amount equal to the beneficial interest in the Rule 144A Global Secured Note to be exchanged or transferred, (B) a written order given in accordance with DTC’s procedures containing information regarding the participant account of DTC and the Euroclear or Clearstream account to be credited with such increase, (C) a certificate in the form of Exhibit B-1 attached hereto given by the holder of such beneficial interest stating that the exchange or transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Secured Notes, including that the holder or the transferee, as applicable, is not a U.S. person, and is acquiring such interest in an offshore transaction pursuant to and in accordance with Regulation S, and (D) a written certification in the form of Exhibit B-8 attached hereto given by the transferee in respect of such beneficial interest stating, among other things, that such transferee is a non-U.S. person purchasing such beneficial interest in an offshore transaction pursuant to Regulation S and is a Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser), then the Registrar shall approve the instructions at DTC to reduce the principal amount of the Rule 144A Global Secured Note and to increase the principal amount of the Regulation S Global Secured Note by the aggregate principal amount of the beneficial interest in the Rule 144A Global Secured Note to be exchanged or transferred, and to credit or cause to be credited to the securities account of the Agent Member specified in such instructions a beneficial interest in the corresponding Regulation S Global Secured Note equal to the reduction in the principal amount of the Rule 144A Global Secured Note.

(ii) Regulation S Global Secured Note to Rule 144A Global Secured Note. If a holder of a beneficial interest in a Regulation S Global Secured Note deposited with DTC wishes at any time to exchange its interest in such Regulation S Global Secured Note for an interest in the corresponding Rule 144A Global Secured Note or to transfer its interest in such Regulation S Global Secured Note to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Rule 144A Global Secured Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Rule 144A Global Secured Note. Upon receipt by the Registrar of (A) instructions from Euroclear, Clearstream and/or DTC, as the case may be, directing the Registrar to cause to be credited a beneficial interest in the corresponding Rule 144A Global Secured Note in an amount equal to the beneficial interest in such Regulation S Global Secured Note, but not less than the Minimum Denomination applicable to such holder’s Notes to be exchanged or transferred, such instructions to contain information regarding the participant account with DTC to be credited with such increase, (B) a certificate in the form of Exhibit B-3 attached hereto given by the holder of such beneficial interest and stating, among other things, that, in the case of a transfer, the Person transferring such interest in such Regulation S Global Secured Note reasonably believes that the Person acquiring such interest in a Rule 144A Global Secured Note is a Qualified Purchaser and a Qualified Institutional Buyer, is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction and (C) a written certification in the form of Exhibit B-6 attached hereto given by the transferee in respect of such beneficial interest stating, among other things, that such transferee is a Qualified Institutional Buyer and a Qualified Purchaser, then the Registrar will approve the instructions at DTC to reduce, or cause to be reduced, the Regulation S Global Secured Note by the aggregate principal amount of the beneficial interest in the Regulation S Global Secured Note to be transferred or exchanged and the Registrar shall instruct DTC, concurrently with such reduction, to credit or cause to be credited to the securities account of the Agent Member specified in such instructions a beneficial interest in the corresponding Rule 144A Global Secured Note equal to the reduction in the principal amount of the Regulation S Global Secured Note.

(iii) Global Secured Note to Certificated Secured Note. Subject to Section 2.10(a), if a holder of a beneficial interest in a Global Secured Note deposited with DTC wishes at any time to transfer its interest in such Global Secured Note to a Person who wishes to take delivery thereof in the form of a corresponding Certificated Secured Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, transfer, or cause the transfer of, such interest for a Certificated Secured Note. Upon receipt by the Registrar of (A) certificates substantially in the form of Exhibit B-2, attached hereto executed by the transferee and (B) appropriate instructions from DTC, if required, the Registrar will approve the instructions at DTC to reduce, or cause to be reduced, the Global Secured Note by the aggregate principal amount of the beneficial interest in the Global Secured Note to be transferred, record the transfer in the Register in accordance with Section 2.5(a) and upon execution by the Issuer and authentication and delivery by the Trustee, deliver one or more corresponding Certificated Notes, registered in the names specified in the instructions described in clause (B) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the interest in such Global Secured Note transferred by the transferor), and in authorized denominations.

(h) Transfers of Certificated Notes shall only be made in accordance with Section 2.2(b) and this Section 2.5(h).

(i) Certificated Secured Notes to Global Secured Notes. If a holder of a Certificated Secured Note wishes at any time to transfer such Certificated Secured Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in a corresponding Global Secured Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, exchange or transfer, or cause the exchange or transfer of, such Certificated Secured Note for a beneficial interest in a corresponding Global Note. Upon receipt by the Registrar of (A) a Holder’s Certificated Secured Note properly endorsed for assignment to the transferee, (B) a certificate substantially in the form of Exhibit B-1 or Exhibit B-3 (as applicable) attached hereto executed by the transferor and a certificate substantially in the form of Exhibit B-6 or B-8 (as applicable) attached hereto executed by the transferee, (C) instructions given in accordance with Euroclear, Clearstream or DTC’s procedures, as the case may be, from an Agent Member to instruct DTC to cause to be credited a beneficial interest in the applicable Global Secured Notes in an amount equal to the Certificated Secured Notes to be transferred or exchanged, and (D) a written order given in accordance with DTC’s procedures containing information regarding the Agent Member’s account at DTC and/or Euroclear or Clearstream to be credited with such increase, the Registrar shall cancel such Certificated Secured Note in accordance with Section 2.9, record the transfer in the Register in accordance with Section 2.5(a) and approve the instructions at DTC, concurrently with such cancellation, to credit or cause to be credited to the securities account of the Agent Member specified in such instructions a beneficial interest in the corresponding Global Secured Note equal to the principal amount of the Certificated Secured Note transferred or exchanged.

(ii) Certificated Secured Notes to Certificated Secured Notes. Upon receipt by the Registrar of (A) a Holder’s Certificated Secured Note properly endorsed for assignment to the transferee, and (B) certificates substantially in the form of Exhibit B-2, attached hereto executed by the transferee, the Registrar shall cancel such Certificated Secured Note in accordance with Section 2.9, record the transfer in the Register in accordance with Section 2.5(a) and upon execution by the Issuer and authentication and delivery by the Trustee, deliver one or more Certificated Secured Notes bearing the same designation as the Certificated Secured Note endorsed for transfer, registered in the names specified in the assignment described in clause (A) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the Certificated Secured Note surrendered by the transferor), and in authorized denominations.

(i) Transfers and exchanges of Subordinated Notes shall only be made in accordance with Section 2.2(b) and this Section 2.5(i).

(i) Certificated Subordinated Note to Certificated Subordinated Note. Upon receipt by the Registrar of (A) a Holder’s Certificated Subordinated Note properly endorsed for assignment to the transferee, and (B) certificates in the form of Exhibits B-4 and B-5 attached hereto given by the transferee of such Certificated Subordinated Note, the Registrar shall cancel such Certificated Subordinated Note in accordance with Section 2.9, record the transfer in the Register in accordance with Section 2.5(a) and upon execution by the Issuer and authentication and delivery by the Trustee, deliver one or more Certificated Subordinated Notes bearing the same designation as the Certificated Subordinated Note endorsed for transfer, registered in the names specified in the assignment described in clause (A) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the Certificated Subordinated Note surrendered by the transferor), and in authorized denominations.

(ii) Global Subordinated Note to Certificated Subordinated Note. Subject to Section 2.10(a), if a holder of a beneficial interest in a Global Subordinated Note deposited with DTC wishes at any time to transfer its interest in such Global Subordinated Note to a Person who wishes to take delivery thereof in the form of a corresponding Certificated Subordinated Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, transfer, or cause the transfer of, such interest for a Certificated Subordinated Note. Upon receipt by the Registrar of (A) certificates substantially in the form of Exhibits B-4 and B-5 attached hereto executed by the transferee and (B) appropriate instructions from DTC, if required, the Registrar will approve the instructions at DTC to reduce, or cause to be reduced, the Global Subordinated Note by the aggregate principal amount of the beneficial interest in the Global Subordinated Note to be transferred, record the transfer in the Register in accordance with Section 2.5(a) and upon execution by the Issuer and authentication and delivery by the Trustee, deliver one or more corresponding Certificated Subordinated Notes, registered in the names specified in the instructions described in clause (B) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the interest in such Global Subordinated Note transferred by the transferor), and in authorized denominations.

(iii) Certificated Subordinated Notes to Rule 144A Global Subordinated Notes. If a holder of a Certificated Subordinated Note wishes at any time to transfer such Certificated Subordinated Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in a corresponding Rule 144A Global Subordinated Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, exchange or transfer, or cause the exchange or transfer of, such Certificated Subordinated Note for a beneficial interest in a corresponding Rule 144A Global Subordinated Note. Upon receipt by the Registrar of (A) a Holder’s Certificated Subordinated Note properly endorsed for assignment to the transferee, (B) a certificate substantially in the form of Exhibit B-3 attached hereto executed by the transferor and a certificate substantially in the form of Exhibit B-7 attached hereto executed by the transferee, (C) instructions given in accordance with Euroclear, Clearstream or DTC’s procedures, as the case may be, from an Agent Member to instruct DTC to cause to be credited a beneficial interest in the applicable Rule 144A Global Subordinated Note in an amount equal to the Certificated Subordinated Notes to be transferred or exchanged, and (D) a written order given in accordance with DTC’s procedures containing information regarding the Agent Member’s account at DTC and/or Euroclear or Clearstream to be credited with such increase, the Registrar shall cancel such Certificated Subordinated Note in accordance with Section 2.9, record the transfer in the Register in accordance with Section 2.5(a) and approve the instructions at DTC, concurrently with such cancellation, to credit or cause to be credited to the securities account of the Agent Member specified in such instructions a beneficial interest in the corresponding Rule 144A Global Subordinated Note equal to the principal amount of the Certificated Subordinated Note transferred or exchanged.

(j) If Notes are issued upon the transfer, exchange or replacement of Notes bearing the applicable legends set forth in the applicable part of Exhibit A hereto, and if a request is made to remove such applicable legend on such Notes, the Notes so issued shall bear such applicable legend, or such applicable legend shall not be removed, as the case may be, unless there is delivered to the Trustee and the Issuer such satisfactory evidence, which may include an Opinion of Counsel acceptable to them, as may be reasonably required by the Issuer (and which shall by its terms permit reliance by the Trustee), to the effect that neither such applicable legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of the Securities Act, the 1940 Act, ERISA or the Code. Upon provision of such satisfactory evidence, the Trustee or its Authenticating Agent, at the written direction of the Issuer shall, after due execution by the Issuer authenticate and deliver Notes that do not bear such applicable legend.

(k) Each Person who becomes a beneficial owner of Notes represented by an interest in a Global Note will be deemed to have represented and agreed as follows:

(i) In connection with the purchase of such Notes: (A) none of the Issuer, the Collateral Manager, the Initial Purchaser, the Placement Agent, the Trustee, the Collateral Administrator, the U.S. Retention Holder, the Transferor or any of their respective Affiliates is acting as a fiduciary or financial or investment adviser for such beneficial owner; (B) such beneficial owner is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Issuer, the Collateral Manager, the Trustee, the Collateral Administrator, the Initial Purchaser, the Placement Agent, the U.S. Retention Holder or any of their respective Affiliates other than any statements in the final Offering Circular for such Notes, and such beneficial owner has read and understands such final Offering Circular; (C) such beneficial owner has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary and has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to this Indenture) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Issuer, the Collateral Manager, the Trustee, the Collateral Administrator, the Initial Purchaser, the Placement Agent, the U.S. Retention Holder or any of their respective Affiliates; (D) such beneficial owner is either (1) (in the case of a beneficial owner of an interest in a Rule 144A Global Note) both (a) a “qualified institutional buyer” (as defined under Rule 144A under the Securities Act) that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25,000,000 in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(d) or (a)(1)(e) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(f) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan and (b) a Qualified Purchaser for purposes of Section 3(c)(7) of the 1940 Act (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser) or (2) (in the case of a beneficial owner of an interest in a Regulation S Global Secured Note) (a) not a “U.S. person” as defined in Regulation S and is acquiring the Notes in an offshore transaction (as defined in Regulation S) in reliance on the exemption from registration provided by Regulation S and (b) and a Qualified Purchaser for purposes of Section 3(c)(7) of the 1940 Act or an entity (other than a trust) owned exclusively by Qualified Purchasers; (E) such beneficial owner is acquiring its interest in such Notes for its own account; (F) such beneficial owner was not formed for the purpose of investing in such Notes; (G) such beneficial owner understands that the Issuer may receive a list of participants holding interests in the Notes from one or more book-entry depositories; (H) such beneficial owner will hold and transfer at least the Minimum Denomination of such Notes; (I) such beneficial owner is a sophisticated investor and is purchasing the Notes with a full understanding of all of the terms, conditions and risks thereof, and is capable of and willing to assume those risks; and (J) such beneficial owner will provide notice of the relevant transfer restrictions to subsequent transferees.

(ii) Each Person who acquires a Secured Note or any interest therein, will be required or deemed to represent, warrant and agree that (A) if such Person is, or is acting on behalf of, a Benefit Plan Investor, its acquisition, holding and disposition of such interest do not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, and (B) if such Person is, or is acting on behalf of, a governmental, church, non-U.S. or other plan, such Person’s acquisition, holding and disposition of such Note will not constitute or result in a non-exempt violation of any such Other Plan Law.

(iii) [Reserved].

(iv) Each Person who acquires a Subordinated Note, or any interest therein, with the express written agreement of the Issuer as part of the initial Offering acquired from the Issuer, the Initial Purchaser or Placement Agent on the Closing Date will be required to represent and warrant in writing to the Trustee (A) whether or not, for so long as it holds such Subordinated Note or an interest therein, it is, or is acting on behalf of, a Benefit Plan Investor, (B) whether or not, for so long as it holds such Subordinated Note or an interest therein, it is a Controlling Person and (C) that (I) if it is, or is acting on behalf of, a Benefit Plan Investor, its acquisition, holding and disposition of such Subordinated Note will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (II) if it is, or is acting on behalf of, a governmental, church, non-U.S. or other plan which is subject to any Other Plan Law, (x) it is not, and for so long as it holds such Subordinated Note or an interest therein it will not be, subject to Similar Law and (y) its acquisition, holding and disposition of such Note will not constitute or result in a non-exempt violation of any Other Plan Law.

(v) Each Person who acquires a Global Subordinated Note agrees (A) it is not, and is not acting on behalf of, for so long as it holds any interest in such Subordinated Note, a Benefit Plan Investor or a Controlling Person (or if it is, or is acting on behalf of, a Benefit Plan Investor or Controlling Person it is acquiring such Note from the Issuer, the Initial Purchaser or the Placement Agent with the express written agreement of the Issuer on the Closing Date, and it has provided to the Trustee an investor questionnaire substantially in the form attached hereto on Exhibit B-5), (B) that no transfer of the Note or any interest therein will be permitted, and the Trustee will not recognize any such transfer, if it would cause 25% or more of the total value of the Subordinated Notes to be held by Benefit Plan Investors, disregarding such Notes (or interests therein) held by Controlling Persons, (C) such Person is not subject to any Similar Law and (D) such Person’s acquisition, holding and disposition of such Notes will not constitute or result in a non-exempt violation of any such Other Plan Law.

(vi) If the purchaser or transferee of any Notes or beneficial interests therein is a Benefit Plan Investor, it will be deemed to represent, warrant and agree that (i) none of the Issuer, the Collateral Manager, the Trustee, the Collateral Administrator, the Initial Purchaser, the Placement Agent, or any of their respective affiliates, has provided any investment advice within the meaning of Section 3(21) of ERISA to the Benefit Plan Investor, or to any fiduciary or other person investing the assets of the Benefit Plan Investor (“Fiduciary”), in connection with its acquisition of Notes and (ii) the Fiduciary is exercising its own independent judgment in evaluating the investment in the Notes.

(vii) Such beneficial owner acknowledges, represents and agrees to be subject to the restrictions set forth in Section 2.12.

(viii) Such beneficial owner is aware that, except as otherwise provided herein, any Notes being sold to it in reliance on Regulation S will be represented by one or more Regulation S Global Secured Notes, and that beneficial interests therein may be held only through DTC for the respective accounts of Euroclear or Clearstream.

(ix) Such beneficial owner will provide notice to each Person to whom it proposes to transfer any interest in the Notes of the transfer restrictions and representations set forth in this Section 2.5, including the Exhibits referenced herein.

(x) Such beneficial owner agrees to be subject to the Bankruptcy Subordination Agreement.

(l) Each Person who becomes an owner of a Certificated Secured Note will be required to make the representations and agreements set forth in Exhibit B-2. Each Person who purchases an interest in a Global Subordinated Note from the Issuer as part of the initial offering will be required to make the representations and agreements set forth in Exhibit B-5. Each Person who becomes an owner of a Certificated Subordinated Note (including a transfer of an interest in a Global Subordinated Note to a transferee acquiring a Subordinated Note in certificated form) will be required to make the representations and agreements set forth in Exhibit B-4 and Exhibit B-5.

(m) Any purported transfer of a Note not in accordance with this Section 2.5 shall be null and void and shall not be given effect for any purpose whatsoever.

(n) To the extent required by the Issuer, as determined by the Issuer or the Collateral Manager on behalf of the Issuer, the Issuer may, upon written notice to the Trustee, impose additional transfer restrictions on the Notes to comply with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and other similar laws or regulations, including, without limitation, requiring each transferee of a Note to make representations to the Issuer in connection with such compliance.

(o) The Registrar, the Trustee and the Issuer shall be entitled to conclusively rely on the information set forth on the face of any transferor and transferee certificate delivered pursuant to this Section 2.5 and shall be able to presume conclusively the continuing accuracy thereof, in each case without further inquiry or investigation. Notwithstanding anything in this Indenture to the contrary, the Trustee shall not be required to obtain any certificate specifically required by the terms of this Section 2.5 if the Trustee is not notified of or in a position to know of any transfer requiring such a certificate to be presented by the proposed transferor or transferee.

(p) For the avoidance of doubt, notwithstanding anything in this Indenture to the contrary, the Initial Purchaser or the Placement Agent may hold a position in a Regulation S Global Secured Note prior to the distribution of the applicable Notes represented by such position.

(q) Neither the Trustee nor the Registrar shall be liable for any delay in the delivery of directions from DTC and may conclusively rely on, and shall be fully protected in relying on, such direction as to the names of the beneficial owners in whose names such Certificated Notes shall be registered or as to delivery instructions for such Certificated Notes.

Section 2.6 Mutilated, Defaced, Destroyed, Lost or Stolen Note. If (a) any mutilated or defaced Note is surrendered to a Transfer Agent, or if there shall be delivered to the Issuer, the Trustee and the relevant Transfer Agent evidence to their reasonable satisfaction of the destruction, loss or theft of any Note, and (b) there is delivered to the Issuer, the Trustee and such Transfer Agent such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Issuer, the Trustee or such Transfer Agent that such Note has been acquired by a protected purchaser, the Issuer shall execute and, upon Issuer Order, the Trustee shall authenticate and deliver to the Holder, in lieu of any such mutilated, defaced, destroyed, lost or stolen Note, a new Note, of like tenor (including the same date of issuance) and equal principal or face amount, registered in the same manner, dated the date of its authentication, bearing interest from the date to which interest has been paid on the mutilated, defaced, destroyed, lost or stolen Note and bearing a number not contemporaneously outstanding.

If, after delivery of such new Note, a protected purchaser of the predecessor Note presents for payment, transfer or exchange such predecessor Note, the Issuer, the Transfer Agent and the Trustee shall be entitled to recover such new Note from the Person to whom it was delivered or any Person taking therefrom, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer, the Trustee and the Transfer Agent in connection therewith.

In case any such mutilated, defaced, destroyed, lost or stolen Note has become due and payable, the Issuer in their discretion may, instead of issuing a new Note pay such Note without requiring surrender thereof except that any mutilated or defaced Note shall be surrendered.

Upon the issuance of any new Note under this Section 2.6, the Issuer may require the payment by the Holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section 2.6 in lieu of any mutilated, defaced, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer and such new Note shall be entitled, subject to the second paragraph of this Section 2.6, to all the benefits of this Indenture equally and proportionately with any and all other Notes of the same Class duly issued hereunder.

The provisions of this Section 2.6 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, defaced, destroyed, lost or stolen Notes.

Section 2.7 Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved. (a) The Secured Notes of each Class shall accrue interest during each Interest Accrual Period at the applicable Interest Rate and such interest will be payable in arrears on each Payment Date or Interim Payment Date (solely with respect to any Class that will have an Aggregate Outstanding Amount equal to zero following the payment of Principal Proceeds on such Interim Payment Date) on the Aggregate Outstanding Amount thereof on the first day of the related Interest Accrual Period (after giving effect to payments of principal thereof on such date), except as otherwise set forth below; provided that, for the avoidance of doubt, with respect to any payment of interest on a Redemption Date, such interest shall be determined in accordance with the calculation above solely for the period from, and including, the first day of such Interest Accrual Period through, but excluding, such Redemption Date; provided further, that, notwithstanding the foregoing, the Aggregate Outstanding Amount of any Class of Notes paid on an Interim Payment Date pursuant to Section 10.2(h) shall be redetermined after giving effect to such payment for purposes of the Notes of such Class accruing interest pursuant to this Section 2.7(a) for the period following such Interim Payment Date (but, for the avoidance of doubt, not for the period preceding such Interim Payment Date). Payment of interest on each Class of Secured Notes (and payments of available Interest Proceeds to the Holders of the Subordinated Notes) will be subordinated to the payment of interest on each related Priority Class as provided in Section 11.1. To the extent lawful and enforceable, interest on any interest that is not paid when due on any Class A Notes, or if no Class A Notes are Outstanding, shall accrue at the Interest Rate for such Class until paid as provided herein.

(b) The principal of the Secured Notes of each Class matures at par and is due and payable on the date of the Stated Maturity for such Class, unless such principal has been previously repaid or unless the unpaid principal of such Secured Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise. Notwithstanding the foregoing, the payment of principal of each Class of Secured Notes (and payments of Principal Proceeds to the Holders of the Subordinated Notes) may only occur in accordance with the Priority of Payments. Payments of principal on any Class of Secured Notes, and distributions of Principal Proceeds to Holders of the Subordinated Notes, which are not paid, in accordance with the Priority of Payments, on any Payment Date (other than the Payment Date which is the Stated Maturity of such Class of Notes or any Redemption Date), because of insufficient funds therefor shall not be considered “due and payable” for purposes of Section 5.1(a) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments or all Priority Classes with respect to such Class have been paid in full.

(c) Principal payments on the Notes will be made in accordance with the Priority of Payments and Article IX.

(d) The Paying Agent shall require the previous delivery of properly completed and signed applicable tax certifications (generally, in the case of U.S. federal income tax, an IRS Form W-9 (or applicable successor form) in the case of a United States Tax Person or the appropriate IRS Form W-8 (or applicable successor form) in the case of a Person that is not a United States Tax Person) or other certification acceptable to it to enable the Issuer, the Trustee and any Paying Agent to determine their duties and liabilities with respect to any taxes or other charges that they may be required to pay, deduct or withhold from payments in respect of such Note or the Holder or beneficial owner of such Note under any present or future law or regulation of the United States, any other jurisdiction or any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements (including any cost-basis reporting obligations) under any such law or regulation and the delivery of any information required under FATCA to prevent the Issuer from being subject to withholding and to determine if payments by the Issuer are subject to withholding. The Issuer shall not be obligated to pay any additional amounts to the Holders or beneficial owners of the Notes as a result of deduction or withholding for or on account of any Taxes with respect to the Notes (including any amounts deducted on account of FATCA). Nothing herein shall be construed to obligate the Paying Agent to determine the duties or liabilities of the Issuer or any other paying agent with respect to any tax certification or withholding requirements, or any tax certification or withholding requirements of any jurisdiction, political subdivision or taxing authority outside the United States.

(e) Payments in respect of interest on and principal of any Secured Note and any payment with respect to the Subordinated Notes shall be made by the Trustee in Dollars to DTC or its designee with respect to a Global Note, to the Holder or its nominee with respect to a Certificated Note, by wire transfer, as directed by the Holder, in immediately available funds to a Dollar account maintained by DTC or its nominee with respect to a Global Note, and to the Holder or its nominee with respect to a Certificated Note; provided that in the case of a Certificated Note (1) the Holder thereof shall have provided written wiring instructions to the Trustee on or before the related Record Date and (2) if appropriate instructions for any such wire transfer are not received by the related Record Date, then such payment shall be made by check drawn on a U.S. bank mailed to the address of the Holder specified in the Register. Upon final payment due on the Maturity of a Note, the Holder thereof shall present and surrender such Note at the Corporate Trust Office of the Trustee or at the office of any Paying Agent on or prior to such Maturity; provided that if the Trustee and the Issuer shall have been furnished such security or indemnity as may be required by them to save each of them harmless and an undertaking thereafter to surrender such certificate, then, in the absence of notice to the Issuer or the Trustee that the applicable Note has been acquired by a protected purchaser, such final payment shall be made without presentation or surrender. Neither the Issuer, the Trustee, the Collateral Manager, nor any Paying Agent will have any responsibility or liability for any aspects of the records (or for maintaining, supervising or reviewing such records) maintained by DTC, Euroclear, Clearstream or any of the Agent Members relating to or for payments made thereby on account of beneficial interests in a Global Note. In the case where any final payment of principal and interest is to be made on any Secured Note (other than on the Stated Maturity thereof) or any final payment is to be made on any Subordinated Note (other than on the Stated Maturity thereof), the Trustee, in the name and at the expense of the Issuer shall prior to the date on which such payment is to be made, mail (by first class mail, postage prepaid) to the Persons entitled thereto at their addresses appearing on the Register a notice which shall specify the date on which such payment will be made, the amount of such payment per U.S.$1,000 original principal amount of Secured Notes, original principal amount of Subordinated Notes and the place where such Notes may be presented and surrendered for such payment.

(f) Payments of principal to Holders of the Secured Notes of each Class shall be made in the proportion that the Aggregate Outstanding Amount of the Secured Notes of such Class registered in the name of each such Holder on the applicable Record Date bears to the Aggregate Outstanding Amount of all Secured Notes of such Class on such Record Date. Payments to the Holders of the Subordinated Notes from Interest Proceeds and Principal Proceeds shall be made in the proportion that the Aggregate Outstanding Amount of the Subordinated Notes registered in the name of each such Holder on the applicable Record Date bears to the Aggregate Outstanding Amount of all Subordinated Notes on such Record Date.

(g) Interest accrued with respect to the Floating Rate Notes shall be calculated on the basis of the actual number of days elapsed in the applicable Interest Accrual Period divided by 360. Interest accrued with respect to the Fixed Rate Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months; provided, that if a redemption occurs on a Business Day that would not otherwise be a Payment Date, interest on such Fixed Rate Notes shall be calculated on the basis of the actual number of days elapsed in the applicable Interest Accrual Period divided by 360.

(h) All reductions in the principal amount of a Note (or one or more predecessor Notes) effected by payments of installments of principal made on any Payment Date or Redemption Date shall be binding upon all future Holders of such Note and of any Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, whether or not such payment is noted on such Note.

(i) Notwithstanding any other provision of this Indenture, the obligations of the Issuer under the Notes and this Indenture are limited recourse obligations of the Issuer payable solely from the Assets and following realization of the Assets, and application of the proceeds thereof in accordance with this Indenture, all obligations of and any claims against the Issuer hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, manager, partner, member, employee, shareholder, authorized Person, trustee or incorporator of the Issuer the Collateral Manager, the U.S. Retention Holder or their respective Affiliates, successors or assigns for any amounts payable under the Notes or this Indenture. It is understood that the foregoing provisions of this paragraph (i) shall not (i) prevent recourse to the Assets for the sums due or to become due under any security, instrument or agreement which is part of the Assets or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Notes or secured by this Indenture until such Assets have been realized. It is further understood that the foregoing provisions of this paragraph (i) shall not limit the right of any Person to name the Issuer as a party defendant in any Proceeding or in the exercise of any other remedy under the Notes or this Indenture, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity. The Subordinated Notes are not secured hereunder.

(j) Subject to the foregoing provisions of this Section 2.7, each Note delivered under this Indenture and upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to unpaid interest and principal (or other applicable amount) that were carried by such other Note.

Section 2.8 Persons Deemed Owners. The Issuer, the Trustee, and any agent of the Issuer or the Trustee shall treat as the owner of each Note the Person in whose name such Note is registered on the Register on the applicable Record Date for the purpose of receiving payments of principal of and interest on such Note and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and none of the Issuer, the Trustee or any agent of the Issuer or the Trustee shall be affected by notice to the contrary.

Section 2.9 Cancellation. (a) All Notes surrendered for payment, registration of transfer, exchange or redemption, or deemed lost or stolen, shall be promptly canceled by the Trustee and may not be reissued or resold. No Note may be surrendered (including any surrender in connection with any abandonment, gift, donation or other cause or event) except for payment as provided herein, for registration of transfer, exchange or redemption in accordance with Article IX hereof (in the case of a Special Redemption or a mandatory redemption, only to the extent that such Special Redemption or mandatory redemption results in payment in full of the applicable Class of Notes), or for replacement in connection with any Note deemed lost or stolen. Any Notes surrendered for cancellation as permitted by this Section 2.9 shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section 2.9, except as expressly permitted by this Indenture. All canceled Notes held by the Trustee shall be destroyed or held by the Trustee in accordance with its standard retention policy unless the Issuer shall direct by an Issuer Order received prior to destruction that they be returned to it.

(b) In addition to a cancellation pursuant to Section 2.9(a), the Issuer may, with the consent of a Majority of the Controlling Class and a Majority of the Subordinated Notes and with notice to Fitch, (x) apply any amount on deposit in the Supplemental Reserve Account to acquire any Class of Secured Notes (or beneficial interests therein) or (y) apply any amount on deposit in the Principal Collection Subaccount to acquire Secured Notes (or beneficial interests therein) in accordance with applicable law and in the following sequential order of priority: first, the Class A-1 Notes, until the Class A-1 Notes are retired in full; and second, the Class A-2 Notes, until the Class A-2 Notes are retired in full (any such Secured Notes, “Repurchased Notes”). In addition, the following additional requirements shall apply to the acquisition of Repurchased Notes from Principal Proceeds on deposit in the Principal Collection Subaccount pursuant to Section 2.9(b)(y):

(i) any offer for such purchase must be extended to all Holders of Secured Notes of such Class (provided that no such Holder shall be obligated to accept any such offer);

(ii) no Event of Default has occurred and is continuing on the date of such offer or such acquisition;

(iii) each Coverage Test (as calculated below) is satisfied both immediately before and immediately after giving effect to such acquisition;

(iv) to the extent that Sale Proceeds are used to consummate the acquisition by the Issuer of any such Repurchased Notes, each requirement or test, as the case may be, of the Concentration Limitations and the Collateral Quality Tests will be satisfied, maintained or improved after giving effect to such acquisition of Repurchased Notes; and

(v) the purchase price of such Repurchased Notes must be equal to or below par.

Any such Repurchased Notes will be delivered (at the direction of the Issuer (or the Collateral Manager on its behalf)) to the Trustee for cancellation. All Repurchased Notes will be promptly canceled by the Trustee at the direction of the Issuer (or the Collateral Manager on its behalf) and may not be reissued or resold; provided that, solely in the case of Repurchased Notes acquired pursuant to clause (x) above, such Repurchased Notes will continue to be treated as Outstanding under this Indenture solely for purposes of calculating any Coverage Test until all Secured Notes of the applicable Class and each Class that is senior in right of payment thereto in the Note Payment Sequence have been retired or redeemed, having an Aggregate Outstanding Amount equal to the Aggregate Outstanding Amount as of the date of repurchase, reduced proportionately with, and to the extent of, any payments of principal on Secured Notes of the same Class thereafter.

Section 2.10 DTC Ceases to be Depository. (a) A Global Note deposited with DTC pursuant to Section 2.2 shall be transferred in the form of a corresponding Certificated Note to the beneficial owners thereof only if (A) such transfer complies with Section 2.5 of this Indenture and (B) either (x) (i) DTC notifies the Issuer that it is unwilling or unable to continue as depository for such Global Note or (ii) DTC ceases to be a Clearing Agency registered under the Exchange Act and, in each case, a successor depository is not appointed by the Issuer within 90 days after such event or (y) an Event of Default has occurred and is continuing and such transfer is requested by any beneficial owner of an interest in such Global Note.

(b) Any Global Note that is transferable in the form of a corresponding Certificated Note to the beneficial owner thereof pursuant to this Section 2.10 shall be surrendered by DTC to the Corporate Trust Office to be so transferred, in whole or from time to time in part, without charge, and the Issuer shall execute and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of definitive physical certificates (pursuant to the instructions of DTC) in authorized denominations. Any Certificated Note delivered in exchange for an interest in a Global Note shall, except as otherwise provided by Section 2.5, bear the legends set forth in the applicable Exhibit A and shall be subject to the transfer restrictions referred to in such legends.

(c) Subject to the provisions of paragraph (b) of this Section 2.10, the Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which such Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of either of the events specified in sub-section (a) of this Section 2.10, the Issuer will promptly make available to the Trustee a reasonable supply of Certificated Notes.

If Certificated Notes are not so issued by the Issuer to such beneficial owners of interests in Global Notes as required by sub-section (a) of this Section 2.10, the Issuer expressly acknowledges that the beneficial owners shall be entitled to pursue any remedy that the Holders of a Global Note would be entitled to pursue in accordance with Article V of this Indenture (but only to the extent of such beneficial owner’s interest in the Global Note) as if corresponding Certificated Notes had been issued; provided that the Trustee shall be entitled to rely upon any certificate of ownership provided by such beneficial owners (including a certificate in the form of Exhibit C) and/or other forms of reasonable evidence of such ownership.

Neither the Trustee nor the Registrar shall be liable for any delay in the delivery of directions from DTC and may conclusively rely on, and shall be fully protected in relying on, such direction as to the names of the beneficial owners in whose names such Certificated Notes shall be registered or as to delivery instructions for such Certificated Notes.

Section 2.11 Non-Permitted Holders. (a) Notwithstanding anything to the contrary elsewhere herein, any transfer of a beneficial interest in any Note to (x) a U.S. person that is not a QIB/QP (other than a U.S. person that is an Institutional Accredited Investor and is also a Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser)), (y) any non-U.S. person that is not purchasing such beneficial interest in an offshore transaction pursuant to Regulation S or that is not a Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser) or (z) in the case of a Subordinated Note, any non-U.S. person (within the meaning of Regulation S) that is not a QIB/QP, shall be null and void and any such purported transfer of which the Issuer or the Trustee shall have notice may be disregarded by the Issuer and the Trustee for all purposes.

(b) If (i) any U.S. person that is not a QIB/QP (other than a U.S. person that is an Institutional Accredited Investor and is also a Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser)) shall become the holder or beneficial owner of an interest in any Note, (ii) any non-U.S. person that is not purchasing such beneficial interest in an offshore transaction pursuant to Regulation S or that is not a Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser) shall become the holder or beneficial owner of an interest in any Note or (iii) any non-U.S. person (within the meaning of Regulation S) that is not a QIB/QP shall become the beneficial owner of an interest in a Subordinated Note (any such Person a “Non-Permitted Holder”), the acquisition of Notes by such holder shall be null and void ab initio. The Issuer (or the Collateral Manager on behalf of the Issuer)

shall, promptly after discovery that such person is a Non-Permitted Holder or upon notice from the Trustee to the Issuer (who agrees to notify the Issuer of such discovery if a Trust Officer of the Trustee obtains actual knowledge thereof), send notice to such Non-Permitted Holder demanding that such Non-Permitted Holder transfer its interest in the Notes held by such Person to a Person that is not a Non-Permitted Holder within 30 days after the date of such notice. If such Non-Permitted Holder fails to so transfer such Notes, the Issuer or the Collateral Manager acting for the Issuer shall have the right, without further notice to the Non-Permitted Holder, to sell such Notes or interest in such Notes to a purchaser selected by the Issuer that is not a Non-Permitted Holder on such terms as the Issuer may choose. The Issuer, or the Collateral Manager acting on behalf of the Issuer, may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes and sell such Notes to the highest such bidder; provided that the Collateral Manager, its Affiliates and accounts, funds, clients or portfolios established and controlled by the Collateral Manager shall be entitled to bid in any such sale. However, the Issuer or the Collateral Manager may select a purchaser by any other means determined by it in its sole discretion. The Holder of each Note, the Non-Permitted Holder and each other Person in the chain of title from the Holder to the Non-Permitted Holder, by its acceptance of an interest in the Notes, agrees to cooperate with the Issuer, the Collateral Manager and the Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted Holder. The terms and conditions of any such sale shall be determined in the sole discretion of the Issuer, and none of the Issuer, the Trustee or the Collateral Manager shall be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion.

(c) Notwithstanding anything to the contrary elsewhere herein, any transfer of a beneficial interest in any Subordinated Notes to a Person who has made an ERISA-related representation required by Section 2.5 that is subsequently shown to be false or misleading shall be null and void and any such purported transfer of which the Issuer or the Trustee shall have notice may be disregarded by the Issuer and the Trustee for all purposes.

(d) If any Person shall become the beneficial owner of a Note who has made or is deemed to have made a prohibited transaction, Benefit Plan Investor, Controlling Person, Similar Law or Other Plan Law representation that is subsequently shown to be false or misleading or whose beneficial ownership otherwise causes a violation of the 25% Limitation (any such Person a “Non-Permitted ERISA Holder”), the Issuer shall, promptly after discovery that such Person is a Non-Permitted ERISA Holder or upon notice from the Trustee to the Issuer (who agrees to notify the Issuer of such discovery if a Trust Officer of the Trustee obtains actual knowledge thereof), send notice to such Non-Permitted ERISA Holder demanding that such Non-Permitted ERISA Holder transfer all or any portion of the Notes held by such Person to a Person that is not a Non-Permitted ERISA Holder within 10 days after the date of such notice. If such Non-Permitted ERISA Holder fails to so transfer such Notes, the Issuer shall have the right, without further notice to the Non-Permitted ERISA Holder, to sell such Notes or interest in such Notes to a purchaser selected by the Issuer that is not a Non-Permitted ERISA Holder on such terms as the Issuer may choose. The Issuer may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes and sell such Notes to the highest such bidder. However, the Issuer may select a purchaser by any other means determined by the Issuer in its sole discretion. The Holder of each Note, the Non-Permitted ERISA Holder and each other Person in the chain of title from the Holder to the Non-Permitted ERISA Holder, by its acceptance of an interest in the Notes, agrees to cooperate with the Issuer and the Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted ERISA Holder. The terms and conditions of any sale under this sub-section shall be determined in the sole discretion of the Issuer, and none of the Issuer, the Trustee or the Collateral Manager shall be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion.

Section 2.12 Treatment and Tax Certification. (a) Each Holder of a Secured Note (including, for purposes of this Section 2.12, a beneficial owner of an interest therein) agrees, or by acquiring a Secured Note (or an interest therein) will be deemed to agree, to treat any such Secured Notes as indebtedness and the Subordinated Notes as equity for U.S. federal, state and local income and franchise tax purposes, except as otherwise required by law.

(b) Each Holder of a Subordinated Note (or an interest therein) agrees, or by acquiring a Subordinated Note (or an interest therein) will be deemed to agree, to treat the Subordinated Notes as equity for U.S. federal, state and local income and franchise tax purposes, except as otherwise required by law.

(c) Each Holder of a Note (or an interest therein) acknowledges, or by acquiring a Note (or an interest therein) will be deemed to acknowledge, that the failure to provide the Issuer and the Trustee (and any of their agents) with the properly completed and signed tax certifications (generally, in the case of U.S. federal income tax, an IRS Form W-9 (or applicable successor form) in the case of a person that is a United States Tax Person or the appropriate IRS Form W-8 (or applicable successor form) in the case of a person that is not a United States Tax Person) may result in withholding from payments in respect of such Note, including U.S. federal withholding or back-up withholding.

(d) Each Holder of a Secured Note (or an interest therein) that is not a United States Tax Person represents, or by acquiring a Secured Note (or an interest therein) will be deemed to represent, that either (a) it is not (i) a bank (or an entity affiliated with a bank) extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business (within the meaning of Section 881(c)(3)(A) of the Code), (ii) a “10 percent shareholder” with respect to the Issuer within the meaning of Section 871(h)(3) or Section 881(c)(3)(D) of the Code, or (iii) a “controlled foreign corporation” that is related to the Issuer within the meaning of Section 881(c)(3)(C) of the Code; (b) it is a person that is eligible for benefits under an income tax treaty with the United States that eliminates U.S. federal income taxation of U.S. source interest not attributable to a permanent establishment in the United States; or (c) it has provided an IRS Form W-8ECI representing that all payments received or to be received by it on the Notes are effectively connected with the conduct of a trade or business in the United States.

(e) Each Holder of a Subordinated Note (or an interest therein) represents, or by acquiring a Subordinated Note or an interest therein will be deemed to represent, that it is a United States Tax Person and has provided a valid IRS Form W-9 (or applicable successor form).

(f) Each transferor of a Subordinated Note (or an interest therein) agrees, or by acquiring a Subordinated Note or an interest therein will be deemed to agree, to deliver to the transferee, with a copy to the Trustee, prior to the transfer of such Subordinated Note (and any interest therein), a properly completed certificate, in a form reasonably acceptable to the transferee and the Issuer, stating, under penalty of perjury, the transferor’s United States taxpayer identification number and that the transferor is not a foreign person within the meaning of Section 1446(f)(2) of the Code (such certificate, a “Non-Foreign Status Certificate”). Each transferor of a Subordinated Note (or an interest therein) acknowledges, or by acquiring a Subordinated Note (or an interest therein) will be deemed to acknowledge, that the failure to provide a Non-Foreign Status Certificate to the transferee may result in withholding on the amount realized on its disposition of a Subordinated Note.

(g) Each Holder of a Subordinated Note (or an interest therein) represents and agrees, or by acquiring a Subordinated Note (or an interest therein) will be deemed to represent and agree, that if classified as a partnership, Subchapter S corporation or grantor trust, it will not acquire or own such Note unless (I) (A) except in the case of the U.S. Retention Holder for so long as it owns 100% of the Outstanding Subordinated Notes, none of the direct or indirect beneficial owners of any interest in such person have or ever will have more than 40% of the value of its interest in such person attributable to the aggregate interest of such person in the combined value of the Subordinated Notes and any equity interests in the Issuer, and (B) it is not and will not be a principal purpose of the arrangement involving the investment of such person in any Subordinated Notes and any equity interests of the Issuer to permit any partnership to satisfy the 100-partner limitation of Treasury Regulations Section 1.7704-1(h)(1)(ii) or (II) such person obtains written advice of Dechert LLP or an opinion of nationally recognized U.S. tax counsel reasonably acceptable to the Issuer that such transfer will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation.

(h) Each Holder of a Subordinated Note (or an interest therein) represents and agrees, or by acquiring a Subordinated Note or an interest therein will be deemed to represent and agree, that it will not participate in the creation or other transfer of any financial instrument or contract the value of which is determined in whole or in part by reference to the Issuer (including the amount of distributions by the Issuer, the value of the Issuer’s assets or the results of the Issuer’s operations) or the Subordinated Notes.

(i) Each Holder of a Subordinated Note (or an interest therein) represents and agrees, or by acquiring a Subordinated Note or an interest therein will be deemed to represent and agree, that it will not acquire, or sell, transfer, assign, participate, pledge or otherwise dispose of a Subordinated Note (or an interest therein) or cause a Subordinated Note (or an interest therein) to be marketed, (I) on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code and Treasury Regulations Section 1.7704-1(b), including without limitation, an interdealer quotation system that regularly disseminates firm buy or sell quotations or (II) if such acquisition, sale, transfer, assignment, participation, pledge or other disposition would cause the combined number of holders of the Subordinated Notes and any equity interests in the Issuer to be more than 90.

(j) Each Holder of a Subordinated Note (or an interest therein) acknowledges and agrees, or by acquiring a Subordinated Note or an interest therein will be deemed to acknowledge and agree, that any sale, transfer, assignment, participation, pledge, or other disposition of a Subordinated Note (or an interest therein) that would violate any of the three preceding paragraphs above or otherwise cause the Issuer to be unable to rely on the “private placement” safe harbor of Treasury Regulations Section 1.7704-1(h) will be void and of no force or effect, and it will not transfer any interest in a Subordinated Note to any person that does not agree to be bound by the three preceding paragraphs above or by this paragraph, unless the Issuer obtains written advice of Dechert LLP or an opinion of nationally recognized U.S. tax counsel reasonably acceptable to the Issuer that such violation will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation.

(k) Each Holder of a Secured Note (or an interest therein) that is not a United States Tax Person represents and agrees, or by acquiring a Secured Note (or an interest therein) will be deemed to represent and agree, that it is not and will not become a member of an “expanded group” (within the meaning of the regulations issued under section 385 of the Code) that includes a domestic corporation (as determined for U.S. federal income tax purposes) if (i) such domestic corporation directly or indirectly (through one or more entities that are treated for U.S. federal income tax purposes as partnerships, disregarded entities, or grantor trusts) owns any equity interests in the Issuer and (ii) (A) the Issuer is a “controlled partnership” (within the meaning of the regulations issued under section 385 of the Code) with respect to such expanded group or (B) the Issuer is an entity disregarded as separate from either such domestic corporation or an entity that is treated as a “controlled partnership” (within the meaning of the regulations issued under section 385 of the Code) with respect to such expanded group.

(l) Each Holder a Subordinated Note (or an interest therein) acknowledges and agrees, or by acquiring a Subordinated Note (or an interest therein) will be deemed to acknowledge and agree, that for so long as the Issuer is classified as a partnership for U.S. federal income tax purposes, it shall not acquire any Subordinated Note (or any other interest treated as equity in the Issuer for U.S. federal income tax purposes) if such acquisition would result in the Issuer being treated as a disregarded entity for U.S. federal income tax purposes.

(m) Each Holder of a Subordinated Note (or an interest therein) acknowledges and agrees, or by acquiring a Subordinated Note (or an interest therein) will be deemed to acknowledge and agree, that if the Issuer is or ever was disregarded as separate from it for U.S. federal income tax purposes, a Note may not be transferred by it (except to a person that is disregarded as separate from it for U.S. federal income tax purposes), unless it has received written advice of Dechert LLP or an opinion of nationally recognized U.S. tax counsel reasonably acceptable to the Issuer that such transfer will not result in the Issuer becoming classified as an association taxable as a corporation or as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and will not cause the Issuer to be subject to U.S. federal income tax on a net basis.

(n) Each Holder of a Subordinated Note (or an interest therein) acknowledges and agrees, or by acquiring a Subordinated Note (or an interest therein) will be deemed to acknowledge and agree, that it shall not transfer any Secured Note (except to a Person that is disregarded as separate from it for U.S. federal income tax purposes) if at any time prior to such transfer the Issuer is or ever was disregarded as separate from such holder for U.S. federal income tax purposes, unless it shall have received written advice of Dechert LLP or an opinion of tax counsel of nationally recognized standing in the United States experienced in such matters that, immediately following such transfer, such Note and other outstanding Notes of the same Class (other than any Notes that it holds immediately after such transfer) will be fungible for U.S. federal income tax purposes.

(o) Each Holder of a Note (or an interest therein) agrees, or by acquiring a Note or an interest therein will be deemed to agree, to indemnify the Issuer, the Trustee and their respective agents and each of the holders of the Notes from any and all damages, costs and expenses (including any amounts of taxes, fees, interest, additions to tax, or penalties) resulting from the failure by such holder to comply with its obligations under a Note. Each Holder of a Note (or any interest therein) acknowledges, or by acquiring a Note or an interest therein will be deemed to acknowledge, that this indemnification will continue with respect to any period during which it held a Note (or an interest therein) notwithstanding it ceasing to be a holder of the Note.

Section 2.13 Additional Issuance. (a) At any time during the Reinvestment Period (or, in the case of a Risk Retention Issuance only, during or after the Reinvestment Period), the Issuer may, pursuant to a supplemental indenture in accordance with Section 8.1 hereof, issue and sell Additional Notes of each Class (on a pro rata basis with respect to each Class of Notes or, if additional Class A-1 Notes are not being issued, on a pro rata basis for all Classes of Notes that are subordinate to the Class A-1 Notes, except that a larger proportion of Subordinated Notes may be issued) and use the proceeds to purchase additional Collateral Obligations or as otherwise permitted under this Indenture; provided that, other than in connection with a Risk Retention Issuance, the following conditions are met:

(i) the Collateral Manager consents to such issuance and such issuance is approved by a Majority of the Subordinated Notes;

(ii) the aggregate principal amount of Additional Notes of any Class issued in all additional issuances shall not exceed 100% of the respective original outstanding principal amount of the Notes of such Class;

(iii) the Issuer has provided prior written notice of such issuance to S&P and to Fitch (so long as Fitch is then rating a Class of Notes) and unless only additional Subordinated Notes are being issued, the S&P Rating Condition shall be satisfied in connection therewith;

(iv) the proceeds of any Additional Notes (net of fees and expenses incurred in connection with such issuance) shall be treated as Principal Proceeds or used to purchase additional Collateral Obligations;

(v) the net proceeds of the issuance of any additional Subordinated Notes shall be deposited in the Supplemental Reserve Account and employed in connection with any Permitted Use; provided that this subclause (v) shall only apply if such additional Subordinated Notes are the only Notes included in such additional issuance;

(vi) the prior written consent of a Majority of the Class A-1 Notes shall have been obtained;

(vii) the Overcollateralization Ratio with respect to each Class of Notes shall not be reduced after giving effect to such issuance;

(viii) written advice from Dechert LLP, Cadwalader, Wickersham & Taft LLP or an opinion of tax counsel of nationally recognized standing in the United States experienced in such matters will be delivered to the Issuer (with a copy to the Trustee), in form and substance satisfactory to the Collateral Manager, to the effect that (A) such additional issuance will not result in the Issuer being treated as an association taxable as a corporation for U.S. federal income tax purposes or becoming subject to U.S. federal income tax with respect to its net income (including any tax imposed under Section 1446 of the Code) and (B) any Additional Notes (other than Subordinated Notes) will (to the extent sold on the date of the additional issuance to persons otherwise unrelated to the Issuer) be treated as debt for U.S. federal income tax purposes;

(ix) such issuance is accomplished in a manner that allows the independent accountants of the Issuer to accurately provide the tax information relating to original issue discount that this Indenture requires to be provided to the Holders of Secured Notes (including the Additional Notes);

(x) in the case of additional Secured Notes of any one or more existing Classes, the terms of the Secured Notes issued must be identical to the respective terms of previously issued Secured Notes of the applicable Class (except that the interest due on additional Secured Notes will accrue from the issue date of such additional Secured Notes and the interest rate and price of such Secured Notes do not have to be identical to those of the initial Secured Notes of that Class; provided that the spread over the Benchmark and/or fixed interest rate of any such additional Secured Notes will not be greater than the spread over the Benchmark and/or fixed interest rate on the applicable Class of Secured Notes (solely in the case of such additional Secured Notes, taking into account any original issue discount)) and such additional issuance shall not be considered a Refinancing under this Indenture; and

(xi) an Officer’s certificate of the Issuer shall be delivered to the Trustee stating that the conditions of this Section 2.13(a) have been satisfied.

(b) Interest on the Additional Notes that are Secured Notes shall be payable commencing on the first Payment Date following the issue date of such Additional Notes (if issued prior to the applicable Record Date). The Additional Notes shall rank pari passu in all respects with the initial Notes of that Class.

(c) In the sole discretion of the Collateral Manager, in order to permit the Collateral Manager or the U.S. Retention Holder to comply with the U.S. Risk Retention Rules, the Collateral Manager may, with notice to the Rating Agencies, direct the Issuer to issue additional Notes, which shall not be subject to the conditions above (such an issuance, a “Risk Retention Issuance”).

(d) Any Additional Notes of each Class issued pursuant to this Section 2.13 shall, to the extent reasonably practicable, be offered first to Holders of that Class in such amounts as are necessary to preserve their pro rata holdings of Notes of such Class.

(e) Additional Notes may be issued in connection with any Refinancing of the Notes in whole without regard to the restrictions in this Section 2.13.

(f) The issuance of Notes on the Closing Date will not be subject to the restrictions above and each holder of such Notes by its acquisition thereof consents to such issuance on the Closing Date.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions to Issuance of Notes on Closing Date. The Notes to be issued on the Closing Date may be executed by the Issuer and delivered to the Trustee for authentication and thereupon the same shall be authenticated and delivered by the Trustee upon Issuer Order and upon receipt by the Trustee of the following:

(i) Officer’s Certificate of the Issuer Regarding Corporate Matters. An Officer’s certificate of the Issuer (A) evidencing the authorization by Resolution of the execution and delivery of this Indenture, the Collateral Management Agreement, the Collateral Administration Agreement, the Master Loan Sale Agreement, the Securities Account Control Agreement and related transaction documents and in each case the execution, authentication and delivery of the Notes applied for by it and specifying the Stated Maturity, principal amount and Interest Rate of each Class of Secured Notes to be authenticated and delivered and the Stated Maturity and principal amount of the Subordinated Notes to be authenticated and delivered and (B) certifying that (1) the attached copy of the Resolution is a true and complete copy thereof, (2) such resolutions have not been rescinded and are in full force and effect on and as of the Closing Date and (3) the Officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon.

(ii) Governmental Approvals. From the Issuer either (A) a certificate of the Issuer or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel of the Issuer that no other authorization, approval or consent of any governmental body is required for the valid issuance of the Notes or (B) an Opinion of Counsel of the Issuer that no such authorization, approval or consent of any governmental body is required for the valid issuance of such Notes except as has been given.

(iii) U.S. Counsel Opinions. Opinions of (A) Dechert LLP, U.S. counsel to the Issuer, U.S. Retention Holder and the Collateral Manager, (B) Richards, Layton & Finger, P.A., special Delaware counsel to the Issuer and (C) Nixon Peabody LLP, counsel to the Trustee and the Collateral Administrator.

(iv) Officer’s Certificate of the Issuer Regarding Indenture. An Officer’s certificate of the Issuer stating that, to the best of the signing Officer’s knowledge, the Issuer is not in default under this Indenture and that the issuance of the Notes applied for by it will not result in a default or a breach of any of the terms, conditions or provisions of, or constitute a default under, its organizational documents, any indenture or other agreement or instrument to which it is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which it is a party or by which it may be bound or to which it may be subject; that all conditions precedent provided herein relating to the authentication and delivery of the Notes applied for by it have been complied with; that all expenses due or accrued with respect to the Offering of such Notes or relating to actions taken on or in connection with the Closing Date have been paid or reserves therefor have been made and that, to the best of the signing Officer’s knowledge, all of the Issuer’s representations and warranties contained herein are true and correct as of the Closing Date.

(v) Transaction Documents. An executed counterpart of (A) each Transaction Document, and (B) a copy of each Purchaser Representation Letter for Certificated Notes issued on the Closing Date.

(vi) Certificate of the Collateral Manager. An Officer’s certificate of the Collateral Manager, dated as of the Closing Date, to the effect that immediately before the Delivery of the Collateral Obligations on the Closing Date:

(A) the information with respect to each Collateral Obligation in the Schedule of Collateral Obligations is true and correct and such schedule is complete with respect to each such Collateral Obligation;

(B) each Collateral Obligation in the Schedule of Collateral Obligations satisfies the requirements of the definition of “Collateral Obligation”; and

(C) the Issuer purchased or entered into each Collateral Obligation in the Schedule of Collateral Obligations in compliance with Section 12.2.

(vii) Grant of Collateral Obligations. The Grant pursuant to the Granting Clauses of this Indenture of all of the Issuer’s right, title and interest in and to the Collateral Obligations pledged to the Trustee for inclusion in the Assets on the Closing Date shall be effective, and Delivery of such Collateral Obligations (including each promissory note and all other Underlying Instruments related thereto to the extent received by the Issuer) as contemplated by Section 3.3 shall have been effected.

(viii) Certificate of the Issuer Regarding Assets. An Officer’s certificate of the Issuer, dated as of the Closing Date, to the effect that:

(A) in the case of each Collateral Obligation pledged to the Trustee for inclusion in the Assets, on the Closing Date and immediately prior to the Delivery thereof (or immediately after Delivery thereof, in the case of clause (VI)(ii) below) on the Closing Date:

(I) the Issuer is the owner of such Collateral Obligation free and clear of any liens, claims or encumbrances of any nature whatsoever except for (i) those which are being released on the Closing Date; (ii) those Granted pursuant to this Indenture and (iii) any other Permitted Liens;

(II) the Issuer has acquired its ownership in such Collateral Obligation in good faith without notice of any adverse claim, except as described in clause (I) above;

(III) the Issuer has not assigned, pledged or otherwise encumbered any interest in such Collateral Obligation (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests Granted pursuant to this Indenture;

(IV) the Issuer has full right to Grant a security interest in and assign and pledge such Collateral Obligation to the Trustee;

(V) based on the certificate of the Collateral Manager delivered pursuant to Section 3.1(vi), the information set forth with respect to such Collateral Obligation in the Schedule of Collateral Obligations is true and correct;

(VI) (i) based on the certificate of the Collateral Manager delivered pursuant to Section 3.1(vi), each Collateral Obligation included in the Assets satisfies the requirements of the definition of “Collateral Obligation” and (ii) the requirements of Section 3.1(vii) have been satisfied; and

(VII) upon the Grant by the Issuer, the Trustee has a first priority perfected security interest in the Collateral Obligations and other Assets, except as permitted by this Indenture; and

(B) based on the certificate of the Collateral Manager delivered pursuant to Section 3.1(vi), the Aggregate Principal Balance of the Collateral Obligations which the Issuer has purchased, acquired, entered into binding commitments to purchase, or identified for purchase on or prior to the Closing Date is approximately U.S.$376,000,000.

(ix) Rating Letters. A true and correct copy of letters delivered by each Rating Agency confirming that each Class of Notes has been assigned a rating by such Rating Agency no lower than the applicable Initial Rating and that such ratings are in effect on the Closing Date.

(x) Accounts. Evidence of the establishment of each of the Accounts.

(xi) Issuer Order for Deposit of Funds into Accounts. (A) An Issuer Order signed in the name of the Issuer by a Responsible Officer of the Issuer, dated as of the Closing Date, authorizing the deposit of the amount specified in such Issuer Order from the proceeds of the issuance of the Notes into the Ramp-Up Account for use pursuant to Section 10.3(c), (B) an Issuer Order signed in the name of the Issuer by a Responsible Officer of the Issuer, dated as of the Closing Date, authorizing the amount specified in such Issuer Order from the proceeds of the issuance of the Notes into the Expense Reserve Account as Interest Proceeds for use pursuant to Section 10.3(d) and (C) an Issuer Order signed in the name of the Issuer by a Responsible Officer of the Issuer, dated as of the Closing Date, authorizing the amount specified in such Issuer Order from the proceeds of the issuance of the Notes into the Supplemental Reserve Account for use pursuant to Section 10.3(e).

(xii) Other Documents. Such other documents as the Trustee may reasonably require; provided that nothing in this clause (xii) shall imply or impose a duty on the part of the Trustee to require any other documents.

Section 3.2 Conditions to Additional Issuance. Additional Notes to be issued on an Additional Notes Closing Date pursuant to Section 2.13 may be executed by the Issuer and delivered to the Trustee for authentication and thereupon the same shall be authenticated and delivered to the Issuer by the Trustee upon Issuer Order (setting forth registration, delivery and authentication instructions) and upon receipt by the Trustee of the following:

(i) Officer’s Certificate of the Issuer Regarding Corporate Matters. An Officer’s certificate of the Issuer (A) evidencing the authorization by Resolution of the execution and delivery of a supplemental indenture pursuant to Section 8.1(a)(xii) and the execution, authentication and delivery of the Additional Notes applied for by it, and specifying the Stated Maturity, the principal amount and Interest Rate of each Class of such Additional Notes that are Secured Notes and the Stated Maturity and principal amount of the Subordinated Notes to be authenticated and delivered and (B) certifying that (1) the attached copy of such Resolution is a true and complete copy thereof, (2) such resolutions have not been rescinded and are in full force and effect on and as of the Additional Notes Closing Date and (3) the Officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon.

(ii) Governmental Approvals. From the Issuer either (A) a certificate of the Issuer or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel of the Issuer to the effect that no other authorization, approval or consent of any governmental body is required for the valid issuance of such Additional Notes or (B) an Opinion of Counsel of the Issuer to the effect that no such authorization, approval or consent of any governmental body is required for the valid issuance of such Additional Notes except as have been given (provided that the opinion delivered pursuant to Section 3.2(iii) may satisfy the requirement).

(iii) U.S. Counsel Opinions. Opinions of Dechert LLP, special counsel to the Issuer or other counsel acceptable to the Trustee, dated the Additional Notes Closing Date, in form and substance satisfactory to the Issuer and the Trustee. Written advice from Dechert LLP, Cadwalader, Wickersham & Taft LLP or an opinion of tax counsel of nationally recognized standing in the United States experienced in such matters delivered pursuant to Section 2.13(a)(vii).

(iv) Delaware Counsel Opinion. An opinion of Richards, Layton & Finger, P.A., special Delaware counsel to the Issuer, or other counsel acceptable to the Trustee, dated the Additional Notes Closing Date, in form and substance satisfactory to the Issuer.

(v) Officer’s Certificate of the Issuer Regarding Indenture. An Officer’s certificate of the Issuer stating that the Issuer is not in default under this Indenture and that the issuance of the Additional Notes applied for by it shall not result in a default or a breach of any of the terms, conditions or provisions of, or constitute a default under, its organizational documents, any indenture or other agreement or instrument to which it is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which it is a party or by which it may be bound or to which it may be subject; that all conditions precedent provided in this Indenture and the supplemental indenture pursuant to Section 8.1(a)(xii) relating to the authentication and delivery of the Additional Notes applied for have been complied with and that the authentication and delivery of the Additional Notes is authorized or permitted under this Indenture and the supplemental indenture entered into in connection with such Additional Notes; that all expenses due or accrued with respect to the offering of the Additional Notes or relating to actions taken on or in connection with the Additional Notes Closing Date have been paid or reserved; and that all of the Issuer’s representations and warranties contained herein are true and correct as of the Additional Notes Closing Date.

(vi) Other Documents. Such other documents as the Trustee may reasonably require; provided that nothing in this clause (vi) shall imply or impose a duty on the Trustee to so require any other documents.

Prior to any Additional Notes Closing Date, the Trustee shall forward to the Holders a notice of such issuance of Additional Notes as soon as reasonably practicable but in no case less than ten (10) days prior to the Additional Notes Closing Date; provided that the Trustee shall receive such notice at least three (3) Business Days prior to the 10th day prior to such Additional Notes Closing Date. On or prior to any Additional Notes Closing Date, the Trustee shall provide to the Holders copies of any supplemental indentures executed as part of such issuance pursuant to the requirements of Section 8.1.

Section 3.3 Custodianship; Delivery of Collateral Obligations and Eligible Investments. (a) The Collateral Manager, on behalf of the Issuer, shall deliver or cause to be delivered to a custodian appointed by the Issuer, which shall be a Securities Intermediary (the “Custodian”) or the Trustee, as applicable, all Assets in accordance with the definition of “Deliver.” The Custodian appointed hereby shall act as custodian for the Issuer and as custodian, agent and bailee for the Trustee on behalf of the Secured Parties for purposes of perfecting the Trustee’s security interest in those Assets in which a security interest is perfected by Delivery of the related Assets to the Custodian. Initially, the Custodian shall be the Trustee. Any successor custodian shall be a state or national bank or trust company that (i) has (A) capital and surplus of at least U.S.$200,000,000, and (B) a rating of at least “BBB-” by S&P and (ii) is a Securities Intermediary. Subject to the limited right to relocate Assets as provided in Section 7.5(b), the Trustee or the Custodian, as applicable, shall hold (i) all Collateral Obligations, Eligible Investments, Cash and other investments purchased in accordance with this Indenture and (ii) any other property of the Issuer otherwise Delivered to the Trustee or the Custodian, as applicable, by or on behalf of the Issuer, in the relevant Account established and maintained pursuant to Article X; as to which in each case the Trustee shall have entered into the Securities Account Control Agreement with the Custodian providing, inter alia, that the establishment and maintenance of such Account will be governed by a law of a jurisdiction satisfactory to the Issuer and the Trustee.

(b) Each time that the Collateral Manager on behalf of the Issuer directs or causes the acquisition of any Collateral Obligation, Eligible Investment or other investment, the Collateral Manager (on behalf of the Issuer) shall, if the Collateral Obligation, Eligible Investment or other investment is required to be, but has not already been, transferred to the relevant Account, cause the Collateral Obligation, Eligible Investment or other investment to be Delivered to the Custodian to be held in the Custodial Account (or in the case of any such investment that is not a Collateral Obligation, in the Account in which the funds used to purchase the investment are held in accordance with Article X) for the benefit of the Trustee in accordance with this Indenture. The security interest of the Trustee in the funds or other property used in connection with the acquisition shall, immediately and without further action on the part of the Trustee, be released. The security interest of the Trustee shall nevertheless come into existence and continue in the Collateral Obligation, Eligible Investment or other investment so acquired, including all interests of the Issuer in any contracts related to and proceeds of such Collateral Obligation, Eligible Investment or other investment.

ARTICLE IV

SATISFACTION AND DISCHARGE

Section 4.1 Satisfaction and Discharge of Indenture. This Indenture shall be discharged and shall cease to be of further effect except as to (i) rights of registration of transfer and exchange, (ii) substitution of mutilated, defaced, destroyed, lost or stolen Notes, (iii) rights of Holders to receive payments of principal thereof and interest thereon, (iv) the rights and immunities of the Trustee hereunder and the obligations set forth in Section 4.2, (v) the rights, obligations and immunities of the Collateral Manager hereunder and under the Collateral Management Agreement, (vi) the rights and immunities of the Collateral Administrator under the Collateral Administration Agreement and (vii) the rights of Holders as beneficiaries hereof with respect to the property deposited with the Trustee and payable to all or any of them (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture) when:

(a) either:

(i) all Notes theretofore authenticated and delivered to Holders (other than (A) Notes which have been mutilated, defaced, destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.6 and (B) Notes for whose payment Money has theretofore irrevocably been deposited in trust and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 7.3) have been delivered to the Trustee for cancellation; or

(ii) all Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable, or (B) will become due and payable at their Stated Maturity within one year, or (C) are to be called for redemption pursuant to Article IX under an arrangement satisfactory to the Trustee for the giving of notice of redemption by the Issuer pursuant to Section 9.4 and the Issuer has irrevocably deposited or caused to be deposited with the Trustee, in trust for such purpose, Cash or non-callable direct obligations of the United States of America; provided that the obligations are entitled to the full faith and credit of the United States of America or are debt obligations which are rated “Aaa” by Moody’s and “AAA” by S&P, in an amount sufficient, as recalculated in an Accountant’s Report by a firm of Independent certified public accountants which are nationally recognized, to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal and interest to the date of such deposit (in the case of Notes which have become due and payable), or to their Stated Maturity or Redemption Date, as the case may be, and shall have Granted to the Trustee a valid perfected security interest in such Eligible Investment that is of first priority and free of any adverse claim, as applicable, and shall have furnished an Opinion of Counsel with respect thereto; provided that this sub-section (ii) shall not apply if an election to act in accordance with the provisions of Section 5.5(a) shall have been made and not rescinded, it being understood that the requirements of this clause (a) may be satisfied as set forth in Section 5.7.

(b) the Issuer has paid or caused to be paid all other sums then due and payable hereunder (including, without limitation, any amounts then due and payable pursuant to the Collateral Administration Agreement and the Collateral Management Agreement, in each case, without regard to the Administrative Expense Cap) by the Issuer and no other amounts are scheduled to be due and payable by the Issuer, it being understood that the requirements of this clause (b) may be satisfied as set forth in Section 5.7; and

(c) the Issuer has delivered to the Trustee an Officer’s certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with;

Notwithstanding the satisfaction and discharge of this Indenture, the rights and obligations of the Issuer, the Trustee, the Collateral Manager and, if applicable, the Holders, as the case may be, under Sections 2.7, 4.2, 5.4(d), 5.9, 5.18, 6.1, 6.3, 6.6, 6.7, 7.1, 7.3, 13.1, 14.10, 14.11 and 14.12 shall survive.

Section 4.2 Application of Trust Money. All Cash and obligations deposited with the Trustee pursuant to Section 4.1 shall be held in trust and applied by it in accordance with the provisions of the Notes and this Indenture, including, without limitation, the Priority of Payments, to the payment of principal and interest (or other amounts with respect to the Subordinated Notes), either directly or through any Paying Agent, as the Trustee may determine; and such Cash and obligations shall be held in a segregated account identified as being held in trust for the benefit of the Secured Parties.

Section 4.3 Repayment of Monies Held by Paying Agent. In connection with the satisfaction and discharge of this Indenture with respect to the Notes, all Monies then held by any Paying Agent other than the Trustee under the provisions of this Indenture shall, upon demand of the Issuer, be paid to the Trustee to be held and applied pursuant to Section 7.3 hereof and in accordance with the Priority of Payments and thereupon such Paying Agent shall be released from all further liability with respect to such Monies.

Section 4.4 Liquidation of Assets. (a) In the event that the Trustee liquidates the Assets as specified in herein and the net proceeds from such liquidation and all available Cash has been used for the payment of (or establishment of a reserve for) all Administrative Expenses (in the same manner and order of priority in the definition thereof), Aggregate Collateral Management Fees and interest and principal on the Secured Notes so that the Secured Notes have been redeemed and paid in full, the Subordinated Notes will become the Controlling Class and the holders of the Subordinated Notes will have all rights of the holders of the Controlling Class under this Indenture. In addition, the holders of the Subordinated Notes, as the holders of the Controlling Class, would be able to cause the satisfaction and discharge of this Indenture.

(b) To the extent the Trustee liquidates the Assets as specified in herein in any way and the net proceeds from such liquidation and all available Cash has been used for the payment of (or establishment of a reserve for) all Administrative Expenses (in the same manner and order of priority in the definition thereof), Aggregate Collateral Management Fees and interest and principal on the Secured Notes so that the Secured Notes have been redeemed and paid in full, any excess amounts shall be paid on the Subordinated Notes pursuant to Section 11.1(a) and if such amounts are insufficient to pay the Subordinated Notes in full or there are no excess amounts to pay on the Subordinated Notes, the Subordinated Notes shall be deemed to be redeemed and paid in full, unless such Subordinated Notes were previously redeemed or repaid prior thereto as otherwise described herein.

ARTICLE V

REMEDIES

Section 5.1 Events of Default. “Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) a default in the payment, when due and payable, of (i) any interest on any Class A-1 Note or any Class A-2 Note or, if there are no Class A-1 Notes Outstanding or Class A-2 Notes Outstanding, any interest on any Secured Note in the Class then comprising the Controlling Class and, in each case, the continuation of any such default, for five Business Days after a Trust Officer of the Trustee has actual knowledge or receives written notice from any holder of Notes of such payment default or (ii) any principal of, or interest, or any Redemption Price in respect of, any Secured Note at its Stated Maturity or any Redemption Date; provided that the failure to effect any Optional Redemption which is withdrawn by the Issuer in accordance with this Indenture or postponed by the Issuer or the Collateral Manager in accordance with this Indenture or with respect to which any Refinancing fails to occur shall not constitute an Event of Default and provided further that, solely with respect to clause (i) above, in the case of a failure to disburse funds due to an administrative error or omission by the Collateral Manager, Trustee, Collateral Administrator or any Paying Agent, such failure continues for seven Business Days after a Trust Officer of the Trustee receives written notice or has actual knowledge of such administrative error or omission;

(b) the failure on any Payment Date to disburse amounts available in the Payment Account in excess of (i) U.S.$10,000, in the case of any amounts due and payable in respect of (A) any principal of, or interest on, or any Redemption Price in respect of, any Note or (B) taxes, governmental fees, filing and registration fees owing by the Issuer, or (ii) U.S.$25,000 in all other cases, in each case in accordance with the Priority of Payments and continuation of such failure for a period of ten Business Days or, in the case of a failure to disburse due to an administrative error or omission by the Trustee, Collateral Administrator or any Paying Agent, such failure continues for five Business Days after a Trust Officer of the Trustee receives written notice or has actual knowledge of such administrative error or omission;

(c) either of the Issuer or the Assets becomes an investment company required to be registered under the 1940 Act and such requirement has not been eliminated after a period of 45 days;

(d) except as otherwise provided in this Section 5.1, a material breach of any other covenant of the Issuer herein (other than any failure to satisfy any of the Concentration Limitations, Collateral Quality Tests, Coverage Tests or other covenants or agreements for which a specific remedy has been provided hereunder), or the failure of any material representation or warranty of the Issuer made herein or in any certificate or other writing delivered pursuant hereto or in connection herewith to be correct in each case in all material respects when the same shall have been made which breach or failure has a material adverse effect on the Holders of the Notes, and the continuation of such breach or failure for a period of 30 days after notice to the Issuer and the Collateral Manager by the Trustee or to the Issuer, the Collateral Manager and the Trustee by the Holders of at least a Majority of the Controlling Class, in each case, by registered or certified mail or overnight delivery service, specifying such breach or failure and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; provided that, if the Issuer (as notified to the Trustee by the Collateral Manager in writing) has commenced curing such default, breach or failure during the 30-day period specified above, such default, breach or failure shall not constitute an Event of Default under this clause (d) unless it continues for a period of 60 days (rather than, and not in addition to, such 30-day period specified above) after notice to the Issuer and the Collateral Manager by registered or certified mail or overnight courier, by the Trustee, the Issuer or the Collateral Manager, or to the Issuer, the Collateral Manager and the Trustee by a Majority of the Controlling Class, specifying such default, breach or failure and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(e) the entry of a decree or order by a court having competent jurisdiction adjudging the Issuer as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of the Issuer under the Bankruptcy Code or any other applicable law, or appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Issuer or of any substantial part of its property, respectively, or ordering the winding up or liquidation of its affairs, respectively, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

(f) the institution by the Issuer of Proceedings to have the Issuer adjudicated as bankrupt or insolvent, or the consent of the Issuer to the institution of bankruptcy or insolvency Proceedings against the Issuer, or the filing by the Issuer of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other similar applicable law, or the consent by the Issuer to the filing of any such petition or to the appointment in a Proceeding of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Issuer or of any substantial part of its property, respectively, or the making by the Issuer of an assignment for the benefit of creditors, or the admission by the Issuer in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Issuer in furtherance of any such action; or

(g) on any Measurement Date after the Effective Date as of which the Class A-1 Notes are Outstanding, failure of the percentage equivalent of a fraction, (i) the numerator of which is equal to (1) the Collateral Principal Amount plus (2) the aggregate Market Value of all Defaulted Obligations on such date and (ii) the denominator of which is equal to the Aggregate Outstanding Amount of the Class A-1 Notes, to equal or exceed 102.5%.

Upon a Responsible Officer’s obtaining knowledge of the occurrence of an Event of Default, each of (i) the Issuer, (ii) the Trustee and (iii) the Collateral Manager shall notify each other. Upon the occurrence of an Event of Default known to a Trust Officer of the Trustee, the Trustee shall promptly (and in no event later than three Business Days thereafter) notify the Noteholders (as their names appear on the Register), the Paying Agent and the Rating Agencies of such Event of Default in writing (unless such Event of Default has been cured or waived as provided in Section 5.14).

Section 5.2 Acceleration of Maturity; Rescission and Annulment. (a) If an Event of Default occurs and is continuing (other than an Event of Default specified in Section 5.1(e) or (f)), the Trustee may, and shall, upon the written direction of a Majority of the Controlling Class, by notice to the Issuer and the Rating Agencies, declare the principal of all the Secured Notes to be immediately due and payable, and upon any such declaration such principal, together with all accrued and unpaid interest thereon, and other amounts payable hereunder, shall become immediately due and payable. If an Event of Default specified in Section 5.1(e) or (f) occurs, all unpaid principal, together with all accrued and unpaid interest thereon, of all the Secured Notes, and other amounts payable thereunder and hereunder, shall automatically become due and payable without any declaration or other act on the part of the Trustee or any Noteholder; provided that the Trustee shall promptly give written notice of any such acceleration of maturity to the Rating Agencies.

(b) At any time after such a declaration of acceleration of maturity has been made and before a judgment or decree for payment of the Money due has been obtained by the Trustee as hereinafter provided in this Article V, a Majority of the Controlling Class by written notice to the Issuer and the Trustee, may rescind and annul such declaration and its consequences if:

(i) The Issuer has paid or deposited with the Trustee a sum sufficient to pay:

(A) all unpaid installments of interest and principal then due on the Secured Notes (other than any principal amounts due to the occurrence of an acceleration); and

(B) all unpaid taxes and Administrative Expenses of the Issuer and other sums paid or advanced by the Trustee hereunder or by the Collateral Administrator under the Collateral Administration Agreement or hereunder, accrued and unpaid Aggregate Collateral Management Fees then due and owing and any other amounts then payable by the Issuer hereunder prior to such Administrative Expenses and such Aggregate Collateral Management Fees.

(ii) It has been determined that all Events of Default, other than the nonpayment of the interest on or principal of the Secured Notes that has become due solely by such acceleration, have:

(A) been cured; and

(I) in the case of an Event of Default specified in Section 5.1(a) due to failure to pay interest on the Class A-1 Notes or the Class A-2 Notes (unless such default is caused solely by the application of Section 11.1(a)(iii) following acceleration), the Holders of at least a Majority of the Class A-1 Notes (so long as the Class A-1 Notes are Outstanding) or the Class A-2 Notes (if the Class A-1 Notes are no longer Outstanding), by written notice to the Trustee, has agreed with such determination (which agreement shall not be unreasonably withheld); provided that no Class of Notes (other than the Class A Notes) shall have any rights pursuant to this subclause (I), regardless of whether any such Class subsequently becomes the Controlling Class;

(II) in the case of an Event of Default specified in Section 5.1(g), the Holders of at least a Majority of the Class A-1 Notes, by written notice to the Trustee, has agreed with such determination (which agreement shall not be unreasonably withheld); provided that no Class of Notes (other than the Class A-1 Notes) shall have any rights pursuant to this subclause (II), regardless of whether any such Class subsequently becomes the Controlling Class; or

(III) in the case of any other Event of Default, the Holders of at least a Supermajority of each Class of Secured Notes (voting separately by Class), in each case, by written notice to the Trustee, has agreed with such determination (which agreement shall not be unreasonably withheld); or

(B) been waived as provided in Section 5.14.

No such rescission shall affect any subsequent Default or impair any right consequent thereon. The Trustee shall promptly give written notice of any such rescission to the Rating Agencies.

(c) Notwithstanding anything in this Section 5.2 to the contrary, the Secured Notes will not be subject to acceleration by the Trustee solely as a result of the failure to pay any amount due on the Secured Notes that are not of the Controlling Class.

Section 5.3 Collection of Indebtedness and Suits for Enforcement by Trustee. The Issuer covenants that if a default shall occur in respect of the payment of any principal of or interest when due and payable on any Secured Note, the Issuer will, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holder of such Secured Note, the whole amount, if any, then due and payable on such Secured Note for principal and interest with interest upon the overdue principal and, to the extent that payments of such interest shall be legally enforceable, upon overdue installments of interest, at the applicable Interest Rate, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

If the Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may, and shall, subject to the terms of this Indenture (including Section 6.3(e)) upon direction of a Majority of the Controlling Class, institute a Proceeding for the collection of the sums so due and unpaid, may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Issuer or any other obligor upon the Secured Notes and collect the Monies adjudged or decreed to be payable in the manner provided by law out of the Assets.

If an Event of Default occurs and is continuing, the Trustee may in its discretion, and shall, subject to the terms of this Indenture (including Section 6.3(e)) upon written direction of the Majority of the Controlling Class, proceed to protect and enforce its rights and the rights of the Secured Parties by such appropriate Proceedings as the Trustee shall deem most effectual (if no such direction is received by the Trustee) or as the Trustee may be directed by the Majority of the Controlling Class, to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement herein or in aid of the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Trustee by this Indenture or by law.

In case there shall be pending Proceedings relative to the Issuer or any other obligor upon the Secured Notes under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer or its respective property or such other obligor or its property, or in case of any other comparable Proceedings relative to the Issuer or other obligor upon the Secured Notes, or the creditors or property of the Issuer or such other obligor, the Trustee, regardless of whether the principal of any Secured Note shall then be due and payable as therein expressed or by declaration or otherwise and regardless of whether the Trustee shall have made any demand pursuant to the provisions of this Section 5.3, shall be entitled and empowered, by intervention in such Proceedings or otherwise:

(a) to file and prove a claim or claims for the whole amount of principal and interest owing and unpaid in respect of the Secured Notes upon direction by a Majority of the Controlling Class and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all reasonable expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of negligence or bad faith) and of the Holders of Secured Notes allowed in any Proceedings relative to the Issuer or to the creditors or property of the Issuer;

(b) unless prohibited by applicable law and regulations, to vote on behalf of the Holders of Secured Notes upon the direction of a Majority of the Controlling Class, in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency Proceedings or Person performing similar functions in comparable Proceedings; and

(c) to collect and receive any Monies or other property payable to or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Noteholders and of the Trustee on their behalf; and any trustee, receiver or liquidator, custodian or other similar official is hereby authorized by each of the Holders of Secured Notes to make payments to the Trustee, and, if the Trustee shall consent to the making of payments directly to the Holders of Secured Notes to pay to the Trustee such amounts as shall be sufficient to cover reasonable compensation to the Trustee, each predecessor Trustee and their respective agents, attorneys and counsel, and all other reasonable expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of negligence or bad faith.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Holders of Secured Notes, any plan of reorganization, arrangement, adjustment or composition affecting the Secured Notes or any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holders of Secured Notes, as applicable, in any such Proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar Person.

In any Proceedings brought by the Trustee on behalf of the Holders of the Secured Notes (and any such Proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party), the Trustee shall be held to represent all the Holders of the Secured Notes.

Notwithstanding anything in this Section 5.3 to the contrary, the Trustee may not sell or liquidate the Assets or institute Proceedings in furtherance thereof pursuant to this Section 5.3 except according to the provisions specified in Section 5.5(a).

Section 5.4 Remedies. (a) If an Event of Default has occurred and is continuing, and the Secured Notes have been declared due and payable and such declaration and its consequences have not been rescinded and annulled, the Issuer agrees that the Trustee may, and shall, subject to the terms of this Indenture (including Section 6.3(e)), upon written direction of a Majority of the Controlling Class, to the extent permitted by applicable law, exercise one or more of the following rights, privileges and remedies:

(i) institute Proceedings for the collection of all amounts then payable on the Secured Notes or otherwise payable under this Indenture, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Assets any Monies adjudged due;

(ii) sell or cause the sale of all or a portion of the Assets or rights or interests therein, at one or more public or private sales called and conducted in any manner permitted by law and in accordance with Section 5.17 hereof; provided that the Trustee shall promptly give written notice of any such sale of Assets to the Rating Agencies;

(iii) institute Proceedings from time to time for the complete or partial foreclosure of this Indenture with respect to the Assets;

(iv) exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the rights and remedies of the Trustee and the Holders of the Secured Notes hereunder (including exercising all rights of the Trustee under the Securities Account Control Agreement); and

(v) exercise any other rights and remedies that may be available at law or in equity;

provided that the Trustee may not sell or liquidate the Assets or institute Proceedings in furtherance thereof pursuant to this Section 5.4 except according to the provisions of Section 5.5(a).

The Trustee may, but need not, obtain and rely upon an opinion of an Independent investment banking firm of national reputation (the cost of which shall be payable as an Administrative Expense) in structuring and distributing securities similar to the Secured Notes, which may be the Placement Agent or the Initial Purchaser, as to the feasibility of any action proposed to be taken in accordance with this Section 5.4 and as to the sufficiency of the proceeds and other amounts receivable with respect to the Assets to make the required payments of principal of and interest on the Secured Notes which opinion shall be conclusive evidence as to such feasibility or sufficiency.

(b) If an Event of Default as described in Section 5.1(d) hereof shall have occurred and be continuing the Trustee may, and at the direction of a Majority of the Controlling Class shall, subject to the terms of this Indenture (including Section 6.3(e)), institute a Proceeding solely to compel performance of the covenant or agreement or to cure the representation or warranty, the breach of which gave rise to the Event of Default under such Section, and enforce any equitable decree or order arising from such Proceeding.

(c) Upon any sale, whether made under the power of sale hereby given or by virtue of judicial Proceedings, any Secured Party may bid for and purchase the Assets or any part thereof and, upon compliance with the terms of sale, may hold, retain, possess or dispose of such property in its or their own absolute right without accountability.

Upon any sale, whether made under the power of sale hereby given or by virtue of judicial Proceedings, the receipt of the Trustee, or of the Officer making a sale under judicial Proceedings, shall be a sufficient discharge to the purchaser or purchasers at any sale for its or their purchase Money, and such purchaser or purchasers shall not be obliged to see to the application thereof.

Any such sale, whether under any power of sale hereby given or by virtue of judicial Proceedings, shall bind the Issuer, the Trustee and the Holders of the Notes, shall operate to divest all right, title and interest whatsoever, either at law or in equity, of each of them in and to the property sold, and shall be a perpetual bar, both at law and in equity, against each of them and their successors and assigns, and against any and all Persons claiming through or under them.

(d) Notwithstanding any other provision of this Indenture, none of the Issuer, the Trustee, the Secured Parties or the Noteholders may, prior to the date which is one year and one day (or if longer, any applicable preference period and one day) after the payment in full of all Notes, institute against, or join any other Person in instituting against the Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation Proceedings, or other Proceedings under U.S. federal or state bankruptcy or similar laws. Nothing in this Section 5.4 shall preclude, or be deemed to stop, the Trustee (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by the Issuer or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Trustee, or (ii) from commencing against the Issuer or any of its respective properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation Proceeding.

Section 5.5 Optional Preservation of Assets. (a) Notwithstanding anything to the contrary herein (but subject to the right of the Collateral Manager to direct the Trustee to sell Collateral Obligations or Equity Securities in strict compliance with Section 12.1), if an Event of Default shall have occurred and be continuing, the Trustee shall retain the Assets securing the Secured Notes intact, collect and cause the collection of the proceeds thereof and make and apply all payments and deposits and maintain all accounts in respect of the Assets and the Notes in accordance with the Priority of Payments and the provisions of Article X, Article XII and Article XIII unless:

(i) the Trustee, pursuant to Section 5.5(c), determines that the anticipated proceeds of a sale or liquidation of the Assets (after deducting the reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the amounts then due (or, in the case of interest, accrued) and unpaid on the Secured Notes for principal and interest, and all other amounts payable prior to payment of principal on such Secured Notes (including amounts due and owing as Administrative Expenses (without regard to the Administrative Expense Cap) and any due and unpaid Collateral Management Fee) and a Majority of the Controlling Class agrees with such determination;

(ii) in the case of an Event of Default specified in Section 5.1(a) due to failure to pay interest on the Class A-1 Notes or the Class A-2 Notes (unless such default is caused solely by the application of Section 11.1(a)(iii) following acceleration), the Holders of at least a Majority of the Class A-1 Notes (so long as the Class A-1 Notes are Outstanding) or the Class A-2 Notes (if the Class A-1 Notes are no longer Outstanding) direct the sale and liquidation of the Assets (without regard to whether another Event of Default has occurred prior, contemporaneously or subsequent to such Event of Default); provided that no Class of Notes (other than the Class A Notes) shall have any rights to direct the sale and liquidation of the Assets pursuant to this clause (ii), regardless of whether any such Class subsequently becomes the Controlling Class;

(iii) in the case of an Event of Default specified in Section 5.1(g), the Holders of at least a Majority of the Class A-1 Notes direct the sale and liquidation of the Assets (without regard to whether another Event of Default has occurred prior, contemporaneously or subsequent to such Event of Default); provided that no Class of Secured Notes (other than the Class A-1 Notes) shall have any rights to direct the sale and liquidation of the Assets pursuant to this clause (iii), regardless of whether any such Class subsequently becomes the Controlling Class; or

(iv) in the case of each other Event of Default, the Holders of at least a Supermajority of each Class of Secured Notes (in each case, voting separately by Class) direct the sale and liquidation of the Assets.

So long as such Event of Default is continuing, any such retention pursuant to this Section 5.5(a) may be rescinded at any time when the conditions specified in clause (i), (ii), (iii) or (iv) exist.

(b) Nothing contained in Section 5.5(a) shall be construed to require the Trustee to sell the Assets securing the Secured Notes if the conditions set forth in clause (i), (ii), or (iii) of Section 5.5(a) are not satisfied. Nothing contained in Section 5.5(a) shall be construed to require the Trustee to preserve the Assets securing the Secured Notes if prohibited by applicable law.

(c) In determining whether the condition specified in Section 5.5(a)(i) exists, the Trustee shall use reasonable efforts to obtain, with the cooperation of the Collateral Manager, bid prices with respect to each Asset from two nationally recognized dealers (as specified by the Collateral Manager in writing) at the time making a market in such Assets and shall compute the anticipated proceeds of sale or liquidation on the basis of the lower of such bid prices for each such Asset. In the event that the Trustee, with the cooperation of the Collateral Manager, is only able to obtain bid prices with respect to each Asset from one nationally recognized dealer at the time making a market in such Assets, the Trustee shall compute the anticipated proceeds of the sale or liquidation on the basis of such one bid price for each such Asset. In addition, for the purposes of determining issues relating to the execution of a sale or liquidation of the Assets and the execution of a sale or other liquidation thereof in connection with a determination whether the condition specified in Section 5.5(a)(i) exists, the Trustee may retain and rely on an opinion of an Independent investment banking firm of national reputation (the cost of which shall be payable as an Administrative Expense).

(d) The Trustee shall deliver to the Noteholders and the Collateral Manager a report stating the results of any determination required pursuant to Section 5.5(a)(i) no later than 10 days after such determination is made. The Trustee shall make the determinations required by Section 5.5(a)(i) within 30 days after an Event of Default and at the request of a Majority of the Controlling Class at any time during which the Trustee retains the Assets pursuant to Section 5.5(a)(i).

(e) Prior to the sale of any Assets in connection with Section 5.5(a)(i), the Trustee shall offer the Collateral Manager or an Affiliate thereof the right to purchase such Asset at a price equal to the highest bid price received by the Trustee in accordance with Section 5.5(c) (or if only one bid price is received, such bid price). The Collateral Manager or an Affiliate thereof shall have the right to bid on any Assets sold in any sale pursuant to this Section 5.5.

Section 5.6 Trustee May Enforce Claims Without Possession of Notes. All rights of action and claims under this Indenture or under any of the Secured Notes may be prosecuted and enforced by the Trustee without the possession of any of the Secured Notes or the production thereof in any trial or other Proceeding relating thereto, and any such action or Proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall be applied as set forth in Section 5.7 hereof.

Section 5.7 Application of Money Collected. Any Money collected by the Trustee with respect to the Notes pursuant to this Article V and any Money that may then be held or thereafter received by the Trustee with respect to the Notes hereunder shall be applied, subject to Section 13.1 and in accordance with the provisions of Section 11.1(a)(iii), at the date or dates fixed by the Trustee. Upon the final distribution of all proceeds of any liquidation effected hereunder, the provisions of Section 4.1(b) shall be deemed satisfied for the purposes of discharging this Indenture pursuant to Article IV. Furthermore, upon such liquidation and final distribution, the Subordinated Notes shall be deemed to be redeemed and paid in full, even if amounts paid pursuant to Section 11.1(a) are insufficient to pay the Subordinated Notes in full as set forth in Section 4.4(b).

Section 5.8 Limitation on Suits. No Holder of any Note shall have any right to institute any Proceedings, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a) such Holder has previously given to the Trustee written notice of an Event of Default;

(b) the Holders or beneficial owners of not less than a Majority of the Controlling Class shall have made written request to the Trustee to institute Proceedings in respect of such Event of Default in its own name as Trustee hereunder and such Holder or Holders have provided the Trustee indemnity reasonably satisfactory to the Trustee against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities to be incurred in compliance with such request;

(c) the Trustee, for 30 days after its receipt of such notice, request and provision of such indemnity, has failed to institute any such Proceeding; and

(d) no direction inconsistent with such written request has been given to the Trustee during such 30-day period by a Majority of the Controlling Class; it being understood and intended that no one or more Holders of Notes shall have any right in any manner whatever by virtue of, or by availing itself of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders of Notes of the same Class or to obtain or to seek to obtain priority or preference over any other Holders of the Notes of the same Class or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders of Notes of the same Class subject to and in accordance with Section 13.1 and the Priority of Payments.

In the event the Trustee shall receive conflicting or inconsistent requests and indemnity pursuant to this Section 5.8 from two or more groups of Holders of the Controlling Class, each representing less than a Majority of the Controlling Class, the Trustee shall act in accordance with the request specified by the group of Holders with the greatest percentage of the Aggregate Outstanding Amount of the Controlling Class, notwithstanding any other provisions of this Indenture. If all such groups represent the same percentage, the Trustee, in its sole discretion, may determine what action, if any, shall be taken.

Section 5.9 Unconditional Rights of Holders of Secured Notes to Receive Principal and Interest. Subject to Section 2.7(i), but notwithstanding any other provision of this Indenture, the Holder of any Secured Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Secured Note, as such principal, interest and other amounts become due and payable in accordance with the Priority of Payments and Section 13.1, as the case may be, and, subject to the provisions of Section 5.8, to institute proceedings for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder. Holders of Secured Notes ranking junior to Notes still Outstanding shall have no right to institute Proceedings or, except as otherwise expressly set forth in Section 5.8(b), to request the Trustee to institute proceedings for the enforcement of any such payment until such time as no Secured Note ranking senior to such Secured Note remains Outstanding, which right shall be subject to the provisions of Section 5.8, and shall not be impaired without the consent of any such Holder.

Section 5.10 Restoration of Rights and Remedies. If the Trustee or any Noteholder has instituted any Proceeding to enforce any right or remedy under this Indenture and such Proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Noteholder, then and in every such case the Issuer, the Trustee and the Noteholder shall, subject to any determination in such Proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Noteholder shall continue as though no such Proceeding had been instituted.

Section 5.11 Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Trustee or to the Noteholders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 5.12 Delay or Omission Not Waiver. No delay or omission of the Trustee or any Holder of Secured Notes to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein or of a subsequent Event of Default. Every right and remedy given by this Article V or by law to the Trustee or to the Holders of the Secured Notes may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders of the Secured Notes.

Section 5.13 Control by Majority of Controlling Class. A Majority of the Controlling Class shall have the right following the occurrence, and during the continuance, of an Event of Default to cause the institution of and direct the time, method and place of conducting any Proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee under this Indenture; provided that:

(a) such direction shall not conflict with any rule of law or with any express provision of this Indenture;

(b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction; provided that subject to Section 6.1, the Trustee need not take any action that it determines might involve it in liability or expense (unless the Trustee has received the indemnity as set forth in (c) below);

(c) the Trustee shall have been provided with an indemnity reasonably satisfactory to it; and

(d) notwithstanding the foregoing, any direction to the Trustee to undertake a Sale of the Assets shall be by the Holders of Notes representing the requisite percentage of the Aggregate Outstanding Amount of Notes specified in Section 5.4 and/or Section 5.5.

Section 5.14 Waiver of Past Defaults. Prior to the time a judgment or decree for payment of the Money due has been obtained by the Trustee, as provided in this Article V, a Majority of the Controlling Class may on behalf of the Holders of all the Notes waive any past Default or Event of Default and its consequences, except a Default:

(a) in the payment of the principal of any Secured Note (which may be waived only with the consent of the Holder of such Secured Note);

(b) in the payment of interest on any Secured Note (which may be waived only with the consent of the Holder of such Secured Note);

(c) in respect of a covenant or provision hereof that under Section 8.2 cannot be modified or amended without the waiver or consent of the Holder of each Outstanding Note materially and adversely affected thereby (which may be waived only with the consent of each such Holder); or

(d) in respect of a representation contained in Section 7.20 (which may be waived only by a Majority of the Controlling Class if the Global Rating Agency Condition is satisfied).

In the case of any such waiver, the Issuer, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder, respectively, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto. The Trustee shall promptly give written notice of any such waiver to the Rating Agencies, the Collateral Manager and each Holder. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture.

Section 5.15 Undertaking for Costs. All parties to this Indenture agree, and each Holder of any Note by such Holder’s acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 5.15 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Noteholder, or group of Noteholders, holding in the aggregate more than 10% of the Aggregate Outstanding Amount of the Controlling Class, or to any suit instituted by any Noteholder for the enforcement of the payment of the principal of or interest on any Note on or after the applicable Stated Maturity (or, in the case of redemption, on or after the applicable Redemption Date).

Section 5.16 Waiver of Stay or Extension Laws. The Issuer covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any valuation, appraisement, redemption or marshalling law or rights, in each case wherever enacted, now or at any time hereafter in force, which may affect the covenants set forth in, the performance of, or any remedies under this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law or rights, and covenant that they will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted or rights created.

Section 5.17 Sale of Assets. (a) The power to effect any sale (a “Sale”) of any portion of the Assets pursuant to Sections 5.4 and 5.5 shall not be exhausted by any one or more Sales as to any portion of such Assets remaining unsold, but shall continue unimpaired (subject to Section 5.5(e) in the case of sales pursuant to Section 5.5) until the entire Assets shall have been sold or all amounts secured by the Assets shall have been paid. The Trustee may upon notice to the Noteholders, and shall, upon direction of a Majority of the Controlling Class, from time to time postpone any Sale by public announcement made at the time and place of such Sale. The Trustee hereby expressly waives its rights to any amount fixed by law as compensation for any Sale; provided that the Trustee shall be authorized to deduct the reasonable costs, charges and expenses (including reasonable and documented fees and expenses of its attorneys and agents) incurred by it in connection with such Sale from the proceeds thereof notwithstanding the provisions of Section 6.7 or other applicable terms hereof.

(b) The Trustee and the Collateral Manager (and/or any of its affiliates) may bid for and acquire any portion of the Assets in connection with a public Sale thereof, and may pay all or part of the purchase price by crediting against amounts owing on the Secured Notes in the case of the Assets or other amounts secured by the Assets, all or part of the net proceeds of such Sale after deducting the reasonable costs, charges and expenses (including reasonable and documented fees and expenses of its attorneys and agents) incurred by the Trustee in connection with such Sale notwithstanding the provisions of Section 6.7 hereof or other applicable terms hereof. The Secured Notes need not be produced in order to complete any such Sale, or in order for the net proceeds of such Sale to be credited against amounts owing on the Notes. The Trustee may hold, lease, operate, manage or otherwise deal with any property so acquired in any manner permitted by law in accordance with this Indenture.

(c) If any portion of the Assets consists of securities issued without registration under the Securities Act (“Unregistered Securities”), the Trustee may seek an Opinion of Counsel, or, if no such Opinion of Counsel can be obtained and with the consent of a Majority of the Controlling Class, seek a no action position from the Securities and Exchange Commission or any other relevant federal or State regulatory authorities, regarding the legality of a public or private Sale of such Unregistered Securities.

(d) The Trustee shall execute and deliver an appropriate instrument of conveyance transferring its interest in any portion of the Assets in connection with a Sale thereof, without recourse, representation or warranty. In addition, the Trustee is hereby irrevocably appointed the agent and attorney in fact of the Issuer to transfer and convey its interest in any portion of the Assets in connection with a Sale thereof, and to take all action necessary to effect such Sale. No purchaser or transferee at such a sale shall be bound to ascertain the Trustee’s authority, to inquire into the satisfaction of any conditions precedent or see to the application of any Monies.

(e) The Trustee shall provide notice to the Holders of the Notes as soon as reasonably practicable of any public Sale, and the Holders of the Notes and the Collateral Manager (and each of their Affiliates) shall be permitted to participate in any such public Sale to the extent permitted by applicable law and to the extent such Holders or the Collateral Manager (or their Affiliates), as applicable, meet any applicable eligibility requirements with respect to such Sale.

Section 5.18 Action on the Notes. The Trustee’s right to seek and recover judgment on the Notes or under this Indenture shall not be affected by the seeking or obtaining of or application for any other relief under or with respect to this Indenture. Neither the lien of this Indenture nor any rights or remedies of the Trustee or the Noteholders shall be impaired by the recovery of any judgment by the Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Assets or upon any of the assets of the Issuer.

ARTICLE VI

THE TRUSTEE

Section 6.1 Certain Duties and Responsibilities. (a) Except during the continuance of an Event of Default known to the Trustee:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth herein, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; provided that in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they substantially conform on their face to the requirements of this Indenture and shall promptly, but in any event within three Business Days in the case of an Officer’s certificate furnished by the Collateral Manager, notify the party delivering the same if such certificate or opinion does not conform. If a corrected form shall not have been delivered to the Trustee within 15 days after such notice from the Trustee, the Trustee shall so notify the Noteholders.

(b) In case an Event of Default known to the Trustee has occurred and is continuing, the Trustee shall, prior to the receipt of directions, if any, from a Majority of the Controlling Class, or such other percentage as permitted by this Indenture, exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this sub-section shall not be construed to limit the effect of sub-section (a) of this Section 6.1;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it shall be proven that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Issuer or the Collateral Manager in accordance with this Indenture and/or a Majority (or such other percentage as may be required by the terms hereof) of the Controlling Class (or other Class if required or permitted by the terms hereof), relating to the time, method and place of conducting any Proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity satisfactory to it against such risk or liability is not reasonably assured to it unless such risk or liability relates to the performance of its ordinary incidental services, including mailing of notices under this Indenture; and

(v) in no event shall the Trustee (or the Bank of any Affiliate thereof acting in any capacity) be liable for special, indirect, punitive or consequential loss or damage (including lost profits) even if the Trustee has been advised of the likelihood of such damages and regardless of such action.

(d) For all purposes under this Indenture, the Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default described in Sections 5.1(c), (d), (e), or (f) unless a Trust Officer assigned to and working in the Corporate Trust Office has actual knowledge thereof or unless written notice (which notice may be delivered via email in the form of a signed .pdf) of any event which is in fact such an Event of Default or Default is received by the Trustee at the Corporate Trust Office, and such notice references the Notes generally, the Issuer, the Assets or this Indenture. For purposes of determining the Trustee’s responsibility and liability hereunder, whenever reference is made herein to such an Event of Default or a Default, such reference shall be construed to refer only to such an Event of Default or Default of which the Trustee is deemed to have notice as described in this Section 6.1.

(e) Upon the Trustee receiving written notice from the Collateral Manager that an event constituting “Cause” as defined in the Collateral Management Agreement has occurred, the Trustee shall, not later than three Business Days thereafter, forward such notice to the Noteholders (as their names appear in the Register).

(f) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 6.1.

Section 6.2 Notice of Event of Default. Promptly (and in no event later than three Business Days) after the occurrence of any Event of Default actually known to a Trust Officer of the Trustee or after any declaration of acceleration has been made or delivered to the Trustee pursuant to Section 5.2, the Trustee shall transmit by mail to the Collateral Manager, the Rating Agencies, and all Holders, as their names and addresses appear on the Register, notice of all Events of Default hereunder known to the Trustee, unless such Event of Default shall have been cured or waived.

Section 6.3 Certain Rights of Trustee. Except as otherwise provided in Section 6.1:

(a) the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note, electronic communication, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties. Any electronically signed document delivered via email from a person purporting to be a Responsible Officer shall be considered signed or executed by such Responsible Officer on behalf of the applicable Person. The Trustee shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto;

(b) any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Issuer Request or Issuer Order, as the case may be;

(c) whenever in the administration of this Indenture the Trustee shall (i) deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, request and rely upon an Officer’s certificate or Issuer Order or (ii) be required to determine the value of any Assets or funds hereunder or the cash flows projected to be received therefrom, the Trustee may, in the absence of bad faith on its part, request and rely on reports of nationally recognized accountants (which may or may not be the Independent accountants appointed by the Issuer pursuant to Section 10.9), investment bankers or other Persons qualified to provide the information required to make such determination, including nationally recognized dealers in Assets of the type being valued, securities quotation services, loan pricing services and loan valuation agents;

(d) as a condition to the taking or omitting of any action by it hereunder, the Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in reliance thereon;

(e) the Trustee shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have provided to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities which might reasonably be incurred by it in compliance with such request or direction;

(f) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note, electronic communication or other paper or document, but the Trustee, in its discretion, may, and upon the written direction of a Majority of the Controlling Class or of a Rating Agency shall (subject to the right hereunder to be indemnified to its reasonable satisfaction for associated expense and liability), make such further inquiry or investigation into such facts or matters as it may see fit or as it shall be directed, and the Trustee shall be entitled, on reasonable prior notice to the Issuer and the Collateral Manager, to examine the books and records relating to the Notes and the Assets, personally or by agent or attorney, during the Issuer’s or the Collateral Manager’s normal business hours; provided that the Trustee shall, and shall cause its agents to, hold in confidence all such information, except (i) to the extent disclosure may be required by law or by any regulatory, administrative or governmental authority and (ii) to the extent that the Trustee, in its sole discretion, may determine that such disclosure is consistent with its obligations hereunder; provided further that the Trustee may disclose on a confidential basis any such information to its agents, attorneys and auditors in connection with the performance of its responsibilities hereunder;

(g) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through Affiliates, agents or attorneys; provided that the Trustee shall not be responsible for any misconduct or negligence on the part of any non-affiliated agent appointed or attorney appointed, with due care by it hereunder;

(h) the Trustee shall not be liable for any action it takes or omits to take in good faith that it reasonably believes to be authorized or within its rights or powers hereunder, including actions or omissions to act at the direction of the Collateral Manager;

(i) nothing herein shall be construed to impose an obligation on the part of the Trustee to monitor, recalculate, evaluate or verify or independently determine the accuracy of any report, certificate or information received from the Issuer or Collateral Manager (unless and except to the extent otherwise expressly set forth herein);

(j) to the extent any defined term hereunder, or any calculation required to be made or determined by the Trustee hereunder, is dependent upon or defined by reference to generally accepted accounting principles (as in effect in the United States) (“GAAP”), the Trustee shall be entitled to request and receive (and rely upon) instruction from the Issuer or the accountants identified in the Accountants’ Report (and in the absence of its receipt of timely instruction therefrom, shall be entitled to obtain from an Independent accountant at the expense of the Issuer) as to the application of GAAP in such connection, in any instance;

(k) the Trustee shall not be liable for the actions or omissions of, or any inaccuracies in the records of, the Collateral Manager, the Issuer, any Paying Agent (other than the Trustee), DTC, Euroclear, Clearstream, or any other clearing agency or depository and without limiting the foregoing, the Trustee shall not be under any obligation to monitor, evaluate or verify compliance by the Collateral Manager with the terms hereof or of the Collateral Management Agreement, or to verify or independently determine the accuracy of information received by the Trustee from the Collateral Manager (or from any selling institution, agent bank, trustee or similar source) with respect to the Assets;

(l) notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Trustee, the Custodian or the Securities Intermediary shall be under a duty or obligation in connection with the acquisition or Grant by the Issuer to the Trustee of any item constituting the Assets, or to evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Issuer in connection with its Grant or otherwise, or in that regard to examine any Underlying Instrument, in each case, in order to determine compliance with applicable requirements of and restrictions on transfer in respect of such Assets;

(m) in the event the Bank (or an Affiliate thereof) is also acting in the capacity of Paying Agent, Registrar, Transfer Agent, Custodian, Calculation Agent or Securities Intermediary, or in any other capacity hereunder or any other related document, the rights, protections, benefits, immunities and indemnities afforded to the Trustee pursuant to this Article VI shall also be afforded to the Bank acting in such capacities; provided that such rights, protections, benefits, immunities and indemnities shall be in addition to any rights, immunities and indemnities provided in the Collateral Administration Agreement, the Securities Account Control Agreement or any other documents to which the Bank in such capacity is a party; provided, further that the foregoing shall not be construed to impose on any such person the duties or standard of care (including any prudent person standard) of the Trustee;

(n) any permissive right of the Trustee to take or refrain from taking actions enumerated herein shall not be construed as a duty;

(o) to the extent permitted by applicable law, the Trustee shall not be required to give any bond or surety in respect of the execution of this Indenture or otherwise;

(p) the Trustee shall not be deemed to have notice or knowledge of any matter unless a Trust Officer has actual knowledge thereof or unless written notice thereof is received by the Trustee at the Corporate Trust Office and such notice references the Notes generally, the Issuer or this Indenture. Whenever reference is made herein to a Default or an Event of Default such reference shall, insofar as determining any liability on the part of the Trustee is concerned, be construed to refer only to a Default or an Event of Default of which the Trustee is deemed to have knowledge in accordance with this paragraph;

(q) the Trustee shall not be responsible for delays or failures in performance resulting from circumstances beyond its control (such circumstances include but are not limited to acts of God, strikes, lockouts, riots, acts of war, terrorism, loss or malfunctions of utilities, computer (hardware or software) or communications services, any act or provision of any present or future law or regulation or governmental authority, accidents, labor disputes, disease, epidemic, pandemic, quarantine, national emergency or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility);

(r) in order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act, (“Applicable Law”), the Bank (in all of its capacities hereunder and in any related document) is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Bank. Accordingly, each of the parties agrees to provide to the Bank upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Bank to comply with Applicable Law. The Trustee may also ask for formation documents such as articles of incorporation, an offering memorandum, or other identifying documents to be provided;

(s) to the extent not inconsistent herewith, the rights, protections, immunities and indemnities afforded to the Trustee pursuant to this Indenture also shall be afforded to the Bank in each of its capacities and also to the Collateral Administrator; provided that, with respect to the Collateral Administrator, such rights, immunities and indemnities shall be in addition to any rights, immunities and indemnities provided in the Collateral Administration Agreement;

(t) in making or disposing of any investment permitted by this Indenture, the Trustee is authorized to deal with itself (in its individual capacity) or with any one or more of its Affiliates, in each case on an arm’s-length basis, whether it or such Affiliate is acting as a subagent of the Trustee or for any third party or dealing as principal for its own account. If otherwise qualified, obligations of the Bank or any of its Affiliates shall qualify as Eligible Investments hereunder;

(u) the Trustee or its Affiliates are permitted to receive additional compensation that could be deemed to be in the Trustee’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or subcustodian with respect to certain of the Eligible Investments, (ii) using Affiliates to effect transactions in certain Eligible Investments and (iii) effecting transactions in certain Eligible Investments. Such compensation is not payable or reimbursable under Section 6.7 of this Indenture;

(v) the Trustee shall have no duty (i) to see to any recording, filing, or depositing of this Indenture or any supplemental indenture or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording, filing or depositing or to any rerecording, refiling or redepositing of any thereof or (ii) to maintain any insurance;

(w) notwithstanding any term hereof to the contrary, the Trustee shall be under no obligation in connection with the Grant by the Issuer to the Trustee of any item constituting the trust estate created under this Indenture or otherwise, or in that regard to examine any Asset, in order to determine compliance with applicable requirements of and restrictions on transfer of any Asset and neither the Trustee nor the Collateral Administrator shall have any obligation to determine: (i) if a Collateral Obligation, Eligible Investment, Equity Security or Workout Loan meets the criteria specified in the definition thereof, or, in any case, otherwise is eligible for receipt, purchase or sale under this Indenture, (ii) whether the conditions specified in the definition of “Delivered” have been complied with, or (iii) whether a Tax Event has occurred;

(x) in no event shall the Bank (in any of its capacities) have any responsibility to monitor or enforce compliance with, or be charged with knowledge of the U.S. Risk Retention Rules (or any other risk retention rules), nor will the Bank be responsible for monitoring, confirming or enforcing any U.S. Risk Retention Rules (or any other risk retention rules applicable to the transaction), and nor shall it be liable to any investor or any other party whatsoever for any violation of such U.S. Risk Retention Rules (or any other risk retention rules);

(y) the Trustee shall be authorized, at the request of the Collateral Manager, to accept directions or otherwise enter into agreements regarding the remittance of fees owing to the Collateral Manager; and

(z) unless the Trustee receives written notice of an error or omission related to financial information or disbursements provided to Holders within 90 days of Holders’ receipt of the same, the Trustee shall have no liability in connection with such and, absent direction by the requisite percentage of Holders entitled to direct the Trustee, no further obligations in connection thereof.

Section 6.4 Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, other than the Certificate of Authentication thereon, shall be taken as the statements of the Issuer; and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Indenture (except as may be made with respect to the validity of the Trustee’s obligations hereunder), the Assets or the Notes. The Trustee shall not be accountable for the use or application by the Issuer of the Notes or the proceeds thereof or any Money paid to the Issuer pursuant to the provisions hereof.

Section 6.5 May Hold Notes. The Trustee, any Paying Agent, Registrar or any other agent of the Issuer, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any of their Affiliates with the same rights it would have if it were not Trustee, Paying Agent, Registrar or such other agent.

Section 6.6 Money Held in Trust. Money held by the Trustee hereunder shall be held in trust to the extent required herein. The Trustee shall be under no liability for interest on any Money received by it hereunder except to the extent of income or other gain on investments which are deposits in or certificates of deposit of the Bank in its commercial capacity and income or other gain actually received by the Trustee on Eligible Investments.

Section 6.7 Compensation and Reimbursement. (a) The Issuer agrees:

(i) to pay the Trustee and the Bank (without duplications) in each of their capacities under the Transaction Documents on each Payment Date reasonable compensation, as set forth in a separate fee schedule, for all services rendered by the Trustee and the Bank in each of its other capacities hereunder and under the Transaction Documents (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(ii) except as otherwise expressly provided herein, to pay or reimburse the Trustee in a timely manner upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Indenture or other Transaction Document (including, without limitation, any costs related to FATCA compliance, securities transaction charges and the reasonable compensation and expenses and disbursements of its agents and legal counsel and of any accounting firm or investment banking firm employed by the Trustee pursuant to Section 5.4, 5.5, 6.3(c) or 10.7, except any such expense, disbursement or advance as may be attributable to its negligence, willful misconduct or bad faith) but with respect to securities transaction charges, only to the extent any such charges have not been waived during a Collection Period due to the Trustee’s receipt of a payment from a financial institution with respect to certain Eligible Investments, as specified by the Collateral Manager;

(iii) to indemnify the Trustee and the Bank in each of their capacities hereunder and its officers, directors, employees and agents for, and to hold them harmless against, any loss, liability or expense (including reasonable attorneys’ fees and expenses) incurred without negligence, willful misconduct or bad faith on their part, arising out of or in connection with the acceptance, enforcement or administration of this Indenture or the performance of its duties hereunder, including the costs and expenses of defending themselves (including reasonable attorney’s fees and costs) against any claim (whether brought by or involving the Issuer or any third party) or liability in connection with the exercise, enforcement or performance of any of their powers, rights or duties hereunder and under any other agreement or instrument related hereto; and

(iv) to pay the Trustee reasonable additional compensation together with its expenses (including reasonable counsel fees and expenses) for any collection or enforcement action taken pursuant to Section 6.13 or Article V, respectively.

(b) The Trustee shall receive amounts pursuant to this Section 6.7 and any other amounts payable to it under this Indenture or in any of the Transaction Documents to which the Trustee is a party only as provided in Sections 11.1(a)(i), (ii) and (iii) but only to the extent that funds are available for the payment thereof. Subject to Section 6.9, the Trustee shall continue to serve as Trustee under this Indenture notwithstanding the fact that the Trustee shall not have received amounts due it hereunder; provided that nothing herein shall impair or affect the Trustee’s rights under Section 6.9. No direction by the Noteholders shall affect the right of the Trustee to collect amounts owed to it under this Indenture. If, on any date when a fee or an expense shall be payable to the Trustee pursuant to this Indenture, insufficient funds are available for the payment thereof, any portion of a fee or an expense not so paid shall be deferred and payable on such later date on which a fee or an expense shall be payable and sufficient funds are available therefor.

(c) The Trustee hereby agrees not to cause the filing against the Issuer or any of its subsidiaries, of a petition in bankruptcy for the non-payment to the Trustee of any amounts provided by this Section 6.7 until at least one year and one day, or, if longer, the applicable preference period then in effect and one day, after the payment in full of all Notes issued under this Indenture.

(d) The Issuer’s payment obligations to the Trustee under this Section 6.7 shall be secured by the lien of this Indenture payable in accordance with the Priority of Payments, and shall survive the discharge of this Indenture and the resignation or removal of the Trustee. When the Trustee incurs expenses after the occurrence of a Default or an Event of Default under Section 5.1(e) or Section 5.1(f), the expenses are intended to constitute expenses of administration under the Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or similar law.

Section 6.8 Corporate Trustee Required; Eligibility. There shall at all times be a Trustee hereunder which shall be an organization or entity organized and doing business under the laws of the United States of America or of any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least U.S.$100,000,000, subject to supervision or examination by federal or state authority, having a rating of at least “BBB-” by S&P and having an office within the United States; provided, that if the Trustee, or its successor’s ratings at any time are below the minimum rating or combine capital and surplus requirements as set forth in this sentence, the Trustee (x) shall promptly notify the Issuer and the Collateral Manager and (y) may retain its eligibility if it obtains or has obtained (i) a confirmation from the

Rating Agencies that the Rating Agencies’ then-current rating of the Notes will not be downgraded or withdrawn by reason of the Trustee’s rating or capitalization or (ii) a written waiver or other written acknowledgement (which may be evidenced by an exchange of electronic messages or facsimiles) from such Rating Agency that it will not review the Rating Agency’s then-current rating of the Notes in such circumstances. If such organization or entity publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 6.8, the combined capital and surplus of such organization or entity shall be deemed to be its combined capital and surplus as set forth in its most recent published report of condition. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 6.8, it shall resign immediately in the manner and with the effect hereinafter specified in this Article VI.

Section 6.9 Resignation and Removal; Appointment of Successor. (a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article VI shall become effective until the acceptance of appointment by the successor Trustee under Section 6.10.

(b) Subject to Section 6.9(a), the Trustee may resign at any time by giving not less than 30 days’ written notice thereof to the Issuer, the Collateral Manager, the Holders of the Notes and the Rating Agencies. Upon receiving such notice of resignation, the Issuer shall promptly appoint a successor trustee or trustees satisfying the requirements of Section 6.8 by written instrument, in duplicate, executed by a Responsible Officer of the Issuer, one copy of which shall be delivered to the Trustee so resigning and one copy to the successor Trustee or Trustees, together with a copy to each Holder and the Collateral Manager; provided that such successor Trustee shall be appointed only upon the written consent of a Majority of the Secured Notes of each Class or, at any time when an Event of Default shall have occurred and be continuing or when a successor Trustee has been appointed pursuant to Section 6.9(e), by an Act of a Majority of the Controlling Class. If no successor Trustee shall have been appointed and an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee or any Holder, on behalf of itself and all others similarly situated, may petition any court of competent jurisdiction for the appointment of a successor Trustee satisfying the requirements of Section 6.8.

(c) The Trustee may be removed at any time upon 30 days written notice by Act of a Majority of each Class of Notes or, at any time when an Event of Default shall have occurred and be continuing by an Act of a Majority of the Controlling Class, delivered to the Trustee and to the Issuer.

(d) If at any time:

(i) the Trustee shall cease to be eligible under Section 6.8 and shall fail to resign after written request therefor by the Issuer or by any Holder; or

(ii) the Trustee shall become incapable of acting or shall be adjudged as bankrupt or insolvent or a receiver or liquidator of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then, in any such case (subject to Section 6.9(a)), (A) the Issuer, by Issuer Order, may remove the Trustee, or (B) subject to Section 5.15, any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Trustee for any reason (other than resignation), the Issuer, by Issuer Order, shall promptly appoint a successor Trustee. If the Issuer shall fail to appoint a successor Trustee within 30 days after such resignation, removal or incapability or the occurrence of such vacancy, a successor Trustee may be appointed by a Majority of the Controlling Class by written instrument delivered to the Issuer and the retiring Trustee. The successor Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee and supersede any successor Trustee proposed by the Issuer. If no successor Trustee shall have been so appointed by the Issuer or a Majority of the Controlling Class and shall have accepted appointment in the manner hereinafter provided, subject to Section 5.15, the Trustee or any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f) The Issuer shall give prompt notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee by mailing written notice of such event by first class mail, postage prepaid, to the Collateral Manager, to the Rating Agencies and to the Holders of the Notes as their names and addresses appear in the Register. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office. If the Issuer fails to mail such notice within ten days after acceptance of appointment by the successor Trustee, the successor Trustee shall cause such notice to be given at the expense of the Issuer. If the Bank shall resign or be removed as Trustee, the Bank shall also resign or be removed as Custodian, Paying Agent, Calculation Agent, Registrar and any other capacity in which the Bank is then acting pursuant to this Indenture or any other Transaction Document.

Section 6.10 Acceptance of Appointment by Successor. Every successor Trustee appointed hereunder shall meet the requirements of Section 6.8 and shall execute, acknowledge and deliver to the Issuer and the retiring Trustee an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Trustee; but, on request of the Issuer or a Majority of any Class of Secured Notes or the successor Trustee, such retiring Trustee shall, upon payment of its charges then unpaid, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and Money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Issuer shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

Section 6.11 Merger, Conversion, Consolidation or Succession to Business of Trustee. Any organization or entity into which the Trustee may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder; provided that such organization or entity shall be otherwise qualified and eligible under this Article VI, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any of the Notes has been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 6.12 Co-Trustees. At any time or times, the Issuer and the Trustee shall have power to appoint one or more Persons to act as co-trustee (subject to written notice to the Rating Agencies), jointly with the Trustee, of all or any part of the Assets, with the power to file such proofs of claim and take such other actions pursuant to Section 5.6 herein and to make such claims and enforce such rights of action on behalf of the Holders, as such Holders themselves may have the right to do, subject to the other provisions of this Section 6.12.

The Issuer shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint a co-trustee. If the Issuer does not join in such appointment within 15 days after the receipt by them of a request to do so, the Trustee shall have the power to make such appointment.

Should any written instrument from the Issuer be required by any co-trustee so appointed, more fully confirming to such co-trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Issuer. The Issuer agrees to pay, to the extent funds are available therefor under Section 11.1(a)(i)(A), for any reasonable fees and expenses in connection with such appointment.

Every co-trustee shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms:

(a) the Notes shall be authenticated and delivered and all rights, powers, duties and obligations hereunder in respect of the custody of securities, Cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised solely by the Trustee;

(b) the rights, powers, duties and obligations hereby conferred or imposed upon the Trustee in respect of any property covered by the appointment of a co-trustee shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and such co-trustee jointly as shall be provided in the instrument appointing such co-trustee;

(c) the Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Issuer evidenced by an Issuer Order, may accept the resignation of or remove any co-trustee appointed under this Section 6.12, and in case an Event of Default has occurred and is continuing, the Trustee shall have the power to accept the resignation of, or remove, any such co-trustee without the concurrence of the Issuer. A successor to any co-trustee so resigned or removed may be appointed in the manner provided in this Section 6.12;

(d) no co-trustee hereunder shall be personally liable by reason of any act or omission of the Trustee hereunder;

(e) the Trustee shall not be liable by reason of any act or omission of a co-trustee; and

(f) any Act of the Holders delivered to the Trustee shall be deemed to have been delivered to each co-trustee.

The Issuer shall notify the Rating Agencies of the appointment of a co-trustee hereunder.

Section 6.13 Certain Duties of Trustee Related to Delayed Payment of Proceeds. If the Trustee shall not have received a payment with respect to any Asset on its Due Date, (a) the Trustee shall promptly notify the Issuer and the Collateral Manager in writing or electronically and (b) unless within three Business Days (or the end of the applicable grace period for such payment, if any) after such notice (x) such payment shall have been received by the Trustee or (y) the Issuer, in its absolute discretion (but only to the extent permitted by Section 10.2(a)), shall have made provision for such payment satisfactory to the Trustee in accordance with Section 10.2(a), the Trustee shall, not later than the Business Day immediately following the last day of such period and in any case upon request by the Collateral Manager, request the issuer of such Asset, the trustee under the related Underlying Instrument or a paying agent designated by either of them, as the case may be, to make such payment not later than three Business Days after the date of such request. If such payment is not made within such time period, the Trustee, subject to the provisions of clause (iv) of Section 6.1(c), shall take such reasonable action as the Collateral Manager shall direct. Any such action shall be without prejudice to any right to claim a Default or Event of Default under this Indenture. If the Issuer or the Collateral Manager requests a release of an Asset and/or delivers an additional Collateral Obligation in connection with any such action under the Collateral Management Agreement or under this Indenture, such release and/or substitution shall be subject to Section 10.8 and Article XII of this Indenture, as the case may be. Notwithstanding any other provision hereof, the Trustee shall deliver to the Issuer or its designee any payment with respect to any Asset or any additional Collateral Obligation received after the Due Date thereof to the extent the Issuer previously made provisions for such payment satisfactory to the Trustee in accordance with this Section 6.13 and such payment shall not be deemed part of the Assets.

Section 6.14 Authenticating Agents. Upon the request of the Issuer, the Trustee shall, and if the Trustee so chooses the Trustee may, appoint one or more Authenticating Agents with power to act on its behalf and subject to its direction in the authentication of Notes in connection with issuance, transfers and exchanges under Sections 2.4, 2.5, 2.6 and 8.5, as fully to all intents and purposes as though each such Authenticating Agent had been expressly authorized by such Sections to authenticate such Notes. For all purposes of this Indenture, the authentication of Notes by an Authenticating Agent pursuant to this Section 6.14 shall be deemed to be the authentication of Notes by the Trustee.

Any Person into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, consolidation or conversion to which any Authenticating Agent shall be a party, or any Person succeeding to the corporate trust business of any Authenticating Agent, shall be the successor of such Authenticating Agent hereunder, without the execution or filing of any further act on the part of the parties hereto or such Authenticating Agent or such successor Person.

Any Authenticating Agent may at any time resign by giving written notice of resignation to the Trustee and the Issuer. The Trustee may at any time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent and the Issuer. Upon receiving such notice of resignation or upon such a termination, the Trustee shall, upon the written request of the Issuer, promptly appoint a successor Authenticating Agent and shall give written notice of such appointment to the Issuer.

Unless the Authenticating Agent is also the same entity as the Trustee, the Issuer agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services, and reimbursement for its reasonable expenses relating thereto as an Administrative Expense. The provisions of Sections 2.8, 6.4 and 6.5 shall be applicable to any Authenticating Agent.

Section 6.15 Withholding. If any withholding tax (which, for the avoidance of doubt, shall include any withholding required on account of FATCA) is imposed by applicable law on the Issuer’s payment (or allocations of income) under the Notes or if any tax is imposed on a payment to the Issuer on account of a failure of a Holder of a Note or owner of any interest therein to comply with (i) FATCA or (ii) any requirements to provide documentation to avoid withholding, such tax shall reduce the amount otherwise distributable to the relevant Holder of a Note or owner of any interest therein, and each such Holder and owner shall indemnify the Issuer for any withholding that would not have been imposed if the Holder or owner had complied with such obligations. The Trustee is hereby authorized and directed to retain from amounts otherwise distributable to any Holder sufficient funds for the payment of any such tax that is legally owed or required to be withheld by the Issuer (but such authorization shall not prevent the Trustee from contesting any such tax in appropriate Proceedings and withholding payment of such tax, if permitted by law, pending the outcome of such Proceedings) or may be withheld because of a failure by a Holder to provide any information required under FATCA or otherwise and to timely remit such amounts to the appropriate taxing authority. The amount of any withholding tax imposed with respect to any Note shall be treated as Cash distributed to the relevant Holder at the time it is withheld by the Trustee. If there is a reasonable possibility that withholding is required by applicable law with respect to a distribution, the Paying Agent or the Trustee may, in its sole discretion, withhold such amounts in accordance with this Section 6.15. If any Holder or beneficial owner wishes to apply for a refund of any such withholding tax, the Trustee shall reasonably cooperate with such Person in providing readily available information so long as such Person agrees to reimburse the Trustee for any out-of-pocket expenses incurred. Except as may be required under FATCA, nothing herein shall impose an obligation on the part of the Trustee to determine the amount of any tax or withholding obligation on the part of the Issuer or in respect of the Notes.

Section 6.16 Representative for Holders of the Secured Notes Only; Agent for each other Secured Party and the Holders of the Subordinated Notes. With respect to the security interest created hereunder, the delivery of any item of Asset to the Trustee is to the Trustee as representative of the Holders of the Secured Notes and agent for each other Secured Party and the Holders of the Subordinated Notes. In furtherance of the foregoing, the possession by the Trustee of any Asset, and the endorsement to or registration in the name of the Trustee of any Asset (including without limitation as entitlement holder of the Custodial Account) are all undertaken by the Trustee in its capacity as representative of the Holders of Secured Notes, and agent for each other Secured Party and the Holders of the Subordinated Notes.

Section 6.17 Representations and Warranties of the Bank. The Bank hereby represents and warrants as follows:

(a) Organization. The Bank has been duly organized and is validly existing as a national banking association with trust powers under the laws of the United States and has the power to conduct its business and affairs as a trustee, paying agent, registrar, transfer agent, custodian, calculation agent and securities intermediary.

(b) Authorization; Binding Obligations. The Bank has the corporate power and authority to perform the duties and obligations of Trustee, Paying Agent, Registrar, Transfer Agent, Custodian, Calculation Agent and Securities Intermediary under this Indenture. The Bank has taken all necessary corporate action to authorize the execution, delivery and performance of this Indenture, and all of the documents required to be executed by the Bank pursuant hereto. This Indenture has been duly authorized, executed and delivered by the Bank and constitutes the legal, valid and binding obligation of the Bank enforceable in accordance with its terms subject, as to enforcement, (i) to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Bank and (ii) to general equitable principles (whether enforcement is considered in a proceeding at law or in equity).

(c) Eligibility. The Bank is eligible under Section 6.8 to serve as Trustee hereunder.

(d) No Conflict. Neither the execution, delivery and performance of this Indenture, nor the consummation of the transactions contemplated by this Indenture, is prohibited by, or requires the Bank to obtain any consent, authorization, approval or registration under, any law, statute, rule, regulation, judgment, order, writ, injunction or decree that is binding upon the Bank.

ARTICLE VII

COVENANTS

Section 7.1 Payment of Principal and Interest. The Issuer will duly and punctually pay the principal of and interest on the Secured Notes, in accordance with the terms of such Notes and this Indenture pursuant to the Priority of Payments. The Issuer will, to the extent funds are available pursuant to the Priority of Payments, duly and punctually pay all required distributions on the Subordinated Notes, in accordance with the Subordinated Notes and this Indenture.

Amounts properly withheld under the Code or other applicable law by any Person from a payment under a Note shall be considered as having been paid by the Issuer to the relevant Holder for all purposes of this Indenture.

Section 7.2 Maintenance of Office or Agency. The Issuer hereby appoints the Trustee as a Paying Agent for payments on the Notes, and appoint the Trustee as Transfer Agent at its applicable Corporate Trust Office as the Issuer’s agent where Notes may be surrendered for registration of transfer or exchange. The Issuer hereby appoints CT Corporation System (the “Process Agent”), 28 Liberty Street, New York, NY 10005, as its agent upon whom process or demands may be served in any action arising out of or based on this Indenture or the transactions contemplated hereby.

The Issuer may at any time and from time to time vary or terminate the appointment of any such agent or appoint any additional agents for any or all of such purposes; provided that (x) the Issuer will maintain in the Borough of Manhattan, the City of New York, an office or agency where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served and, subject to any laws or regulations applicable thereto, an office or agency outside of the United States where Notes may be presented for payment; and (y) no paying agent shall be appointed in a jurisdiction which subjects payments on the Notes to withholding tax solely as a result of such Paying Agent’s activities. The Issuer shall at all times maintain a duplicate copy of the Register at the Corporate Trust Office. The Issuer shall give prompt written notice to the Trustee, the Rating Agencies and the Holders of the appointment or termination of any such agent and of the location and any change in the location of any such office or agency.

If at any time the Issuer shall fail to maintain any such required office or agency in the Borough of Manhattan, the City of New York, or outside the United States, or shall fail to furnish the Trustee with the address thereof, presentations and surrenders may be made (subject to the limitations described in the preceding paragraph) at, notices and demands may be served on the Issuer, and Notes may be presented and surrendered for payment to the appropriate Paying Agent at its main office, and the Issuer hereby appoint the same as their agent to receive such respective presentations, surrenders, notices and demands.

Section 7.3 Money for Note Payments to be Held in Trust. All payments of amounts due and payable with respect to any Notes that are to be made from amounts withdrawn from the Payment Account shall be made on behalf of the Issuer by the Trustee or a Paying Agent with respect to payments on the Notes.

When the Issuer shall have a Paying Agent that is not also the Registrar, they shall furnish, or cause the Registrar to furnish, no later than the fifth calendar day after each Record Date a list, if necessary, in such form as such Paying Agent may reasonably request, of the names and addresses of the Holders and of the certificate numbers of individual Notes held by each such Holder.

Whenever the Issuer shall have a Paying Agent other than the Trustee, they shall, on or before the Business Day next preceding each Payment Date and any Redemption Date, as the case may be, direct the Trustee to deposit on such Payment Date or such Redemption Date, as the case may be, with such Paying Agent, if necessary, an aggregate sum sufficient to pay the amounts then becoming due (to the extent funds are then available for such purpose in the Payment Account), such sum to be held in trust for the benefit of the Persons entitled thereto and (unless such Paying Agent is the Trustee) the Issuer shall promptly notify the Trustee of its action or failure so to act. Any Monies deposited with a Paying Agent (other than the Trustee) in excess of an amount sufficient to pay the amounts then becoming due on the Notes with respect to which such deposit was made shall be paid over by such Paying Agent to the Trustee for application in accordance with Article XI.

The initial Paying Agent shall be as set forth in Section 7.2. Any additional or successor Paying Agents (other than a successor Trustee who shall automatically become the Paying Agent hereunder) shall be appointed by Issuer Order with written notice thereof to the Trustee; provided that so long as the Notes of any Class are rated by the Rating Agencies, with respect to any additional or successor Paying Agent, either (i) such Paying Agent has a long-term debt rating of “A” or higher by S&P or a short-term debt rating of “A-1” by S&P or (ii) the Global Rating Agency Condition is satisfied. If such successor Paying Agent ceases to have a long-term debt rating of “A” or higher by S&P or a short-term debt rating of “A-1” by S&P, the Issuer shall promptly remove such Paying Agent and appoint a successor Paying Agent. The Issuer shall not appoint any Paying Agent that is not, at the time of such appointment, a depository institution or trust company subject to supervision and examination by federal and/or state banking authorities. The Issuer shall cause any Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee and if the Trustee acts as Paying Agent, it hereby so agrees, subject to the provisions of this Section 7.3, that such Paying Agent will:

(a) allocate all sums received for payment to the Holders of Notes for which it acts as Paying Agent on each Payment Date and any Redemption Date among such Holders in the proportion specified in the applicable Distribution Report to the extent permitted by applicable law;

(b) hold all sums held by it for the payment of amounts due with respect to the Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(c) if such Paying Agent is not the Trustee, immediately resign as a Paying Agent and forthwith pay to the Trustee all sums held by it in trust for the payment of Notes if at any time it ceases to meet the standards set forth above required to be met by a Paying Agent at the time of its appointment;

(d) if such Paying Agent is not the Trustee, immediately give the Trustee notice of any default by the Issuer in the making of any payment required to be made; and

(e) if such Paying Agent is not the Trustee, during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

The Issuer may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuer Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Issuer or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Issuer or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such Money.

Except as otherwise required by applicable law, any Money deposited with the Trustee or any Paying Agent in trust for any payment on any Note and remaining unclaimed for two years after such amount has become due and payable shall be paid to the Issuer on Issuer Order; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment of such amounts (but only to the extent of the amounts so paid to the Issuer) and all liability of the Trustee or such Paying Agent with respect to such trust Money shall thereupon cease. The Trustee or such Paying Agent, before being required to make any such release of payment, may, but shall not be required to, adopt and employ, at the expense of the Issuer any reasonable means of notification of such release of payment, including, but not limited to, mailing notice of such release to Holders whose Notes have been called but have not been surrendered for redemption or whose right to or interest in Monies due and payable but not claimed is determinable from the records of any Paying Agent, at the last address of record of each such Holder.

Section 7.4 Existence of the Issuer. (a) The Issuer shall, to the maximum extent permitted by applicable law, maintain in full force and effect its existence and rights as a limited liability company formed under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which such qualifications are or shall be necessary to protect the validity and enforceability of this Indenture, the Notes, or any of the Assets; provided that the Issuer shall be entitled to change its jurisdiction of formation from the State of Delaware to any other jurisdiction reasonably selected by the Issuer at the direction of a Majority of the Subordinated Notes so long as (i) the Issuer has received a legal opinion (upon which the Trustee may conclusively rely) to the effect that such change is not disadvantageous in any material respect to the Holders, (ii) written notice of such change shall have been given to the Trustee by the Issuer, which notice shall be promptly forwarded by the Trustee to the Holders, the Collateral Manager and to the Rating Agencies, (iii) the Global Rating Agency Condition is satisfied and (iv) on or prior to the 15th Business Day following receipt of such notice the Trustee shall not have received written notice from a Majority of the Controlling Class objecting to such change.

(b) The Issuer (i) shall ensure that all organizational or other formalities regarding its existence are followed and (ii) shall not have any employees (other than its trustees to the extent they are employees). The Issuer shall not take any action, or conduct its affairs in a manner, that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization or other insolvency proceeding. Without limiting the foregoing, (A) the Issuer shall not have any subsidiaries; (B) (x) the Issuer shall not (1) except as contemplated by the Collateral Management Agreement or the LLC Agreement, engage in any transaction with any shareholder that would constitute a conflict of interest or (2) pay dividends other than in accordance with the terms of this Indenture and the LLC Agreement and (y) the Issuer shall (1) maintain books and records separate from any other

Person, (2) maintain its accounts separate from those of any other Person, (3) not commingle its assets with those of any other Person, (4) conduct its own business in its own name, (5) maintain separate financial statements, (6) pay its own liabilities out of its own funds, (7) maintain an arm’s length relationship with its Affiliates, (8) use separate stationery, invoices and checks, (9) hold itself out as a separate Person, (10) correct any known misunderstanding regarding its separate identity and (11) have at least one trustee that is Independent of the Collateral Manager.

Section 7.5 Protection of Assets. (a) The Collateral Manager on behalf of the Issuer will cause the taking of such action within the Collateral Manager’s control as is reasonably necessary in order to maintain the perfection and priority of the security interest of the Trustee in the Assets; provided that the Collateral Manager shall be entitled to rely on any Opinion of Counsel delivered pursuant to Section 7.6 to determine what actions are reasonably necessary, and shall be fully protected in so relying on such an Opinion of Counsel, unless the Collateral Manager has actual knowledge that the procedures described in any such Opinion of Counsel are no longer adequate to maintain such perfection and priority. The Issuer shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such Financing Statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Holders of the Secured Notes hereunder and to:

(i) Grant more effectively all or any portion of the Assets;

(ii) maintain, preserve and perfect any Grant made or to be made by this Indenture including, without limitation, the first priority nature of the lien or carry out more effectively the purposes hereof;

(iii) perfect, publish notice of or protect the validity of any Grant made or to be made by this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv) enforce any of the Assets or other instruments or property included in the Assets;

(v) preserve and defend title to the Assets and the rights therein of the Trustee and the Holders of the Notes in the Assets against the claims of all Persons and parties; or

(vi) pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Assets.

The Issuer hereby designates the Trustee as its agent and attorney in fact to prepare and file and hereby authorizes the filing of any Financing Statement, continuation statement and all other instruments, and take all other actions, required pursuant to this Section 7.5. Such designation shall not impose upon the Trustee, or release or diminish, the Issuer’s and the Collateral Manager’s obligations under this Section 7.5. The Issuer further authorizes and shall cause the Issuer’s United States counsel to file without the Issuer’s signature a Financing Statement that names the Issuer as debtor and the Trustee, on behalf of the Secured Parties, as secured party and that describes “all personal property of the Debtor now owned or hereafter acquired” as the Assets in which the Trustee has a Grant.

(b) The Trustee shall not, except in accordance with Section 5.5 or Section 10.8(a), (b) and (c), as applicable, permit the removal of any portion of the Assets or transfer any such Assets from the Account to which it is credited, or cause or permit any change in the Delivery made pursuant to Section 3.3 with respect to any Assets, if, after giving effect thereto, the jurisdiction governing the perfection of the Trustee’s security interest in such Assets is different from the jurisdiction governing the perfection at the time of delivery of the most recent Opinion of Counsel pursuant to Section 7.6 unless the Trustee shall have received an Opinion of Counsel to the effect that the lien and security interest created by this Indenture with respect to such property and the priority thereof will continue to be maintained after giving effect to such action or actions.

Section 7.6 Opinions as to Assets. Within the six-month period preceding the fifth anniversary of the Closing Date (and every five years thereafter), the Issuer shall furnish to the Trustee and Fitch an Opinion of Counsel either (i) stating that, in the opinion of such counsel, such action has been taken (including without limitation with respect to the filing of any Financing Statements and continuation statements) as is necessary to maintain the lien and security interest created by this Indenture and reciting the details of such action or (ii) describing the filing of any Financing Statements and continuation statements that shall, in the opinion of such counsel, be required to maintain the lien and security interest of this Indenture.

Section 7.7 Performance of Obligations. (a) The Issuer, as to itself, shall not take any action, and will use their best efforts not to permit any action to be taken by others, that would release any Person from any of such Person’s covenants or obligations under any instrument included in the Assets, except in the case of enforcement action taken with respect to any Defaulted Obligation in accordance with the provisions hereof and actions by the Collateral Manager under the Collateral Management Agreement and in conformity therewith or with this Indenture, as applicable, or as otherwise required hereby or deemed necessary or advisable by the Collateral Manager in accordance with the Collateral Management Agreement.

(b) The Issuer shall notify the Rating Agencies within 10 Business Days after it has received notice from any Noteholder or the Issuer of any material breach of any Transaction Document, following any applicable cure period for such breach.

Section 7.8 Negative Covenants. (a) The Issuer will not from and after the Closing Date:

(i) sell, transfer, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist), any part of the Assets, except as expressly permitted by this Indenture and the Collateral Management Agreement;

(ii) claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Notes (other than amounts withheld or deducted in accordance with the Code or other applicable jurisdiction);

(iii) (A) incur or assume or guarantee any indebtedness, other than the Notes, this Indenture and the transactions contemplated hereby or (B)(1) issue any additional class of Notes except in accordance with Sections 2.13 and 3.2 or (2) issue any additional Subordinated Notes;

(iv) (A) permit the validity or effectiveness of this Indenture or any Grant hereunder to be impaired, or permit the lien of this Indenture to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Indenture or the Notes except as may be permitted hereby or by the Collateral Management Agreement, (B) except as permitted by this Indenture, permit any lien, charge, adverse claim, security interest, mortgage or other encumbrance (other than the lien of this Indenture) to be created on or extend to or otherwise arise upon or burden any part of the Assets, any interest therein or the proceeds thereof, or (C) except as permitted by this Indenture, take any action that would permit the lien of this Indenture not to constitute a valid first priority security interest in the Assets;

(v) amend the Collateral Management Agreement except pursuant to the terms thereof and Article XV of this Indenture;

(vi) dissolve or liquidate in whole or in part, except as permitted hereunder or required by applicable law;

(vii) pay any distributions other than in accordance with the Priority of Payments;

(viii) permit the formation of any subsidiaries;

(ix) conduct business under any name other than its own;

(x) have any employees (other than their respective directors and managers to the extent they are employees);

(xi) sell, transfer, exchange or otherwise dispose of Assets, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of the Assets, except as expressly permitted by both this Indenture and the Collateral Management Agreement; and

(xii) elect, or take any other action, to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

(b) The Issuer shall not be party to any agreements without including customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for any agreements related to the purchase and sale of any Assets which contain customary (as determined by the Collateral Manager in its sole discretion) purchase or sale terms or which are documented using customary (as determined by the Collateral Manager in its sole discretion) loan trading documentation.

(c) Notwithstanding anything contained herein to the contrary, the Issuer may not acquire any of the Secured Notes; provided that this Section 7.8(c) shall not be deemed to limit an optional or mandatory redemption pursuant to the terms of this Indenture.

Section 7.9 Statement as to Compliance. On or before October 30th in each calendar year commencing in 2024, or immediately if there has been a Default under this Indenture and prior to the issuance of any Additional Notes pursuant to Section 2.13, the Issuer shall deliver to the Trustee (to be forwarded by the Trustee to the Collateral Manager, the Collateral Administrator, each Noteholder making a written request therefor and the Rating Agencies) an Officer’s certificate of the Issuer that, having made reasonable inquiries of the Collateral Manager, and to the best of the knowledge, information and belief of the Issuer, there did not exist, as at a date not more than five days prior to the date of the certificate, nor had there existed at any time prior thereto since the date of the last certificate (if any), any Default hereunder or, if such Default did then exist or had existed, specifying the same and the nature and status thereof, including actions undertaken to remedy the same, and that the Issuer has complied with all of its obligations under this Indenture or, if such is not the case, specifying those obligations with which it has not complied.

Section 7.10 Issuer May Consolidate, etc., Only on Certain Terms. The Issuer (the “Merging Entity”) shall not consolidate or merge with or into any other Person or transfer or convey all or substantially all of its assets to any Person, unless permitted by United States and Delaware law and unless:

(a) the Merging Entity shall be the surviving entity, or the Person (if other than the Merging Entity) formed by such consolidation or into which the Merging Entity is merged or to which all or substantially all of the assets of the Merging Entity are transferred (the “Successor Entity”) (A) if the Merging Entity is the Issuer, shall be a company organized and existing under the laws of the State of Delaware or such other jurisdiction approved by a Majority of the Controlling Class; provided that no such approval shall be required in connection with any such transaction undertaken solely to effect a change in the jurisdiction of formation pursuant to Section 7.4, and (B) shall expressly assume, by an indenture supplemental hereto and an omnibus assumption agreement, executed and delivered to the Trustee, each Holder, the Collateral Manager and the Collateral Administrator, the due and punctual payment of the principal of and interest on all Secured Notes, the payments of the Subordinated Notes and the performance and observance of every covenant of this Indenture and of each other Transaction Document on its part to be performed or observed, all as provided herein or therein, as applicable;

(b) the Rating Agencies shall have been notified in writing of such consolidation or merger and the Trustee shall have received written confirmation from S&P that its then-current ratings issued with respect to the Secured Notes then rated by such Rating Agency will not be reduced or withdrawn as a result of the consummation of such transaction;

(c) if the Merging Entity is not the Successor Entity, the Successor Entity shall have agreed with the Trustee (i) to observe the same legal requirements for the recognition of such formed or surviving entity as a legal entity separate and apart from any of its Affiliates as are applicable to the Merging Entity with respect to its Affiliates and (ii) not to consolidate or merge with or into any other Person or transfer or convey the Assets or all or substantially all of its assets to any other Person except in accordance with the provisions of this Section 7.10;

(d) if the Merging Entity is not the Successor Entity, the Successor Entity shall have delivered to the Trustee and the Rating Agencies an Officer’s certificate and an Opinion of Counsel each stating that such Person is duly organized, validly existing and in good standing in the jurisdiction in which such Person is organized; that such Person has sufficient power and authority to assume the obligations set forth in sub-section (a) above and to execute and deliver an indenture supplemental hereto for the purpose of assuming such obligations; that such Person has duly authorized the execution, delivery and performance of a supplemental indenture hereto for the purpose of assuming such obligations and that such supplemental indenture is a valid, legal and binding obligation of such Person, enforceable in accordance with its terms, subject only to bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); if the Merging Entity is the Issuer, that, immediately following the event which causes such Successor Entity to become the successor to the Issuer, (i) such Successor Entity has title, free and clear of any lien, security interest or charge, other than the lien and security interest of this Indenture and any other Permitted Liens, to the Assets securing all of the Secured Notes and (ii) the Trustee continues to have a valid perfected first priority security interest in the Assets securing all of the Secured Notes; and in each case as to such other matters as the Trustee or any Noteholder may reasonably require; provided that nothing in this clause shall imply or impose a duty on the Trustee to require such other documents;

(e) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(f) the Merging Entity shall have notified the Rating Agencies of such consolidation, merger, transfer or conveyance and shall have delivered to the Trustee and each Noteholder an Officer’s certificate and an Opinion of Counsel each stating that such consolidation, merger, transfer or conveyance and such supplemental indenture comply with this Article VII and that all conditions precedent in this Article VII relating to such transaction have been complied with;

(g) the Merging Entity shall have delivered to the Trustee an Opinion of Counsel stating that after giving effect to such transaction, the Issuer (or, if applicable, the Successor Entity) will not be required to register as an investment company under the 1940 Act;

(h) after giving effect to such transaction, the outstanding stock of the Merging Entity (or, if applicable, the Successor Entity) will not be beneficially owned within the meaning of the 1940 Act by any U.S. Person;

(i) the fees, costs and expenses of the Trustee (including any reasonable legal fees and expenses) associated with the matters addressed in this Section 7.10 shall have been paid by the Merging Entity (or, if applicable, the Successor Entity) or otherwise provided for to the satisfaction of the Trustee; and

(j) the Successor Entity will not be treated as an association taxable as a corporation for U.S. federal income tax purposes or otherwise subject to U.S. federal income tax on a net basis (including any tax imposed under Section 1446 of the Code).

Section 7.11 Successor Substituted. Upon any consolidation or merger, or transfer or conveyance of all or substantially all of the assets of the Issuer in accordance with Section 7.10 in which the Merging Entity is not the surviving entity, the Successor Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Merging Entity under this Indenture with the same effect as if such Person had been named as the Issuer herein. In the event of any such consolidation, merger, transfer or conveyance, the Person named as the “Issuer” in the first paragraph of this Indenture or any successor which shall theretofore have become such in the manner prescribed in this Article VII may be dissolved, wound up and liquidated at any time thereafter, and such Person thereafter shall be released from its liabilities as obligor and maker on all the Notes and from its obligations under this Indenture and the other Transaction Documents to which it is a party.

Section 7.12 No Other Business. The Issuer shall not have any employees (other than its trustees to the extent they are employees) and shall not engage in any business or activity other than issuing, selling, paying and redeeming the Notes and any Additional Notes issued pursuant to this Indenture, acquiring, holding, selling, exchanging, redeeming and pledging, solely for its own account, the Assets and other incidental activities thereto, including entering into the Transaction Documents to which it is a party. The Issuer shall not engage in any business or activity other than issuing and selling the Class A-1 Notes and the Class A-2 Notes pursuant to this Indenture and other incidental activities thereto. The Issuer may amend, or permit the amendment of, its LLC Agreement or Certificate of Formation, only if such amendment would satisfy the Global Rating Agency Condition.

Section 7.13 [Reserved].

Section 7.14 Annual Rating Review. (a) So long as any of the Secured Notes of any Class remain Outstanding, on or before October 30th in each year commencing in 2024, the Issuer shall obtain and pay for an annual review of the rating of each such Class of Secured Notes from the Rating Agencies. The Issuer shall promptly notify the Trustee and the Collateral Manager in writing (and the Trustee shall promptly provide the Holders with a copy of such notice) if at any time the then-current rating of any such Class of Secured Notes has been, or is known will be, changed or withdrawn.

(b) The Issuer shall obtain and pay for an annual review of any (i) DIP Collateral Obligation, (ii) any Collateral Obligation which has an S&P Rating derived as set forth in clause (c)(ii) of the definition of the term “S&P Rating” and (iii) any Collateral Obligation which has a Fitch Rating derived as set forth in clause (e) of the definition of the term “Fitch Rating.” The Issuer shall provide notice to Fitch of any Specified Amendments with respect to Collateral Obligations that are subject to a Fitch credit rating. The Issuer shall give notice to Fitch of any Specified Amendment within a reasonable period of time after a Responsible Officer of the Issuer obtains actual knowledge of such Specified Amendment.

Section 7.15 Reporting. At any time when the Issuer is not subject to Section 13 or 15(d) of the Exchange Act and are not exempt from reporting pursuant to Rule 12g3 - 2(b) under the Exchange Act, upon the request of a Holder or beneficial owner of a Note, the Issuer shall promptly furnish or cause to be furnished Rule 144A Information to such Holder or beneficial owner, to a prospective purchaser of such Note designated by such Holder or beneficial owner, or to the Trustee for delivery upon an Issuer Order to such Holder or beneficial owner or a prospective purchaser designated by such Holder or beneficial owner, as the case may be, in order to permit compliance by such Holder or beneficial owner with Rule 144A under the Securities Act in connection with the resale of such Note. “Rule 144A Information” shall be such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto).

Section 7.16 Calculation Agent. (a) The Issuer hereby agrees that for so long as any Secured Notes remain Outstanding there will at all times be an agent appointed (which does not control or is not controlled or under common control with the Issuer or the Collateral Manager or its Affiliates) to calculate the Benchmark in respect of each Interest Accrual Period (or, in the case of the first Interest Accrual Period, each portion thereof) in accordance with the definition of “Benchmark” (the “Calculation Agent”). The Issuer hereby appoints the Collateral Administrator as Calculation Agent. The Calculation Agent may be removed by the Issuer or the Collateral Manager, on behalf of the Issuer, at any time. If the Calculation Agent is unable or unwilling to act as such or is removed by the Issuer or the Collateral Manager, on behalf of the Issuer, as described in sub-section (b), in respect of any Interest Accrual Period, the Issuer or the Collateral Manager, on behalf of the Issuer, will promptly appoint a replacement Calculation Agent which does not control or is not controlled by or under common control with the Issuer or its Affiliates or the Collateral Manager or its Affiliates. The Calculation Agent may not resign its duties or be removed without a successor having been duly appointed.

(b) The Calculation Agent shall be required to agree (and the Collateral Administrator as Calculation Agent does hereby agree) that, on each Interest Determination Date, as soon as possible but in no event later than 5:00 p.m. New York time on such Interest Determination Date, the Calculation Agent shall calculate the Interest Rate applicable to each Class of Secured Notes during the related Interest Accrual Period and the Note Interest Amount (in each case, rounded to the nearest cent, with half a cent being rounded upward) payable on the related Payment Date in respect of such Class of Secured Notes in respect of the related Interest Accrual Period. At such time, the Calculation Agent will communicate such rates and amounts to the Issuer, the Trustee, the Paying Agent, the Collateral Manager, Euroclear and Clearstream. The Calculation Agent

will also specify to the Issuer the quotations upon which the foregoing rates and amounts are based, and in any event the Calculation Agent shall notify the Issuer before 5:00 p.m. (New York time) on every Interest Determination Date if it has not determined and is not in the process of determining any such Interest Rate or Note Interest Amount together with its reasons therefor. The Calculation Agent’s determination of the foregoing rates and amounts for any Interest Accrual Period will (in the absence of manifest error) be final and binding upon all parties.

(c) Neither the Trustee nor the Calculation Agent shall have any liability or responsibility for the determination (other than the calculation of such rate once such applicable rate has been selected), selection or verification of a Benchmark or the Fallback Rate or any Base Rate Modifier, or whether the conditions for the designation of any such rate or adjustment have been satisfied. The Trustee and the Calculation Agent shall be entitled to rely upon the Collateral Manager’s designation of any such rate and shall have no liability for any failure or delay in performing its duties hereunder as a result of the unavailability of a base rate as described herein and shall have no obligation to calculate any Fallback Rate to the extent it is incapable of implementing operationally.

Section 7.17 Certain Tax Matters. (a) The Issuer shall treat itself as either (1) disregarded as an entity separate from the sole equity owner or (2) a partnership for U.S. federal income tax purposes, and shall not make any election to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

(b) [Reserved].

(c) The Issuer shall file, or cause to be filed, any tax returns, including information tax returns, required by any governmental authority, and shall provide to each Holder of a Subordinated Note, any information that such Holder reasonably requests in order for such Holder to (i) comply with its federal, state, or local tax return filing and information reporting obligations, or (ii) comply with filing requirements that arise as a result of the Issuer being classified as a partnership for U.S. federal income tax purposes.

(d) If so requested by a Majority of the Subordinated Notes, and if such Holders agree to reimburse the Issuer for all costs associated with such election, the Issuer is authorized to make (or hire accountants to make) an election under Section 754 of the Code.

(e) If the Issuer has purchased an interest and the Issuer is aware that such interest is a “reportable transaction” within the meaning of Section 6011 of the Code, and a Holder of a Subordinated Note (or any Note that is required to be treated as equity for U.S. federal income tax purposes) requests in writing information about any such transactions in which the Issuer is an investor, the Issuer shall provide, or cause its Independent accountants to provide, such information it has reasonably available that is required to be obtained by such Holder under the Code as soon as practicable after such request.

(f) Notwithstanding anything herein to the contrary, the Collateral Manager, the Trustee, the Collateral Administrator, the Placement Agent, the Initial Purchaser, the U.S. Retention Holder, the Holders and beneficial owners of the Notes and each employee, representative or other agent of those Persons, may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and tax structure of the transactions contemplated by this Indenture and all materials of any kind, including opinions or other tax analyses, that are provided to those Persons. This authorization to disclose the U.S. tax treatment and tax structure does not permit disclosure of information identifying the Collateral Manager, the Issuer, the Trustee, the Collateral Administrator, the Placement Agent, the Initial Purchaser, the U.S. Retention Holder or any other party to the transactions contemplated by this Indenture, the Offering or the pricing (except to the extent such information is relevant to U.S. tax structure or tax treatment of such transactions).

(g) If required to prevent the withholding and imposition of United States income tax on payments made to the Issuer, the Issuer shall deliver or cause to be delivered the appropriate IRS Form(s) W-8 or W-9, as applicable, or applicable successor form(s) certifying as to the United States Tax Person status of the Issuer (or its sole owner or beneficiaries), together with any other tax certifications or agreements, to each issuer or Obligor of or counterparty with respect to an Asset at the time such Asset is purchased or entered into by the Issuer and thereafter prior to the obsolescence or expiration of such form.

(i)

(i) The Partnership Representative shall establish and maintain or cause to be established and maintained on the books and records of the Issuer an individual capital account for each Partner in accordance with Section 704(b) of the Code and Treasury Regulations Section 1.704-1(b)(2)(iv).

(ii) For capital account purposes, all items of income, gain, loss and deduction shall be allocated among the Partners in a manner such that, if the Issuer were dissolved, its affairs wound up, its assets sold for their respective “book values” (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)) and its liabilities satisfied in full (except that nonrecourse liabilities with respect to an asset shall be satisfied only to the extent that such nonrecourse liabilities do not exceed the book value of such asset) and its assets distributed to the Partners in accordance with their respective capital account balances immediately after making such allocation, such distributions would, as nearly as possible, be equal to the distributions that would be made pursuant to the provisions of this Indenture. Any special allocations provided for in Section 7.17(i)(iv)-(vii) shall be taken into account for capital account purposes. For U.S. federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Partners in accordance with the allocations of the corresponding items for capital account purposes under this Section 7.17(i), except that items with respect to which there is a difference between tax and book basis will be allocated in accordance with Section 704(c) of the Code and Treasury Regulations Section 1.704-1(b)(4)(i).

(iii) The provisions of this Section 7.17(i) relating to the maintenance of capital accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. The Partnership Representative shall be authorized to make appropriate amendments to the allocations of items pursuant to this Section 7.17(i) if necessary in order to comply with Section 704 of the Code or the appropriate provisions of Treasury Regulations.

(iv) Notwithstanding any other provision set forth in this Section 7.17(i), no item of deduction or loss shall be allocated to a Partner to the extent the allocation would cause a negative balance in the Partner’s capital account (after taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) that exceeds the amount that such Partner would be required to reimburse the Issuer pursuant to this Indenture or under applicable law. In the event some but not all of the Partners would have such excess capital account deficits as a consequence of such an allocation of loss or deduction, the limitation set forth in this Section 7.17(i)(iv) shall be applied on a Partner-by-Partner basis so as to allocate the maximum permissible deduction or loss to each such Partner under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). In the event any loss or deduction is specially allocated to a Partner pursuant to either of the two preceding sentences, an equal amount of income of the Issuer shall be specially allocated to such Partner prior to any allocation pursuant to Section 7.17(i)(ii).

(v) In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), items of Issuer income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate as quickly as possible any deficit balance in its capital account in excess of that permitted under Section 7.17(i)(iv) created by such adjustments, allocations or distributions. Any special allocations of items of income or gain pursuant to this Section 7.17(i)(v) shall be taken into account in computing subsequent allocations pursuant to this Section 7.17(i)(v) so that the net amount of any items so allocated and all other items allocated to each Partner pursuant to this Section 7.17(i)(v) shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Section 7.17(i) if such unexpected adjustments, allocations or distributions had not occurred.

(vi) In the event the Issuer incurs any nonrecourse liabilities, income and gain shall be allocated in accordance with the “minimum gain chargeback” provisions of Treasury Regulations Sections 1.704-1(b)(4)(iv) and 1.704-2.

(vii) The capital accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect the fair market value of Issuer property whenever a Partnership Interest is relinquished to the Issuer, whenever an additional Person becomes a Partner as permitted under this Indenture, upon any termination of the Issuer within the meaning of Section 708 of the Code, and when the Issuer is liquidated as permitted under this Indenture, and shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e) in the case of a distribution of any property (other than cash).

(h) The Collateral Manager shall be the “partnership representative” for purposes of Section 6223 of the Code, as amended by the Bipartisan Budget Act of 2015 (the “Partnership Representative”) (or, if not eligible to be the Partnership Representative, as agent-in-fact of the Partnership Representative), and may designate the Partnership Representative from time to time from among any willing Holder of Subordinated Notes (including itself and any of its Affiliates) with respect to any taxable year of the Issuer during which the Initial Subordinated Noteholder or any of its Affiliates holds or has held any Subordinated Notes (and if such designee is not eligible under the Code to be the Partnership Representative, it shall be the agent and attorney-in-fact of the Partnership Representative); provided, that during any other period or if the Initial Subordinated Noteholder declines to so designate a Partnership Representative, the Issuer (after consultation with the Collateral Manager) shall designate the Partnership Representative from among any Holder of Subordinated Notes (excluding the Initial Subordinated Noteholder and its Affiliates) (and if such designee is not eligible under the Code to be the Partnership Representative, it shall be the agent and attorney-in-fact of the Partnership Representative). The Partnership Representative (or, if applicable, its agent and attorney-in- fact) shall sign the Issuer’s tax returns and is authorized to make tax elections on behalf of the Issuer in its reasonable discretion, to determine the amount and characterization of any allocations or tax items described in this Section 7.17 in its reasonable discretion, and to take all actions and do such things as required or as it shall deem appropriate under the Code, at the Issuer’s sole expense, including representing the Issuer before taxing authorities and courts in tax matters affecting the Issuer and the Partners. Any action taken by the Partnership Representative in connection with audits of the Issuer under the Code will, to the extent permitted by law, be binding upon the Partners. Each such Partner agrees that it will treat any Issuer item on such Partner’s income tax returns consistently with the treatment of the item on the Issuer’s tax return and that such Partner will not independently act with respect to tax audits or tax litigation affecting the Issuer, unless previously authorized to do so in writing by the Partnership Representative (or, if applicable, its agent and attorney-in-fact), which authorization may be withheld in the complete discretion of the Partnership Representative (or, if applicable, its agent and attorney-in fact). The Issuer will, to the fullest extent permitted by law, reimburse and indemnify the Partnership Representative and any agent and attorney-in-fact of such Partnership Representative in connection with any expenses reasonably incurred in connection with its performance of its duties as or on behalf of the Partnership Representative. For the avoidance of doubt, any indemnity or reimbursement provided pursuant to the immediately foregoing sentence shall be treated as an Administrative Expense pursuant to the definition thereof.

(i) If the IRS, in connection with an audit governed by the tax audit rules that apply to partnerships that are contemplated by the Bipartisan Budget Act of 2015 (the “Partnership Tax Audit Rules”), proposes an adjustment greater than $25,000 in the amount of any item of income, gain, loss, deduction or credit of the Issuer, or any Partner’s distributive share thereof, and such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code, as amended by the Bipartisan Budget Act of

2015, together with any guidance issued thereunder or successor provisions (a “Covered Audit Adjustment”), the Partnership Representative will use commercially reasonable efforts (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Partners), to apply the alternative method provided by Section 6226 of the Code, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions (the “Alternative Method”). In the event the proposed adjustment is equal to or less than $25,000, the Partnership Representative may in its sole discretion elect to have the Issuer pay such adjustment. To the extent that the Partnership Representative does not (or is unable to) elect the Alternative Method with respect to a Covered Audit Adjustment and such Covered Audit Adjustment is material as to the Issuer (determined in the Partnership Representative’s sole discretion), the Partnership Representative shall use commercially reasonable efforts to (i) to the extent not economically or administratively burdensome or onerous, make reasonable modifications available under Sections 6225(c)(3), (4) and (5) of the Code, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions, to the extent that such modifications are available (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Partners) and would reduce any taxes payable by the Issuer with respect to the Covered Audit Adjustment, and (ii) if reasonably requested by a Partner, provide to such Partner available information allowing such Partner to file an amended U.S. federal income tax return, as described in Section 6225(c)(2) of the Code, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions, to the extent that such amended return and payment of any related U.S. federal income taxes would reduce any taxes payable by the Issuer with respect to the Covered Audit Adjustment (after taking into account any modifications described in clause (i)). Similar procedures shall be followed in connection with any state or local income tax audit governed by the Partnership Tax Audit Rules. Any U.S. federal income taxes (and any related interest and penalties) paid by the Issuer (or any diminution in distributable proceeds resulting from an adjustment under Partnership Tax Audit Rules) may be allocated in the reasonable discretion of the Issuer to those Partners to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as determined in the reasonable discretion of the Issuer. The Issuer shall not elect or cause any election to be made to apply the Partnership Tax Audit Rules to the Issuer prior to the generally applicable effective date of such legislation, unless the Issuer, in good faith, reasonably determines that such an election would be in the best interests of the Issuer and all Holders of the Notes.

Section 7.18 S&P Recovery Rate.

(a) Weighted Average S&P Recovery Rate. The Collateral Manager may, at any time after the Closing Date upon at least 5 Business Days’ prior written notice to S&P, the Trustee and the Collateral Administrator, elect to utilize the S&P CDO Monitor in determining compliance with the S&P CDO Monitor Test (the effective date specified by the Collateral Manager for such election, the “S&P CDO Monitor Election Date”); provided that, following an S&P CDO Formula Election Date, an S&P CDO Monitor Election Date may only occur once. On or prior to the S&P CDO Monitor Election Date, the Collateral Manager shall elect the Weighted Average S&P Recovery Rate that shall apply on and after such date to the Collateral Obligations for purposes of determining compliance with the Minimum Weighted Average S&P Recovery Rate Test, and the Collateral Manager will so notify the Trustee and the Collateral Administrator. Thereafter, at any time during any S&P CDO Monitor Election Period on written notice to the Trustee, the Collateral Administrator and S&P, the Collateral Manager may elect a different Weighted Average S&P Recovery Rate to apply to the Collateral Obligations; provided, that if (i) the Collateral Obligations are currently in compliance with the Weighted Average S&P Recovery Rate case then applicable to the Collateral Obligations but the Collateral Obligations would not be in compliance with the Weighted Average S&P Recovery Rate case to which the Collateral Manager desires to change, then such changed case shall not apply or (ii) the Collateral Obligations are not currently in compliance with the Weighted Average S&P Recovery Rate case then applicable to the Collateral Obligations and would not be in compliance with any other Weighted Average S&P Recovery Rate case, the Weighted Average S&P Recovery Rate to apply to the Collateral Obligations shall be the lowest Weighted Average S&P Recovery Rate in Section 2 of Schedule 4. If the Collateral Manager does not notify the Trustee and the Collateral Administrator that it will alter the Weighted Average S&P Recovery Rate in the manner set forth above, the Weighted Average S&P Recovery Rate chosen as of the S&P CDO Monitor Election Date shall continue to apply.

Section 7.19 Effective Date; Purchase of Additional Collateral Obligations. (a) The Issuer will use commercially reasonable efforts to purchase, on or before the Effective Date, Collateral Obligations (i) such that the Target Initial Par Condition is satisfied and (ii) that satisfy, as of the Effective Date, the Concentration Limitations, the Collateral Quality Tests and the Coverage Tests.

(b) During the period from the Closing Date to and including the Effective Date, the Issuer will use the following funds to purchase additional Collateral Obligations in the following order: (i) to pay for the principal portion of any Collateral Obligation, first, any amounts on deposit in the Ramp-Up Account, and second, any Principal Proceeds on deposit in the Collection Account and (ii) to pay for accrued interest on any such Collateral Obligation, first, any amounts on deposit in the Ramp-Up Account and second, any Principal Proceeds on deposit in the Collection Account. In addition, the Issuer will use commercially reasonable efforts to acquire such Collateral Obligations that will satisfy, on the Effective Date, the Concentration Limitations, the Collateral Quality Tests and each Overcollateralization Ratio Test.

(c) Within 30 calendar days after the Effective Date (but in any event, prior to the Determination Date relating to the second Payment Date), the Issuer shall provide, or (at the Issuer’s expense) cause the Collateral Manager to provide, the following documents:

(i) to the Rating Agency (via email to CDOEffectiveDatePortfolios@spglobal.com), a report identifying Collateral Obligations and a Microsoft Excel file (“Excel Default Model Input File”) that provides all of the inputs required to determine whether the S&P CDO Monitor Test has been satisfied and the Collateral Manager shall provide a Microsoft Excel file including, at a minimum, the following data with respect to each Collateral Obligation: LoanX identification number, CUSIP number (if any), name of

Obligor, coupon, spread (if applicable), Benchmark floor (if any), legal final maturity date, average life, outstanding principal balance, Principal Balance, identification as a Cov-Lite Loan or otherwise, identification as a First-Lien Last-Out Loan or otherwise, settlement date, the purchase price with respect to any Collateral Obligation the purchase of which has not settled, S&P Industry Classification and S&P Recovery Rate, and requesting that S&P reaffirm its Initial Ratings of the Secured Notes;

(ii) to the Trustee and the Rating Agency (via email to CDOEffectiveDatePortfolios@spglobal.com) a report, prepared by the Collateral Administrator pursuant to the Collateral Administration Agreement (the “Effective Date Report”), (A) setting forth the issuer, principal balance, coupon/spread, Stated Maturity, S&P Rating and country of Domicile with respect to each Collateral Obligation as of the Effective Date and (B) calculating as of the Effective Date the level of compliance with, or satisfaction or non-satisfaction of (1) each Overcollateralization Ratio Test, (2) the Collateral Quality Tests (excluding the S&P CDO Monitor Test), (3) the Concentration Limitations and (4) the Target Initial Par Condition;

(iii) to the Trustee and the Collateral Manager, (A) an Accountants’ Report comparing, as of the Effective Date, the issuer, Principal Balance, coupon/spread, stated maturity, S&P Rating and country of Domicile with respect to each Collateral Obligation by reference to such sources as shall be specified therein (such report, the “Accountants’ Effective Date Comparison AUP Report”) and (B) an Accountants’ Report performing agreed upon procedures as of the Effective Date including recalculating and comparing the following items in the Effective Date Report: (1) each Overcollateralization Ratio Test, the Collateral Quality Tests (excluding the S&P CDO Monitor Test) and the Concentration Limitations, and (2) whether the Target Initial Par Condition is satisfied (such report, the “Accountants’ Effective Date Recalculation AUP Report” and together with the Accountants’ Effective Date Comparison AUP Report, the “Accountants’ Effective Date AUP Reports”), with both Accountants’ Effective Date AUP Reports containing a statement specifying the procedures undertaken by them to review data and computations relating to such Accountants’ Effective Date AUP Reports; and

(iv) to the Trustee and the Rating Agency (via email to CDOEffectiveDatePortfolios@spglobal.com) an Officer’s certificate of the Issuer (the “Effective Date Certificate”) certifying as to the level of compliance with, or satisfaction or non-satisfaction of, (1) each Overcollateralization Ratio Test, (2) the Collateral Quality Tests (excluding the S&P CDO Monitor Test), (3) the Concentration Limitations, and (4) the Target Initial Par Condition, in each case, as of the Effective Date.

(d) For the avoidance of doubt, the Effective Date Certificate and the Effective Date Report shall not include or refer to the Accountants’ Effective Date AUP Reports. In accordance with SEC Release No. 34-72936, Form 15-E, only in its complete and unedited form which includes the Accountants’ Effective Date Comparison AUP Report as an attachment, will be provided by the Independent accountants to the Issuer and Information Agent who will forward such Form 15-E for posting on the Issuer’s Website. Copies of the Accountants’ Effective Date Recalculation AUP Report or any other agreed upon procedures report provided by the Independent accountants to the Issuer will not be provided to any other party including the Rating Agency or posted on the Issuer’s Website (other than as provided in any access letter between such Person and the accountants).

(e) If, by the Determination Date relating to the second Payment Date, (1) S&P has not provided written confirmation of its Initial Ratings of the Secured Notes or (2) there has occurred no S&P Deemed Rating Confirmation as described below (an “S&P Rating Confirmation Failure”), then the Collateral Manager, on behalf of the Issuer, shall instruct the Trustee in writing to transfer amounts from the Interest Collection Subaccount to the Principal Collection Subaccount (and with such funds the Issuer shall purchase additional Collateral Obligations) in an amount sufficient to obtain from S&P a confirmation of its Initial Ratings of the Secured Notes (provided that the amount of such transfer would not result in default in the payment of interest with respect to the Class A Notes); provided that, in the alternative, the Collateral Manager on behalf of the Issuer may take such other action, including but not limited to, a Special Redemption and/or transferring amounts from the Interest Collection Subaccount to the Principal Collection Subaccount as Principal Proceeds (for use in a Special Redemption), sufficient to obtain from S&P a confirmation of its Initial Ratings of the Secured Notes.

(f) If S&P has not provided written confirmation of its initial ratings of the Secured Notes within 30 calendar days after the Effective Date and (w) the Issuer causes the Collateral Manager to provide to S&P the Effective Date Report and the Effective Date Report confirms satisfaction of the S&P CDO Monitor Test as of the Effective Date, (x) the Collateral Manager certifies to S&P (which confirmation may be in the form of an email) that as of the Effective Date the S&P CDO Monitor Test is satisfied (testing as though an S&P CDO Formula Election Period were in effect and taking into account the S&P CDO Monitor Non-Model Adjustments described below) and (y) the Collateral Manager provides to S&P an electronic copy of the Current Portfolio used to generate the passing test result, then a written confirmation from S&P of its initial ratings of the Secured Notes will be deemed to have been provided (an “S&P Deemed Rating Confirmation”); provided that, for purposes of determining compliance with the S&P CDO Monitor Test in connection with such Effective Date Report, the Aggregate Funded Spread will be calculated without giving effect to the proviso to clause (a) of the definition of “Aggregate Funded Spread” and by assuming that any Collateral Obligation subject to a Benchmark floor bears interest at a rate equal to the stated interest rate spread over the Benchmark-based index for such Collateral Obligation (the “S&P CDO Monitor Non-Model Adjustments”).

(g) The failure of the Issuer to satisfy the requirements of this Section 7.19 will not constitute an Event of Default unless such failure constitutes an Event of Default under Section 5.1(d) hereof and the Issuer, or the Collateral Manager acting on behalf of the Issuer, has acted in bad faith. Of the proceeds of the issuance of the Notes which are not applied to pay for the purchase of Collateral Obligations purchased by the Issuer on or before the Closing Date (including, without limitation, repayment of any amounts borrowed by the Issuer in connection with the purchase of Collateral Obligations prior to the Closing Date) or to pay other applicable fees and expenses, funds will be deposited in the Ramp-Up Account on the Closing Date in the amounts specified in writing to the Trustee by the Issuer. At the direction of the Issuer (or the Collateral Manager on behalf of the Issuer), the Trustee shall apply amounts held in the Ramp-Up Account to purchase additional Collateral Obligations from the Closing Date to and including the Effective Date as described in clause (b) above. If on the Effective Date, any amounts on deposit in the Ramp-Up Account have not been applied to purchase Collateral Obligations, such amounts shall be applied as described in Section 10.3(c).

Section 7.20 Representations Relating to Security Interests in the Assets. (a) The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder):

(i) The Issuer owns each Asset free and clear of any lien, claim or encumbrance of any Person, other than such as are created under, or permitted by, this Indenture and any other Permitted Liens.

(ii) Other than the security interest Granted to the Trustee pursuant to this Indenture, except as permitted by this Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Assets. The Issuer has not authorized the filing of and is not aware of any Financing Statements against the Issuer that include a description of collateral covering the Assets other than any Financing Statement relating to the security interest granted to the Trustee hereunder or that has been terminated; the Issuer is not aware of any judgment, PBGC liens or tax lien filings against the Issuer.

(iii) All Assets constitute Cash, accounts (as defined in Section 9-102(a)(2) of the UCC), Instruments, general intangibles (as defined in Section 9-102(a)(42) of the UCC), uncertificated securities (as defined in Section 8-102(a)(18) of the UCC), Certificated Securities or security entitlements to financial assets resulting from the crediting of financial assets to a “securities account” (as defined in Section 8-501(a) of the UCC).

(iv) All Accounts constitute “securities accounts” under Section 8-501(a) of the UCC.

(v) This Indenture creates a valid and continuing security interest (as defined in Section 1 - 201(37) of the UCC) in such Assets in favor of the Trustee, for the benefit and security of the Secured Parties, which security interest is prior to all other liens, claims and encumbrances (except as permitted otherwise herein), and is enforceable as such against creditors of and purchasers from the Issuer.

(b) The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder), with respect to Assets that constitute Instruments:

(i) Either (x) the Issuer has caused or will have caused, within ten days after the Closing Date, the filing of all appropriate Financing Statements in the proper office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Instruments granted to the Trustee, for the benefit and security of the Secured Parties or (y) (A) all original executed copies of each promissory note or mortgage note that constitutes or evidences the Instruments have been delivered to the Trustee or the Issuer has received written acknowledgement from a custodian that such custodian is holding the mortgage notes or promissory notes that constitute evidence of the Instruments solely on behalf of the Trustee and for the benefit of the Secured Parties and (B) none of the Instruments that constitute or evidence the Assets has any marks or notations indicating that they are pledged, assigned or otherwise conveyed to any Person other than the Trustee, for the benefit of the Secured Parties.

(ii) The Issuer has received all consents and approvals required by the terms of the Assets to the pledge hereunder to the Trustee of its interest and rights in the Assets.

(c) The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder), with respect to the Assets that constitute Security Entitlements:

(i) All of such Assets have been and will have been credited to one of the Accounts which are securities accounts within the meaning of Section 8-501(a) of the UCC. The Securities Intermediary for each Account has agreed to treat all assets credited to such Accounts as “financial assets” within the meaning of Section 8-102(a)(9) the UCC.

(ii) The Issuer has received all consents and approvals required by the terms of the Assets to the pledge hereunder to the Trustee of its interest and rights in the Assets.

(iii) (x) The Issuer has caused or will have caused, within ten days after the Closing Date, the filing of all appropriate Financing Statements in the proper office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted to the Trustee, for the benefit and security of the Secured Parties, hereunder and (y) (A) the Issuer has delivered to the Trustee a fully executed Securities Account Control Agreement pursuant to which the Custodian has agreed to comply with all instructions originated by the Trustee relating to the Accounts without further consent by the Issuer or (B) the Issuer has taken all steps necessary to cause the Custodian to identify in its records the Trustee as the Person having a security entitlement against the Custodian in each of the Accounts.

(iv) The Accounts are not in the name of any Person other than the Issuer or the Trustee. The Issuer has not consented to the Custodian to comply with the entitlement order of any Person other than the Trustee (and the Issuer prior to a notice of exclusive control being provided by the Trustee).

(d) The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder), with respect to Assets that constitute general intangibles:

(i) The Issuer has caused or will have caused, within ten days after the Closing Date, the filing of all appropriate Financing Statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Assets granted to the Trustee, for the benefit and security of the Secured Parties, hereunder.

(ii) The Issuer has received, or will receive, all consents and approvals required by the terms of the Assets to the pledge hereunder to the Trustee of its interest and rights in the Assets.

(e) The Issuer agrees to notify the Collateral Manager and the Rating Agencies promptly if they become aware of the breach of any of the representations and warranties contained in this Section 7.20 and shall not, without satisfaction of the Global Rating Agency Condition, waive any of the representations and warranties in this Section 7.20 or any breach thereof.

ARTICLE VIII

SUPPLEMENTAL INDENTURES

Section 8.1 Supplemental Indentures Without Consent of Holders of Notes. (a) Without obtaining the consent of the Holders of any Notes (except any consent specified below) but with the written consent of the Collateral Manager, at any time and from time to time subject to Section 8.3, the Issuer and the Trustee may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

(i) to evidence the succession of another Person to the Issuer and the assumption by any such successor Person of the covenants of the Issuer herein and in the Notes;

(ii) to add to the covenants of the Issuer or the Trustee for the benefit of the Secured Parties, or to surrender any right or power herein conferred upon the Issuer;

(iii) to convey, transfer, assign, mortgage or pledge any property to or with the Trustee or add to the conditions, limitations or restrictions on the authorized amount, terms and purposes of the issue, authentication and delivery of the Notes;

(iv) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee and to add to or change any of the provisions of this Indenture as shall be necessary to facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Sections 6.9, 6.10 and 6.12 hereof;

(v) to correct or amplify the description of any property at any time subject to the lien of this Indenture, or to better assure, convey and confirm unto the Trustee any property subject or required to be subjected to the lien of this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations, whether pursuant to Section 7.5 or otherwise) or to subject to the lien of this Indenture any additional property;

(vi) to modify the restrictions on and procedures for resales and other transfers of Notes to reflect any changes in ERISA or other applicable law or regulation (or the interpretation thereof) or to enable the Issuer to rely upon any exemption from registration under the Securities Act or the 1940 Act or otherwise comply with any applicable securities law;

(vii) to remove restrictions on resale and transfer of Notes to the extent not required under clause (vi) above;

(viii) [reserved];

(ix) to correct or supplement any inconsistent or defective provisions herein, to cure any ambiguity, omission or errors herein;

(x) to conform the provisions of this Indenture to the Offering Circular;

(xi) to take any action necessary, advisable, or helpful to prevent the Issuer, the Trustee or the holders of any Notes from being subject to (or to otherwise reduce) withholding or other taxes, fees or assessments, or to reduce the risk of the Issuer being subject to Tax;

(xii) (A) with the consent or at the direction of a Majority of the Subordinated Notes, to permit the Issuer to issue a replacement loan or securities or other indebtedness in connection with a Refinancing, and to make such other changes as shall be necessary to facilitate a Refinancing, including any modification necessary to reflect the Refinancing of Notes that bear interest at a floating rate with notes that bear interest with a fixed rate or vice versa or (B) with the consent of the Collateral Manager and a Majority of the Controlling Class and the consent of a Majority of the Subordinated Notes, subject to the requirements specified under Section 2.13, to permit the Issuer to issue Additional Notes of any one or more existing Classes of Notes, and to make such other changes as shall be necessary to facilitate such issuance of Additional Notes;

(xiii) to modify the procedures herein relating to compliance with Rule 17g-5 of the Exchange Act;

(xiv) to accommodate the issuance of the Notes in book-entry form through the facilities of the depository or otherwise;

(xv) to take any action necessary or advisable to prevent the Issuer or the pool of Assets from being required to register under the 1940 Act, or to avoid any requirement that the Collateral Manager or any Affiliate consolidate the Issuer on its financial statements for financial reporting purposes (provided that no Holders are materially adversely affected thereby);

(xvi) to reduce the permitted Minimum Denomination of the Notes other than the Subordinated Notes;

(xvii) to change the date on which reports are required to be delivered under this Indenture; provided that the Controlling Class Condition is satisfied with respect to such supplemental indenture;

(xviii) to modify Section 3.3 or Section 7.20 to conform with applicable law;

(xix) with the consent of a Majority of the Controlling Class, to evidence any waiver or elimination by any Rating Agency of any requirement or condition of such Rating Agency set forth herein;

(xx) to conform to ratings criteria and other guidelines (including, without limitation, any alternative methodology published by any rating agency) relating to collateral debt obligations in general published by any rating agency; provided that the consent to such supplemental indenture has been obtained from a Majority of the Controlling Class;

(xxi) to modify any defined term in Section 1.1 or any Schedule to this Indenture that begins with or includes the word “S&P” or “Fitch” (other than the defined term “S&P Rating Condition” or “Fitch Rating Condition”); provided that the consent to such supplemental indenture has been obtained from a Majority of the Controlling Class (such consent not to be unreasonably withheld or delayed);

(xxii) to change the name of the Issuer in connection with the change in name or identity of the Collateral Manager or as otherwise required pursuant to a contractual obligation or to avoid the use of a trade name or trademark in respect of which the Issuer does not have a license; provided that the Controlling Class Condition is satisfied with respect to such supplemental indenture;

(xxiii) to amend, modify or otherwise accommodate changes to this Indenture to comply with any rule or regulation enacted by regulatory agencies of the United States federal government, Member State of the European Economic Area, stock exchange authority, listing agent, transfer agent or additional registrar after the Closing Date that are applicable to the Notes; provided that, other than in connection with an amendment solely to comply with the U.S. Risk Retention Rules to permit a Refinancing, if a Majority of any Class of Notes notifies the Trustee in accordance with this Indenture that such supplemental indenture materially and adversely affects such Holders, the Trustee shall not execute any such supplemental indenture without the consent of a Majority of such Class of Notes;

(xxiv) to amend, modify or otherwise change the provisions of this Indenture so that (A) the Issuer is not a “covered fund” under the Volcker Rule, (B) the Secured Notes are not considered to constitute “ownership interests” under the Volcker Rule or (C) ownership of the Secured Notes will otherwise be exempt from the Volcker Rule; provided that the consent to such supplemental indenture has been obtained from a Majority of the applicable Class of Notes to the extent a Majority of such Class notifies the Trustee in accordance with this Indenture that such supplemental indenture materially and adversely affects such holders;

(xxv) to modify the definition of “Credit Improved Obligation” or “Credit Risk Obligation” in a manner not materially adverse to any holders of any Class of Notes as evidenced by an officer’s certificate of the Collateral Manager to the effect that such modification would not be materially adverse to the holder of any Class of Notes; provided that, the Issuer and the Trustee shall not execute any such supplemental indenture or amendment without the consent of a Majority of the Controlling Class;

(xxvi) to permit the Issuer to enter into any additional agreements not expressly prohibited by this Indenture as well as any amendment, modification or waiver thereof if the Issuer determines that such additional agreement, amendment, modification or waiver would not, upon or after becoming effective, materially and adversely affect the rights or interests of holders of any Class of Notes; provided that (A) any such additional agreement shall include customary limited recourse and non-petition provisions, (B) the consent to such supplemental indenture has been obtained from a Majority of the Controlling Class and (C) the Trustee receives an Opinion of Counsel with respect to whether the interests of holders of any Class of Notes would be materially and adversely affected (which opinion may be supported as to factual (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of counsel delivering the opinion);

(xxvii) to take any action to reduce or eliminate any tax imposed on the U.S. Retention Holder (or any of its direct or indirect owners) provided that, in the judgement of the U.S. Retention Holder (as certified to the Trustee, in which the Trustee shall be able to conclusively rely) in consultation with Dechert LLP, Cadwalader, Wickersham & Taft LLP or tax counsel of nationally recognized standing in the United States experienced in such matters, such action would not materially adversely affect the holders of Notes; provided further that the U.S. Retention Holder will not be required to comply with the foregoing requirement if the action taken is the organization of any wholly-owned special purpose vehicle of the Issuer that is treated as a corporation for U.S. federal income tax purposes to hold any asset that could cause the U.S. Retention Holder (or any of its direct or indirect owners) to be subject to tax;

(xxviii) to take any action necessary or advisable for any Bankruptcy Subordination Agreement; and to (A) issue a new Note or Notes in respect of, or issue one or more new sub-classes of, any Class of Notes, in each case with new identifiers (including CUSIPs, ISINs and Common Codes, as applicable) in connection with any Bankruptcy Subordination Agreement; provided that, any sub-class of a Class of Notes issued pursuant to this clause shall be issued on identical terms as, and rank pari passu in all respects with, the existing Notes of such Class and (B) provide for procedures under which beneficial owners of such Class that are not subject to a Bankruptcy Subordination Agreement, may take an interest in such new Notes or sub-class(es);

(xxix) to make such changes as shall be necessary or advisable in the reasonable judgment of the Collateral Manager to facilitate a change to a Fallback Rate in accordance with the definition of “Benchmark”; and

(xxx) to amend Section 10.9 (and related terms and sections) to replace the Accountants’ Reports required thereunder with more stringent accountants’ reports, which for the avoidance of doubt, may include a full audit under GAAP.

Section 8.2 Supplemental Indentures With Consent of Holders of Notes. With the consent of the Collateral Manager, a Majority of the Secured Notes of each Class materially and adversely affected thereby, if any, and if the Subordinated Notes are materially and adversely affected thereby, a Majority of the Subordinated Notes (and with the consent of a Majority of the Controlling Class, regardless of whether any such Class would be materially and adversely affected thereby, if such supplemental indenture would modify the Weighted Average Life Test, the Investment Criteria or the Reinvestment Period), the Trustee and the Issuer may execute one or more supplemental indentures to add provisions to, or change in any manner or eliminate any provisions of, this Indenture or modify in any manner the rights of the Holders of the Notes of any Class under this Indenture; provided that without the consent of (A) each Holder of each Secured Note of each Class materially and adversely affected thereby and (B) if the Subordinated Notes are materially and adversely affected thereby, a Majority of the Subordinated Notes, no such supplemental indenture described above may:

(i) change the Stated Maturity of the principal of or the due date of any installment of interest on any Secured Note, reduce the principal amount thereof or the rate of interest thereon (other than pursuant to Section 8.1(a)(xxix) or the definition of “Benchmark”) or, except as otherwise expressly permitted by this Indenture, the Redemption Price with respect to any Note, or change the earliest date on which the Notes of any Class may be redeemed, change the provisions of this Indenture relating to the application of proceeds of any Assets to the payment of principal of or interest on the Secured Notes or distributions on the Subordinated Notes or change any place where, or the coin or currency in which, Notes or the principal thereof or interest or any distribution thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the applicable Redemption Date);

(ii) reduce the percentage of the Aggregate Outstanding Amount of Holders of each Class whose consent is required for the authorization of any such supplemental indenture or for any waiver of compliance with certain provisions of this Indenture or certain defaults hereunder or their consequences provided for herein;

(iii) impair or adversely affect the Assets in any material respect except as otherwise permitted herein;

(iv) except as otherwise permitted by this Indenture, permit the creation of any lien ranking prior to or on a parity with the lien of this Indenture with respect to any part of the Assets or terminate such lien on any property at any time subject hereto or deprive the Holder of any Secured Note of the security afforded by the lien of this Indenture;

(v) reduce the percentage of the Aggregate Outstanding Amount of Holders of Notes whose consent is required to request the Trustee to preserve the Assets or rescind the Trustee’s election to preserve the Assets pursuant to Section 5.5 or to sell or liquidate the Assets pursuant to Section 5.4 or 5.5;

(vi) modify any of the provisions of (x) this Section 8.2, except to increase the percentage of Outstanding Class A-1 Notes, Class A-2 Notes or Subordinated Notes the consent of the Holders of which is required for any such action or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Class A-1 Note Outstanding, Class A-2 Note Outstanding or Subordinated Note Outstanding and affected thereby or (y) Section 8.1 or Section 8.3;

(vii) modify the definition of the term “Outstanding” or the Priority of Payments set forth in Section 11.1(a); or

(viii) modify any of the provisions of this Indenture in such a manner as to affect the calculation of the amount of any payment of interest or principal on any Secured Note or any amount available for distribution to the Subordinated Notes, or to affect the rights of the Holders of any Secured Notes to the benefit of any provisions for the redemption of such Secured Notes contained herein.

The Issuer and the Trustee may, pursuant to clause (xii) of Section 8.1(a) and as described in Section 9.2, without regard to the provisions of this Section 8.2, enter into a supplemental indenture to reflect the terms of a Refinancing upon a redemption of the Secured Notes in whole but not in part, including to make any supplements or amendments to this Indenture that would otherwise be subject to the provisions of Section 8.2, with the consent of the Collateral Manager and a Majority of the Subordinated Notes, if the Subordinated Notes are materially and adversely affected thereby. The Issuer shall deliver a copy of any such supplemental indenture to the Holders prior to the execution of any such supplemental indenture.

Notwithstanding any other provision relating to supplemental indentures herein, at any time after the expiration of the Non-Call Period, if any Class of Notes has been or contemporaneously with the effectiveness of any supplemental indenture will be paid in full in accordance with this Indenture as so supplemented or amended, the written consent of any Holder of any Note of such Class will not be required with respect to such supplemental indenture, and no such Holder may claim to be materially and adversely affected thereby.

Section 8.3 Execution of Supplemental Indentures. (a) The Collateral Manager shall not be bound to follow any amendment or supplement to this Indenture unless it has consented thereto in accordance with this Article VIII. No amendment to this Indenture will be effective against the Collateral Administrator if such amendment would adversely affect the Collateral Administrator, including, without limitation, any amendment or supplement that would increase the duties or liabilities of, or adversely change the economic consequences to, the Collateral Administrator, unless the Collateral Administrator otherwise consents in writing.

(b) Notwithstanding anything to the contrary in Section 8.3(d) below, in the case of any supplemental indenture described in Section 8.1(a)(xii)(A) effecting a Refinancing or any supplemental indenture to which the Holders of each Outstanding Note of each Class have provided their consent, (i) such supplemental indenture shall not be subject to the satisfaction of the Global Rating Agency Condition, (ii) the Trustee shall not be required to provide notice of such supplemental indenture to any Rating Agency and (iii) the Trustee shall not be required to request written confirmation from any Rating Agency that the Global Rating Agency Condition has been satisfied. Notwithstanding the foregoing, the Trustee shall subsequently provide to Fitch and to S&P a copy of any supplement indenture described in the immediately preceding sentence.

(c) The Trustee may conclusively rely on an Opinion of Counsel (which may be supported as to factual (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of counsel delivering the opinion) or a Responsible Officer’s certificate of the Collateral Manager as to whether the interests of any holder of Notes would be materially and adversely affected by the modifications set forth in any supplemental indenture, it being expressly understood and agreed that the Trustee shall have no obligation to make any determination as to the satisfaction of the requirements related to any supplemental indenture which may form the basis of such Opinion of Counsel or such Responsible Officer’s certificate; provided that if a Majority of the Holders of any Class of Notes have provided written notice to the Trustee at least one Business Day prior to the execution of such supplemental indenture that such Class would be materially and adversely affected thereby, the Trustee shall not be entitled to rely on an Opinion of Counsel or a Responsible Officer’s certificate of the Collateral Manager as to whether or not the Holders of such Class would be materially and adversely affected by such supplemental indenture and shall not enter into such supplemental indenture without the consent of a Majority (or Supermajority or each Holder, as applicable) of such Class. Such determination by such Class as to whether the interests of any Holder have been materially and adversely affected shall be conclusive and binding on all present and future Holders. The Trustee shall not be liable for any determination made in good faith and in reliance upon an Opinion of Counsel or such a Responsible Officer’s certificate delivered to the Trustee as described herein.

(d) The Trustee shall join in the execution of any such supplemental indenture and to make any further appropriate agreements and stipulations which may be therein contained, but the Trustee shall not be obligated to enter into any such supplemental indenture which affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, except to the extent required by law.

(e) In executing or accepting the additional trusts created by any supplemental indenture permitted by this Article VIII or the modifications thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive, and (subject to Sections 6.1 and 6.3) shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by this Indenture and that all conditions precedent thereto have been satisfied. The Trustee shall not be liable for any reliance made in good faith upon such an Opinion of Counsel. Such determination shall, in each case, be conclusive and binding on all present and future Holders and beneficial owners.

(f) At the cost of the Issuer, for so long as any Notes shall remain Outstanding, not later than 10 Business Days prior to the execution of any proposed supplemental indenture pursuant to Section 8.1 and not later than 7 Business Days prior to the execution of any proposed supplemental indenture pursuant to Section 8.2, the Trustee shall deliver to the Collateral Manager, the Collateral Administrator, the Noteholders a copy of such proposed supplemental indenture. At the cost of the Issuer, for so long as any Class of Secured Notes shall remain Outstanding and such Class is rated by any Rating Agency, the Trustee shall provide to such Rating Agency a copy of any proposed supplemental indenture at least 10 Business Days or 7 Business Days, as applicable, prior to the execution thereof by the Trustee (unless such period is waived by such Rating Agency) and a copy of the executed supplemental indenture after its execution. Following such deliveries by the Trustee, if any changes are made to such proposed supplemental indenture other than to correct typographical errors or to adjust formatting, then at the cost of the Issuer, for so long as any Notes shall remain Outstanding, not later than 3 Business Days prior to the execution of such proposed supplemental indenture (provided that the execution of such proposed supplemental indenture shall not in any case occur earlier than the date 10 Business Days or 7 Business Days, as applicable, after the initial distribution of such proposed supplemental indenture pursuant to the first sentence of this Section 8.3(f)), the Trustee shall deliver to the Collateral Manager, the Collateral Administrator, the Noteholders, and the Rating Agencies a copy of such supplemental indenture as revised, indicating the changes that were made. If, prior to delivery by the Trustee of such supplemental indenture as revised, any Holder has provided its written consent to the supplemental indenture as initially distributed, such Holder will be deemed to have consented in writing to the supplemental indenture as revised unless such Holder has provided written notice of its withdrawal of such consent to the Trustee and the Issuer not later than one Business Day prior to the execution of such supplemental indenture at the cost of the Issuer. Any failure of the Trustee to publish or deliver such notices, or any defect therein, shall not in any way impair or affect the validity of any such supplemental indenture. In the case of a supplemental indenture to be entered into pursuant to Section 8.1(a)(xii)(A), the foregoing notice periods shall not apply and a copy of the proposed supplemental indenture shall be included in the notice of Optional Redemption given to each holder of Secured Notes under Section 9.2; and, upon execution of the supplemental indenture, at the cost of the Issuer, a copy thereof shall be delivered to the Rating Agencies and each Holder of Notes.

(g) It shall not be necessary for any Act of Holders to approve the particular form of any proposed supplemental indenture, but it shall be sufficient, if the consent of any Holders to such proposed supplemental indenture is required, that such Act shall approve the substance thereof.

(h) At any time during or after the Reinvestment Period, at the written direction (with a copy of such direction to be provided by the Issuer to the Rating Agencies) of any Holder substantially in the form of Exhibit E (solely for Contributions of Cash or Eligible Investments), but without any amendment to this Indenture, satisfaction of the Global Rating Agency Condition or the consent of any other holder of Notes (i) such Holder may make a Contribution of Cash, Eligible Investments or Collateral Obligations or (ii) solely with respect to the Holders of Certificated Subordinated Notes, such Holder may direct the Issuer to designate (prior to the Determination Date) (and the Issuer shall direct the Trustee) that all or a specified portion of amounts that would otherwise be distributed on such Payment Date to such Holder be retained by the Trustee in the Supplemental Reserve Account as a Contribution and be available for reinvestment in additional Collateral Obligations and other Permitted Uses as directed by the applicable Contributor, so long as the Collateral Manager consents to such Permitted Use(s) (or, if no direction is given by the Contributor, at the Collateral Manager’s reasonable discretion).

Section 8.4 Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article VIII, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore and thereafter authenticated and delivered hereunder shall be bound thereby.

Section 8.5 Reference in Notes to Supplemental Indentures. Notes authenticated and delivered as part of a transfer, exchange or replacement pursuant to Article II of Notes originally issued hereunder after the execution of any supplemental indenture pursuant to this Article VIII may, and if required by the Issuer shall, bear a notice in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Issuer shall so determine, new Notes, so modified as to conform in the opinion of the Issuer to any such supplemental indenture, may be prepared and executed by the Issuer and authenticated and delivered by the Trustee in exchange for Outstanding Notes.

Section 8.6 Hedge Agreements. The Issuer and the Trustee shall not enter into any supplemental indenture that permits the Issuer to enter into a hedge agreement unless the Global Rating Agency Condition is satisfied with respect thereto and the Issuer obtains (a) written advice of counsel that such hedge agreement will not cause any person to be required to register as a “commodity pool operator” (within the meaning of the Commodity Exchange Act) with the Commodity Futures Trading Commission in connection with the Issuer and (b) the consent of a Majority of the Controlling Class. The Issuer shall provide Fitch with written notice of any supplemental indenture that permits the Issuer to enter into a hedge agreement, and the Issuer shall only enter into such hedge agreement with a counterparty that has the minimum ratings required by Fitch at the time the Issuer enters into such hedge agreement, unless Fitch provides written confirmation that such counterparty is not required to have such minimum ratings.

ARTICLE IX

REDEMPTION OF NOTES

Section 9.1 Mandatory Redemption. If a Coverage Test is not met on any Determination Date on which such Coverage Test is applicable, the Issuer shall apply available amounts in the Payment Account to make payments on the Secured Notes pursuant to the Priority of Payments.

Section 9.2 Optional Redemption. (a) The Secured Notes shall be redeemable by the Issuer at the written direction of a Majority of the Subordinated Notes (with the consent of the Collateral Manager) as follows: (i) the Secured Notes shall be redeemed in whole in order of seniority (with respect to all Classes of Secured Notes) but not in part on any Business Day after the end of the Non-Call Period from Sale Proceeds, Contributions of Cash and/or Refinancing Proceeds or (ii) the Secured Notes shall be redeemed in part by Class from Refinancing Proceeds, Contributions of Cash and/or Partial Refinancing Interest Proceeds on any Business Day after the end of the Non-Call Period as long as the Class of Secured Notes to be redeemed represents not less than the entire Class of such Secured Notes. In connection with any such redemption, the Secured Notes shall be redeemed at the applicable Redemption Prices and a Majority of the Subordinated Notes must provide the above described written direction (and the Collateral Manager the above described consent in the case of a Refinancing) to the Issuer not later than 30 days (or such shorter period of time as the Collateral Manager finds reasonably acceptable) prior to the Business Day on which such redemption is to be made; provided that all Secured Notes to be redeemed must be redeemed simultaneously.

(b) Upon receipt of a notice of any redemption of Secured Notes in whole pursuant to Section 9.2(a)(i), the Collateral Manager in its sole discretion shall direct the sale (and the manner thereof) of all or part of the Collateral Obligations and other Assets such that the proceeds from such sale and all other funds available for such purpose in the Collection Account and the Payment Account will be at least sufficient to pay the Redemption Prices of the Secured Notes to be redeemed and to pay all Administrative Expenses (regardless of the Administrative Expense Cap) and Aggregate Collateral Management Fees due and payable under the Priority of Payments. If such proceeds of such sale and all other funds available for such purpose in the Collection Account and the Payment Account would not be sufficient to redeem all Secured Notes and to pay such fees and expenses, the Secured Notes may not be redeemed. The Collateral Manager, in its sole discretion, may affect the sale of all or any part of the Collateral Obligations or other Assets through the direct sale of such Collateral Obligations or other Assets or by participation or other arrangement.

(c) The Subordinated Notes may be redeemed, in whole but not in part, on any Business Day on or after the redemption or repayment in full of the Secured Notes, at the direction of a Majority of the Subordinated Notes.

(d) In addition to (or in lieu of) a sale of Collateral Obligations and/or Eligible Investments in the manner provided in Section 9.2(b), the Secured Notes may be redeemed on any Business Day after the expiration of the Non-Call Period in whole from Refinancing Proceeds, Contributions of Cash and/or Sale Proceeds or in part by Class from Refinancing Proceeds, Contributions of Cash and/or Partial Refinancing Interest Proceeds as provided in Section 9.2(a)(ii) by a Refinancing; provided that the terms of such Refinancing and any financial institutions acting as lenders thereunder or purchasers thereof must be acceptable to the Collateral Manager and the Issuer (acting at the direction of a Majority of the Subordinated Notes) and such Refinancing otherwise satisfies the conditions described below. Prior to effecting any Refinancing in part by Class which does not include the Class A-1 Notes, the Issuer shall satisfy the Global Rating Agency Condition in relation to such Refinancing.

(e) In the case of a Refinancing upon a redemption of the Secured Notes in whole but not in part pursuant to Section 9.2(a)(i), such Refinancing will be effective only if (i) the Refinancing Proceeds, any amounts in the Supplemental Reserve Account, all or a specified (as directed by the Issuer acting at the direction of the Holders of Subordinated Notes entitled to receive such Interest Proceeds and as determined by the Issuer, or the Collateral Manager on its behalf) portion of Interest Proceeds that are otherwise payable pursuant to Section 11.1(a)(i)(J), all Sale Proceeds, if any, from the sale of Collateral Obligations and Eligible Investments in accordance with the procedures set forth herein, Contributions of Cash and all other available funds will be at least sufficient to redeem simultaneously the Secured Notes then required to be redeemed, in whole but not in part (subject to any election to receive less than 100% of Redemption Price as noted below), and to pay all accrued and unpaid Administrative Expenses (regardless of the Administrative Expense Cap), including, without limitation, the reasonable fees, costs, charges and expenses incurred by the Trustee and the Collateral Administrator (including reasonable attorneys’ fees and expenses) in connection with such Refinancing, (ii) the Refinancing Proceeds, any amounts in the Supplemental Reserve Account, all or a specified (as directed by the Issuer acting at the direction of the Holders of Subordinated Notes entitled to receive such Interest Proceeds and as determined by the Issuer, or the Collateral Manager on its behalf) portion of Interest Proceeds that is otherwise payable pursuant to Section 11.1(a)(i)(J), all Sale Proceeds, if any, Contributions of Cash and other available funds are used (to the extent necessary) to make such redemption, (iii) the agreements relating to the Refinancing contain limited recourse and non-petition provisions equivalent (mutatis mutandis) to those contained in Section 13.1(b) and Section 2.7(i) and (iv) the Collateral Manager consents to such Refinancing.

(f) In the case of a Refinancing upon a redemption of the Secured Notes in part by Class pursuant to Section 9.2(a)(ii), such Refinancing will be effective only if: (i) notice is provided to S&P and Fitch, (ii) the Refinancing Proceeds, the Partial Refinancing Interest Proceeds, Contributions of Cash, any amounts in the Supplemental Reserve Account and all or a specified (as directed by the Issuer acting at the direction of the Holders of Subordinated Notes entitled to receive such Interest Proceeds and as determined by the Issuer, or the Collateral Manager on its behalf) portion of Interest Proceeds that are otherwise payable pursuant to Section 11.1(a)(i)(J) will be at least sufficient to pay in full the aggregate Redemption Prices of the entire Class or Classes of Secured Notes subject to

Refinancing plus an amount equal to the reasonable fees, costs, charges and expenses incurred in connection with such Refinancing, (iii) the Refinancing Proceeds, the Partial Refinancing Interest Proceeds, Contributions of Cash, any amounts in the Supplemental Reserve Account and all or a specified (as directed by the Issuer acting at the direction of the Holders of Subordinated Notes entitled to receive such Interest Proceeds and as determined by the Issuer, or the Collateral Manager on its behalf) portion of Interest Proceeds that is otherwise payable pursuant to Section 11.1(a)(i)(J) are used (to the extent necessary) to make such redemption, (iv) the agreements relating to the Refinancing contain limited recourse and non-petition provisions equivalent (mutatis mutandis) to those contained in Section 13.1(b) and Section 2.7(i), (v) the aggregate principal amount of any obligations providing the Refinancing is equal to the aggregate principal amount of the Notes being redeemed with the proceeds of such obligations; provided that, unless the principal amount of the obligations providing the Refinancing for each redeemed Class is equal to the Aggregate Outstanding Amount of the Notes of such Class being redeemed with the proceeds of such obligations, the Global Rating Agency Condition shall be satisfied, (vi) the stated maturity of each class of obligations providing the Refinancing is no earlier than the corresponding earliest Stated Maturity of each Class of Secured Notes being refinanced, (vii) the reasonable fees, costs, charges and expenses incurred in connection with such Refinancing have been paid or will be adequately provided for from the Refinancing Proceeds (except for expenses owed to Persons that the Collateral Manager informs the Trustee will be paid solely as Administrative Expenses payable in accordance with this Indenture), (viii) the spread over the Benchmark or fixed interest rate of any obligations providing the Refinancing will not be greater than the spread over the Benchmark or fixed interest rate of the Secured Notes subject to such Refinancing (provided that (A) any Class of floating rate Secured Notes may be refinanced with obligations that bear interest at a fixed rate so long as the fixed rate of the obligation is less than the Benchmark (determined as of the date that is two Business Days prior to the applicable Redemption Date) plus the applicable margin with respect to such class of notes, (B) any class of fixed rate Secured Notes may be refinanced with floating rate Secured Notes so long as the Benchmark (determined as of the date that is two Business Days prior to the applicable Redemption Date) plus the applicable margin of such floating rate Secured Notes is less than the fixed interest rate with respect to such class of fixed rate Secured Notes and (C) if more than one Class of Secured Notes is subject to a Refinancing, the spread over the Benchmark or fixed interest rate of the obligations providing the Refinancing for a Class of Secured Notes may be greater than the spread over the Benchmark or fixed interest rate for such Class of Secured Notes subject to Refinancing so long as either (x) no Class of Non-Refinanced Notes exists or (y) if a Class of Non-Refinanced Notes exists, then (I) the Global Rating Agency Condition is satisfied and (II) the weighted average of the interest payable on the obligations comprising the Refinancing that are senior to a Class of Non-Refinanced Notes (based on the aggregate principal amount of the applicable Classes of Secured Notes subject to Refinancing) is equal to or less than the weighted average of the interest payable on the Classes of Secured Notes being refinanced (based on the aggregate principal amount of each such Classes) that are senior to such Class of Non-Refinanced Notes), (ix) the obligations providing the Refinancing are subject to the Priority of Payments and do not rank higher in priority pursuant to the Priority of Payments than the Class of Secured Notes being refinanced, (x)

the Collateral Manager consents to such Refinancing, (xi) written advice from Dechert LLP, Cadwalader, Wickersham & Taft LLP or an opinion of tax counsel of nationally recognized standing in the United States experienced in such matters is delivered to the Issuer (with a copy to the Trustee), in form and substance satisfactory to the Collateral Manager, to the effect that such Refinancing will not result in the Issuer being treated as an association taxable as a corporation for U.S. federal income tax purposes or becoming subject to U.S. federal income tax with respect to its net income (including any tax imposed under Section 1446 of the Code) and (xii) the voting rights, consent rights, redemption rights and all other rights of the obligations comprising the Refinancing are the same as the rights of the Class of Notes being refinanced (except that, at the Issuer’s election, the Non-Call Period with respect to the obligations comprising the Refinancing may be extended as it applies to a subsequent Refinancing in part by Class).

(g) The Holders of the Subordinated Notes will not have any cause of action against the Issuer, the Collateral Manager, the Collateral Administrator or the Trustee for any failure to obtain a Refinancing. If a Refinancing is obtained meeting the requirements specified above as certified by the Collateral Manager, the Issuer and the Trustee (at the direction of the Issuer) shall amend this Indenture to the extent necessary to reflect the terms of the Refinancing and no further consent for such amendments shall be required from the Holders of Notes other than a Majority of the Subordinated Notes directing the redemption. The Trustee shall not be obligated to enter into any amendment that, in its view, adversely affects its duties, obligations, liabilities or protections hereunder, and the Trustee shall be entitled to conclusively rely upon an Opinion of Counsel as to matters of law (which may be supported as to factual (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of counsel delivering such Opinion of Counsel) provided by the Issuer to the effect that such amendment meets the requirements specified above and is permitted under this Indenture (except that such officer or counsel shall have no obligation to certify or opine as to the sufficiency of the Refinancing Proceeds, or the sufficiency of the Accountants’ Effective Date AUP Reports required pursuant to Section 7.19).

(h) In the event of any redemption pursuant to this Section 9.2, the Issuer shall, at least 20 days (or such shorter period of time as the Trustee and the Collateral Manager find reasonably acceptable) prior to the Redemption Date, notify the Trustee in writing of such Redemption Date, the applicable Record Date, the principal amount of Notes to be redeemed on such Redemption Date and the applicable Redemption Prices; provided that failure to effect any Optional Redemption which is withdrawn by the Issuer in accordance with this Indenture or with respect to which a Refinancing fails to occur shall not constitute an Event of Default.

(i) In connection with any Optional Redemption of the Secured Notes in whole, Holders of 100% of the Aggregate Outstanding Amount of any Class of Secured Notes may elect to receive less than 100% of the Redemption Price that would otherwise be payable to the Holders of such Class of Secured Notes and such lesser amount shall be the “Redemption Price.”

Section 9.3 Tax Redemption. (a) The Notes shall be redeemed in whole but not in part on any Business Day (any such redemption, a “Tax Redemption”) at their applicable Redemption Prices at the written direction (delivered to the Trustee) of (x) a Majority of any Affected Class or (y) the Issuer (acting at the direction of a Majority of the Subordinated Notes), in either case following the occurrence and continuation of a Tax Event.

(b) In connection with any Tax Redemption, Holders of 100% of the Aggregate Outstanding Amount of any Class of Secured Notes may elect to receive less than 100% of the Redemption Price that would otherwise be payable to the Holders of such Class of Secured Notes.

(c) Upon its receipt of such written direction directing a Tax Redemption, the Trustee shall promptly notify the Collateral Manager, the Holders and the Rating Agencies thereof.

(d) If an Officer of the Collateral Manager obtains actual knowledge of the occurrence of a Tax Event, the Collateral Manager shall promptly notify the Issuer, the Collateral Administrator and the Trustee thereof, and upon receipt of such notice the Trustee shall promptly notify the Holders of the Notes and the Rating Agencies thereof.

(e) The Subordinated Notes may be redeemed, in whole but not in part, on any Business Day on or after the redemption or repayment in full of the Secured Notes, at the direction of a Majority of the Subordinated Notes.

Section 9.4 Redemption Procedures. (a) In the event of any redemption pursuant to Section 9.2, the written direction of a Majority of the Holders of the Subordinated Notes (with the consent of the Collateral Manager) required thereby shall be provided to the Issuer, the Trustee and the Collateral Manager not later than 30 days (or such shorter period of time as the Trustee and the Collateral Manager find reasonably acceptable) prior to the Business Day on which such redemption is to be made (which date shall be designated in such notice). In the event of any redemption pursuant to Section 9.2 or 9.3, a notice of redemption shall be given by the Trustee by overnight delivery service (or through the applicable procedures of DTC), postage prepaid, mailed not later than five Business Days prior to the applicable Redemption Date, to each Holder of Notes and the Rating Agencies, at such Holder’s address in the Register.

(b) All notices of redemption delivered pursuant to Section 9.4(a) shall state:

(i) the applicable Redemption Date;

(ii) the Redemption Prices of the Notes to be redeemed;

(iii) all of the Secured Notes that are to be redeemed are to be redeemed in full and that interest on such Secured Notes shall cease to accrue on the Business Day specified in the notice;

(iv) the place or places where Notes are to be surrendered for payment of the Redemption Prices, which shall be the office or agency of the Issuer to be maintained as provided in Section 7.2; and

(v) if all Secured Notes are being redeemed or prepaid, whether the Subordinated Notes are to be redeemed in full on such Redemption Date and, if so, the place or places where the Subordinated Notes are to be surrendered for payment of the Redemption Prices, which shall be the office or agency of the Issuer to be maintained as provided in Section 7.2.

(c) The Issuer may withdraw any such notice of redemption delivered pursuant to Section 9.2 up to the second Business Day prior to the proposed Redemption Date by written notice to the Trustee.

(i) In the event that proceeds available to effect a scheduled redemption of the Secured Notes pursuant to Section 9.2(a)(i) will be insufficient to redeem all Classes of Secured Notes in full on the Redemption Date therefor and such shortfall is due solely to a delayed or failed settlement of any asset sale by the Issuer (or the Collateral Manager on the Issuer’s behalf), the Issuer (or the Collateral Manager on the Issuer’s behalf) may elect, subject to the conditions set forth below, to either (A) postpone the scheduled Redemption Date or (B) postpone the redemption date solely with respect to the most junior Class(es) of Secured Notes (the “Junior Redeemed Notes”) for up to ten Business Days (the postponed redemption date with respect to the Junior Redeemed Notes, the “Junior Notes Redemption Date”).

(ii) In connection with an election pursuant to clause (A) above, at least three Business Days (or such shorter period of time as the Collateral Manager finds reasonably acceptable) before any scheduled Redemption Date, the Issuer (or the Collateral Manager on behalf of the Issuer) shall, by written notice to the Trustee (who shall forward such notice to the Holders of Notes and the Rating Agencies), elect to postpone such scheduled Redemption Date by up to 15 Business Days. Interest on the Secured Notes will accrue to but excluding such new Redemption Date.

(iii) In connection with an election pursuant to clause (B) above, the Issuer (or the Collateral Manager on its behalf) shall (A) deliver notice of such election to each Rating Agency and the Trustee (which shall forward such notice to the Holders of the Junior Redeemed Notes) not later than two Business Days prior to the original Redemption Date, which notice shall set forth the information specified in Section 9.4(b) solely with respect to the Junior Redeemed Notes and the Junior Notes Redemption Date and shall constitute an amendment to the original notice of redemption and (B) deliver to the Trustee a certificate to the effect described in Section 9.4(e)(i) or (iii) with respect to both the Secured Notes to be redeemed on the original Redemption Date and the Junior Redeemed Notes to be redeemed on the Junior Notes Redemption Date. Interest on the Junior Redeemed Notes will accrue to but excluding the Junior Notes Redemption Date.

(d) Notice of redemption pursuant to Section 9.2 or 9.3 shall be given by the Issuer or, upon an Issuer Order, by the Trustee in the name and at the expense of the Issuer. Failure to give notice of redemption, or any defect therein, to any Holder of any Note selected for redemption shall not impair or affect the validity of the redemption of any other Notes.

(e) Unless Refinancing Proceeds are being used to redeem the Secured Notes in whole or in part, in the event of any redemption pursuant to Section 9.2 or 9.3, no Secured Notes may be optionally redeemed unless (i) subject to clause (c) above, at least five Business Days before the scheduled Redemption Date the Collateral Manager shall have furnished to the Trustee evidence, in a form reasonably satisfactory to the Trustee (which may be in the form of a Responsible Officer’s certificate of the Collateral Manager), that the Collateral Manager on behalf of the Issuer has entered into a binding agreement or agreements with a financial or other institution or institutions whose short-term unsecured debt obligations (other than such obligations whose rating is based on the credit of a Person other than such institution) are rated, or guaranteed by a Person whose short-term unsecured debt obligations are rated, at least “A-1” by S&P to purchase (directly or by participation or other arrangement), not later than the Business Day immediately preceding the scheduled Redemption Date in immediately available funds, all or part of the Assets at a purchase price at least sufficient, together with the Eligible Investments maturing, redeemable or putable to the issuer thereof at par on or prior to the scheduled Redemption Date, to pay all Administrative Expenses (regardless of the Administrative Expense Cap) and Aggregate Collateral Management Fees payable in connection with such Optional Redemption or Tax Redemption, in each case, as applicable and in accordance with the Priority of Payments, and redeem the applicable Class of Secured Notes on the scheduled Redemption Date at the applicable Redemption Prices, (ii) prior to selling any Collateral Obligations and/or Eligible Investments, the Collateral Manager shall certify to the Trustee that, in its judgment, the aggregate sum of (A) expected proceeds from the sale of Eligible Investments, and (B) the sum of the Market Value for each Collateral Obligation shall exceed the sum of (x) the aggregate Redemption Prices of the applicable Class of Secured Notes and (y) all Administrative Expenses (regardless of the Administrative Expense Cap) and Aggregate Collateral Management Fees payable in connection with such Optional Redemption or Tax Redemption, in each case, as applicable and in accordance with the Priority of Payments, (iii) subject to clause (c) above, at least one Business Day before the scheduled Redemption Date, the Collateral Manager has furnished to the Trustee evidence in form reasonably satisfactory to the Trustee that the Collateral Manager (or an Affiliate or agent thereof) has priced but not yet closed another collateralized loan obligation transaction or similar transaction, the net proceeds of which will at least equal, in each case, an amount sufficient, together with the proceeds from the Eligible Investments (maturing on or prior to the scheduled Redemption Date) and (without duplication) any cash to be applied to such redemption and (without duplication) the aggregate amount of the expected proceeds from the sale of the Assets and Eligible Investments not later than the Business Day immediately preceding the scheduled Redemption Date, (A) to pay all Administrative Expenses payable under the Priority of Payments (regardless of the Administrative Expense Cap), (B) to pay any accrued and unpaid Aggregate Collateral Management Fees and (C) to redeem such Notes in whole but not in part on the scheduled Redemption Date at the applicable Redemption Prices or (iv) at least one Business Day before the scheduled Redemption Date, the Collateral Manager has furnished to the Trustee evidence in form reasonably satisfactory to the Trustee that the Issuer possesses adequate Interest Proceeds and Principal Proceeds to pay the amounts specified in clause (iii) above. Any certification delivered by the Collateral Manager pursuant to this Section 9.4(e) shall include (1) the prices of, and expected proceeds from, the sale (directly or by participation or other arrangement) of any Collateral Obligations and/or Eligible Investments and (2) all calculations required by this Section 9.4(e). Any holder of Notes, the Collateral Manager or any of their Affiliates or accounts managed thereby or by their respective affiliates shall have the right, subject to the same terms and conditions afforded to other bidders, to bid on Assets to be sold as part of an Optional Redemption or Tax Redemption.

(f) If a Class or Classes of Secured Notes is redeemed in connection with a Refinancing in part by Class, Refinancing Proceeds, together with Partial Refinancing Interest Proceeds, and/or Contributions of Cash, shall be used to pay the Redemption Price(s) of such Class or Classes of Secured Notes without regard to the Priority of Payments.

Section 9.5 Notes Payable on Redemption Date. (a) Notice of redemption pursuant to Section 9.4 having been given as aforesaid, the Notes to be redeemed shall, on the Redemption Date, subject to Section 9.4(e) and the Issuer’s right to withdraw any notice of redemption pursuant to Section 9.4(c), become due and payable at the Redemption Prices therein specified, and from and after the Redemption Date (unless the Issuer shall default in the payment of the Redemption Prices and accrued interest) all such Notes that are Secured Notes shall cease to bear interest on the Redemption Date. Upon final payment on a Note to be so redeemed, the Holder shall present and surrender such Note at the place specified in the notice of redemption on or prior to such Redemption Date; provided that if there is delivered to the Issuer and the Trustee such security or indemnity as may be required by them to save such party harmless and an undertaking thereafter to surrender such Note, then, in the absence of notice to the Issuer or the Trustee that the applicable Note has been acquired by a protected purchaser, such final payment shall be made without presentation or surrender. Payments of interest on Secured Notes so to be redeemed which are payable on or prior to the Redemption Date shall be payable to the Holders of such Secured Notes, or one or more predecessor Note instruments, registered as such at the close of business on the relevant Record Date according to the terms and provisions of Section 2.7(e).

(b) If any Secured Note called for redemption shall not be paid upon surrender thereof for redemption, the principal thereof shall, until paid, bear interest from the Redemption Date at the applicable Interest Rate for each successive Interest Accrual Period such Secured Note remains Outstanding; provided that the reason for such non-payment is not the fault of such Noteholder.

Section 9.6 Special Redemption. Principal payments on the Secured Notes shall be made in part in accordance with the Priority of Payments on any Payment Date (i) during the Reinvestment Period, if the Collateral Manager in its sole discretion notifies the Trustee at least five Business Days prior to the applicable Special Redemption Date that it has been unable, for a period of at least 20 consecutive Business Days, to identify additional Collateral Obligations that are deemed appropriate by the Collateral Manager in its sole discretion and which would satisfy the Investment Criteria in sufficient amounts to permit the investment or reinvestment of all or a portion of the funds then in the Collection Account that are to be invested in additional Collateral Obligations or (ii) after the Effective Date unless the Effective Date Condition is satified, if the Collateral Manager notifies the Trustee that a redemption is required pursuant to Section 7.19 in order to obtain from S&P confirmation of its Initial Ratings of the applicable Notes (in each case, a “Special Redemption”). On the first Payment Date (and all subsequent Payment Dates) following the Collection Period in which such notice is given (a “Special Redemption Date”), the amount in the Collection Account representing as applicable either (1) Principal Proceeds which the Collateral Manager has determined cannot be reinvested in additional Collateral Obligations or (2) Interest Proceeds and Principal Proceeds available therefor in accordance with the Priority of Payments on each Payment Date until the Issuer obtains confirmation from S&P of the initial ratings of the Secured Notes (provided such confirmation from S&P is not required if the S&P Deemed Rating Confirmation has occurred) (such amount, a “Special Redemption Amount”) will be available to be applied in accordance with the Priority of Payments. Notice of payments pursuant to this Section 9.6 shall be given by the Issuer, or upon Issuer Order, by the Trustee not less than (x) in the case of a Special Redemption described in clause (i) above, three Business Days prior to the applicable Special Redemption Date and (y) in the case of a Special Redemption described in clause (ii) above, one Business Day prior to the applicable Special Redemption Date, in each case by facsimile, email transmission or first class mail, postage prepaid, to each Holder of Secured Notes affected thereby at such Holder’s facsimile number, email address or mailing address in the Register and to the Rating Agencies.

Section 9.7 [Reserved].

Section 9.8 [Reserved].

Section 9.9 Clean-Up Call Redemption.

(a) At the written direction of either the Issuer (acting at the direction of a Majority of the Subordinated Notes) or the Collateral Manager in its sole discretion (which direction shall be given so as to be received by the Issuer, the Trustee, the Rating Agencies and, in the case of such direction delivered by the Issuer acting at the direction of a Majority of the Subordinated Notes, the Collateral Manager not later than 30 days prior to the proposed Redemption Date specified in such direction), the Notes will be subject to redemption by the Issuer, in whole but not in part (a “Clean-Up Call Redemption”), at the Redemption Price therefor, on any Business Day after the Non-Call Period if the Collateral Principal Amount is less than 20% of the Target Initial Par Amount.

(b) Upon receipt of notice directing the Issuer to effect a Clean-Up Call Redemption and subject to any transfer restriction, the Issuer (or, at the written direction and expense of the Issuer, the Trustee on its behalf) will offer to the Collateral Manager, the holders of the Subordinated Notes and any other Person identified by the Issuer or the Collateral Manager the right to bid to purchase the Collateral Obligations at a price not less than the Clean-Up Call Purchase Price. Any Clean-Up Call Redemption is subject to (i) the sale of the Collateral Obligations by the Issuer to the highest bidder therefor pursuant to the immediately preceding sentence on or prior to the third Business Day immediately preceding the related Redemption Date, for a purchase price in cash (the “Clean-Up Call Purchase Price”) payable prior to or on the Redemption Date at least equal to the greater of (1) the sum of (a) the sum of the Redemption Prices of the Secured Notes, plus (b) the aggregate of all other amounts owing by the Issuer on the date of such redemption that are payable in accordance with the Priority of Payments prior to distributions in respect of the

Subordinated Notes, minus (c) all other Assets available for application in accordance with the Priority of Payments on the Redemption Date and (2) the Market Value of such Assets being purchased, and (ii) the receipt by the Trustee from the Collateral Manager, prior to such purchase, of certification from the Collateral Manager that the sum so received satisfies clause (i). Upon receipt by the Trustee of the certification referred to in the preceding sentence, the Trustee (pursuant to written direction from, and at the expense of, the Issuer) and the Issuer shall take all actions necessary to sell, assign and transfer the Assets to the applicable holder of Subordinated Notes, the Collateral Manager or such other Person upon payment in immediately available funds of the Clean-Up Call Purchase Price. The Trustee shall deposit such payment into the applicable sub-account of the Collection Account in accordance with the instructions of the Collateral Manager.

(c) Upon receipt from the Issuer (acting at the direction of a Majority of the Subordinated Notes) or the Collateral Manager of a direction in writing to effect a Clean-Up Call Redemption, the Issuer shall set the related Redemption Date (as specified in the direction delivered pursuant to clause (a) above) and the Record Date for any redemption pursuant to this Section 9.9 and give written notice thereof to the Trustee (which shall forward such notice to the Holders), the Collateral Administrator, the Collateral Manager and the Rating Agencies not later than 15 Business Days prior to the proposed Redemption Date.

(d) Any notice of Clean-Up Call Redemption may be withdrawn by the Issuer up to two Business Days prior to the related scheduled Redemption Date by written notice to the Trustee, the Rating Agencies and the Collateral Manager only if amounts equal to the Clean-Up Call Purchase Price are not received in full in immediately available funds by the third Business Day immediately preceding such Redemption Date. Notice of any such withdrawal of a notice of Clean-Up Call Redemption shall be given by the Trustee at the expense of the Issuer to each Holder of Notes to be redeemed at such Holder’s address in the Register, by overnight courier guaranteeing next day delivery not later than the second Business Day prior to the related scheduled Redemption Date.

(e) On the Redemption Date related to any Clean-Up Call Redemption, the Clean-Up Call Purchase Price shall be distributed pursuant to the Priority of Payments.

ARTICLE X

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 10.1 Collection of Money. (a) Except as otherwise expressly provided herein, the Trustee may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Trustee pursuant to this Indenture, including all payments due on the Assets, in accordance with the terms and conditions of such Assets. The Trustee shall segregate and hold all such Money and property received by it in trust for the Holders of the Notes and shall apply it as provided herein. Each Account shall be established and maintained (I) with a federal or state-chartered depository institution of the Securities Intermediary (or the clearing institution used by the Securities Intermediary), so long as the entity that holds the assets in such account or accounts has at least a long-term issuer credit rating of “A” or a short-term issuer credit rating of and “A-1” by S&P and a short-term deposit rating of at least “F1” or a long-term deposit rating of at least “A” by Fitch or (II) in segregated trust accounts with the corporate trust department of a federal or state-chartered depository institution with a long-term issuer credit rating of at least “BBB+” by S&P and a short-term deposit rating of at least “F1” or a long-term deposit rating of at least “A” by Fitch and is subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(b). Such institution shall have a combined capital and surplus of at least U.S.$200,000,000. Each of the Accounts shall be “securities accounts” under Section 8-501a of the UCC and all Cash deposited in the Accounts shall be capable of being invested at the direction of the Issuer (or the Collateral Manager on its behalf); provided that all Cash deposited in the Accounts shall be invested only in Eligible Investments or Collateral Obligations in accordance with the terms of this Indenture. To avoid the consolidation of the Assets of the Issuer with the general assets of the Bank under any circumstances, the Trustee shall comply, and if the Custodian is the same entity as the Trustee, shall cause the Custodian to comply, with all law applicable to it as a national bank with trust powers holding segregated trust assets in a fiduciary capacity.

(b) If any institution described in Section 10.1(a) above falls below the requirements specified in Section 10.1(a)(I) or (II), the assets held in such Account shall be moved within 30 calendar days to another institution that has ratings that satisfy such requirements.

Section 10.2 Collection Account. (a) In accordance with this Indenture and the Securities Account Control Agreement, the Issuer shall, prior to the Closing Date, cause the Trustee to establish at the Custodian two segregated trust subaccounts, one of which will be designated the “Interest Collection Subaccount” and one of which will be designated the “Principal Collection Subaccount” (and which together will comprise the Collection Account), each held in the name of the Issuer subject to the lien of the Trustee, for the benefit of the Secured Parties and each of which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement. The Trustee shall from time to time deposit into the Interest Collection Subaccount, in addition to the deposits required pursuant to Section 10.6(a), immediately upon receipt thereof or upon transfer from the Payment Account, all Interest Proceeds (unless simultaneously reinvested in additional Collateral Obligations in accordance with Article XII). The Trustee shall deposit immediately upon receipt thereof or upon transfer from the Expense Reserve Account or Revolver Funding Account all other amounts remitted to the Collection Account into the Principal Collection Subaccount, including in addition to the deposits required pursuant to Section 10.6(a), (i) any funds designated as Principal Proceeds by the Collateral Manager in accordance with this Indenture and (ii) all other Principal Proceeds (unless simultaneously reinvested in additional Collateral Obligations in accordance with Article XII or in Eligible Investments). The Issuer may, but under no circumstances shall be required to, deposit from time to time into the Collection Account, in addition to any amount required hereunder to be deposited therein, such Monies received from external sources for the benefit of the Secured Parties or the Issuer (other than payments on or in respect of the Collateral Obligations, Eligible Investments or other existing Assets) as the Issuer deems, in its sole discretion, to be advisable and to designate them as Interest Proceeds or Principal Proceeds. All Monies deposited from time to time in the Collection Account pursuant to this Indenture shall be held by the Trustee as part of the Assets and shall be applied to the purposes herein provided. Subject to Section 10.2(d), amounts in the Collection Account shall be reinvested pursuant to Section 10.6(a).

(b) The Trustee, within one Business Day after receipt of any distribution or other proceeds in respect of the Assets which are not Cash, shall so notify the Issuer and the Issuer (or the Collateral Manager on behalf of the Issuer) shall use its commercially reasonable efforts to, within five Business Days after receipt of such notice from the Trustee (or as soon as practicable thereafter), sell such distribution or other proceeds for Cash in an arm’s length transaction and deposit the proceeds thereof in the Collection Account; provided that the Issuer (i) need not sell such distributions or other proceeds if it delivers an Issuer Order or an Officer’s certificate to the Trustee certifying that such distributions or other proceeds constitute Collateral Obligations, Equity Securities or Eligible Investments or (ii) may otherwise retain such distribution or other proceeds for up to two years from the date of receipt thereof if it delivers an Officer’s certificate to the Trustee certifying that (x) it will sell such distribution within such two-year period and (y) retaining such distribution is not otherwise prohibited by this Indenture.

(c) At any time when reinvestment is permitted pursuant to Article XII, the Collateral Manager on behalf of the Issuer may by Issuer Order direct the Trustee to, and upon receipt of such Issuer Order the Trustee shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Proceeds (together with any Principal Financed Accrued Interest) and reinvest (or invest, in the case of funds referred to in Section 7.19) such funds in additional Collateral Obligations, in each case in accordance with the requirements of Article XII and such Issuer Order. At any time, the Collateral Manager on behalf of the Issuer may by Issuer Order direct the Trustee to, and upon receipt of such Issuer Order the Trustee shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Proceeds and deposit such funds in the Revolver Funding Account to meet funding requirements on Delayed Drawdown Collateral Obligations or Revolving Collateral Obligations.

(d) The Collateral Manager on behalf of the Issuer may by Issuer Order direct the Trustee to, and upon receipt of such Issuer Order the Trustee shall, pay from amounts on deposit in the Collection Account on any Business Day during any Interest Accrual Period from Interest Proceeds only, (A) any Administrative Expenses (such payments to be counted against the Administrative Expense Cap for the applicable period and to be subject to the order of priority as stated in the definition of Administrative Expenses); provided that the aggregate Administrative Expenses paid pursuant to this Section 10.2(d) during any Collection Period shall not exceed the Administrative Expense Cap for the related Payment Date; provided further that the Trustee shall be entitled (but not required) without liability on its part, to refrain from making any such payment of an Administrative Expense pursuant to this Section 10.2 on any day other than a Payment Date if, in its reasonable determination, the payment of such amount is likely to leave insufficient funds available to pay in full each of the items described in Section 11.1(a)(i)(A) as reasonably anticipated to be or become due and payable on the next Payment Date, taking into account the Administrative Expense Cap and (B) to make Permitted RIC Distributions, subject to satisfaction of certain conditions set forth in herein and the definition of “Permitted RIC Distributions”. In addition, the Issuer may use Interest Proceeds, amounts designated for a Permitted Use or Principal Proceeds on deposit in the Collection Account to acquire an Equity Security or a Workout Loan, in each case, in accordance with Section 12.2(g) and Section 12.2(h).

(e) The Trustee shall transfer to the Payment Account, from the Collection Account for application pursuant to Section 11.1(a) on each Payment Date or Section 10.2(h) on each Interim Payment Date, on the Business Day immediately preceding such Payment Date or Interim Payment Date and on any Redemption Date and, in the case of proceeds received in connection with a Refinancing of the Secured Notes in whole, on the date of receipt thereof, the amount set forth to be so transferred in the Distribution Report for such Payment Date or Interim Payment Date.

(f) The Collateral Manager on behalf of the Issuer may by Issuer Order direct the Trustee to, and upon receipt of such Issuer Order the Trustee shall, transfer from amounts on deposit in the Interest Collection Subaccount to the Principal Collection Subaccount, amounts necessary for application pursuant to Section 7.19(e).

(g) In connection with a Refinancing in part by Class of one or more Classes of Secured Notes, the Collateral Manager on behalf of the Issuer may direct the Trustee to apply Partial Refinancing Interest Proceeds from the Interest Collection Subaccount on the date of a Refinancing of one or more Classes of Secured Notes to the payment of the Redemption Price(s) of the Class or Classes of Secured Notes subject to Refinancing without regard to the Priority of Payments.

(h) Following the Reinvestment Period and upon satisfaction of the Controlling Class Condition, the Issuer (or the Collateral Manager on its behalf of the Issuer) may declare the 23rd day of any calendar month in which a Payment Date does not occur (or, if such day is not a Business Day, the next succeeding Business Day) (each such date, unless withdrawn pursuant to the proviso of clause (i) of the following proviso, an “Interim Payment Date”) as an “Interim Payment Date”; provided in each case that (i) the Issuer (or the Collateral Manager on behalf of the Issuer) shall have given not less than ten Business Days’ written notice thereof to the Rating Agencies and the Trustee; provided that any such written notice may be withdrawn by the Issuer (or the Collateral Manager on behalf of the Issuer) by providing notice to the Trustee no later than the Business Day before such Interim Payment Date; (ii) the Trustee has received sufficient information in order to make the payments required on such Interim Payment Date; and (iii) in the reasonable determination of the Issuer (or the Collateral Manager on behalf of the Issuer) (as certified to the Trustee on or before the related Interim Determination Date) sufficient funds will be available on the next succeeding Payment Date to pay all amounts that will be payable on such Payment Date pursuant to clauses (A) through (E) of Section 11.1(a)(i) in accordance with the Priority of Payments. Notwithstanding anything contained in this Indenture to the contrary, on each Interim Payment Date, unless an Enforcement Event has occurred and is continuing or there are insufficient Interest Proceeds to pay any amounts due under clause (y) below, (x) Principal Proceeds on deposit in the Collection Account that are received on or before the related Interim Determination Date and that are transferred to the Payment Account (which will not include amounts required to meet funding requirements with respect to Delayed Drawdown Collateral

Obligations and Revolving Collateral Obligations that are deposited in the Revolver Funding Account) shall be applied in accordance with the Note Payment Sequence and (y) if any Class will have an Aggregate Outstanding Amount equal to zero following the payment in the foregoing clause (x), Interest Proceeds on deposit in the Collection Account that are received on or before the related Interim Determination Date and that are transferred to the Payment Account shall be used to pay all accrued and unpaid interest on such Class.

Section 10.3 Transaction Accounts.

(a) Payment Account. In accordance with this Indenture and the Securities Account Control Agreement, the Issuer shall, prior to the Closing Date, cause the Trustee to establish at the Custodian a single, segregated non-interest bearing trust account held in the name of the Issuer, subject to the lien of the Trustee, for the benefit of the Secured Parties, which shall be designated as the Payment Account, which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement. Except as provided in Section 11.1(a), the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay amounts due and payable on the Notes in accordance with their terms and the provisions of this Indenture and, upon Issuer Order, to pay Administrative Expenses, fees and other amounts due and owing to the Collateral Manager under the Collateral Management Agreement and other amounts specified herein, each in accordance with the Priority of Payments. The Issuer shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with this Indenture (including the Priority of Payments) and the Securities Account Control Agreement. The Issuer shall direct, and hereby does direct, that all amounts in the Payment Account shall remain uninvested.

(b) Custodial Account. In accordance with this Indenture and the Securities Account Control Agreement, the Issuer shall, prior to the Closing Date, cause the Trustee to establish at the Custodian a single, segregated non-interest bearing trust account held in the name of the Issuer, subject to the lien of the Trustee, for the benefit of the Secured Parties, which shall be designated as the Custodial Account, which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement. All Collateral Obligations and Equity Securities shall be credited to the Custodial Account. The only permitted withdrawals from the Custodial Account shall be in accordance with the provisions of this Indenture. The Trustee agrees to give the Issuer immediate notice if (to the actual knowledge of a Trust Officer of the Trustee) the Custodial Account or any assets or securities on deposit therein, or otherwise to the credit of the Custodial Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Issuer shall not have any legal, equitable or beneficial interest in the Custodial Account other than in accordance with this Indenture and the Priority of Payments. The Issuer shall direct, and hereby does direct, that all amounts in the Custodial Account shall remain uninvested.

(c) Ramp-Up Account. In accordance with this Indenture and the Securities Account Control Agreement, the Issuer shall, prior to the Closing Date, cause the Trustee to establish at the Custodian a single, segregated non-interest bearing trust account held in the name of the Issuer, subject to the lien of the Trustee, for the benefit of the Secured Parties, which shall be designated as the Ramp-Up Account, which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement. The Issuer shall direct the Trustee to deposit the amount specified in Section 3.1(xi)(A) to the Ramp-Up Account on the Closing Date. In connection with any purchase of an additional Collateral Obligation, the Trustee will apply amounts held in the Ramp-Up Account as provided by Section 7.19(b). On the Effective Date or upon the occurrence of an Event of Default (and excluding any proceeds that will be used to settle binding commitments entered into prior to such date), the Trustee will deposit any remaining amounts in the Ramp-Up Account into the Principal Collection Subaccount as Principal Proceeds. Any income earned on amounts deposited in the Ramp-Up Account will be deposited in the Interest Collection Subaccount as Interest Proceeds.

(d) Expense Reserve Account. In accordance with this Indenture and the Securities Account Control Agreement, the Issuer shall, prior to the Closing Date, cause the Trustee to establish at the Custodian a single, segregated non-interest bearing trust account held in the name of the Issuer, subject to the lien of the Trustee, for the benefit of the Secured Parties, which shall be designated as the Expense Reserve Account, which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement. The Issuer shall direct the Trustee to deposit the amount specified in Section 3.1(xi)(B) to the Expense Reserve Account. On any Business Day from the Closing Date to and including the Determination Date relating to the second Payment Date following the Closing Date, the Trustee shall apply funds from the Expense Reserve Account, as directed by the Collateral Manager, to pay expenses of the Issuer incurred in connection with the establishment of the Issuer, the structuring and consummation of the Offering and the issuance of the Notes or to the Collection Account as Principal Proceeds. On the Determination Date relating to the second Payment Date following the Closing Date, all funds in the Expense Reserve Account (after deducting any expenses paid on such Determination Date) will be deposited in the Collection Account as Interest Proceeds or Principal Proceeds, as designated by the Collateral Manager, and the Expense Reserve Account will be closed. Any income earned on amounts deposited in the Expense Reserve Account will be deposited in the Interest Collection Subaccount as Interest Proceeds as it is received.

(e) Supplemental Reserve Account. In accordance with this Indenture and the Securities Account Control Agreement, the Issuer shall, prior to the Closing Date, cause the Trustee to establish at the Custodian a single, segregated non-interest bearing trust account held in the name of the Issuer, subject to the lien of the Trustee, for the benefit of the Secured Parties, which shall be designated as the “Supplemental Reserve Account,” which shall be held by the Custodian in accordance with the Securities Account Control Agreement. The Issuer shall direct the Trustee to deposit the amount specified in Section 3.1(xi)(C) to the Supplemental Reserve Account. Contributions of Cash or Eligible Investments, any amounts in connection with an additional issuance of Subordinated Notes only and amounts designated for deposit into the Supplemental Reserve Account pursuant to Section 11.1(a)(i)(I) and proceeds from an additional issuance of only Subordinated Notes as described in Section 2.13(a) will be deposited into the Supplemental Reserve Account and transferred to the Collection Account at the written direction of the Collateral Manager to the Trustee for a Permitted Use designated by the applicable Contributor or the Collateral Manager, as applicable, in such written direction.

Section 10.4 The Revolver Funding Account. Upon the purchase or acquisition of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation identified by written notice to the Trustee, funds in an amount equal to the undrawn portion of such obligation shall be withdrawn first from the Ramp-Up Account and, if necessary, from the Principal Collection Subaccount and deposited by the Trustee in a single, segregated trust account established (in accordance with this Indenture and the Securities Account Control Agreement) at the Custodian and held in the name of the Issuer, subject to the lien of the Trustee, for the benefit of the Secured Parties (the “Revolver Funding Account”). Upon initial purchase or acquisition of any such obligations, funds deposited in the Revolver Funding Account in respect of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation will be treated as part of the purchase price therefor. Amounts on deposit in the Revolver Funding Account will be invested in overnight funds that are Eligible Investments selected by the Collateral Manager pursuant to Section 10.6 and earnings from all such investments will be deposited in the Interest Collection Subaccount as Interest Proceeds.

The Issuer shall, at all times maintain sufficient funds on deposit in the Revolver Funding Account such that the sum of the amount of funds on deposit in the Revolver Funding Account shall be equal to or greater than the sum of the unfunded funding obligations under all such Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations then included in the Assets. Funds shall be deposited in the Revolver Funding Account upon the purchase of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation and upon the receipt by the Issuer of any Principal Proceeds with respect to a Revolving Collateral Obligation as directed by the Collateral Manager on behalf of the Issuer. In the event of any shortfall in the Revolver Funding Account, the Collateral Manager (on behalf of the Issuer) may direct the Trustee to, and the Trustee thereafter shall, transfer funds in an amount equal to such shortfall from the Principal Collection Subaccount to the Revolver Funding Account.

Any funds in the Revolver Funding Account (other than earnings from Eligible Investments therein) will be treated as Principal Proceeds and will be available solely to cover any drawdowns on the Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations; provided that any excess of (A) the amounts on deposit in the Revolver Funding Account over (B) the sum of the unfunded funding obligations under all Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations that are included in the Assets (which excess may occur for any reason, including upon (i) the sale or maturity of a Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation, (ii) the occurrence of an event of default with respect to any such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation or (iii) any other event or circumstance which results in the irrevocable reduction of the undrawn commitments under such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation) may be transferred by the Trustee (at the written direction of the Collateral Manager on behalf of the Issuer) from time to time as Principal Proceeds to the Principal Collection Subaccount.

Section 10.5 Ownership of the Accounts. For the avoidance of doubt, the Accounts (including income, if any, earned on the investments of funds in such account) will be owned by the Issuer, for federal income tax purposes. The Issuer is required to timely provide to the Trustee (i) an IRS Form W-9 or appropriate IRS Form W-8, and (ii) any additional IRS forms (or updated versions of any previously submitted IRS forms) or other documentation upon the reasonable request of the Trustee as may be necessary (i) to reduce or eliminate the imposition of U.S. withholding taxes and (ii) to permit the Trustee to fulfill its tax reporting obligations (including any cost basis reporting obligations) under applicable law with respect to the Accounts or any amounts paid to the Issuer. If any IRS form or other documentation previously delivered becomes inaccurate in any respect, the Issuer shall timely provide to the Trustee accurately updated and complete versions of such IRS forms or other documentation. The Bank, both in its individual capacity and in its capacity as Trustee, shall have no liability to the Issuer or any other person in connection with any tax withholding amounts paid or withheld from the Accounts pursuant to applicable law arising from the Issuer’s failure to timely provide an accurate, correct and complete IRS Form W-9, an appropriate IRS Form W-8 or such other documentation contemplated under this paragraph. For the avoidance of doubt, no funds shall be invested with respect to such Accounts absent the Trustee having first received (i) the requisite written investment direction with respect to the investment of such funds, and (ii) the IRS forms and other documentation required by this paragraph.

Section 10.6 Reinvestment of Funds in Accounts; Reports by Trustee. (a) By Issuer Order (which may be in the form of standing instructions), the Issuer (or the Collateral Manager on behalf of the Issuer) shall at all times direct the Trustee to, and, upon receipt of such Issuer Order, the Trustee shall, invest all funds on deposit in the Collection Account, the Ramp-Up Account, the Revolver Funding Account, the Expense Reserve Account and the Supplemental Reserve Account, as so directed in Eligible Investments having stated maturities no later than the Business Day preceding the next Payment Date (or such shorter maturities expressly provided herein). If at any time, the Issuer shall not have given such investment directions to the Trustee, the Trustee shall invest the funds in such accounts in the Standby Directed Investment. Except to the extent expressly provided otherwise herein, all interest and other income from such investments shall be deposited in the Interest Collection Subaccount, any gain realized from such investments shall be credited to the Principal Collection Subaccount upon receipt, and any loss resulting from such investments shall be charged to the Principal Collection Subaccount. The Trustee shall not in any way be held liable by reason of any insufficiency of such accounts which results from any loss relating to any such investment; provided that nothing herein shall relieve the Bank of (i) its obligations or liabilities under any security or obligation issued by the Bank or any Affiliate thereof or (ii) liability for any loss resulting from gross negligence, willful misconduct or fraud on the part of the Bank or any Affiliate thereof.

(b) The Trustee agrees to give the Issuer immediate notice if any Account or any funds on deposit in any Account, or otherwise to the credit of an Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.

(c) The Trustee shall supply, in a timely fashion, to the Issuer, the Rating Agencies and the Collateral Manager any information regularly maintained by the Trustee that the Issuer, the Rating Agencies or the Collateral Manager may from time to time reasonably request with respect to the Assets, the Accounts and the other Assets and provide any other requested information reasonably available to the Trustee by reason of its acting as Trustee hereunder and required to be provided by Section 10.7 or to permit the

Collateral Manager to perform its obligations under the Collateral Management Agreement or the Issuer’s obligations hereunder that have been delegated to the Collateral Manager. The Trustee shall promptly forward to the Collateral Manager copies of notices and other writings received by it from the obligor or issuer of any Asset or from any Clearing Agency with respect to any Asset which notices or writings advise the holders of such Asset of any rights that the holders might have with respect thereto (including, without limitation, requests to vote with respect to amendments or waivers and notices of prepayments and redemptions) as well as all periodic financial reports received from such obligor or issuer and Clearing Agencies with respect to such issuer.

Section 10.7 Accountings.

(a) Monthly. Not later than the 20th calendar day (or, if such day is not a Business Day, on the next succeeding Business Day) of each calendar month (other than January, April, July and October in each year) and commencing no later than the earlier of February 2024 and one month after the Effective Date (such date, the “Monthly Report Commencement Date”), the Issuer shall compile and make available (or cause to be compiled and made available) to the Rating Agencies, the Trustee, the Collateral Manager, the Placement Agent, the Initial Purchaser, any Holder shown on the Register of a Note and any beneficial owner of a Note who has delivered a Beneficial Ownership Certificate to the Trustee a monthly report on a settlement date basis (except as otherwise expressly provided in this Indenture) (each such report a “Monthly Report”). As used herein, the “Monthly Report Determination Date” with respect to any calendar month will be the tenth Business Day prior to the 20th day of such calendar month. The Monthly Report for a calendar month shall contain the following information with respect to the Collateral Obligations and Eligible Investments included in the Assets, and shall be determined as of the Monthly Report Determination Date for such calendar month. With respect to (x) any report provided by the Issuer prior to the Monthly Report Commencement Date and (y) any time that there are no Secured Notes Outstanding, such report shall contain such information as the Collateral Manager on behalf of the Issuer determines in its discretion shall be included in such report, if any:

(i) Aggregate Principal Balance of Collateral Obligations, the aggregate outstanding principal balance of Collateral Obligations, the aggregate unfunded commitments of the Collateral Obligations, any capitalized interest on the Collateral Obligations and Eligible Investments representing Principal Proceeds.

(ii) Adjusted Collateral Principal Amount of Collateral Obligations.

(iii) Collateral Principal Amount of Collateral Obligations.

(iv) A list of Collateral Obligations, including, with respect to each such Collateral Obligation, the following information:

(A) The obligor thereon (including the issuer ticker, if any);

(B) The CUSIP, ISIN, FIGI, Bloomberg Loan ID, LoanX-ID (if any) or security identifier thereof;

(C) The Principal Balance thereof, the outstanding principal balance thereof (in each case, other than any accrued interest that was purchased with Principal Proceeds (but excluding any capitalized interest)) and any unfunded commitment pertaining thereto;

(D) The percentage of the aggregate Collateral Principal Amount represented by such Collateral Obligation;

(E) (x) The related interest rate or spread (in the case of a Benchmark Floor Obligation, calculated both with and without regard to the applicable specified “floor” rate per annum), (y) if such Collateral Obligation is a Benchmark Floor Obligation, the related Benchmark floor and (z) the identity of any Collateral Obligation that is not a Benchmark Floor Obligation and for which interest is calculated with respect to any index other than the Benchmark;

(F) The stated maturity thereof;

(G) The related S&P Industry Classification;

(H) The S&P Rating, unless such rating is based on a credit estimate or is a private or confidential rating from S&P;

(I) The Fitch Rating, unless such rating is based on a credit estimate or is a private or confidential rating from Fitch;

(J) The country of Domicile;

(K) An indication as to whether each such Collateral Obligation is (1) a Senior Secured Loan, (2) a Second Lien Loan, (3) a Defaulted Obligation, (4) a Delayed Drawdown Collateral Obligation, (5) a Revolving Collateral Obligation, (6) a Participation Interest (indicating the related Selling Institution, if applicable, and its ratings by each Rating Agency), (7) a Permitted Deferrable Obligation, (8) a Fixed Rate Obligation, (9) a Current Pay Obligation, (10) a DIP Collateral Obligation, (11) a Discount Obligation, (12) a Discount Obligation purchased in the manner described in clause (y) of the proviso to the definition “Discount Obligation”, (13) a Cov-Lite Loan, (14) a First-Lien Last-Out Loan, (15) a Broadly Syndicated Loan or, if not a Broadly Syndicated Loan, a Middle Market Loan, (16) a Long-Dated Obligation, (17) a Workout Loan or (18) a Non-Recourse Obligation;

(L) With respect to each Collateral Obligation that is a Discount Obligation purchased in the manner described in clause (y) of the proviso to the definition “Discount Obligation”;

(I) the identity of the Collateral Obligation (including whether such Collateral Obligation was classified as a Discount Obligation at the time of its original purchase) the proceeds of whose sale are used to purchase the purchased Collateral Obligation;

(II) the purchase price (as a percentage of par) of the purchased Collateral Obligation and the sale price (as a percentage of par) of the Collateral Obligation the proceeds of whose sale are used to purchase the purchased Collateral Obligation; and

(III) the Aggregate Principal Balance of Collateral Obligations that have been excluded from the definition of “Discount Obligation” and relevant calculations indicating whether such amount is in compliance with the limitations described in clauses (z)(A) and (z)(B) of the proviso to the definition of “Discount Obligation.”

(M) The Principal Balance of each Cov-Lite Loan and the Aggregate Principal Balance of all Cov-Lite Loans;

(N) The Fitch Recovery Rate;

(O) The S&P Recovery Rate;

(P) The date of the credit estimate of such Collateral Obligation; and

(Q) The Fitch Rating Reporting Items.

(v) If the Monthly Report Determination Date occurs on or after the Effective Date and on or prior to the last day of the Reinvestment Period, for each of the limitations and tests specified in the definitions of Concentration Limitations and Collateral Quality Tests, (1) the result (including, during any S&P CDO Formula Election Period, calculation of each of the S&P CDO Monitor Benchmarks), (2) the related minimum or maximum test level and (3) a determination as to whether such result satisfies the related test.

(vi) The calculation of each of the following:

(A) Each Interest Coverage Ratio (and setting forth the percentage required to satisfy each Interest Coverage Test).

(B) Each Overcollateralization Ratio (and setting forth the percentage required to satisfy each Overcollateralization Ratio Test).

(C) The Diversity Score.

(D) The Weighted Average Coupon.

(E) The Weighted Average Floating Spread.

(vii) The calculation specified in Section 5.1(g).

(viii) For each Account, a schedule showing the beginning balance, each credit or debit specifying the nature, source and amount, and the ending balance.

(ix) A schedule showing for each of the following the beginning balance, the amount of Interest Proceeds received from the date of determination of the immediately preceding Monthly Report, and the ending balance for the current Measurement Date:

(A) Interest Proceeds from Collateral Obligations; and

(B) Interest Proceeds from Eligible Investments.

(x) Purchases, payments, and sales:

(A) The identity, Principal Balance and outstanding principal balance (in each case other than any accrued interest that was purchased with Principal Proceeds (but excluding any capitalized interest)), unfunded commitment (if any), capitalized interest (if any), Principal Proceeds and Interest Proceeds received, and date for each Collateral Obligation that was released for sale or disposition pursuant to Section 12.1 since the last Monthly Report Determination Date and whether such Collateral Obligation was a Credit Risk Obligation or a Credit Improved Obligation, and whether the sale of such Collateral Obligation was a discretionary sale and;

(B) The identity, Principal Balance and outstanding principal balance (in each case other than any accrued interest that was purchased with Principal Proceeds (but excluding any capitalized interest)), unfunded commitment (if any), capitalized interest (if any) and Principal Proceeds and Interest Proceeds expended to acquire each Collateral Obligation acquired pursuant to Section 12.2 since the last Monthly Report Determination Date.

(xi) The identity of each Defaulted Obligation, the S&P Collateral Value, the Fitch Collateral Value and Market Value of each such Defaulted Obligation and date of default thereof.

(xii) The identity of each Collateral Obligation with an S&P Rating of “CCC+” or below or a Fitch Rating of “CCC+” or below and the Market Value of each such Collateral Obligation.

(xiii) The identity of each Deferring Obligation, the S&P Collateral Value, the Fitch Collateral Value and Market Value of each Deferring Obligation, and the date on which interest was last paid in full in Cash thereon.

(xiv) The identity of each Current Pay Obligation, the Market Value of each such Current Pay Obligation, and the percentage of the Collateral Principal Amount comprised of Current Pay Obligations.

(xv) The identity of each Equity Security.

(xvi) The identity of each Eligible Investment.

(xvii) The Aggregate Principal Balance, measured cumulatively from the Closing Date onward, of all Collateral Obligations that would have been acquired through a Distressed Exchange but for the operation of the proviso in the definition of “Distressed Exchange”, all as reported to the Trustee by the Collateral Manager.

(xviii) The percentage of the Collateral Principal Amount comprised of Broadly Syndicated Loans (which percentage shall be reflected on the summary page of the Monthly Report).

(xix) A copy of the notice provided by the Collateral Manager pursuant to Section 12.2(b) hereof setting forth the details of any Trading Plan (including, the proposed amendments and/or proposed investments identified by the Collateral Manager for acquisition or entry, as applicable, as part of such Trading Plan (which details shall be reported on a dedicated page of the Monthly Report)) and the occurrence of the event, if any, described in Section 12.2(b)(vi).

(xx) [Reserved].

(xxi) For each Account held with a financial institution that is not the Trustee, (i) the name of the financial institution that holds such Account; and (ii) the applicable ratings by S&P and Fitch required under Section 10.1(a) for such institution, as provided to the Trustee and the Collateral Administrator by the Collateral Manager.

(xxii) The amount of any Contributions received since the last Monthly Report Determination Date and the Permitted Use to which such Contributions were applied.

(xxiii) A determination as to whether a Restricted Trading Period exists, including an indication of the then-current ratings of the applicable Classes of Notes and the underlying calculations required by such definition.

(xxiv) (1) The aggregate amount of Principal Proceeds that have been used to acquire Workout Loans pursuant to Section 12.2(h) since the Closing Date and a calculation of such amount as a percentage of the Target Initial Par Amount and (2) the aggregate amount of Principal Proceeds that have been used to acquire Workout Loans in the Assets as of the Monthly Report Determination Date and a calculation of such amount as a percentage of the Collateral Principal Amount.

(xxv) (1) The identity of each Collateral Obligation disposed of through substitution and repurchase and (2) a comparison of (x) (i) the Aggregate Principal Balance of all Substitute Collateral Obligations owned by the Issuer at any time since the Closing Date plus (ii) the Aggregate Principal Balance related to all Collateral Obligations that have been repurchased by the Transferor pursuant to its right of optional repurchase or substitution and not subsequently applied to purchase a Substitute Collateral Obligation to (y) the Repurchase and Substitution Limit.

(xxvi) Such other information as any Rating Agency or the Collateral Manager may reasonably request.

For each instance in which the Market Value is reported pursuant to the foregoing, the Monthly Report shall also indicate the manner in which such Market Value was determined and the source(s) (if applicable) used in such determination, as provided by the Collateral Manager.

Upon receipt of each Monthly Report, the Trustee shall (a) if the relevant Monthly Report Determination Date occurred on or prior to the last day of the Reinvestment Period, notify the Issuer (who shall notify S&P) if such Monthly Report indicates that the S&P CDO Monitor Test has not been satisfied as of the relevant Measurement Date and (b) compare the information contained in such Monthly Report to the information contained in its records with respect to the Assets and shall, within three Business Days after receipt of such Monthly Report, notify the Issuer, the Collateral Administrator, the Rating Agencies and the Collateral Manager if the information contained in the Monthly Report does not conform to the information maintained by the Trustee with respect to the Assets. If any discrepancy exists, the Collateral Administrator and the Issuer, or the Collateral Manager on behalf of the Issuer, shall attempt to resolve the discrepancy. If such discrepancy cannot be promptly resolved, the Trustee shall within ten (10) Business Days notify the Collateral Manager who shall, on behalf of the Issuer, request that the Independent accountants appointed by the Issuer pursuant to Section 10.9 perform agreed upon procedures on such Monthly Report and the Trustee’s records to assist the Trustee in determining the cause of such discrepancy. If such review reveals an error in the Monthly Report or the Trustee’s records, the Monthly Report or the Trustee’s records shall be revised accordingly and, as so revised, shall be utilized in making all calculations pursuant to this Indenture and notice of any error in the Monthly Report shall be sent as soon as practicable by the Issuer to all recipients of such report which may be accomplished by making a notation of such error in the subsequent Monthly Report.

(b) Payment Date Accounting. The Issuer shall render an accounting (each a “Distribution Report”), determined as of the close of business on each Determination Date preceding a Payment Date and each Interim Determination Date preceding an Interim Payment Date, and shall make available such Distribution Report to the Trustee, the Collateral Manager, the Placement Agent, the Initial Purchaser, the Rating Agencies, any Holder shown on the Register and any beneficial owner of a Note who has delivered a Beneficial Ownership Certificate to the Trustee not later than the Business Day preceding the related Payment Date or Interim Payment Date. The Distribution Report shall contain the following information:

(i) the information required to be in the Monthly Report pursuant to Section 10.7(a), provided that such Payment Date or Interim Payment Date is not also a Redemption Date for an Optional Redemption, Tax Redemption, Clean-Up Call Redemption or Refinancing in each case in whole but not in part;

(ii) (a) the Aggregate Outstanding Amount of the Secured Notes of each Class at the beginning of the Interest Accrual Period and such amount as a percentage of the original Aggregate Outstanding Amount of the Notes of such Class, and (b) other than a Distribution Report in connection with an Interim Payment Date, the amount of payments, if any, to be made to the Issuer for payment to Holders of the Subordinated Notes on the next Payment Date;

(iii) the Interest Rate and accrued interest for each applicable Class of Secured Notes for the related Collection Period;

(iv) (A) for each Payment Date, the amounts payable pursuant to each clause of Section 11.1(a)(i) and each clause of Section 11.1(a)(ii) or each clause of Section 11.1(a)(iii), as applicable, on the related Payment Date and (B) for each Interim Payment Date, the amounts payable pursuant to Section 10.2(h);

(v) for the Collection Account:

(A) the Balance on deposit in the Collection Account at the end of the related Collection Period (or, with respect to the Interest Collection Subaccount, the next Business Day);

(B) the amounts payable from the Collection Account to the Payment Account, in order to make payments pursuant to Section 11.1(a)(i) and Section 11.1(a)(ii) on the next Payment Date (net of amounts which the Collateral Manager intends to re-invest in additional Collateral Obligations pursuant to Article XII) or Section 10.2(h) on the next Interim Payment Date; and

(C) the Balance remaining in the Collection Account immediately after all payments and deposits to be made on such Payment Date or Interim Payment Date; and

(vi) such other information as the Collateral Manager may reasonably request.

Each Distribution Report shall constitute instructions to the Trustee to withdraw funds from the Payment Account and pay or transfer such amounts set forth in such Distribution Report in the manner specified and in accordance with the priorities established in Section 11.1 and Article XIII.

(c) Interest Rate Notice. The Trustee shall include in the Monthly Report a notice setting forth the Interest Rate for each Class of Secured Notes for the Interest Accrual Period preceding the next Payment Date.

(d) Failure to Provide Accounting. If the Trustee shall not have received any accounting provided for in this Section 10.7 on the first Business Day after the date on which such accounting is due to the Trustee, the Trustee shall notify the Collateral Manager who shall use all reasonable efforts to obtain such accounting by the applicable Payment Date or Interim Payment Date. To the extent the Collateral Manager is required to provide any information or reports pursuant to this Section 10.7 as a result of the failure of the Issuer to provide such information or reports, the Collateral Manager shall be entitled to retain an Independent certified public accountant in connection therewith and the reasonable costs incurred by the Collateral Manager for such Independent certified public accountant shall be paid by the Issuer.

(e) Required Content of Certain Reports. Each Monthly Report and each Distribution Report sent to any Holder or beneficial owner of an interest in a Note shall contain, or be accompanied by, the following notices:

The Notes may be beneficially owned only by Persons that (a) in the case of the Notes other than in the case of the Subordinated Notes, are (i) not U.S. persons (within the meaning of Regulation S under the United States Securities Act of 1933, as amended) and are purchasing their beneficial interest in an offshore transaction (as defined in Regulation S) or (ii) are Qualified Institutional Buyers or, solely in the case of Notes issued as Certificated Notes, Institutional Accredited Investors and, that in the case of each of clause (i) and (ii) are Qualified Purchasers (or corporations, partnerships, limited liability companies or other entities (other than trusts) each shareholder, partner, member or other equity owner of which is either a Qualified Purchaser), or (b) in the case of the Subordinated Notes are (i) Qualified Institutional Buyers or Accredited Investors and (ii) either Qualified Purchasers or Knowledgeable Employees with respect to the Issuer, Collateral Manager or corporations, partnerships, limited liability companies or other entities (other than trusts) each shareholder, partner, member or other equity owner of which is either a Qualified Purchaser or a Knowledgeable Employee with respect to the Issuer or Collateral Manager and (c) in the case of clauses (a) and (b), can make the representations set forth in Section 2.5 of this Indenture or the appropriate Exhibit to this Indenture. The Issuer has the right to compel any beneficial owner of an interest in Rule 144A Global Secured Notes that does not meet the qualifications set forth in the preceding sentence to sell its interest in such Notes, or may sell such interest on behalf of such owner, pursuant to Section 2.11.

Each holder receiving this report agrees to keep all non-public information herein confidential and not to use such information for any purpose other than its evaluation of its investment in the Notes; provided that any holder may provide such information on a confidential basis to any prospective purchaser of such holder’s Notes that is permitted by the terms of this Indenture to acquire such holder’s Notes and that agrees to keep such information confidential in accordance with the terms of this Indenture.

(f) Placement Agent Information. The Issuer, the Initial Purchaser and the Placement Agent, or any successor to the Placement Agent or the Initial Purchaser, may post the information contained in a Monthly Report or Distribution Report to a password-protected internet site accessible only to the Holders of the Notes and to the Collateral Manager.

(g) Distribution of Reports. The Trustee will make the Monthly Report, the Distribution Report and the Transaction Documents (including any amendments thereto) and any notices or communications required to be delivered to the Holders in accordance with this Indenture available via its internet website. The Trustee’s internet website shall initially be located at www.ctslink.com. The Trustee shall have the right to change the way such statements and the Transaction Documents are distributed in order to make such distribution more convenient and/or more accessible to the above parties and the Trustee shall provide timely and adequate notification to all above parties regarding any such changes. As a condition to access to the Trustee’s internet website, the Trustee may require registration and the acceptance of a disclaimer. The Trustee shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided in the Monthly Report and the Distribution Report which the Trustee disseminates in accordance with this Indenture and may affix thereto any disclaimer it deems appropriate in its reasonable discretion.

(h) The Trustee is hereby authorized and directed to make available to Intex Solutions, Inc. and Bloomberg Financial Markets each Monthly Report and Distribution Report; provided that, the Trustee shall have no liability for providing such reports or information, including for use of such information by Intex Solutions, Inc., Bloomberg Financial Markets or their subscribers. The parties hereto acknowledge, and the Issuer and the Collateral Manager hereby agree, that Intex Solutions, Inc. and Bloomberg Financial Markets may make each Monthly Report and Distribution Report (and such other information and reports, if any) available to its subscribers.

(i) In the event the Trustee receives instructions to effect a securities transaction as contemplated in 12 CFR 12.1, the Issuer acknowledges that upon its written request and at no additional cost, it has the right to receive notification from the Trustee after the completion of such transaction as contemplated in 12 CFR 12.4(a) or (b). The Issuer agrees that absent such specific request, such notifications shall not be provided by the Trustee hereunder, and in lieu of such notifications, the Trustee shall make available the Monthly Report and Distribution Report in the manner required by this Indenture.

Section 10.8 Release of Assets. (a) Subject to Article XII, the Issuer may, by Issuer Order executed by an Officer of the Collateral Manager, delivered to the Trustee at least one Business Day prior to the settlement date for any sale of an Asset certifying that the sale, repurchase or substitution of such Asset is being made in accordance with Section 12.1 hereof and such sale, repurchase or substitution complies with all applicable requirements of Section 12.1 (provided that if an Event of Default has occurred and is continuing, neither the Issuer nor the Collateral Manager (on behalf of the Issuer) may direct the Trustee to release or cause to be released such Asset from the lien of this Indenture pursuant to a sale under Section 12.1(e), Section 12.1(f) or Section 12.1(g) unless the sale of such Asset is permitted pursuant to Section 12.3(c)), direct the Trustee to release or cause to be released such Asset from the lien of this Indenture and, upon receipt of such Issuer Order, the Trustee shall deliver any such Asset, if in physical form, duly endorsed to the broker or purchaser designated in such Issuer Order or, if such Asset is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Collateral Manager in such Issuer Order; provided that the Trustee may deliver any such Asset in physical form for examination in accordance with industry custom.

(b) Subject to the terms of this Indenture, the Trustee shall upon an Issuer Order (i) deliver any Asset, and release or cause to be released such Asset from the lien of this Indenture, which is set for any mandatory call or redemption or payment in full to the appropriate payor or paying agent, as applicable, on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof and (ii) provide notice thereof to the Collateral Manager.

(c) Upon receiving actual notice of any Offer or any request for a waiver, direction, consent, amendment or other modification or action with respect to any Asset, the Trustee on behalf of the Issuer shall notify the Collateral Manager of any Asset that is subject to a tender offer, voluntary redemption, exchange offer, conversion or other similar action (an “Offer”) or such request. Unless the Notes have been accelerated following an Event of Default, the Collateral Manager may, by Issuer Order, direct (x) the Trustee to accept or participate in or decline or refuse to participate in such Offer and, in the case of acceptance or participation, to release from the lien of this Indenture such Asset in accordance with the terms of the Offer against receipt of payment therefor, or (y) the Issuer or the Trustee to agree to or otherwise act with respect to such consent, direction, waiver, amendment, modification or action; provided that in the absence of any such direction, the Trustee shall not respond or react to such Offer or request.

(d) As provided in Section 10.2(a), the Trustee shall deposit any proceeds received by it from the disposition or replacement of an Asset in the applicable subaccount of the Collection Account, unless simultaneously applied to the purchase of additional Collateral Obligations or Eligible Investments as permitted under and in accordance with the requirements of this Article X and Article XII.

(e) The Trustee shall, upon receipt of an Issuer Order at such time as there are no Secured Notes Outstanding and all obligations of the Issuer hereunder have been satisfied, release any remaining Assets from the lien of this Indenture.

(f) Any security, Collateral Obligation or amounts that are released pursuant to Section 10.8(a), (b) or (c) shall be released from the lien of this Indenture.

(g) Any amounts paid from the Payment Account to the Issuer, for payment to the Holders of the Subordinated Notes in accordance with the Priority of Payments shall be released from the lien of this Indenture.

Section 10.9 Reports by Independent Accountants . (a) At the Closing Date, the Issuer shall appoint one or more firms of Independent certified public accountants of recognized international reputation for purposes of reviewing and delivering the reports or certificates of such accountants required by this Indenture, which may be the firm of Independent certified public accountants that performs accounting services for the Issuer or the Collateral Manager. The Issuer may remove any firm of Independent certified public accountants at any time without the consent of any Holder of Notes. Upon any resignation by such firm or removal of such firm by the Issuer, the Issuer (or the Collateral Manager on behalf of the Issuer) shall promptly appoint by Issuer Order delivered to the Trustee and the Rating Agencies a successor thereto that shall also be a firm of Independent certified public accountants of recognized international reputation, which may be a firm of Independent certified public accountants that performs accounting services for the Issuer or the Collateral Manager. If the Issuer shall fail to appoint a successor to a firm of Independent certified public accountants which has resigned within 30 days after such resignation, the Issuer shall promptly notify the Trustee of such failure in writing. If the Issuer shall not have appointed a successor within ten days thereafter, the Trustee shall promptly notify the Collateral Manager, who shall appoint a successor firm of Independent certified public accountants of recognized international reputation. The fees of such Independent certified public accountants and its successor shall be payable by the Issuer. In the event such firm requires the Trustee and/or the Collateral Administrator to agree to the procedures performed by such firm, the Issuer hereby directs the Trustee and the Collateral Administrator to so agree; it being understood and agreed that the Trustee and/or the Collateral Administrator will deliver such letter of agreement in conclusive reliance on the foregoing direction of the Issuer, and neither the Trustee nor the Collateral Administrator shall make any inquiry or investigation as to, and shall have no obligation in respect of, the sufficiency, validity or correctness of such procedures.

(b) Upon the written request of the Trustee, or any Holder of a Subordinated Note (and subject to the execution of an agreement with the firm of Independent certified public accountants), the Issuer will cause the firm of Independent certified public accountants appointed pursuant to Section 10.9(a) to provide any Holder of Subordinated Note with all of the information required to be provided by the Issuer or pursuant to Section 7.17 or assist the Issuer in the preparation thereof.

Section 10.10 Reports to the Rating Agencies and Additional Recipients. In addition to the information and reports specifically required to be provided to the Rating Agencies pursuant to the terms of this Indenture, the Issuer shall provide the Rating Agencies with all information or reports delivered to the Trustee hereunder (with the exception of any accountants’ reports or any Accountants’ Report) and such additional information as the Rating Agencies may from time to time reasonably request (including notification to S&P of any modification of any loan document relating to a DIP Collateral Obligation or any release of collateral thereunder not permitted by such loan documentation but excluding any accountants’ reports or any Accountants’ Report).

Section 10.11 Procedures Relating to the Establishment of Accounts Controlled by the Trustee . Notwithstanding anything else contained herein, the Trustee agrees that with respect to each of the Accounts, it will cause each Securities Intermediary establishing such Accounts to enter into a securities account control agreement and, if the Securities Intermediary is the Bank, shall cause the Bank to comply with the provisions of such securities account control agreement, provided that nothing herein shall prohibit the transfer of the Accounts to an institution other than the Bank, including any agent or sub-custodian of the Bank, provided that such institution satisfies the eligibility requirements set forth in Section 10.1 hereof. The Trustee shall have the right to open such subaccounts of any such account as it deems necessary or appropriate for convenience of administration.

Section 10.12 Section 3(c)(7) Procedures. For so long as any Notes are Outstanding, the Issuer shall do the following:

(a) Each Monthly Report sent or caused to be sent by the Issuer to the Noteholders will include a notice to the following effect:

“The Investment Company Act of 1940, as amended (the “1940 Act”), requires that all holders of the outstanding securities of the Issuer be “Qualified Purchasers” (“Qualified Purchasers”) as defined in Section 2(a)(51)(A) of the 1940 Act and related rules. Under the rules, the Issuer must have a “reasonable belief” that all holders of its outstanding securities, including transferees, are Qualified Purchasers. Consequently, all sales and resales of the Notes must be made solely to purchasers that are Qualified Purchasers. Each purchaser of a Note will be deemed to represent at the time of purchase that: (i) the purchaser is a Qualified Purchaser who is (x) an Institutional Accredited Investor (“IAI”) within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”), (y) a qualified institutional buyer as defined in Rule 144A under the Securities Act (“QIB”) or (z) in the case of Secured Notes only, not a “U.S. person” as defined in Regulation S and is acquiring the Notes in an offshore transaction (as defined in Regulation S) in reliance on the exemption from registration provided by Regulation S; (ii) the purchaser is acting for its own account or the account of another Qualified Purchaser who is a QIB, IAI or, in the case of the Secured Notes only, not a U.S. Person (as defined in Regulation S) (as applicable); (iii) the purchaser is not formed for the purpose of investing in Issuer; (iv) the purchaser, and each account for which it is purchasing, will hold and transfer at least the Minimum Denominations of the Notes specified in the Indenture; (v) the purchaser understands that the Issuer may receive a list of participants holding positions in securities from one or more book-entry depositories; and (vi) the purchaser will provide written notice of the foregoing, and of any applicable restrictions on transfer, to any subsequent transferees. The Notes may only be transferred to another Qualified Purchaser who is also a QIB, IAI or, in the case of the Secured Notes only, not a U.S. Person (as defined in Regulation S) (as applicable) and all subsequent transferees are deemed to have made representations (i) through (vi) above.”

“The Issuer directs that the recipient of this notice, and any recipient of a copy of this notice, provide a copy to any Person having an interest in this Note as indicated on the books of DTC or on the books of a participant in DTC or on the books of an indirect participant for which such participant in DTC acts as agent.”

“The Indenture provides that if, notwithstanding the restrictions on transfer contained therein, the Issuer (or the Collateral Manager on behalf of the Issuer) discovers, or upon notice from the Trustee to the Issuer (who agrees to notify the Issuer of such discovery if a Trust Officer of the Trustee obtains actual knowledge thereof), that any holder of, or beneficial owner of an interest in a Note who is determined not to have been a Qualified Purchaser at the time of acquisition of such Note or beneficial interest therein, the Issuer shall send notice to such Holder or beneficial owner (with a copy to the Collateral Manager), demanding that such Holder or beneficial owner sell all of its right, title and interest to such Note (or any interest therein) to a Person that is a Qualified Purchaser that is either (x) solely in the case of the Secured Notes, not a

“U.S. person” (as defined in Regulation S) or (y) an IAI or a QIB (as applicable), with such sale to be effected within 30 days after notice of such sale requirement is given. If such holder or beneficial owner fails to effect the transfer required within such 30-day period, the Issuer (or the Collateral Manager acting on behalf of and at the direction for the Issuer) shall, without further notice to the Non-Permitted Holder, sell such Notes or interest in such Notes to a purchaser selected by the Issuer that the Issuer reasonably determines is not a Non-Permitted Holder on such terms as the Issuer may choose in its sole discretion. The Issuer (or the Collateral Manager acting on behalf of and at the direction of the Issuer) in its sole discretion may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that deal in securities similar to the Notes and sell such Notes to such bidder or bidders for an aggregate purchase price determined by the Collateral Manager in its sole discretion; provided that the Collateral Manager, its Affiliates and accounts, funds, clients or portfolios established and controlled by the Collateral Manager shall be entitled (but shall not be obligated) to bid in any such sale and may purchase such Notes pursuant thereto at a price which, in the good faith estimate of the Collateral Manager, results in the highest aggregate purchase price for the totality of such Notes. However, the Issuer (or the Collateral Manager acting on behalf of and at the direction of the Issuer) may select a purchaser by any other means determined by it in its sole discretion. The Holder of each Note, the Non-Permitted Holder and each other Person in the chain of title from the Holder to the Non-Permitted Holder, by its acceptance of an interest in the Notes, agrees to cooperate with the Issuer, the Collateral Manager and the Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and Taxes due in connection with such sale shall be remitted to the Non-Permitted Holder. The terms and conditions of any such sale shall be determined in the sole discretion of the Issuer (or the Collateral Manager acting on behalf of the Issuer), and none of the Issuer, the Trustee or the Collateral Manager shall be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion and shall not be liable to any Person for failing to discover that any Person is a Non-Permitted Holder.”

(b) DTC Actions. The Issuer will direct DTC to take the following steps in connection with the Global Secured Notes:

(i) The Issuer will direct DTC to include the marker “3c7” in the DTC 20-character security descriptor and the 48-character additional descriptor for the Global Secured Notes in order to indicate that sales are limited to Qualified Purchasers.

(ii) The Issuer will direct DTC to cause each physical deliver order ticket that is delivered by DTC to purchasers to contain the 20-character security descriptor. The Issuer will direct DTC to cause each deliver order ticket that is delivered by DTC to purchasers in electronic form to contain a “3c7” indicator and a related user manual for participants. Such user manual will contain a description of the relevant restrictions imposed by Section 3(c)(7).

(iii) On or prior to the Closing Date, the Issuer will instruct DTC to send a Section 3(c)(7) Notice to all DTC participants in connection with the offering of the Global Secured Notes.

(iv) In addition to the obligations of the Registrar set forth in Section 2.5, the Issuer will from time to time (upon the request of the Trustee) make a request to DTC to deliver to the Issuer a list of all DTC participants holding an interest in the Global Secured Notes.

(v) The Issuer will cause each CUSIP number obtained for a Global Note to have a fixed field containing “3c7” and “144A” indicators, as applicable, attached to such CUSIP number.

(c) Bloomberg Screens, Etc. The Issuer will from time to time request all third-party vendors to include on screens maintained by such vendors appropriate legends regarding Rule 144A and Section 3(c)(7) under the 1940 Act restrictions on the Global Secured Notes. Without limiting the foregoing, the Placement Agent and the Initial Purchaser will request that each third-party vendor include the following legends on each screen containing information about the Notes:

(i) Bloomberg.

(A) “Iss’d Under 144A/3c7”, to be stated in the “Note Box” on the bottom of the “Security Display” page describing the Global Secured Notes;

(B) a flashing red indicator stating “See Other Available Information” located on the “Security Display” page;

(C) a link to an “Additional Security Information” page on such indicator stating that the Global Notes are being offered in reliance on the exception from registration under Rule 144A of the Securities Act of 1933 to Persons that are both (i) “Qualified Institutional Buyers” as defined in Rule 144A under the Securities Act and (ii) “Qualified Purchasers” as defined under Section 2(a)(51) of the 1940 Act, as amended; and

(D) a statement on the “Disclaimer” page for the Global Secured Notes that the Notes will not be and have not been registered under the Securities Act of 1933, as amended, that the Issuer has not been registered under the 1940 Act, as amended, and that the Global Secured Notes may only be offered or sold in accordance with Section 3(c)(7) of the 1940 Act, as amended.

(ii) Reuters.

(A) a “144A – 3c7” notation included in the security name field at the top of the Reuters Instrument Code screen;

(B) a “144A3c7Disclaimer” indicator appearing on the right side of the Reuters Instrument Code screen; and

(C) a link from such “144A3c7Disclaimer” indicator to a disclaimer screen containing the following language: “These Notes may be sold or transferred only to Persons who are both (i) Qualified Institutional Buyers, as defined in Rule 144A under the Securities Act, and (ii) Qualified Purchasers, as defined under Section 3(c)(7) under the U.S. Investment Company Act of 1940.”

ARTICLE XI

APPLICATION OF MONIES

Section 11.1 Disbursements of Monies from Payment Account. (a) Notwithstanding any other provision herein, but subject to the other sub-sections of this Section 11.1 and to Section 13.1, on each Payment Date, and on each Redemption Date, the Trustee shall disburse amounts transferred from the Collection Account to the Payment Account pursuant to Section 10.2 in accordance with the following priorities (the “Priority of Payments”); provided that, unless an Enforcement Event has occurred and is continuing, (x) amounts transferred from the Interest Collection Subaccount shall be applied solely in accordance with Section 11.1(a)(i); and (y) amounts transferred from the Principal Collection Subaccount shall be applied solely in accordance with Section 11.1(a)(ii).

(i) On each Payment Date, unless an Enforcement Event has occurred and is continuing, and on each Redemption Date (other than in connection with (a) a redemption of Secured Notes in part by Class, (b) a Failed Optional Redemption or (c) the Stated Maturity), Interest Proceeds on deposit in the Collection Account, to the extent received on or before the related Determination Date (or if such Determination Date is not a Business Day, the next succeeding Business Day) and that are transferred into the Payment Account, shall be applied in the following order of priority:

(A) to the payment of (1) first, taxes and governmental fees owing by the Issuer, if any, and (2) second, the accrued and unpaid Administrative Expenses, in the priority stated in the definition thereof, up to the Administrative Expense Cap (except as otherwise expressly provided in connection with any Optional Redemption or Tax Redemption);

(B) to the payment to the Collateral Manager of (i) any accrued and unpaid Collateral Management Fee due on such Payment Date (including any interest accrued on any Collateral Management Fee Shortfall Amount) minus the amount of any Current Deferred Management Fee, if any, and (ii) any Cumulative Deferred Management Fee requested to be paid at the option of the Collateral Manager; provided that Interest Proceeds shall only be used to make payments with respect to the Cumulative Deferred Management Fee pursuant to this clause (B) to the extent such Interest Proceeds are not needed to (x) satisfy either of the Class A Coverage Tests or (y) pay the amounts referred to in any of clauses (C) through (D) (on a pro forma basis after giving effect to such proposed payment of the Cumulative Deferred Management Fee);

(C) to the payment of accrued and unpaid interest (including defaulted interest and interest thereon) on the Class A-1 Notes;

(D) to the payment of accrued and unpaid interest (including defaulted interest and interest thereon) on the Class A-2 Notes;

(E) if either of the Class A Coverage Tests is not satisfied on the related Determination Date, to make payments in accordance with the Note Payment Sequence to the extent necessary to cause all Class A Coverage Tests that are applicable on such Payment Date to be satisfied on a pro forma basis after giving effect to all payments pursuant to this clause (E);

(F) with respect to any Payment Date upon which S&P has not confirmed its initial rating of each Class of Notes and no S&P Deemed Rating Confirmation has occurred, amounts available for distribution pursuant to this clause (F) shall be (1) in the case of the first Payment Date following the Closing Date, deposited to the Collection Account as Interest Proceeds, to be applied on the second Payment Date for application in accordance with Section 11.1(a)(i) of this Indenture or (2) in the case of any Payment Date following the first Payment Date, used for application in accordance with the Note Payment Sequence on such Payment Date in an amount sufficient to obtain from S&P a confirmation of its initial rating of each Class of Notes;

(G) to the payment of any accrued and unpaid Cumulative Deferred Management Fee requested to be paid at the option of the Collateral Manager and that was not paid pursuant to clause (B) above;

(H) to the payment of any Administrative Expenses not paid pursuant to clause (A)(2) above due to the limitation contained therein (in the same manner and order of priority stated therein);

(I) during the Reinvestment Period, at the direction of the Collateral Manager, to the Supplemental Reserve Account; and

(J) any remaining Interest Proceeds to be paid to the Holders of the Subordinated Notes.

(ii) On each Payment Date, unless an Enforcement Event has occurred and is continuing, and on each Redemption Date (other than in connection with (a) a redemption of Notes in part by Class, (b) a Failed Optional Redemption or (c) the Stated Maturity), Principal Proceeds on deposit in the Collection Account that are received on or before the related Determination Date (or if such Determination Date is not a Business Day, the next succeeding Business Day) and that are transferred to the Payment Account (which will not include (i) amounts required to meet funding requirements with respect to Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations that are deposited in the Revolver Funding Account or (ii) during the Reinvestment Period, Principal Proceeds that have previously been reinvested in Collateral Obligations or Principal Proceeds which the Issuer has entered into any commitment to reinvest in Collateral Obligations) shall be applied in the following order of priority:

(A) to pay the amounts referred to in clauses (A) through (D) of Section 11.1(a)(i) (and in the same manner and order of priority stated therein), but only to the extent not paid in full thereunder; provided that Principal Proceeds shall only be used to make payments with respect to the Cumulative Deferred Management Fee pursuant to Section 11.1(a)(i)(B) to the extent such Principal Proceeds are not needed to (x) pay accrued and unpaid interest (including defaulted interest and interest thereon) on the Class A-1 Notes or Class A-2 Notes, or (y) satisfy either of the Class A Coverage Tests;

(B) to pay the amounts referred to in clause (E) of Section 11.1(a)(i), but only to the extent not paid in full thereunder and to the extent necessary to cause the Class A Coverage Tests that are applicable on such Payment Date to be met as of the related Determination Date on a pro forma basis after giving effect to any payments made through this clause (B);

(C) with respect to any Payment Date upon which S&P has not confirmed its initial rating of each Class of Notes and no S&P Deemed Rating Confirmation has occurred, amounts available for distribution pursuant to this clause (C) shall be (1) in the case of the first Payment Date following the Closing Date, deposited to the Collection Account as Principal Proceeds, to invest in Eligible Investments (pending the purchase of additional Collateral Obligations) and/or to the purchase of additional Collateral Obligations or be applied on the second Payment Date for application in accordance with this Section 11.1(a)(ii) or (2) in the case of any Payment Date following the first Payment Date, used for application in accordance with the Note Payment Sequence on such Payment Date in an amount sufficient to obtain from S&P a confirmation of its initial rating of each Class of Notes;

(D) if such Payment Date is a Redemption Date, to make payments in accordance with the Note Payment Sequence;

(E) if such Payment Date is a Special Redemption Date occurring in connection with a Special Redemption under clause (i) of the definition thereof, to make payments in the amount of the Special Redemption Amount at the election of the Collateral Manager, in accordance with the Note Payment Sequence;

(F) during the Reinvestment Period, at the discretion of the Collateral Manager, to the Collection Account as Principal Proceeds to invest in Eligible Investments (pending the purchase of additional Collateral Obligations) and/or to the purchase of additional Collateral Obligations;

(G) after the Reinvestment Period, to make payments in accordance with the Note Payment Sequence;

(H) after the Reinvestment Period, to pay the amounts referred to in clause (G) of Section 11.(a)(i) only to the extent not already paid (in the same manner and order of priority stated therein);

(I) after the Reinvestment Period, to pay the amounts referred to in clause (H) of Section 11.1(a)(i) only to the extent not already paid (in the same manner and order of priority stated therein); and

(J) any remaining proceeds to be paid to the holders of the Subordinated Notes.

(iii) Notwithstanding the provisions of the foregoing Sections 11.1(a)(i) and 11.1(a)(ii), on the Stated Maturity of the Notes, on a Redemption Date occurring with respect to a Failed Optional Redemption, or if the maturity of the Notes has been accelerated following an Event of Default and has not been rescinded in accordance with the terms herein (an “Enforcement Event”), pursuant to Section 5.7, proceeds in respect of the Assets will be applied at the date or dates fixed by the Trustee in the following order of priority:

(A) to the payment of (1) first, taxes and governmental fees owing by the Issuer, if any, and (2) second, the accrued and unpaid Administrative Expenses, in the priority stated in the definition thereof, up to the Administrative Expense Cap;

(B) to the payment of the Collateral Management Fee, if any, due and payable (including any accrued and unpaid interest thereon) to the Collateral Manager until such amount has been paid in full, other than any Cumulative Deferred Management Fee, to the extent not already paid;

(C) to the payment of accrued and unpaid interest (including defaulted interest and interest thereon) on the Class A-1 Notes;

(D) to the payment of principal of the Class A-1 Notes, until the Class A-1 Notes have been paid in full;

(E) to the payment of accrued and unpaid interest (including defaulted interest and interest thereon) on the Class A-2 Notes;

(F) to the payment of principal of the Class A-2 Notes, until the Class A-2 Notes have been paid in full;

(G) to the payment of any accrued and unpaid Cumulative Deferred Management Fee requested to be paid at the option of the Collateral Manager and that was not paid pursuant to clause (B) above;

(H) to the payment of (in the same manner and order of priority stated therein) any Administrative Expenses not paid pursuant to clause (A)(2) above due to the limitation contained therein; and

(I) the balance to the Holders of the Subordinated Notes.

If any declaration of acceleration has been rescinded in accordance with the provisions herein, proceeds in respect of the Assets will be applied in accordance with Section 11.1(a)(i) or (ii), as applicable.

(b) If on any Payment Date the amount available in the Payment Account is insufficient to make the full amount of the disbursements required by the Distribution Report, the Trustee shall make the disbursements called for in the order and according to the priority set forth under Section 11.1(a) above, subject to Section 13.1, to the extent funds are available therefor.

(c) In connection with the application of funds to pay Administrative Expenses of the Issuer in accordance with Section 11.1(a)(i), Section 11.1(a)(ii) and Section 11.1(a)(iii), the Trustee shall remit such funds, to the extent available (and subject to the order of priority set forth in the definition of “Administrative Expenses”), as directed and designated in an Issuer Order (which may be in the form of standing instructions, including standing instructions to pay Administrative Expenses in such amounts and to such entities as indicated in the Distribution Report in respect of such Payment Date) delivered to the Trustee no later than the Business Day prior to each Payment Date.

(d) The Collateral Manager may, in its sole discretion, elect to irrevocably waive payment of any or all of any Collateral Management Fee otherwise due on any Payment Date by notice to the Issuer, the Collateral Administrator and the Trustee no later than the Determination Date immediately prior to such Payment Date in accordance with the terms of Section 8(b) of the Collateral Management Agreement. Any such Collateral Management Fee, once waived, shall not thereafter become due and payable and any claim of the Collateral Manager therein shall be extinguished.

(e) At any time during or after the Reinvestment Period, any Holder of Subordinated Notes may (i) make a Contribution of Cash, Eligible Investments or Collateral Obligations or (ii) solely in the case of the Certificated Subordinated Notes, in accordance with Section 8.3(h), designate any portion of Interest Proceeds or Principal Proceeds that would otherwise be distributed on a Payment Date to such Holder of Subordinated Notes to be instead deposited in the Supplemental Reserve Account as a contribution to the Issuer (a “Contribution” and each such Person, a “Contributor”); provided that a Notice of Contribution in the form of Exhibit E (solely for Contributions of Cash or Eligible Investments) is provided. Each Contribution shall be in a minimum amount of U.S.$500,000 (counting all Contributions received on the same day as a single

Contribution for this purpose). The Collateral Manager, on behalf of the Issuer, may accept or reject any Contribution in its sole discretion and shall notify the Trustee and the Collateral Administrator of any such acceptance. Each accepted Contribution of Cash or Eligible Investments shall be deposited into the Supplemental Reserve Account and may be withdrawn at the written direction of the Collateral Manager. Contributions of Cash or Eligible Investments may only be used for a Permitted Use or Permitted Uses as directed by the applicable Contributor at the time such Contribution is made, so long as the Collateral Manager consents to such Permitted Use(s) (or, if no direction is given by the Contributor, at the Collateral Manager’s reasonable discretion). No Contribution of Cash or Eligible Investments or portion thereof will be returned to any applicable holder of Subordinated Notes at any time. From time to time, the Initial Subordinated Noteholder may make Contributions or transfers of Cash, Eligible Investments or Collateral Obligations, or any combination thereof, either directly or through one or more intermediate related entities or Affiliates, to the Issuer. For administrative convenience any Contributions or transfers of Cash, Eligible Investments or Collateral Obligations made through one or more intermediate related entities or Affiliates of the Initial Subordinated Noteholder may instead be made directly into the Issuer, and by bypassing such intermediate related entity or Affiliate. The value received by the Issuer in Cash, Eligible Investments and/or in the form of Collateral Obligations will not be affected by the elimination of such intermediate steps. In the case of any such payment made to the Issuer in the form of a combination of Cash and Collateral Obligations, the Cash portion of such payment shall be an amount equal to the total payment required to be made to the Issuer reduced by an amount equal to the fair market value as determined by the Collateral Manager as of the date of contribution of the Collateral Obligations and Eligible Investments contributed in a Contribution or transferred to the Issuer in respect of such payment.

(f) Notwithstanding the Priority of Payments, the Issuer may make Permitted RIC Distributions to the Holders of the Subordinated Notes subject to the conditions for such distributions set forth in the definition of “Permitted RIC Distributions.”

ARTICLE XII

SALE OF COLLATERAL OBLIGATIONS; PURCHASE OF ADDITIONAL COLLATERAL OBLIGATIONS

Section 12.1 Sales of Collateral Obligations . Subject to the satisfaction of the conditions specified in Section 12.3 and the Portfolio Acquisition and Disposition Requirements, the Collateral Manager on behalf of the Issuer may (except as otherwise specified in this Section 12.1) direct the Trustee to sell and the Trustee shall sell on behalf of the Issuer in the manner directed by the Collateral Manager any Collateral Obligation or Equity Security if, as certified by the Collateral Manager, such sale meets the requirements of any one of paragraphs (a) through (l) of this Section 12.1 (subject in each case to any applicable requirement of disposition under Section 12.1(h) and provided that if an Event of Default has occurred and is continuing, the Collateral Manager may not direct the Trustee to sell any Collateral Obligation or Equity Security pursuant to Section 12.1(e), Section 12.1(f) or Section 12.1(g)); provided that such requirement shall be satisfied and such statements deemed to have been made by the Collateral Manager by the delivery to the Trustee and the Collateral Administrator of a trade ticket, trade confirmation or other instruction to trade in resect thereof. For purposes of this Section 12.1, the Sale Proceeds of a Collateral Obligation sold by the Issuer shall include any Principal Financed Accrued Interest received in respect of such sale.

(a) Credit Risk Obligations. The Collateral Manager may direct the Trustee to sell any Credit Risk Obligation at any time without restriction.

(b) Credit Improved Obligations. The Collateral Manager may direct the Trustee to sell any Credit Improved Obligation at any time without restriction.

(c) Defaulted Obligations. The Collateral Manager may direct the Trustee to sell any Defaulted Obligation at any time without restriction.

(d) Equity Securities. The Collateral Manager may direct the Trustee to sell any Equity Security or asset received by the Issuer in a workout, restructuring or similar transaction at any time without restriction and shall use its commercially reasonable efforts to effect the sale of any Equity Security, regardless of price:

(i) within three years after receipt, if such Equity Security is (A) received upon the conversion of a Defaulted Obligation, or (B) received in an exchange initiated by the Obligor to avoid bankruptcy; and

(ii) within 45 days after receipt, if such Equity Security constitutes Margin Stock, unless such sale is prohibited by applicable law, in which case such Equity Security shall be sold as soon as such sale is permitted by applicable law.

(e) Optional Redemption. After the Issuer has notified the Trustee of an Optional Redemption of the Notes in accordance with Section 9.2, if necessary to effect such Optional Redemption, the Collateral Manager shall direct the Trustee to sell (which sale may be through participation or other arrangement) all or a portion of the Collateral Obligations if the requirements of Article IX (including the certification requirements of Section 9.4(e)(ii), if applicable) are satisfied. If any such sale is made through participations, the Issuer shall use reasonable efforts to cause such participations to be converted to assignments within six months after the sale.

(f) Tax Redemption. After a Majority of an Affected Class or a Majority of the Subordinated Notes has directed (by a written direction delivered to the Trustee) a Tax Redemption, the Collateral Manager shall, if necessary to effect such Tax Redemption, direct the Trustee to sell (which sale may be through participation or other arrangement) all or a portion of the Collateral Obligations if the requirements of Article IX (including the certification requirements of Section 9.4(e)(ii), if applicable) are satisfied. If any such sale is made through participations, the Issuer shall use reasonable efforts to cause such participations to be converted to assignments within six months after the sale.

(g) Discretionary Sales. During the Reinvestment Period, the Collateral Manager may direct the Trustee to sell any Collateral Obligation at any time other than during a Restricted Trading Period if, commencing with the first calendar year after the Closing Date, total sales pursuant to this Section 12.1(g) (measured by the par amount of all Collateral Obligations disposed of) during the preceding 12-month period do not exceed (i) prior to the satisfaction of the Controlling Class Condition, 20% of the Collateral Principal Amount and (ii) after the satisfaction of the Controlling Class Condition, 30% of the Collateral Principal Amount (in each case, measured as of the first day of such 12-month period), it being understood that the foregoing limitation shall not apply to any optional substitutions or repurchases effected by the Transferor pursuant to the Master Loan Sale Agreement and Section 12.4; provided that for purposes of determining the percentage of Collateral Obligations sold pursuant to this Section 12.1(g) during any such period, the amount of Collateral Obligations so sold shall be reduced to the extent of any purchases of (or irrevocable commitments to purchase) Collateral Obligations of the same Obligor (which are pari passu or senior to such sold Collateral Obligations) occurring within 45 Business Days of such sale, so long as any such sale pursuant to this Section 12.1(g) of a Collateral Obligation was entered into with the intention of purchasing such Collateral Obligations of the same Obligor.

(h) Mandatory Sales. The Collateral Manager on behalf of the Issuer shall use its commercially reasonable efforts to effect the sale (regardless of price) of any Collateral Obligation that (i) no longer meets the criteria described in clause (ix) of the definition of “Collateral Obligation”, within 18 months after the failure of such Collateral Obligation to meet any such criteria and (ii) no longer meets the criteria described in clause (viii) of the definition of “Collateral Obligation” within 45 days after the failure of such Collateral Obligation to meet either such criteria.

(i) Unsaleable Assets. After the Reinvestment Period (without regard to whether an Event of Default has occurred):

(i) Notwithstanding any other restriction in this Section 12.1, at the direction of the Collateral Manager, the Trustee, at the expense of the Issuer, shall conduct an auction of Unsaleable Assets in accordance with the procedures described in clause (ii). The Trustee may retain an agent to perform the obligations set forth in this Section 12.1(i).

(ii) Promptly after receipt of written notice from the Collateral Manager of an auction of Unsaleable Assets, the Trustee will forward a notice in the Issuer’s name (prepared by the Collateral Manager) to the Holders and the Rating Agencies, setting forth in reasonable detail a description of each Unsaleable Asset and the following auction procedures:

(A) Any Holder may submit a written bid to purchase one or more Unsaleable Assets no later than the date specified in the auction notice (which shall be at least 15 Business Days after the date of such notice).

(B) Each bid must include an offer to purchase for a specified amount of cash on a proposed settlement date no later than 20 Business Days after the date of the auction notice.

(C) If no Holder submits such a bid, unless delivery in kind is not legally or commercially practicable and subject to any transfer restrictions (including minimum denominations), the Trustee shall provide notice thereof to each Holder and offer to deliver (at no cost to the Trustee or Holder) a pro rata portion of each unsold Unsaleable Asset to the Holders of the Class with the highest priority that provide delivery instructions to the Trustee on or before the date specified in such notice. To the extent that minimum denominations do not permit a pro rata distribution, the Trustee shall distribute the Unsaleable Assets on a pro rata basis to the extent possible and the Issuer or the Collateral Manager shall select by lottery the Holder to whom the remaining amount will be delivered. The Trustee shall use commercially reasonable efforts to effect delivery of such interests.

(D) If no such Holder provides delivery instructions to the Trustee, the Trustee shall promptly notify the Collateral Manager and offer to deliver (at no cost to the Trustee) the Unsaleable Asset to the Collateral Manager. If the Collateral Manager declines such offer, the Collateral Manager (on behalf of the Issuer) shall direct action to dispose of the Unsaleable Asset, which may be by donation to a charity, abandonment or other means, and the Trustee (at no expense to the Trustee) shall take such action as so directed.

(E) The Trustee shall have no duty, obligation or responsibility with respect to the sale of any Unsaleable Asset other than upon the written instruction of the Collateral Manager.

(j) The Collateral Manager may direct the Trustee at any time without restriction to sell any Collateral Obligation that (i) has a Material Covenant Default or (ii) becomes subject to a proposed Maturity Amendment that fails to satisfy the criteria required hereunder to allow the Issuer (or the Collateral Manager on the Issuer’s behalf) to vote in favor of such Maturity Amendment.

(k) The Collateral Manager may direct the Trustee to sell any Workout Loan at any time without restriction.

(l) After the Collateral Manager has notified the Issuer and the Trustee of a Clean-Up Call Redemption in accordance with Section 9.9, the Collateral Obligations may be sold in accordance with the provisions of Section 9.9 without regard to the limitations in this Section 12.1 by directing the Trustee to effect such sale; provided that the Sale Proceeds therefrom are used for the purposes specified in Section 9.9 (and applied pursuant to the Priority of Payments).

Section 12.2 Purchase of Additional Collateral Obligations. On any date during the Reinvestment Period, the Collateral Manager on behalf of the Issuer may, subject to the other requirements in this Indenture and compliance with the Portfolio Acquisition and Disposition Requirements, direct the Trustee to invest Principal Proceeds, proceeds of Additional Notes issued pursuant to Sections 2.13 and 3.2, amounts on deposit in the Ramp-Up Account and the

Supplemental Reserve Account and Principal Financed Accrued Interest, and the Trustee shall invest such Principal Proceeds and other amounts in accordance with such direction. After the Reinvestment Period, the Collateral Manager shall not direct the Trustee to invest any amounts on behalf of the Issuer; provided that (i) cash on deposit in any Account (other than the Payment Account) may be invested in Eligible Investments following the Reinvestment Period and (ii) the Collateral Manager may, in the case of Assets that are the subject of binding commitments entered into prior to the end of the Reinvestment Period, continue to apply Principal Proceeds for the purchase of such Collateral Obligations.

(a) Investment during the Reinvestment Period. During the Reinvestment Period, such Principal Proceeds and other amounts shall be used to purchase additional obligations subject to the Portfolio Acquisition and Disposition Requirements and to the requirement that each of the following criteria is satisfied as of the date the Collateral Manager commits on behalf of the Issuer to make such purchase, in each case as determined by the Collateral Manager after giving effect to such purchase and all other sales or purchases previously or simultaneously committed to; provided that the criteria set forth in clauses (ii) and (iv) below need only be satisfied with respect to purchases of Collateral Obligations occurring on or after the Effective Date (such criteria collectively, the “Investment Criteria”):

(i) such obligation is a Collateral Obligation;

(ii) if the commitment to make such purchase occurs on or after the Effective Date (or, in the case of the Interest Coverage Tests, on or after the Determination Date occurring immediately prior to the second Payment Date), (A) each Coverage Test will be satisfied, or if not satisfied, such Coverage Test will be maintained or improved and (B) unless the Controlling Class Condition is satisfied, if each Coverage Test is not satisfied, the Principal Proceeds received in respect of any Defaulted Obligation or the proceeds of any sale of a Defaulted Obligation will not be reinvested in additional Collateral Obligations;

(iii) (A) in the case of an additional Collateral Obligation purchased with the proceeds from the sale of a Credit Risk Obligation or a Defaulted Obligation, either (1) the Aggregate Principal Balance of all additional Collateral Obligations purchased with the proceeds from such sale will at least equal the Sale Proceeds from such sale, (2) the Aggregate Principal Balance of the Collateral Obligations will be maintained or increased (when compared to the Aggregate Principal Balance of the Collateral Obligations immediately prior to such sale) or (3) the Collateral Principal Amount (excluding the Collateral Obligation being sold but including, without duplication, the Collateral Obligation being purchased and the anticipated cash proceeds, if any, of such sale that are not applied to the purchase of such additional Collateral Obligation) will be at least equal to the Reinvestment Target Par Balance and (B) in the case of any other purchase of additional Collateral Obligations purchased with the proceeds from the sale of a Collateral Obligation, either (1) the Aggregate Principal Balance of the Collateral Obligations will be maintained or increased (when compared to the Aggregate Principal Balance of the Collateral Obligations immediately prior to such sale) or (2) the Collateral Principal

Amount (excluding the Collateral Obligation being sold but including, without duplication, the Collateral Obligation being purchased and the anticipated cash proceeds, if any, of such sale that are not applied to the purchase of such additional Collateral Obligation) will be at least equal to the Reinvestment Target Par Balance;

(iv) either (A) each requirement or test, as the case may be, of the Concentration Limitations and the Collateral Quality Tests (except, in the case of an additional Collateral Obligation purchased with the proceeds from the sale of a Credit Risk Obligation, a Defaulted Obligation or an Equity Security, the S&P CDO Monitor Test) will be satisfied or (B) if any such requirement or test was not satisfied immediately prior to such investment, such requirement or test will be maintained or improved after giving effect to the investment;

(v) the date on which the Issuer (or the Collateral Manager on its behalf) commits to purchase such Collateral Obligation occurs during the Reinvestment Period; and

(vi) with respect to the use of Sale Proceeds of Credit Improved Obligations, any of the following conditions is satisfied: (1) the Aggregate Principal Balance of all Collateral Obligations purchased with such Sale Proceeds will be greater than or equal to the Investment Criteria Adjusted Balance of the disposed Collateral Obligations, (2) after giving effect to such purchase, the Adjusted Collateral Principal Amount will be maintained or increased (when compared to the Adjusted Collateral Principal Amount immediately prior to such sale) or (3) after giving effect to such reinvestment of such Sale Proceeds, the Aggregate Principal Balance of all Collateral Obligations (excluding the Collateral Obligation being sold but including, without duplication, the anticipated cash proceeds of such sale) plus, without duplication, the amounts on deposit in the Collection Account and the Ramp-Up Account (including Eligible Investments therein) representing Principal Proceeds, will be greater than (or equal to) the Reinvestment Target Par Balance.

(b) Trading Plan Period. During the Reinvestment Period and for purposes of calculating compliance with the Investment Criteria, at the election of the Collateral Manager in its sole discretion, any proposed investment (whether a single Collateral Obligation or a group of Collateral Obligations) identified by the Collateral Manager as such at the time when compliance with the Investment Criteria is required to be calculated (a “Trading Plan”) may be evaluated after giving effect to all sales and reinvestments proposed to be entered into within the ten Business Days following the date of determination of such compliance (such period, the “Trading Plan Period”); provided that (i) no Trading Plan may result in the purchase of Collateral Obligations having an Aggregate Principal Balance that exceeds 5% of the Collateral Principal Amount as of the first day of the Trading Plan Period, (ii) no Trading Plan Period may include a Determination Date, (iii) no more than one Trading Plan may be in effect at any time during a Trading Plan Period, (iv) no Trading Plan may include a Collateral Obligation with an Average Life of less than 6 months from the date such Collateral Obligation is purchased under such Trading Plan; (v) the difference between the shortest Average Life and the longest Average Life of any two Collateral Obligations included in such Trading Plan shall be less than or equal to two years and (vi) if, on two occasions, the Investment Criteria are satisfied prospectively after giving effect to a Trading Plan but are not satisfied upon the expiry of the related Trading Plan Period, the Investment Criteria shall not at any time thereafter be evaluated by giving effect to a Trading Plan. The Collateral Manager shall provide (prior in the case of clause (A)) written notice to the Rating Agencies (A) of any Trading Plan, which notice shall specify the proposed investments identified by the Collateral Manager for acquisition as part of such Trading Plan, (B) of the occurrence of the event described in clause (vi) above and (C) if the Investment Criteria are satisfied prospectively after giving effect to a Trading Plan but are not satisfied upon the expiry of the related Trading Plan Period. The Collateral Manager will provide notice to the Trustee promptly after a Trading Plan is executed and the Trustee shall post such notice on the Trustee’s website, and the Trustee shall report the details of any such Trading Plan provided by the Collateral Manager on the Trustee’s website as set forth in Section 10.7(g).

(c) Certifications by Collateral Manager. Upon delivery by the Collateral Manager of an investment direction under this Section 12.2, the Collateral Manager shall be deemed to have confirmed to the Trustee and the Collateral Administrator that such purchase complies with this Section 12.2 and Section 12.3. Immediately preceding the end of the Reinvestment Period, the Collateral Manager shall deliver to the Trustee a Schedule of Collateral Obligations purchased by the Issuer with respect to which purchases the trade date has occurred but the settlement date has not yet occurred and (x) shall certify to the Trustee that sufficient Principal Proceeds are available (including for this purpose, Cash on deposit in the Principal Collection Subaccount, any Scheduled Distributions of Principal Proceeds, as well as any Principal Proceeds that will be received by the Issuer from the sale of Collateral Obligations for which the trade date has already occurred but the settlement date has not yet occurred) to effect the settlement of such Collateral Obligations and (y) shall use commercially reasonable efforts to effect the settlement of such Collateral Obligations no later than 45 days after the last day of the Reinvestment Period.

(d) Investment in Eligible Investments. Cash on deposit in any Account (other than the Payment Account) may be invested at any time in Eligible Investments in accordance with Article X.

(e) Maturity Amendments. During or after the Reinvestment Period, the Issuer (or the Collateral Manager on the Issuer’s behalf) may not vote in favor of a Maturity Amendment unless, as determined by the Collateral Manager, after giving effect to such Maturity Amendment, (i) the stated maturity of the Collateral Obligation that is the subject of such Maturity Amendment is not later than the earliest Stated Maturity of the Secured Notes and (ii) either (a) the Weighted Average Life Test will be satisfied after giving effect to such amendment or (b) if the Weighted Average Life Test was not satisfied immediately prior to such amendment, the level of compliance with the test will be maintained or improved; provided that this clause (ii) is not required to be satisfied if such amendment is being executed in connection with the restructuring of such Collateral Obligation as a result of an actual or foreseeable default, bankruptcy or insolvency of the related obligor; provided further that the Aggregate Principal Balance of all Collateral Obligations that have been subject to Maturity Amendments that are not required to comply with this clause

(ii) as a result of the preceding proviso at any time from the Closing Date to such date will not exceed 7.5% of the Target Initial Par Amount. However, the Issuer will not be in violation of the restriction of this Section 12.2(e) with respect to any Maturity Amendment that is effected in violation of clause (ii) above so long as the Issuer (or the Collateral Manager on behalf of the Issuer) has refused to consent to such Maturity Amendment.

(f) [Reserved].

(g) Equity Securities may be received at any time by the Issuer in exchange for a Collateral Obligation or a portion thereof in connection with an insolvency, bankruptcy, winding-up, reorganization, debt restructuring or workout of the Obligor thereof. In addition, at any time the Collateral Manager may direct the Trustee in writing to exercise an option, warrant, right of conversion, pre-emptive right, rights offering, credit bid or similar right or pay for the acquisition of an Equity Security or any other security (except as otherwise set forth herein) which is not eligible for acquisition by the Issuer hereunder using amounts designated for a Permitted Use and/or Interest Proceeds in connection with an insolvency, bankruptcy, winding-up, reorganization, debt restructuring or workout of the Obligor of such Collateral Obligation, so long as such Equity Security or other security is issued by the same Obligor as the Collateral Obligation, as applicable (or an affiliate of or successor to such Obligor or an entity that succeeds to substantially all of the assets of such Obligor or a significant portion of such assets); provided, that if using Interest Proceeds, the Issuer shall only effect such payment if after giving effect to such acquisition, there would be sufficient proceeds pursuant to the Priority of Payments to pay in full all amounts due and payable through and including Section 11.1(a)(i)(E). Any such exchange or acquisition shall not constitute a sale hereunder or be subject to the Investment Criteria.

(h) During or after the Reinvestment Period the Issuer may use amounts designated for a Permitted Use, Interest Proceeds or Principal Proceeds on deposit in the Collection Account to acquire a Workout Loan; provided that (x) Interest Proceeds may only be used to acquire a Workout Loan to the extent that such acquisition will not render insufficient the available Interest Proceeds remaining on the next Payment Date to pay in full all amounts due and payable through and including Section 11.1(a)(i)(E) and (y) Principal Proceeds may only be used to acquire a Workout Loan so long as (A) such Workout Loan ranks senior to or pari passu with the Collateral Obligation subject to the applicable workout or restructuring, (B) such Workout Loan is a Senior Secured Loan, (C) each Overcollateralization Ratio Test is satisfied immediately prior to and following the acquisition of such Workout Loan, (D) such Workout Loan is not a Long-Dated Obligation and (E) the aggregate amount of Principal Proceeds used to acquire Workout Loans pursuant to this Section 12.2(h) (1) since the Closing Date shall not exceed 10.0% of the Target Initial Par Amount after giving effect to such acquisition and (2) that remain in the Assets after giving effect to such acquisition shall not exceed 5.0% of the Collateral Principal Amount. Any such acquisition of a Workout Loan shall not be subject to the Investment Criteria.

Section 12.3 Conditions Applicable to All Sale and Purchase Transactions. (a) Any transaction effected under this Article XII or in connection with the acquisition, disposition or substitution of any Asset shall be conducted on an arm’s length basis and, if effected with a Person Affiliated with the Collateral Manager (or with an account or portfolio for which the Collateral Manager or any of its Affiliates serves as investment adviser), shall be effected on terms no less favorable to the Issuer than would be the case if such Person were not so Affiliated; provided that in the case of any Collateral Obligation sold or otherwise transferred to a Person so Affiliated, the value thereof shall be the mid-point between the “bid” and “ask” prices provided by a nationally recognized independent pricing service or, if unavailable or determined by the Collateral Manager to be unreliable, the fair market value of such Collateral Obligation as reasonably determined by the Collateral Manager (so long as the Collateral Manager is a Registered Investment Adviser) consistent with the Collateral Manager Standard, and such Affiliate shall acquire such Collateral Obligation for a price equal to the value so determined; provided further that an aggregate amount of Collateral Obligations not exceeding 15% of the Net Purchased Loan Balance may be sold or otherwise transferred to the U.S. Retention Holder pursuant to this Indenture at a price greater than the value determined pursuant to the immediately preceding proviso, but no greater than the Transfer Deposit Amount of any such Collateral Obligation (and to the extent such price exceeds the fair market value of any such Collateral Obligation, such excess shall be deemed to be a capital contribution from the U.S. Retention Holder to the Issuer); provided further that, the Trustee shall have no responsibility to oversee compliance with this paragraph by the other parties. Notwithstanding anything contained in this Article XII to the contrary, after the Closing Date, the Issuer shall not acquire any Collateral Obligation from an Affiliate of the Collateral Manager unless (i) such transfer is from the U.S. Retention Holder pursuant to the Master Loan Sale Agreement or (ii) such transfer is from an Affiliate of the Collateral Manager that is a bankruptcy-remote special purpose vehicle.

(b) Upon any acquisition of a Collateral Obligation pursuant to this Article XII, all of the Issuer’s right, title and interest to the Asset or Assets shall be Granted to the Trustee pursuant to this Indenture, such Asset or Assets shall be Delivered to the Custodian, and, if applicable, the Custodian shall receive such Asset or Assets. The Trustee shall also receive, not later than the Cut-Off Date, an Officer’s certificate of the Issuer containing the statements set forth in a Delivery Certificate; provided that such requirement shall be satisfied, and such statements shall be deemed to have been made by the Issuer, in respect of such acquisition by the delivery to the Trustee of a trade ticket in respect thereof that is signed by a Responsible Officer of the Collateral Manager.

(c) Notwithstanding anything contained in this Article XII or Article V to the contrary, but subject to the Portfolio Acquisition and Disposition Requirements, the Issuer shall have the right to effect any sale of any Asset or purchase of any Collateral Obligation and the Transferor shall have the right to exercise any optional purchase or substitution rights (1) with the consent of Noteholders evidencing at least (i) with respect to purchases or optional repurchases or substitutions during the Reinvestment Period and sales during or after the Reinvestment Period, 75% of the Aggregate Outstanding Amount of each Class of Notes and (ii) with respect to purchases or optional repurchases or substitutions after the Reinvestment Period, 100% of the Aggregate Outstanding Amount of each Class of Notes and (2) of which the Rating Agencies and the Trustee has been notified.

(d) Notwithstanding anything contained in this Article XII or Article V to the contrary, upon the occurrence and during the continuance of an Enforcement Event, the Issuer shall not have the right to effect any sale of any Asset or purchase of any Collateral Obligation and the Transferor shall not exercise any optional repurchase or substitution rights, in each case, without the consent of a Majority of the Controlling Class.

(e) Any acquisition (whether by purchase or substitution) or disposition of a Collateral Obligation by the Issuer will be subject to the following conditions (the “Portfolio Acquisition and Disposition Requirements”): (a) such Collateral Obligation, if being acquired by the Issuer, is an Eligible Asset; (b) such Collateral Obligation is being acquired or disposed of in accordance with the terms and conditions set forth in this Indenture; (c) the acquisition or disposition of such Collateral Obligation does not result in a reduction or withdrawal of the then-current rating issued by any Rating Agency on any Class of Notes then Outstanding; and (d) such Collateral Obligation is not being acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes.

Section 12.4 Optional Repurchase or Substitution of Collateral Obligations.

(a) Optional Substitutions.

(i) With respect to any Collateral Obligation as to which a Substitution Event has occurred, subject to the limitations set forth in this Section 12.4, the Transferor may (but shall not be obligated to), with the consent of the Collateral Manager (so long as MidCap Financial Services Capital Management, LLC is the Collateral Manager) either (x) convey to the U.S. Retention Holder (and cause the U.S. Retention Holder to contemporaneously convey to the Issuer) one or more Collateral Obligations in exchange for such Collateral Obligation or (y) deposit into the Principal Collection Subaccount the Transfer Deposit Amount with respect to such Collateral Obligation and then, prior to the expiration of the Substitution Period, convey to the U.S. Retention Holder (and cause the U.S. Retention Holder to contemporaneously convey to the Issuer) one or more Collateral Obligations in exchange for the funds so deposited or a portion thereof.

(ii) Any substitution pursuant to this Section 12.4(a) shall be initiated by delivery of written notice in the form of Exhibit F hereto (a “Notice of Substitution”) by the Transferor to the Trustee, the Issuer and the Collateral Manager that the Transferor intends to substitute a Collateral Obligation pursuant to this Section 12.4(a) and shall be completed prior to the earliest of: (x) the expiration of 90 days after delivery of such notice; (y) delivery of written notice to the Trustee from the Transferor stating that the Transferor does not intend to convey any additional Substitute Collateral Obligations to the Issuer in exchange for any remaining amounts deposited in the Principal Collection Subaccount under clause (a)(i)(y); or (z) in the case of a Collateral Obligation which has become subject to a Specified Amendment, the effective date set forth in such Specified Amendment (such period described in clause (ii)(x), (y) or (z), as applicable, being the “Substitution Period”).

(iii) Each Notice of Substitution shall specify the Collateral Obligation to be substituted, the reasons for such substitution and the Transfer Deposit Amount with respect to the Collateral Obligation. On the last day of any Substitution Period, any amounts previously deposited in accordance with clause (a)(i)(y) above which relate to such Substitution Period that have not been applied to purchase one or more Substitute Collateral Obligations or to fund the Revolver Funding Account if necessary shall be deemed to constitute Principal Proceeds; provided that prior to the expiration of the related Substitution Period any such amounts shall not be deemed to be Principal Proceeds and shall remain in the Principal Collection Subaccount until applied to acquire Substitute Collateral Obligations or to fund the Revolver Funding Account if necessary. To the extent any cash or other property received by the Issuer from the U.S. Retention Holder, by the U.S. Retention Provider from the Transferor in connection with a Substitution Event pursuant to this Section 12.4 exceeds the fair market value of the replaced Collateral Obligation, such excess shall be deemed a capital contribution from the Transferor to the U.S. Retention Holder, and from the U.S. Retention Holder to the Issuer.

(iv) The substitution of any Substitute Collateral Obligation will be subject to the satisfaction of the Substitute Collateral Obligations Qualification Conditions as of the related Cut-Off Date for each such Collateral Obligation (after giving effect to such substitution).

(v) Prior to any substitution of a Collateral Obligation, the Collateral Manager must provide written notice thereof to the Rating Agencies.

(b) Repurchases. In addition to the right to substitute for any Collateral Obligations that become subject to a Substitution Event, the Transferor shall have the right, but not the obligation, to repurchase from the U.S. Retention Holder, cause the U.S. Retention Holder to repurchase from the Issuer and convey to the Transferor any such Collateral Obligation subject to the Repurchase and Substitution Limit. In the event of such a repurchase, the Transferor shall deposit in the Collection Account an amount equal to the Transfer Deposit Amount for such Collateral Obligation (or applicable portion thereof) as of the date of such repurchase (with the amount of the Transfer Deposit Amount representing the outstanding principal balance of the repurchased Collateral Obligation being deposited into the Principal Collection Subaccount and the amount of the Transfer Deposit Amount representing accrued interest being deposited into the Interest Collection Subaccount, regardless of whether such amounts are deemed to be capital contributions). The Issuer and, at the written direction of the Issuer, the Trustee shall execute and deliver such instruments, consents or other documents and perform all acts reasonably requested by the Transferor or by the Collateral Manager in order to effect the transfer and release of any of the Issuer’s interests in the Collateral Obligations (together with the Assets related thereto) that are being repurchased and the release thereof from the lien of this Indenture. To the extent any cash or other property received by the Issuer from the U.S. Retention Holder in connection with such repurchase exceeds the fair market value of the repurchased Collateral Obligation, such excess shall be deemed a capital contribution from the U.S. Retention Holder to the Issuer, and to the extent any cash or other property received by the U.S. Retention Holder from the Transferor in connection with such a repurchase exceeds the fair market value of the repurchased Collateral Obligation, such excess shall be deemed a capital contribution from the Transferor to the U.S. Retention Holder.

(c) Repurchase and Substitution Limit. At all times, (i) the Aggregate Principal Balance of all Substitute Collateral Obligations owned by the Issuer at any time since the Closing Date plus (ii) the Aggregate Principal Balance related to all Collateral Obligations that have been repurchased by the Transferor pursuant to its right of optional repurchase or substitution since the Closing Date and not subsequently applied to purchase a Substitute Collateral Obligation may not exceed an amount equal to (x) 20% of the Net Purchased Loan Balance in the aggregate and (y) 10% of the Net Purchased Loan Balance in the case of Defaulted Obligations or Credit Risk Obligations repurchased following a determination by the Collateral Manager that such Collateral Obligation would with the passage of time become a Defaulted Obligation; provided that clause (ii) above shall not include (A) the Principal Balance related to any Collateral Obligation that is repurchased by the Transferor in connection with a proposed Specified Amendment to such Collateral Obligation so long as (x) the Transferor certifies in writing to the Collateral Manager and the Trustee that such purchase is, in the commercially reasonable business judgment of the Transferor, necessary or advisable in connection with the restructuring of such Collateral Obligation and such restructuring is expected to result in a Specified Amendment to such Collateral Obligation, and (y) the Collateral Manager certifies in writing to the Trustee that the Collateral Manager either would not be permitted to or would not elect to enter into such Specified Amendment pursuant to the Collateral Manager Standard or any provision of this Indenture or the Collateral Management Agreement or (B) the purchase price of any Collateral Obligations or, for the avoidance of doubt, any Equity Securities sold by and at the option of the Issuer to the Transferor pursuant to Section 12.1(d) or Section 12.1(g). The foregoing provisions in this paragraph constitute the “Repurchase and Substitution Limit.”

(d) Third Party Beneficiaries. The Issuer and the Trustee agree that the Transferor shall be a third party beneficiary of this Indenture solely for purposes of this Section 12.4, and shall be entitled to rely upon and enforce such provisions of this Section 12.4 to the same extent as if it were a party hereto.

ARTICLE XIII

NOTEHOLDERS’ RELATIONS

Section 13.1 Subordination. (a) Anything in this Indenture or the Notes to the contrary notwithstanding, the Holders of each Class of Notes that constitute a Junior Class agree for the benefit of the Holders of the Notes of each Priority Class with respect to such Junior Class that such Junior Class shall be subordinate and junior to the Notes of each such Priority Class to the extent and in the manner expressly set forth in the Priority of Payments. In the event one or more Holders or beneficial owners of Notes cause the filing of a petition in bankruptcy against the Issuer prior to the expiration of the period set forth in clause (b) of this Section 13.1, such Holder(s) or beneficial owner(s) will be deemed to acknowledge and agree that any claim that such Holder(s) have against the Issuer (including under all Notes of any Class held by such Holder(s)) or with respect to any Assets (including any proceeds thereof) shall, notwithstanding anything to the contrary in the Priority of Payments and notwithstanding any objection to, or rescission of, such filing, be fully subordinate in right of payment to the claims of each Holder (and each other secured creditor of the Issuer) that does not seek to cause any such filing, with such subordination being effective until all Notes (and each claim of each other secured creditor) held by each Holder of any

Note that does not seek to cause any such filing is paid in full in accordance with the Priority of Payments set forth herein (after giving effect to such subordination). The terms described in the immediately preceding sentence are referred to herein as the “Bankruptcy Subordination Agreement.” The Bankruptcy Subordination Agreement shall constitute a “subordination agreement” within the meaning of Section 510(a) of the U.S. Bankruptcy Code.

(b) The Holders of each Class of Notes and beneficial owners of each Class of Notes agree, for the benefit of all Holders of each Class of Notes and beneficial owners of each Class of Notes, not to cause the filing of a petition in bankruptcy, insolvency or a similar proceeding in the United States or any other jurisdiction against or cause the Issuer to petition for bankruptcy until the payment in full of all Notes and the expiration of a period equal to one year and one day or, if longer, the applicable preference period then in effect plus one day, following such payment in full.

(c) The Issuer shall timely file an answer and any other appropriate pleading objecting to (i) the institution of any Proceeding in bankruptcy, insolvency or other similar proceeding in the United States or any other jurisdiction to have the Issuer adjudicated as bankrupt or insolvent or (ii) the filing of any petition seeking relief, reorganization, arrangement, adjustment or composition of or in respect of the Issuer under the Bankruptcy Code or other applicable law. The reasonable fees, costs, charges and expenses incurred by the Issuer (including reasonable attorneys’ fees and expenses) in connection with taking any such action shall be payable as “Administrative Expenses.”

Section 13.2 Standard of Conduct. In exercising any of its or their voting rights, rights to direct and consent or any other rights as a Holder under this Indenture, a Holder or Holders shall not have any obligation or duty to any Person or to consider or take into account the interests of any Person and shall not be liable to any Person for any action taken by it or them or at its or their direction or any failure by it or them to act or to direct that an action be taken, without regard to whether such action or inaction benefits or adversely affects any Holder, the Issuer, or any other Person, except for any liability to which such Holder may be subject to the extent the same results from such Holder’s taking or directing an action, or failing to take or direct an action, in bad faith or in violation of the express terms of this Indenture.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Form of Documents Delivered to Trustee. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of the Issuer or the Collateral Manager may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel (provided that such counsel is a nationally or internationally recognized and reputable law firm, one or more of the partners of which are admitted to practice before the highest court of any State of the United States or the District of Columbia, which law firm may, except as otherwise expressly provided herein, be counsel for the Issuer), unless such Officer knows, or should know, that the certificate or opinion or representations with respect to the matters upon which such certificate or opinion is based are erroneous. Any such certificate of an Officer of the Issuer or the Collateral Manager or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, the Issuer, the Collateral Manager or any other Person (on which the Trustee shall be entitled to rely), stating that the information with respect to such factual matters is in the possession of the Issuer, the Collateral Manager or such other Person, unless such Officer of the Issuer or the Collateral Manager or such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous. Any Opinion of Counsel may also be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer of the Collateral Manager or the Issuer, stating that the information with respect to such matters is in the possession of the Collateral Manager or the Issuer, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Whenever in this Indenture it is provided that the absence of the occurrence and continuation of a Default or Event of Default is a condition precedent to the taking of any action by the Trustee at the request or direction of the Issuer, then notwithstanding that the satisfaction of such condition is a condition precedent to the Issuer’s right to make such request or direction, the Trustee shall be protected in acting in accordance with such request or direction if it does not have knowledge of the occurrence and continuation of such Default or Event of Default as provided in Section 6.1(d).

The Bank (in any capacity under the Transaction Documents) agrees to accept and act upon instructions or directions pursuant to the Transaction Documents sent by unsecured email or facsimile transmission or other similar unsecured electronic methods; provided that any Person providing such instructions or directions shall provide to the Bank an incumbency certificate listing authorized persons designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such person elects to give the Bank email or facsimile instructions (or instructions by a similar electronic method) and the Bank in its discretion elects to act upon such instructions, the Bank’s reasonable understanding of such instructions shall be deemed controlling. The Bank shall not be liable for any losses, costs or expenses arising directly or indirectly from the Bank’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

Section 14.2 Acts of Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action or actions embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 14.2.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any manner which the Trustee reasonably deems sufficient.

(c) The principal amount or face amount, as the case may be, and registered numbers of Notes held by any Person, and the date of such Person’s holding the same, shall be proved by the Register or shall be provided by certification by such Holder.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Notes shall bind the Holder (and any transferee thereof) of such and of every Note issued upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) Notwithstanding anything herein to the contrary, a holder of a beneficial interest in a Global Note will have the right to receive access to reports on the Trustee’s website and will be entitled to exercise rights to vote, give consents and directions which holders of the related Class of Notes are entitled to give under this Indenture upon delivery of a beneficial ownership certificate (a “Beneficial Ownership Certificate”) to the Trustee which certifies (i) that such Person is a beneficial owner of an interest in a Global Note, (ii) the amount and Class of Notes so owned, and (iii) that such Person will notify the Trustee when it sells all or a portion of its beneficial interest in such Class of Notes. A separate Beneficial Ownership Certificate must be delivered each time any such vote, consent or direction is given; provided that, nothing shall prevent the Trustee from requesting additional information and documentation with respect to any such beneficial owner; provided further that the Trustee shall be entitled to conclusively rely on the accuracy and the currency of each Beneficial Ownership Certificate and shall not be required to obtain any further information in this regard.

Section 14.3 Notices, etc., to Trustee, the Issuer, the Collateral Manager, the Placement Agent, the Initial Purchaser, the Collateral Administrator, the Paying Agent and the Rating Agencies. (a) Any request, demand, authorization, direction, instruction, order, notice, consent, waiver or Act of Noteholders or other documents or communication provided or permitted by this Indenture to be made upon, given, e-mailed or furnished to, or filed with:

(i) the Trustee shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to and mailed, by certified mail, return receipt requested, hand delivered, sent by overnight courier service guaranteeing next day delivery, by electronic mail, or by facsimile in legible form, to the Trustee addressed to it at its applicable Corporate Trust Office, or at any other address previously furnished in writing to the other parties hereto by the Trustee, and executed by a Responsible Officer of the entity sending such request, demand, authorization, direction, instruction, order, notice, consent, waiver or other document; provided that any demand, authorization, direction, instruction, order, notice, consent, waiver or other document sent to Deutsche Bank National Trust Company, (in any capacity hereunder) will be deemed effective only upon receipt thereof by Deutsche Bank National Trust Company;

(ii) the Issuer shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form, to the Issuer addressed to it at MFIC Bethesda CLO 1 LLC, c/o MidCap Financial Investment Corporation, 9 West 57th Street, 9th Floor, New York, New Yok 10019, Attention: Gregory W. Hunt, with a copy to the Collateral Manager at its address below;

(iii) the Initial Purchaser shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by e-mail, addressed to Deutsche Bank Securities Inc., One Columbus Circle, New York, New York 10019-8732, Attention: Global Markets, or at any other address previously furnished in writing to the Issuer and the Trustee by the Initial Purchaser;

(iv) Apollo Global Securities at 9 West 57th Street, New York, New York 10019;

(v) the Collateral Administrator shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form, to the Collateral Administrator addressed to it at the Corporate Trust Office or at any other address previously furnished in writing to the other parties hereto;

(vi) the Collateral Manager shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form, to the Collateral Manager addressed to it at 9 West 57th Street, 9th Floor, New York, New Yok 10019, Attention: Chief Compliance Officer or at any other address previously furnished in writing to the parties hereto;

(vii) to S&P shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service to S&P addressed to it at Standard & Poor’s, 55 Water Street, 41st Floor, New York, New York 10041-0003 or by facsimile in legible form to facsimile no. (212) 438 2655, Attention: Structured Credit – CDO Surveillance or by electronic copy to CDO_Surveillance@spglobal.com; provided that in respect of any application for a ratings estimate by S&P in respect of a Collateral Obligation, Information must be submitted to creditestimates@spglobal.com; and

(viii) to Fitch shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing addressed to it by email to (A) with respect to any notice of a Specified Amendment pursuant to Section 7.14(b), uscor.modelbasedco@fitchratings.com and (B) with respect to any other notice, cdo.surveillance@fitchratings.com.

(b) If any provision herein calls for any notice or document to be delivered simultaneously to the Trustee and any other Person, the Trustee’s receipt of such notice or document shall entitle the Trustee to assume that such notice or document was delivered to such other Person or entity unless otherwise expressly specified herein.

(c) Notwithstanding any provision to the contrary contained herein or in any agreement or document related thereto, any report, statement or other information required to be provided by the Issuer or the Trustee may be provided by providing access to a website containing such information.

Section 14.4 Notices to Holders; Waiver. Except as otherwise expressly provided herein, where this Indenture provides for notice to Holders of any event,

(a) such notice shall be sufficiently given to Holders if in writing and mailed, first class postage prepaid, or by overnight delivery service (or, in the case of Holders of Global Notes, e-mailed to DTC), to each Holder affected by such event, at the address of such Holder as it appears in the Register, not earlier than the earliest date and not later than the latest date prescribed for the giving of such notice; and

(b) such notice shall be in the English language.

Such notices will be deemed to have been given on the date of such mailing.

Notwithstanding clause (a) above, a Holder may give the Trustee a written notice that it is requesting that notices to it be given by electronic mail or by facsimile transmissions and stating the electronic mail address or facsimile number for such transmission. Thereafter, the Trustee shall give notices to such Holder by electronic mail or facsimile transmission, as so requested; provided that if such notice also requests that notices be given by mail, then such notice shall also be given by mail in accordance with clause (a) above. Notices for Holders may also be posted to the Trustee’s internet website.

Subject to the requirements of Section 14.15, the Trustee will deliver to the Holders any information or notice relating to this Indenture requested to be so delivered by at least 25% of the Holders of any Class of Notes (by Aggregate Outstanding Amount), at the expense of the Issuer; provided that the Trustee may decline to send any such notice that it reasonably determines to be contrary to (i) any of the terms of this Indenture, (ii) any duty or obligation that the Trustee may have hereunder or (iii) applicable law. The Trustee may require the requesting Holders to comply with its standard verification policies in order to confirm Noteholder status. The Trustee shall have no liability for such disclosure or, subject to its duties herein, the accuracy thereof.

Neither the failure to mail any notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. In case by reason of the suspension of regular mail service as a result of a strike, work stoppage or similar activity or by reason of any other cause it shall be impracticable to give such notice by mail of any event to Holders when such notice is required to be given pursuant to any provision of this Indenture, then such notification to Holders as shall be made with the approval of the Trustee shall constitute a sufficient notification to such Holders for every purpose hereunder.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Section 14.5 Effect of Headings and Table of Contents. The Article and Section headings herein (including those used in cross-references herein) and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 14.6 Successors and Assigns. All covenants and agreements herein by the Issuer shall bind their respective successors and assigns, whether so expressed or not.

Section 14.7 Severability. If any term, provision, covenant or condition of this Indenture or the Notes, or the application thereof to any party hereto or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Indenture or the Notes, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Indenture or the Notes, as the case may be, so long as this Indenture or the Notes, as the case may be, as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Indenture or the Notes, as the case may be, will not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.

Section 14.8 Benefits of Indenture. Except as otherwise expressly set forth in this Indenture, nothing herein or in the Notes, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Collateral Manager, the Collateral Administrator, the Holders of the Notes and (to the extent provided herein) the other Secured Parties any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 14.9 Legal Holidays. If the date of any Payment Date, Redemption Date or Stated Maturity shall not be a Business Day, then notwithstanding any other provision of the Notes or this Indenture, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such Payment Date, Redemption Date or Stated Maturity date.

Section 14.10 Governing Law. This Indenture shall be construed in accordance with, and this Indenture and any matters arising out of or relating in any way whatsoever to this Indenture (whether in contract, tort or otherwise), shall be governed by, the law of the State of New York.

Section 14.11 Submission to Jurisdiction. With respect to any suit, action or proceedings relating to this Indenture or any matter between the parties arising under or in connection with this Indenture (“Proceedings”), each party irrevocably: (i) submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and the United States District Court for the Southern District of New York, and any appellate court from any thereof; and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing herein precludes any of the parties from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

Section 14.12 Waiver of Jury Trial. EACH OF THE ISSUER, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Indenture by, among other things, the mutual waivers and certifications in this paragraph.

Section 14.13 Counterparts. This Indenture (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by e-mail (.pdf) or facsimile transmission), each of which will be deemed an original, and all of which together constitute one and the same instrument. This Indenture shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings. Delivery of an executed counterpart signature page of this Indenture by e-mail (.pdf) or facsimile shall be effective as delivery of a manually executed counterpart of this Indenture.

Section 14.14 Acts of Issuer. Any report, information, communication, request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or performed by the Issuer shall be effective if given or performed by the Issuer or by the Collateral Manager on the Issuer’s behalf.

The Issuer agrees to coordinate with the Collateral Manager with respect to any communication to the Rating Agencies and to comply with the provisions of this Section 14.14 and Section 14.16, unless otherwise agreed to in writing by the Collateral Manager.

Section 14.15 Confidential Information. (a) The Trustee, the Collateral Administrator and each Holder of Notes will maintain the confidentiality of all Confidential Information in accordance with procedures adopted by such Person in good faith to protect Confidential Information of third parties delivered to such Person; provided that such Person may deliver or disclose Confidential Information to: (i) such Person’s directors, trustees, officers, employees, agents, attorneys and affiliates who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 14.15 and to the extent such disclosure is reasonably required for the administration of this Indenture, the matters contemplated hereby or the investment represented by the Notes; (ii) such Person’s legal advisors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 14.15 and to the extent such disclosure is reasonably required for the administration of this Indenture, the matters contemplated hereby or the investment represented by the Notes; (iii) any other Holder, or any of the other parties to this Indenture, the Collateral Management Agreement or the Collateral Administration Agreement; (iv) except for Specified Obligor Information, any Person of the type that would be, to such Person’s knowledge, permitted to acquire Notes in accordance with the requirements of Section 2.5 hereof to which such Person sells or offers to sell any such Note or any part thereof; (v) except for Specified Obligor Information, any other Person from which such former Person offers to purchase any security of the Issuer; (vi) any federal or state or other regulatory, governmental or judicial authority having jurisdiction over such Person; (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about the investment portfolio of such Person, reinsurers and liquidity and credit providers that agree to hold confidential the Confidential Information substantially in accordance with this Section 14.15; (viii) S&P or Fitch (subject to Section 14.16); (ix) any other Person with the consent of the Issuer and the Collateral Manager; or (x) any other Person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any law, rule, regulation or order applicable to such Person, (B) in response to any subpoena or other legal process (unless prohibited by applicable law, rule, order or decree or other requirement having the force of law), (C) in connection with any litigation to which such

Person is a party (unless prohibited by applicable law, rule, order or decree or other requirement having the force of law), (D) if an Event of Default has occurred and is continuing, to the extent such Person may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Notes or this Indenture or (E) in the Trustee’s or Collateral Administrator’s performance of its obligations under this Indenture, the Collateral Administration Agreement or other transaction document related thereto; and provided that delivery to the Holders or to the accountants by the Trustee or the Collateral Administrator of any report of information required by the terms of this Indenture to be provided to Holders or to the accountants shall not be a violation of this Section 14.15. Each Holder of Notes will, by its acceptance of its Note, be deemed to have agreed, except as set forth in clauses (vi), (vii) and (x) above, that it shall use the Confidential Information for the sole purpose of making an investment in the Notes or administering its investment in the Notes; and that the Trustee and the Collateral Administrator shall neither be required nor authorized to disclose to Holders any Confidential Information in violation of this Section 14.15. In the event of any required disclosure of the Confidential Information by such Holder, such Holder will, by its acceptance of its Note, be deemed to have agreed to use reasonable efforts to protect the confidentiality of the Confidential Information. Each Holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 14.15 (subject to Section 7.17(e)).

(b) For the purposes of this Section 14.15, (A) “Confidential Information” means information delivered to the Trustee, the Collateral Administrator or any Holder of Notes by or on behalf of the Issuer in connection with and relating to the transactions contemplated by or otherwise pursuant to this Indenture (including, without limitation, information relating to Obligors); provided that such term does not include information that: (i) was publicly known or otherwise known to the Trustee, the Collateral Administrator or such Holder prior to the time of such disclosure; (ii) subsequently becomes publicly known through no act or omission by the Trustee, the Collateral Administrator, any Holder or any Person acting on behalf of the Trustee, the Collateral Administrator or any Holder; (iii) otherwise is known or becomes known to the Trustee, the Collateral Administrator or any Holder other than (x) through disclosure by the Issuer or (y) to the knowledge of the Trustee, the Collateral Administrator or a Holder, as the case may be, in each case after reasonable inquiry, as a result of the breach of a fiduciary duty to the Issuer or a contractual duty to the Issuer; or (iv) is allowed to be treated as non-confidential by consent of the Issuer; and (B) “Specified Obligor Information” means Confidential Information relating to Obligors that is not otherwise included in the Monthly Reports or Distribution Reports.

(c) Notwithstanding the foregoing, the Trustee and the Collateral Administrator may disclose Confidential Information to the extent disclosure thereof may be required by law or by any regulatory or governmental authority and the Trustee and the Collateral Administrator may disclose on a confidential basis any Confidential Information to its agents, attorneys and auditors in connection with the performance of its responsibilities hereunder.

Section 14.16 Communications with the Rating Agencies. If the Issuer shall receive any written or oral communication from any Rating Agency (or any of its respective officers, directors or employees) with respect to the transactions contemplated hereby or under the Transaction Documents or in any way relating to the Notes, the Issuer agrees to refrain from communicating with such Rating Agency and to promptly (and, in any event, within one Business Day) notify the Collateral Manager of such communication. The Issuer agrees that in no event shall it engage in any oral or written communication with respect to the transactions contemplated hereby or under the Transaction Documents or in any way relating to the Notes with any Rating Agency (or any of its respective officers, directors or employees) without the participation of the Collateral Manager, unless otherwise agreed to in writing by the Collateral Manager. For the avoidance of doubt, nothing in this Section 14.16 shall prohibit the Trustee from making available on its internet website the Monthly Reports, Distribution Reports and other notices or documentation relating to the Notes or this Indenture. For the avoidance of doubt, the Accountants’ Reports or reports prepared by the Independent accountants pursuant to this Indenture (or information received, orally or in writing, about the contents of such reports) shall not be disclosed or distributed to the Rating Agencies.

Section 14.17 Notices to Rating Agencies; Rule 17g-5 Procedures. (a) To enable the Rating Agencies to comply with their obligations under Rule 17g-5, the Issuer shall post on a password-protected internet website, at the same time such information is provided to the Rating Agencies, all information (which shall not include any Effective Date Report, Accountant’s Report or report prepared by the Independent accountants pursuant to this Indenture) the Issuer provides to the Rating Agencies for the purposes of determining the initial credit rating of the Notes or undertaking credit rating surveillance of the Notes. In the case of information provided for the purposes of undertaking credit rating surveillance of the Notes, such information shall be posted on a password protected internet website in accordance with the procedures set forth in Section 14.17(b).

(b) (i) To the extent that any Rating Agency makes an inquiry or initiates communications with the Issuer, the Collateral Manager, the Collateral Administrator or the Trustee that is relevant to such Rating Agency’s credit rating surveillance of the Notes, all responses to such inquiries or communications from such Rating Agency shall be formulated in writing by the responding party or its representative or advisor and shall be provided to the Information Agent who shall promptly forward such written response to the Issuer’s Website in accordance with the procedures set forth in Section 14.17(d) and the Collateral Administration Agreement and such responding party or its representative or advisor may provide such response to such Rating Agency and (ii) to the extent that any of the Issuer, the Collateral Manager, the Collateral Administrator or the Trustee is required to provide any information to, or communicate with, any Rating Agency in accordance with its obligations under this Indenture or the Collateral Management Agreement, the Issuer, the Collateral Manager, the Collateral Administrator or the Trustee, as applicable (or their respective representatives or advisors), shall provide such information or communication to the Information Agent by e-mail at MFICBethesdaCLO1LLC@email.structuredfn.com, which the Information Agent shall promptly forward to the Issuer’s Website in accordance with the procedures set forth in Section 14.17(d) and the Collateral Administration Agreement.

(c) Subject to Section 14.16 hereof, the Issuer, the Collateral Manager, the Collateral Administrator and the Trustee (and their respective representatives and advisors) shall be permitted (but shall not be required) to orally communicate with the Rating Agencies regarding any Collateral Obligation or the Notes; provided, that such party summarizes the information provided to the Rating Agencies in such communication and provides the Information Agent with such summary in accordance with the procedures set forth in this Section 14.17 and the Collateral Administration Agreement within one Business Day of such communication taking place. The Information Agent shall forward such summary to the Issuer’s Website in accordance with the procedures set forth in Section 14.17(d).

(d) All information to be made available to the Rating Agencies pursuant to this Section 14.17 shall be made available by the Information Agent on the Issuer’s Website pursuant to the Collateral Administration Agreement. Information will be posted on the same Business Day of receipt provided that such information is received by 12:00 p.m. (Eastern time) or, if received after 12:00 p.m. (Eastern time), on the next Business Day. The Information Agent shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction or otherwise is or is not anything other than what it purports to be. In the event that any information is delivered or posted in error, the Issuer may remove it from the Issuer’s Website. None of the Trustee, the Collateral Manager, the Collateral Administrator and the Information Agent shall have obtained or shall be deemed to have obtained actual knowledge of any information solely due to receipt and posting to the Issuer’s Website. Access to the Issuer’s Website will be provided by the Issuer to (A) any NRSRO (other than the Rating Agencies) upon receipt by the Issuer and the Information Agent of an NRSRO Certification in the form of Exhibit D hereto (which may be submitted electronically via the Issuer’s Website) and (B) the Rating Agencies, without submission of an NRSRO Certification.

(e) None of the Issuer, the Trustee, or the Collateral Manager shall be responsible or liable for any delays caused by the failure of the Information Agent to forward the applicable response to the Issuer’s Website.

(f) Notwithstanding the requirements of this Section 14.17, neither the Trustee nor the Collateral Administrator shall have any obligation to engage in, or respond to, any inquiry or oral communications from the Rating Agencies. Neither the Trustee nor the Collateral Administrator shall be responsible for maintaining the Issuer’s Website, posting information on the Issuer’s Website or assuring that the Issuer’s Website complies with the requirements of this Indenture, Rule 17g-5, or any other law or regulation. In no event shall the Trustee, the Information Agent or the Collateral Administrator be deemed to make any representation as to the content of the Issuer’s Website (other than with respect to the Information Agent, to the extent such content was prepared by the Information Agent) or with respect to compliance by the Issuer’s Website with this Indenture, Rule 17g-5 or any other law or regulation.

(g) In connection with providing access to the Issuer’s Website, the Issuer may require registration and the acceptance of a disclaimer. The Information Agent shall not be liable for the dissemination of information in accordance with the terms of this Indenture and the Collateral Administration Agreement and makes no representations or warranties as to the accuracy or completeness of such information being made available, and assumes no responsibility for such information. The Information Agent shall not be liable for its failure to make any information available to the Rating Agencies or NRSROs unless such information was delivered to the Information Agent at the email address set forth herein, with a subject heading of “MFIC Bethesda CLO 1 LLC” and sufficient detail to indicate that such information is required to be posted on the Issuer’s Website.

(h) Notwithstanding anything therein to the contrary, the maintenance by the Trustee of the website described in Section 10.7(g) shall not be deemed as compliance by or on behalf of the Issuer with Rule 17g-5 or other law or regulation related thereto.

(i) Notwithstanding anything to the contrary in this Indenture (including, without limitation, Section 5.1), any failure by the Issuer or any other Person to comply with the provisions of this Section 14.17 shall not constitute an Event of Default or breach of this Indenture, the Collateral Management Agreement or any other agreement, and the Holders and the holders of any beneficial interests in the Notes shall have no rights with respect thereto or under this Section 14.17. This Section 14.17 may be amended or modified by agreement of the Collateral Manager, the Issuer, the Trustee, the Information Agent and the Rating Agencies, without the consent of any Noteholders or any other Person.

(j) In accordance with SEC Release No. 34-72936, Form 15-E, only in its complete and unedited form which includes the Accountants’ Effective Date Comparison AUP Report as an attachment, will be provided by the Independent accountants to the Issuer who will post such Form 15-E on the Issuer’s Website.

Section 14.18 Proceedings. Each purchaser, beneficial owner and subsequent transferee of a Note will be deemed by its purchase to acknowledge and agree as follows: (i)(a) the express terms of this Indenture govern the rights of the Noteholders to direct the commencement of a Proceeding against any person, (b) this Indenture contains limitations on the rights of the Noteholders to direct the commencement of any such Proceeding, and (c) each Noteholder shall comply with such express terms if it seeks to direct the commencement of any such Proceeding; (ii) there are no implied rights under this Indenture to direct the commencement of any such Proceeding; and (iii) notwithstanding any provision of this Indenture, or any provision of the Notes, or of the Collateral Administration Agreement or of any other agreement, the Issuer shall be under no duty or obligation of any kind to the Noteholders, or any of them, to institute any legal or other proceedings of any kind, against any person or entity, including, without limitation, the Trustee, the Collateral Manager, the Collateral Administrator or the Calculation Agent.

ARTICLE XV

ASSIGNMENT OF CERTAIN AGREEMENTS

Section 15.1 Assignment of Collateral Management Agreement. (a) The Issuer hereby acknowledges that its Grant pursuant to the first Granting Clause hereof includes all of the Issuer’s estate, right, title and interest in, to and under the Collateral Management Agreement, including (i) the right to give all notices, consents and releases thereunder, (ii) the right to give all notices of termination and to take any legal action upon the breach of an obligation of the Collateral Manager thereunder, including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Issuer is or may be entitled to do thereunder; provided that notwithstanding anything herein to the contrary, the Trustee shall not have the authority to exercise any of the rights set forth in (i) through (iv) above or that may otherwise arise as a result of the Grant until the occurrence of an Event of Default hereunder and such authority shall terminate at such time, if any, as such Event of Default is cured or waived. From and after the occurrence and continuance of an Event of Default, the Collateral Manager shall continue to perform and be bound by the provisions of the Collateral Management Agreement and this Indenture applicable thereto.

(b) The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Issuer under the provisions of the Collateral Management Agreement, nor shall any of the obligations contained in the Collateral Management Agreement be imposed on the Trustee at any time, including following the resignation or removal of the Collateral Manager.

(c) Upon the retirement of the Notes, the payment of all amounts required to be paid pursuant to the Priority of Payments and the release of the Assets from the lien of this Indenture, this assignment and all rights herein assigned to the Trustee for the benefit of the Noteholders shall cease and terminate and all the estate, right, title and interest of the Trustee in, to and under the Collateral Management Agreement shall revert to the Issuer and no further instrument or act shall be necessary to evidence such termination and reversion.

(d) The Issuer represents that, as of the date hereof, the Issuer has not executed any other assignment of the Collateral Management Agreement.

(e) The Issuer agrees that this assignment is irrevocable, and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Issuer will, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as may be necessary to continue and maintain the effectiveness of such assignment.

(f) The Issuer hereby agrees, and hereby undertakes to obtain the agreement and consent of the Collateral Manager in the Collateral Management Agreement, to the following:

(i) The Collateral Manager shall consent to the provisions of this assignment and agree to perform any provisions of this Indenture applicable to the Collateral Manager subject to the terms (including the Collateral Manager Standard) of the Collateral Management Agreement.

(ii) The Collateral Manager shall acknowledge that the Issuer is assigning all of its right, title and interest in, to and under the Collateral Management Agreement to the Trustee as representative of the Noteholders and the Collateral Manager shall agree that all of the representations, covenants and agreements made by the Collateral Manager in the Collateral Management Agreement are also for the benefit of the Trustee.

(iii) The Collateral Manager shall deliver to the Trustee copies of all notices, statements, communications and instruments delivered or required to be delivered by the Collateral Manager to the Issuer pursuant to the Collateral Management Agreement.

(iv) Neither the Issuer nor the Collateral Manager will enter into any agreement amending, modifying or supplementing the Collateral Management Agreement except in accordance with the terms thereof.

(v) Except as otherwise set forth herein and therein (including pursuant to Section 9 of the Collateral Management Agreement), the Collateral Manager shall continue to serve as Collateral Manager under the Collateral Management Agreement notwithstanding that the Collateral Manager shall not have received amounts due it under the Collateral Management Agreement because sufficient funds were not then available hereunder to pay such amounts in accordance with the Priority of Payments set forth under Section 11.1. The Collateral Manager agrees not to cause the filing of a petition in bankruptcy against the Issuer for the nonpayment of the fees or other amounts payable by the Issuer to the Collateral Manager under the Collateral Management Agreement until the payment in full of all Notes issued under this Indenture and the expiration of a period equal to one year and a day, or, if longer, the applicable preference period and one day, following such payment. Nothing in this Section 15.1 shall preclude, or be deemed to stop, the Collateral Manager (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by the Issuer or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Collateral Manager, or (ii) from commencing against the Issuer or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

(vi) Except with respect to transactions contemplated by Section 5 of the Collateral Management Agreement, if the Collateral Manager determines that it or any of its Affiliates has a conflict of interest between the Holder of any Note and any other account or portfolio for which the Collateral Manager or any of its Affiliates is serving as investment adviser which relates to any action to be taken with respect to any Asset, then the Collateral Manager will give written notice briefly describing such conflict and the action it proposes to take to the Trustee, who shall promptly forward such notice to the relevant Holder. The provisions of this clause (vi) shall not apply to any transaction permitted by the terms of the Collateral Management Agreement.

(vii) On each Measurement Date on which the S&P CDO Monitor Test is used, the Collateral Manager on behalf of the Issuer will measure compliance under such test.

(g) The Issuer and the Trustee agree that the Collateral Manager shall be a third party beneficiary of this Indenture, and shall be entitled to rely upon and enforce such provisions of this Indenture to the same extent as if it were a party hereto.

(h) Upon a Trust Officer of the Trustee receiving written notice from the Collateral Manager that an event constituting “Cause” as defined in the Collateral Management Agreement has occurred, the Trustee shall, not later than two Business Days thereafter, forward such notice to the Noteholders (as their names appear in the Register).

[Signature Pages Follow]

IN WITNESS WHEREOF, we have set our hands as of the day and year first written above.

MFIC BETHESDA CLO 1 LLC,
as Issuer

By: MidCap Financial Investment Corporation, its designated manager

By	/s/ Gregory Hunt
Name: Gregory Hunt
Title: Authorized Signatory

DEUTSCHE BANK NATIONAL TRUST COMPANY
as Trustee

By	/s/ Erika Lara-Sanchez
Name: Erika Lara-Sanchez
Title: Assistant Vice President

By	/s/ Kathleen Gannaway
Name: Kathleen Gannaway
Title: Director

Schedule 1

List of Collateral Obligations

S-1-1

Schedule 2

S&P Industry Classifications

Asset Type Code	Asset Type Description
0	Zero Default Risk
1020000	Energy Equipment and Services
1030000	Oil, Gas and Consumable Fuels
1033403	Mortgage Real Estate Investment Trusts (REITs)
2020000	Chemicals
2030000	Construction Materials
2040000	Containers and Packaging
2050000	Metals and Mining
2060000	Paper and Forest Products
3020000	Aerospace and Defense
3030000	Building Products
3040000	Construction and Engineering
3050000	Electrical Equipment
3060000	Industrial Conglomerates
3070000	Machinery
3080000	Trading Companies and Distributors
3110000	Commercial Services and Supplies
3210000	Air Freight and Logistics
3220000	Passenger Airlines
3230000	Marine Transportation
3240000	Ground Transportation
3250000	Transportation Infrastructure
4011000	Automobile Components
4020000	Automobiles
4110000	Household Durables
4120000	Leisure Products
4130000	Textiles, Apparel and Luxury Goods
4210000	Hotels, Restaurants and Leisure
4300001	Entertainment
4300002	Interactive Media and Services
4310000	Media
4410000	Distributors
4430000	Broadline Retail
4440000	Specialty Retail
5020000	Consumer Stapes Distribution and Retail
5110000	Beverages
5120000	Food Products
5130000	Tobacco

S-2-1

Asset Type Code	Asset Type Description
5210000	Household Products
5220000	Personal Care Products
6020000	Health Care Equipment and Supplies
6030000	Health Care Providers and Services
6110000	Biotechnology
6120000	Pharmaceuticals
7011000	Banks
7110000	Financial Services
7120000	Consumer Finance
7130000	Capital Markets
7210000	Insurance
7310000	Real Estate Management and Development
7311000	Diversified REITs
8030000	IT Services
8040000	Software
8110000	Communications Equipment
8120000	Technology Hardware, Storage and Peripherals
8130000	Electronic Equipment, Instruments and Components
8210000	Semiconductors and Semiconductor Equipment
9020000	Diversified Telecommunication Services
9030000	Wireless Telecommunication Services
9520000	Electric Utilities
9530000	Gas Utilities
9540000	Multi-Utilities
9550000	Water Utilities
9551701	Diversified Consumer Services
9551702	Independent Power and Renewable Electricity Producers
9551727	Life Sciences Tools and Services
9551729	Health Care Technology
9612010	Professional Services
9622292	Residential REITs
9622294	Industrial REITs
9622295	Hotel and Resort REITs
9622296	Office REITs
9622297	Health Care REITs
9622298	Retail REITs
9622299	Specialized REITs
PF1	Project Finance: Industrial Equipment
PF2	Project Finance: Leisure and Gaming

S-2-2

Asset Type Code	Asset Type Description
PF3	Project Finance: Natural Resources and Mining
PF4	Project Finance: Oil and Gas
PF5	Project Finance: Power
PF6	Project Finance: Public Finance and Real Estate
PF7	Project Finance: Telecommunications
PF8	Project Finance: Transport
PF1000- PF1099	Reserved

S-2-3

Schedule 3

MOODY’S RATING DEFINITIONS

MOODY’S DEFAULT PROBABILITY RATING

(a) With respect to a Collateral Obligation other than a DIP Collateral Obligation:

(i) if the obligor of such Collateral Obligation has a CFR or a long-term issuer rating by Moody’s, then such CFR or long-term issuer rating by Moody’s;

(ii) if not determined pursuant to clause (i) above, if the obligor of such Collateral Obligation has one or more senior unsecured obligations with an Assigned Moody’s Rating (other than any estimated rating), then the Assigned Moody’s Rating on any such obligation as selected by the Collateral Manager in its sole discretion;

(iii) if not determined pursuant to clauses (i) or (ii) above, if the obligor of such Collateral Obligation has one or more senior secured obligations with an Assigned Moody’s Rating, then the Moody’s rating that is one subcategory lower than the Assigned Moody’s Rating on any such senior secured obligation as selected by the Collateral Manager in its sole discretion;

(b) If such Collateral Obligation is a DIP Collateral Obligation, the Moody’s Derived Rating set forth in clause (a) in the definition thereof;

(c) With respect to a Collateral Obligation if not determined pursuant to any of clauses (a) through (b) above and at the election of the Collateral Manager, the Moody’s Derived Rating; and

With respect to a Collateral Obligation if not determined pursuant to any of clauses (a) through (c) above, the Collateral Obligation will be deemed to have a Moody’s Default Probability Rating of “Caa3.”

S-3-1

MOODY’S RATING

With respect to any Collateral Obligation, as of any date of determination, that rating determined in accordance with the following methodology:

(a) if such Collateral Obligation is a Senior Secured Loan other than a DIP Collateral Obligation:

(1) if the obligor of such Collateral Obligation has a CFR or a long-term issuer rating by Moody’s, then such CFR or long-term issuer rating by Moody’s;

(2) if such Collateral Obligation does not have an Assigned Moody’s Rating but the Obligor of such Collateral Obligation has a CFR or a long-term issuer rating by Moody’s, then the Moody’s rating that is one subcategory higher than such CFR or long-term issuer rating by Moody’s;

(3) if neither clause (1) nor (2) above apply, if such Collateral Obligation does not have an Assigned Moody’s Rating but the obligor of such Collateral Obligation has one or more senior unsecured obligations with an Assigned Moody’s Rating, then the Moody’s rating that is two subcategories higher than the Assigned Moody’s Rating on any such obligation as selected by the Collateral Manager in its sole discretion;

(4) if none of clauses (1) through (3) above apply, at the election of the Collateral Manager, the Moody’s Derived Rating; and

(5) if none of clauses (1) through (4) above apply, the Collateral Obligation will be deemed to have a Moody’s Rating of “B2;” and

(b) with respect to a Collateral Obligation other than a Senior Secured Loan or a DIP Collateral Obligation:

(1) if such Collateral Obligation has an Assigned Moody’s Rating, such Assigned Moody’s Rating;

(2) if such Collateral Obligation does not have an Assigned Moody’s Rating but the obligor of such Collateral Obligation has one or more senior unsecured obligations with an Assigned Moody’s Rating, then the Assigned Moody’s Rating on any such obligation as selected by the Collateral Manager in its sole discretion;

(3) if neither clause (1) nor (2) above apply, if such Collateral Obligation does not have an Assigned Moody’s Rating but the obligor of such Collateral Obligation has a CFR or a long-term issuer rating by Moody’s, then the Moody’s rating that is one subcategory lower than such CFR or long-term issuer rating by Moody’s;

S-3-2

(4) if none of clauses (1), (2) or (3) above apply, if such Collateral Obligation does not have an Assigned Moody’s Rating but the obligor of such Collateral Obligation has one or more subordinated debt obligations with an Assigned Moody’s Rating, then the Moody’s rating that is one subcategory higher than the Assigned Moody’s Rating on any such obligation as selected by the Collateral Manager in its sole discretion;

(5) if none of clauses (1) through (4) above apply, at the election of the Collateral Manager, the Moody’s Derived Rating; and

(6) if none of clauses (1) through (5) above apply, the Collateral Obligation will be deemed to have a Moody’s Rating of “B2”; and

(c) with respect to any Collateral Obligation that is a DIP Collateral Obligation, the Moody’s Derived Rating set forth in clause (a) in the definition thereof.

MOODY’S DERIVED RATING

With respect to a Collateral Obligation whose Moody’s Rating or Moody’s Default Probability Rating is determined as the Moody’s Derived Rating, the rating is determined in the manner set forth below:

(a) with respect to any DIP Collateral Obligation, (x) the Moody’s Default Probability Rating of such Collateral Obligation shall be the rating that is the facility rating (whether public or private) of such DIP Collateral Obligation rated by Moody’s and (y) the Moody’s Rating of such Collateral Obligation shall be the facility rating (whether public or private) of such DIP Collateral Obligation rated by Moody’s; provided, however, if such facility rating has been withdrawn by Moody’s and a new facility rating has not been issued by Moody’s, or if no such facility rating exists or is available, then such DIP Collateral Obligation will be deemed to have a Moody’s Rating of “B2”;

(b) if not determined pursuant to clause (a) above, then by using any one of the methods provided below:

(1) pursuant to the table below:

Type of Collateral Obligation	S&P Rating or Fitch Rating*	Collateral Obligation Rated by S&P or Fitch	Number of Subcategories Relative to Moody’s Equivalent of S&P Rating or Fitch rating
Not Structured Finance Obligation	> BBB-	Not a Loan or Participation Interest in Loan	-1
Not Structured Finance Obligation	< BB+	Not a Loan or Participation Interest in Loan	-2
Not Structured Finance Obligation		Loan or Participation Interest in Loan	0

*

If such Collateral Obligation has both an S&P Rating and a Fitch rating, the Moody’s Derived Rating shall be determined pursuant to this clause (b) with respect to the higher of the S&P Rating and the Fitch rating, unless otherwise determined by the Collateral Manager.

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(2) In the event, the Collateral Obligation does not have an S&P rating or a Fitch rating, but another security or obligation of the Obligor is publicly rated by S&P or Fitch:

Obligation Category of Rated Obligation	Number of Subcategories Relative to Rated Obligation Rating
Senior secured obligation	-1
Unsecured obligation	0
Subordinated obligation	+1

(3) if such Collateral Obligation is a DIP Collateral Obligation, the Moody’s Derived Rating may be determined based on a rating by S&P, Fitch or any other rating agency.

For purposes of this Schedule 3, the following terms shall have the definitions listed below:

“Assigned Moody’s Rating”: The publicly available rating, unpublished monitored rating or the estimated rating expressly assigned to a debt obligation (or facility) by Moody’s that addresses the full amount of the principal and interest promised; provided that, so long as the Issuer (or the Collateral Manager on its behalf) applies for a new estimated rating, or renewal of an estimated rating, in a timely manner and provides the information required to obtain such estimate or renewal, as applicable, then pending receipt of such estimate or renewal, as applicable, (A) in the case of a request for a new estimated rating, (i) for a period of 90 days, such debt obligation will have a Moody’s Rating of “B3” for purposes of this definition if the Collateral Manager certifies to the Trustee that the Collateral Manager believes that such estimated rating will be at least “B3” and (ii) thereafter, such debt obligation will have a Moody’s Rating of “Caa3,” or (B) in the case of a request for a renewal of an estimated rating following a material deterioration in the creditworthiness of the obligor or a specified amendment, the Issuer will continue using the previous estimated rating assigned by Moody’s until such time as (x) Moody’s renews such estimated rating or assigns a new estimated rating for such debt obligation and (y) the criteria specified in clause (A) in connection with an annual request for a renewal of an estimated rating becomes applicable in respect of such debt obligation.

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“CFR”: With respect to an obligor of a Collateral Obligation, if such obligor has a corporate family rating by Moody’s, then such corporate family rating; provided that, if such obligor does not have a corporate family rating by Moody’s but any entity in the obligor’s corporate family does have a corporate family rating, then the CFR is such corporate family rating.

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Schedule 4

S&P RATING

“S&P Rating” means, with respect to any Collateral Obligation (other than a Current Pay Obligation), as of any date of determination, the rating determined in accordance with the following methodology:

(a) (i) if there is an issuer credit rating of the issuer of such Collateral Obligation by S&P as published by S&P, or the guarantor which unconditionally and irrevocably guarantees such Collateral Obligation pursuant to a form of guaranty which complies with S&P’s then-current criteria with respect to guarantees, then the S&P Rating shall be such rating (regardless of whether there is a published rating by S&P on the Collateral Obligations of such issuer held by the Issuer, provided that private ratings (that is, ratings provided at the request of the obligor) may be used for purposes of this definition if the related obligor has consented to the disclosure thereof and a copy of such consent has been provided to S&P) or (ii) if there is no issuer credit rating of the issuer by S&P but (1) there is a senior secured rating on any obligation or security of the issuer, then the S&P Rating of such Collateral Obligation shall be one sub-category below such rating; (2) if clause (1) above does not apply, but there is a senior unsecured rating on any obligation or security of the issuer, the S&P Rating of such Collateral Obligation shall equal such rating; and (3) if neither clause (1) nor clause (2) above applies, but there is a subordinated rating on any obligation or security of the issuer, then the S&P Rating of such Collateral Obligation shall be one sub-category above such rating;

(b) with respect to any Collateral Obligation that is a DIP Collateral Obligation, the S&P Rating thereof shall be the credit rating assigned to such issue by S&P; provided that (x) such rating was assigned within 12 months of the applicable date of issue and (y) the Collateral Manager (on behalf of the Issuer) will notify S&P if the Collateral Manager has actual knowledge of the occurrence of any material amendment or event with respect to such Collateral Obligation that would, in the reasonable business judgment of the Collateral Manager, have a material adverse impact on the credit quality of such Collateral Obligation, including any amortization modifications, extensions of maturity, reductions of principal amount owed, or non-payment of timely interest or principal due;

(c) if there is not a rating by S&P on the issuer or on an obligation of the issuer, then the S&P Rating may be determined pursuant to clauses (i) through (iii) below:

(i) if an obligation of the issuer is publicly rated by Moody’s, then the S&P Rating will be determined in accordance with the methodologies for establishing the Moody’s Rating set forth above except that the S&P Rating of such obligation will be (1) one sub-category below the S&P equivalent of the Moody’s Rating if such Moody’s Rating is “Baa3” or higher and (2) two sub-categories below the S&P equivalent of the Moody’s Rating if such Moody’s Rating is “Ba1” or lower; provided that the Aggregate Principal Balance of the Collateral Obligations that may have an S&P Rating derived from a Moody’s Rating as set forth in this clause (i) may not exceed 10% of the Collateral Principal Amount;

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(ii) the S&P Rating may be based on a credit estimate provided by S&P, and in connection therewith, the Issuer, the Collateral Manager on behalf of the Issuer or the issuer of such Collateral Obligation will, prior to or within 30 days after the acquisition of such Collateral Obligation, apply (and concurrently submit all available Information in respect of such application) to S&P for a credit estimate which will be its S&P Rating; provided that until the receipt from S&P of such estimate, such Collateral Obligation will have an S&P Rating as determined by the Collateral Manager in its sole discretion if the Collateral Manager certifies to the Trustee that it believes that such S&P Rating determined by the Collateral Manager is commercially reasonable and will be at least equal to such rating; provided further that, if such Information is not submitted within such 30-day period, then, pending receipt from S&P of such estimate, the Collateral Obligation will have (1) the S&P Rating as determined by the Collateral Manager for a period of up to 90 days after the acquisition of such Collateral Obligation and (2) an S&P Rating of “CCC-” following such 90-day period; unless, during such 90-day period, the Collateral Manager has requested the extension of such period and S&P, in its sole discretion, has granted such request; provided further that, if the Collateral Obligation has had a public rating by S&P that S&P has withdrawn or suspended within six months prior to the date of such application for a credit estimate in respect of such Collateral Obligation, the S&P Rating in respect thereof shall be “CCC-” pending receipt from S&P of such estimate, and S&P may elect not to provide such estimate until a period of six months (or such other period as provided in S&P’s then-current criteria) have elapsed after the withdrawal or suspension of the public rating; provided further that with respect to any Collateral Obligation for which S&P has provided a credit estimate, the Collateral Manager (on behalf of the Issuer) will request that S&P confirm or update such estimate annually (and pending receipt of such confirmation or new estimate, the Collateral Obligation will have the prior estimate); provided further that such credit estimate shall expire 12 months after the acquisition of such Collateral Obligation, following which such Collateral Obligation shall have an S&P Rating of “CCC-” unless, during such 12-month period, the Issuer applies for renewal thereof in accordance with this Indenture (and concurrently submits all available Information in respect of such renewal), in which case such credit estimate shall continue to be the S&P Rating of such Collateral Obligation until S&P has confirmed or revised such credit estimate, upon which such confirmed or revised credit estimate shall be the S&P Rating of such Collateral Obligation; provided further that such confirmed or revised credit estimate shall expire on the next succeeding 12-month anniversary of the date of the acquisition of such Collateral Obligation and (when renewed annually in accordance with this Indenture) on each 12-month anniversary thereafter; provided further that the Issuer will submit all available Information in respect of such Collateral Obligation to S&P notwithstanding that the Issuer is not applying to S&P for a confirmed or updated credit estimate; provided further that the Issuer will promptly notify S&P of any material events affecting any such Collateral Obligation if the Collateral Manager reasonably determines that such notice is required in accordance with S&P’s published criteria for credit estimates titled “Credit FAQ: Anatomy Of A Credit Estimate: What It Means And How We Do It?” dated January 2021 (as the same may be amended or updated from time to time); or

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(iii) with respect to a Collateral Obligation that is not a Defaulted Obligation, the S&P Rating of such Collateral Obligation will at the election of the Issuer (at the direction of the Collateral Manager) be “CCC-;”provided (A) neither the issuer of such Collateral Obligation nor any of its Affiliates are subject to any bankruptcy or reorganization proceedings and (B) the issuer has not defaulted on any payment obligation in respect of any debt security or other obligation of the issuer at any time within the two year period ending on such date of determination, all such debt securities and other obligations of the issuer that are pari passu with or senior to the Collateral Obligation are current and the Collateral Manager reasonably expects them to remain current; provided that the Issuer will submit all available Information in respect of such Collateral Obligation to S&P as if the Issuer were applying to S&P for a credit estimate; provided further that the Issuer will promptly notify S&P of any material events affecting any such Collateral Obligation if the Collateral Manager reasonably determines that such notice is required in accordance with S&P’s published criteria for credit estimates titled “Credit FAQ: Anatomy Of A Credit Estimate: What It Means And How We Do It?” dated January 2021 (as the same may be amended or updated from time to time); or

(d) with respect to a DIP Collateral Obligation that has no issue rating by S&P, the S&P Rating of such DIP Collateral Obligation will be, at the election of the Issuer (at the direction of the Collateral Manager), “CCC-”; provided that such DIP Collateral Obligation will have an S&P Rating of up to “B-” (as determined by the Collateral Manager in its sole discretion) for a period of up to 90 days following the issuance of such DIP Collateral Obligation if the Collateral Manager reasonably expects S&P will issue a rating at equal to or higher than such interim rating within the such 90 day period;

provided that for purposes of the determination of the S&P Rating, (x) if the applicable rating assigned by S&P to an obligor or its obligations is on “credit watch positive” by S&P, such rating will be treated as being one sub-category above such assigned rating and (y) if the applicable rating assigned by S&P to an obligor or its obligations is on “credit watch negative” by S&P, such rating will be treated as being one sub-category below such assigned rating; provided further that, for purposes of the determination of the S&P Rating, if (x) the issuer or Obligor of any Collateral Obligation (or, in the case of clause (i) in the definition of “Defaulted Obligation,” any Selling Institution) was a debtor under Chapter 11, during which time such issuer, Obligor or Selling Institution, as applicable, or any of its obligations (including any Collateral Obligation) either had an S&P rating of “SD” or “CC” or lower from S&P or had an S&P rating that was withdrawn by S&P and (y) such issuer, Obligor or Selling Institution, as applicable, is no longer a debtor under Chapter 11, then, notwithstanding the fact that such issuer, Obligor or Selling Institution, as applicable, or any of its obligations (including any Collateral Obligation) continues to have an S&P rating of “SD” or “CC” or lower from S&P (or, in the case of any withdrawal, continues to have no S&P rating), the S&P Rating for any such obligation (including any Collateral Obligation), issuer, Obligor or Selling Institution, as applicable, shall be deemed to be “CCC-”, so long as S&P has not taken any rating action with respect thereto since the date on which the issuer, Obligor or

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Selling Institution, as applicable, ceased to be a debtor under Chapter 11; provided further that, (i) if any issuer, Obligor or Selling Institution, as applicable, has not exited the applicable bankruptcy proceeding and (ii) the applicable rating assigned by S&P to such issuer, Obligor or Selling Institution, as applicable, or any of its obligations (including any Collateral Obligation) has been withdrawn, then the S&P Rating for such issuer, Obligor or Selling Institution, as applicable, or any of its obligations (including any Collateral Obligation) shall be deemed to be such withdrawn S&P rating, so long as S&P has not taken any rating action with respect thereto since the date on which such S&P rating was withdrawn.

The S&P Rating of any Collateral Obligation that is a Current Pay Obligation will be the higher of (a) such Current Pay Obligation’s S&P Issue Rating and (b) “CCC”.

S&P RECOVERY RATE TABLES

1.

(a) (i) If a Collateral Obligation has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Obligation shall be determined as follows (taking into account, for any Collateral Obligation with an S&P Recovery Rating of “1” through “6”, the recovery estimate indicated in the S&P published report therefor):

S&P Recovery Rating of a Collateral Obligation	Recovery Estimate (%)* from S&P published reports**	Initial Liability Rating
		“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	100	75.00%	85.00%	88.00%	90.00%	92.00%	95.00%
1	95	70.00%	80.00%	84.00%	87.50%	91.00%	95.00%
1	90	65.00%	75.00%	80.00%	85.00%	90.00%	95.00%
2	85	62.50%	72.50%	77.50%	83.00%	88.00%	92.00%
2	80	60.00%	70.00%	75.00%	81.00%	86.00%	89.00%
2	75	55.00%	65.00%	70.50%	77.00%	82.50%	84.00%
2	70	50.00%	60.00%	66.00%	73.00%	79.00%	79.00%
3	65	45.00%	55.00%	61.00%	68.00%	73.00%	74.00%
3	60	40.00%	50.00%	56.00%	63.00%	67.00%	69.00%
3	55	35.00%	45.00%	51.00%	58.00%	63.00%	64.00%

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3	50	30.00%	40.00%	46.00%	53.00%	59.00%	59.00%
4	45	28.50%	37.50%	44.00%	49.50%	53.50%	54.00%
4	40	27.00%	35.00%	42.00%	46.00%	48.00%	49.00%
4	35	23.50%	30.50%	37.50%	42.50%	43.50%	44.00%
4	30	20.00%	26.00%	33.00%	39.00%	39.00%	39.00%
5	25	17.50%	23.00%	28.50%	32.50%	33.50%	34.00%
5	20	15.00%	20.00%	24.00%	26.00%	28.00%	29.00%
5	15	10.00%	15.00%	19.50%	22.50%	23.50%	24.00%
5	10	5.00%	10.00%	15.00%	19.00%	19.00%	19.00%
6	5	3.50%	7.00%	10.50%	13.50%	14.00%	14.00%
6	0	2.00%	4.00%	6.00%	8.00%	9.00%	9.00%
		Recovery Rate

*	The recovery estimate from S&P’s published reports for a given loan is rounded down to the nearest 5%.
**

If a recovery estimate is not available from S&P’s published reports for a given loan with an S&P Recovery Rating of ‘1’ through ‘6’, the lower estimate for the applicable recovery rating will be assumed.

(ii) If (x) a Collateral Obligation does not have an S&P Recovery Rating and such Collateral Obligation is a senior unsecured loan or second lien loan and (y) the issuer of such Collateral Obligation has issued another debt instrument that is outstanding and senior to such Collateral Obligation (a “Senior Secured Debt Instrument”) that has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Obligation shall be determined as follows:

For Collateral Obligations Domiciled in Group A

S&P Recovery Rating of the Senior Secured Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	18%	20%	23%	26%	29%	31%
1	18%	20%	23%	26%	29%	31%
2	18%	20%	23%	26%	29%	31%
3	12%	15%	18%	21%	22%	23%
4	5%	8%	11%	13%	14%	15%
5	2%	4%	6%	8%	9%	10%
6	-%	-%	-%	-%	-%	-%
	Recovery rate

S-4-5

For Collateral Obligations Domiciled in Group B

S&P Recovery Rating of the Senior Secured Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	13%	16%	18%	21%	23%	25%
1	13%	16%	18%	21%	23%	25%
2	13%	16%	18%	21%	23%	25%
3	8%	11%	13%	15%	16%	17%
4	5%	5%	5%	5%	5%	5%
5	2%	2%	2%	2%	2%	2%
6	-%	-%	-%	-%	-%	-%
	Recovery rate

For Collateral Obligations Domiciled in Group C

S&P Recovery Rating of the Senior Secured Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	10%	12%	14%	16%	18%	20%
1	10%	12%	14%	16%	18%	20%
2	10%	12%	14%	16%	18%	20%
3	5%	7%	9%	10%	11%	12%
4	2%	2%	2%	2%	2%	2%
5	-%	-%	-%	-%	-%	-%
6	-%	-%	-%	-%	-%	-%
	Recovery rate

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(iii) If (x) a Collateral Obligation does not have an S&P Recovery Rating and such Collateral Obligation is a subordinated loan or subordinated bond and (y) the issuer of such Collateral Obligation has issued a Senior Secured Debt Instrument that has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Obligation shall be determined as follows:

For Collateral Obligations Domiciled in Groups A and B

S&P Recovery Rating of the Senior Secured Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	8%	8%	8%	8%	8%	8%
1	8%	8%	8%	8%	8%	8%
2	8%	8%	8%	8%	8%	8%
3	5%	5%	5%	5%	5%	5%
4	2%	2%	2%	2%	2%	2%
5	-%	-%	-%	-%	-%	-%
6	-%	-%	-%	-%	-%	-%
	Recovery rate

For Collateral Obligations Domiciled in Group C

S&P Recovery Rating of the Senior Secured Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	5%	5%	5%	5%	5%	5%
1	5%	5%	5%	5%	5%	5%
2	5%	5%	5%	5%	5%	5%
3	2%	2%	2%	2%	2%	2%
4	-%	-%	-%	-%	-%	-%
5	-%	-%	-%	-%	-%	-%
6	-%	-%	-%	-%	-%	-%
	Recovery rate

(b) If a recovery rate cannot be determined using clause (a), the recovery rate shall be determined using the following table.

Recovery rates for Obligors Domiciled in Group A, B, or C:

Priority Category	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
Senior Secured Loans (other than First-Lien Last-Out Loans)
Group A	50%	55%	59%	63%	75%	79%
Group B	39%	42%	46%	49%	60%	63%
Group C	17%	19%	27%	29%	31%	34%
Senior Secured Loans (Cov-Lite Loans)
Group A	41%	46%	49%	53%	63%	67%
Group B	32%	35%	39%	41%	50%	53%

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Priority Category	Initial Liability Rating
Group C	17%	19%	27%	29%	31%	34%
Second Lien Loans, First-Lien Last-Out Loans, Unsecured Loans*
Group A	18%	20%	23%	26%	29%	31%
Group B	13%	16%	18%	21%	23%	25%
Group C	10%	12%	14%	16%	18%	20%
Subordinated loans
Group A	8%	8%	8%	8%	8%	8%
Group B	8%	8%	8%	8%	8%	8%
Group C	5%	5%	5%	5%	5%	5%
	Recovery rate

Group A:

Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Japan, Luxembourg, The Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, U.K. United States of America, New Zealand and Italy

Group B:	Brazil, Czech Republic, Mexico, Poland and South Africa

Group C:	Greece, India, Indonesia, Kazakhstan, Russia, Turkey, Ukraine, United Arab Emirates, Vietnam and any others

Notwithstanding the foregoing, for purposes of determining the S&P Recovery Rate of a Collateral Obligation that is a Senior Secured Loan (including any Cov-Lite Loan) secured solely or primarily by common stock or other equity interests, such Collateral Obligation shall be deemed to be an Unsecured Loan.

*

Solely for the purpose of determining the S&P Recovery Rate for such loan, the Aggregate Principal Balance of all First-Lien Last-Out Loans, Unsecured Loans and Second Lien Loans that, in the aggregate, represent up to 15 % of the Collateral Principal Amount shall have the S&P Recovery Rate specified for First-Lien Last-Out Loans, Unsecured Loans and Second Lien Loans in the table above and the Aggregate Principal Balance of all First-Lien Last-Out Loans, Unsecured Loans and Second Lien Loans in excess of 15% of the Collateral Principal Amount shall have the S&P Recovery Rate specified for subordinated loans in the table above.

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2.	S&P CDO Monitor

Liability Rating	“AAA”	“AA”	“A+”	“BBB”	“BB”
Weighted Average S&P Recovery Rate	35.00%	40.00%	45.00%	50.00%	55.00%
	35.10%	40.10%	45.10%	50.10%	55.10%
	35.20%	40.20%	45.20%	50.20%	55.20%
	35.30%	40.30%	45.30%	50.30%	55.30%
	35.40%	40.40%	45.40%	50.40%	55.40%
	35.50%	40.50%	45.50%	50.50%	55.50%
	35.60%	40.60%	45.60%	50.60%	55.60%
	35.70%	40.70%	45.70%	50.70%	55.70%
	35.80%	40.80%	45.80%	50.80%	55.80%
	35.90%	40.90%	45.90%	50.90%	55.90%
	36.00%	41.00%	46.00%	51.00%	56.00%
	36.10%	41.10%	46.10%	51.10%	56.10%
	36.20%	41.20%	46.20%	51.20%	56.20%
	36.30%	41.30%	46.30%	51.30%	56.30%
	36.40%	41.40%	46.40%	51.40%	56.40%
	36.50%	41.50%	46.50%	51.50%	56.50%
	36.60%	41.60%	46.60%	51.60%	56.60%
	36.70%	41.70%	46.70%	51.70%	56.70%
	36.80%	41.80%	46.80%	51.80%	56.80%
	36.90%	41.90%	46.90%	51.90%	56.90%
	37.00%	42.00%	47.00%	52.00%	57.00%
	37.10%	42.10%	47.10%	52.10%	57.10%
	37.20%	42.20%	47.20%	52.20%	57.20%
	37.30%	42.30%	47.30%	52.30%	57.30%
	37.40%	42.40%	47.40%	52.40%	57.40%
	37.50%	42.50%	47.50%	52.50%	57.50%
	37.60%	42.60%	47.60%	52.60%	57.60%
	37.70%	42.70%	47.70%	52.70%	57.70%
	37.80%	42.80%	47.80%	52.80%	57.80%
	37.90%	42.90%	47.90%	52.90%	57.90%
	38.00%	43.00%	48.00%	53.00%	58.00%
	38.10%	43.10%	48.10%	53.10%	58.10%
	38.20%	43.20%	48.20%	53.20%	58.20%
	38.30%	43.30%	48.30%	53.30%	58.30%
	38.40%	43.40%	48.40%	53.40%	58.40%
	38.50%	43.50%	48.50%	53.50%	58.50%
	38.60%	43.60%	48.60%	53.60%	58.60%
	38.70%	43.70%	48.70%	53.70%	58.70%
	38.80%	43.80%	48.80%	53.80%	58.80%
	38.90%	43.90%	48.90%	53.90%	58.90%
	39.00%	44.00%	49.00%	54.00%	59.00%

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Liability Rating	“AAA”	“AA”	“A+”	“BBB”	“BB”
	39.10%	44.10%	49.10%	54.10%	59.10%
	39.20%	44.20%	49.20%	54.20%	59.20%
	39.30%	44.30%	49.30%	54.30%	59.30%
	39.40%	44.40%	49.40%	54.40%	59.40%
	39.50%	44.50%	49.50%	54.50%	59.50%
	39.60%	44.60%	49.60%	54.60%	59.60%
	39.70%	44.70%	49.70%	54.70%	59.70%
	39.80%	44.80%	49.80%	54.80%	59.80%
	39.90%	44.90%	49.90%	54.90%	59.90%
	40.00%	45.00%	50.00%	55.00%	60.00%
	40.10%	45.10%	50.10%	55.10%	60.10%
	40.20%	45.20%	50.20%	55.20%	60.20%
	40.30%	45.30%	50.30%	55.30%	60.30%
	40.40%	45.40%	50.40%	55.40%	60.40%
	40.50%	45.50%	50.50%	55.50%	60.50%
	40.60%	45.60%	50.60%	55.60%	60.60%
	40.70%	45.70%	50.70%	55.70%	60.70%
	40.80%	45.80%	50.80%	55.80%	60.80%
	40.90%	45.90%	50.90%	55.90%	60.90%
	41.00%	46.00%	51.00%	56.00%	61.00%
	41.10%	46.10%	51.10%	56.10%	61.10%
	41.20%	46.20%	51.20%	56.20%	61.20%
	41.30%	46.30%	51.30%	56.30%	61.30%
	41.40%	46.40%	51.40%	56.40%	61.40%
	41.50%	46.50%	51.50%	56.50%	61.50%
	41.60%	46.60%	51.60%	56.60%	61.60%
	41.70%	46.70%	51.70%	56.70%	61.70%
	41.80%	46.80%	51.80%	56.80%	61.80%
	41.90%	46.90%	51.90%	56.90%	61.90%
	42.00%	47.00%	52.00%	57.00%	62.00%
	42.10%	47.10%	52.10%	57.10%	62.10%
	42.20%	47.20%	52.20%	57.20%	62.20%
	42.30%	47.30%	52.30%	57.30%	62.30%
	42.40%	47.40%	52.40%	57.40%	62.40%
	42.50%	47.50%	52.50%	57.50%	62.50%
	42.60%	47.60%	52.60%	57.60%	62.60%
	42.70%	47.70%	52.70%	57.70%	62.70%
	42.80%	47.80%	52.80%	57.80%	62.80%
	42.90%	47.90%	52.90%	57.90%	62.90%
	43.00%	48.00%	53.00%	58.00%	63.00%
	43.10%	48.10%	53.10%	58.10%	63.10%
	43.20%	48.20%	53.20%	58.20%	63.20%
	43.30%	48.30%	53.30%	58.30%	63.30%

S-4-10

Liability Rating	“AAA”	“AA”	“A+”	“BBB”	“BB”
	43.40%	48.40%	53.40%	58.40%	63.40%
	43.50%	48.50%	53.50%	58.50%	63.50%
	43.60%	48.60%	53.60%	58.60%	63.60%
	43.70%	48.70%	53.70%	58.70%	63.70%
	43.80%	48.80%	53.80%	58.80%	63.80%
	43.90%	48.90%	53.90%	58.90%	63.90%
	44.00%	49.00%	54.00%	59.00%	64.00%
	44.10%	49.10%	54.10%	59.10%	64.10%
	44.20%	49.20%	54.20%	59.20%	64.20%
	44.30%	49.30%	54.30%	59.30%	64.30%
	44.40%	49.40%	54.40%	59.40%	64.40%
	44.50%	49.50%	54.50%	59.50%	64.50%
	44.60%	49.60%	54.60%	59.60%	64.60%
	44.70%	49.70%	54.70%	59.70%	64.70%
	44.80%	49.80%	54.80%	59.80%	64.80%
	44.90%	49.90%	54.90%	59.90%	64.90%
	45.00%	50.00%	55.00%	60.00%	65.00%
	45.10%	50.10%	55.10%	60.10%	65.10%
	45.20%	50.20%	55.20%	60.20%	65.20%
	45.30%	50.30%	55.30%	60.30%	65.30%
	45.40%	50.40%	55.40%	60.40%	65.40%
	45.50%	50.50%	55.50%	60.50%	65.50%
	45.60%	50.60%	55.60%	60.60%	65.60%
	45.70%	50.70%	55.70%	60.70%	65.70%
	45.80%	50.80%	55.80%	60.80%	65.80%
	45.90%	50.90%	55.90%	60.90%	65.90%
	46.00%	51.00%	56.00%	61.00%	66.00%
	46.10%	51.10%	56.10%	61.10%	66.10%
	46.20%	51.20%	56.20%	61.20%	66.20%
	46.30%	51.30%	56.30%	61.30%	66.30%
	46.40%	51.40%	56.40%	61.40%	66.40%
	46.50%	51.50%	56.50%	61.50%	66.50%
	46.60%	51.60%	56.60%	61.60%	66.60%
	46.70%	51.70%	56.70%	61.70%	66.70%
	46.80%	51.80%	56.80%	61.80%	66.80%
	46.90%	51.90%	56.90%	61.90%	66.90%
	47.00%	52.00%	57.00%	62.00%	67.00%
	47.10%	52.10%	57.10%	62.10%	67.10%
	47.20%	52.20%	57.20%	62.20%	67.20%
	47.30%	52.30%	57.30%	62.30%	67.30%
	47.40%	52.40%	57.40%	62.40%	67.40%
	47.50%	52.50%	57.50%	62.50%	67.50%
	47.60%	52.60%	57.60%	62.60%	67.60%

S-4-11

Liability Rating	“AAA”	“AA”	“A+”	“BBB”	“BB”
	47.70%	52.70%	57.70%	62.70%	67.70%
	47.80%	52.80%	57.80%	62.80%	67.80%
	47.90%	52.90%	57.90%	62.90%	67.90%
	48.00%	53.00%	58.00%	63.00%	68.00%
	48.10%	53.10%	58.10%	63.10%	68.10%
	48.20%	53.20%	58.20%	63.20%	68.20%
	48.30%	53.30%	58.30%	63.30%	68.30%
	48.40%	53.40%	58.40%	63.40%	68.40%
	48.50%	53.50%	58.50%	63.50%	68.50%
	48.60%	53.60%	58.60%	63.60%	68.60%
	48.70%	53.70%	58.70%	63.70%	68.70%
	48.80%	53.80%	58.80%	63.80%	68.80%
	48.90%	53.90%	58.90%	63.90%	68.90%
	49.00%	54.00%	59.00%	64.00%	69.00%
	49.10%	54.10%	59.10%	64.10%	69.10%
	49.20%	54.20%	59.20%	64.20%	69.20%
	49.30%	54.30%	59.30%	64.30%	69.30%
	49.40%	54.40%	59.40%	64.40%	69.40%
	49.50%	54.50%	59.50%	64.50%	69.50%
	49.60%	54.60%	59.60%	64.60%	69.60%
	49.70%	54.70%	59.70%	64.70%	69.70%
	49.80%	54.80%	59.80%	64.80%	69.80%
	49.90%	54.90%	59.90%	64.90%	69.90%
	50.00%	55.00%	60.00%	65.00%	70.00%
	50.10%	55.10%	60.10%	65.10%	70.10%
	50.20%	55.20%	60.20%	65.20%	70.20%
	50.30%	55.30%	60.30%	65.30%	70.30%
	50.40%	55.40%	60.40%	65.40%	70.40%
	50.50%	55.50%	60.50%	65.50%	70.50%
	50.60%	55.60%	60.60%	65.60%	70.60%
	50.70%	55.70%	60.70%	65.70%	70.70%
	50.80%	55.80%	60.80%	65.80%	70.80%
	50.90%	55.90%	60.90%	65.90%	70.90%
	51.00%	56.00%	61.00%	66.00%	71.00%
	51.10%	56.10%	61.10%	66.10%	71.10%
	51.20%	56.20%	61.20%	66.20%	71.20%
	51.30%	56.30%	61.30%	66.30%	71.30%
	51.40%	56.40%	61.40%	66.40%	71.40%
	51.50%	56.50%	61.50%	66.50%	71.50%
	51.60%	56.60%	61.60%	66.60%	71.60%
	51.70%	56.70%	61.70%	66.70%	71.70%
	51.80%	56.80%	61.80%	66.80%	71.80%
	51.90%	56.90%	61.90%	66.90%	71.90%

S-4-12

Liability Rating	“AAA”	“AA”	“A+”	“BBB”	“BB”
	52.00%	57.00%	62.00%	67.00%	72.00%
	52.10%	57.10%	62.10%	67.10%	72.10%
	52.20%	57.20%	62.20%	67.20%	72.20%
	52.30%	57.30%	62.30%	67.30%	72.30%
	52.40%	57.40%	62.40%	67.40%	72.40%
	52.50%	57.50%	62.50%	67.50%	72.50%
	52.60%	57.60%	62.60%	67.60%	72.60%
	52.70%	57.70%	62.70%	67.70%	72.70%
	52.80%	57.80%	62.80%	67.80%	72.80%
	52.90%	57.90%	62.90%	67.90%	72.90%
	53.00%	58.00%	63.00%	68.00%	73.00%
	53.10%	58.10%	63.10%	68.10%	73.10%
	53.20%	58.20%	63.20%	68.20%	73.20%
	53.30%	58.30%	63.30%	68.30%	73.30%
	53.40%	58.40%	63.40%	68.40%	73.40%
	53.50%	58.50%	63.50%	68.50%	73.50%
	53.60%	58.60%	63.60%	68.60%	73.60%
	53.70%	58.70%	63.70%	68.70%	73.70%
	53.80%	58.80%	63.80%	68.80%	73.80%
	53.90%	58.90%	63.90%	68.90%	73.90%
	54.00%	59.00%	64.00%	69.00%	74.00%
	54.10%	59.10%	64.10%	69.10%	74.10%
	54.20%	59.20%	64.20%	69.20%	74.20%
	54.30%	59.30%	64.30%	69.30%	74.30%
	54.40%	59.40%	64.40%	69.40%	74.40%
	54.50%	59.50%	64.50%	69.50%	74.50%
	54.60%	59.60%	64.60%	69.60%	74.60%
	54.70%	59.70%	64.70%	69.70%	74.70%
	54.80%	59.80%	64.80%	69.80%	74.80%
	54.90%	59.90%	64.90%	69.90%	74.90%
	55.00%	60.00%	65.00%	70.00%	75.00%

For purposes of calculating the Collateral Quality Tests, DIP Collateral Obligations will be treated as having an S&P Recovery Rate equal to the S&P Recovery Rate for Senior Secured Loan.

The applicable weighted average spread will be the spread between 3.50% and 7.9% (in increments of .01%) without exceeding the Weighted Average Floating Spread (determined for purposes of this definition as if all Discount Obligations instead constituted Collateral Obligations that are not Discount Obligations) as of such Measurement Date.

S-4-13

3.	S&P Rating Factor.

S&P Rating	S&P Rating Factor
AAA	13.51
AA+	26.75
AA	46.36
AA-	63.90
A+	99.50
A	146.35
A-	199.83
BBB+	271.01
BBB	361.17
BBB-	540.42
BB+	784.92
BB	1233.63
BB-	1565.44
B+	1982.00
B	2859.50
B-	3610.11
CCC+	4641.40
CCC	5293.00
CCC-	5751.10
CC	10000.00
SD	10000.00
D	10000.00

S-4-14

Schedule 5

FITCH RATING DEFINITIONS

“Fitch Rating” means, with respect to any Collateral Obligation, as of any date of determination, the rating determined in accordance with the following methodology:

a.

if Fitch has issued a long-term issuer default rating or assigned a long-term issuer default credit opinion with respect to the Obligor of such Collateral Obligation, then the Fitch Rating will be such issuer default rating (regardless of whether there is a published rating by Fitch on the Collateral Obligations of such Obligor held by the Issuer) or assigned credit opinion;

b.

if Fitch has not issued a long-term issuer default rating or a long- term issuer default credit opinion with respect to the Obligor or guarantor of such Collateral Obligation but Fitch has issued an outstanding long-term insurer financial strength rating with respect to such Obligor, the Fitch Rating of such Collateral Obligation will be one subcategory below such rating;

c.	if a Fitch Rating cannot be determined pursuant to clause (a) or (b), but

i.	Fitch has issued a senior unsecured rating on any obligation or security of the Obligor of such Collateral Obligation, then the Fitch Rating of such Collateral Obligation will equal such rating; or

ii.

Fitch has not issued a senior unsecured rating on any obligation or security of the Obligor of such Collateral Obligation but Fitch has issued a senior secured rating or a subordinated secured rating on any obligation or security of the Obligor of such Collateral Obligation, then the Fitch Rating of such Collateral Obligation will (x) equal such rating if such rating is ‘BBB–’ or higher and (y) be one subcategory below such rating if such rating is ‘BB+’ or lower; or

iii.

Fitch has not issued a senior unsecured rating or a senior secured rating or a subordinated secured rating on any obligation or security of the Obligor of such Collateral Obligation, but Fitch has issued a junior subordinated or senior subordinated rating on any obligation or security of the Obligor of such Collateral Obligation, then the Fitch Rating of such Collateral Obligation will be (x) one sub category above such rating if such rating is ‘B+’ or higher and (y) two subcategories above such rating if such rating is ‘B’ or lower;

d.	if a Fitch Rating cannot be determined pursuant to clause (a), (b) or (c) and

i.

Moody’s has issued a publicly available corporate family rating for the Obligor of such Collateral Obligation, then, subject to subclause (viii) below, the Fitch Rating of such Collateral Obligation will be the Fitch equivalent of such Moody’s rating;

ii.

Moody’s has not issued a publicly available corporate family rating for the Obligor of such Collateral Obligation but has issued a publicly available long-term issuer rating for such Obligor, then, subject to subclause (viii) below, the Fitch Rating of such Collateral Obligation will be the Fitch equivalent of such Moody’s rating;

iii.

Moody’s has not issued a publicly available corporate family rating or long-term issuer rating for the Obligor of such Collateral Obligation, but Moody’s has issued a publicly available outstanding insurance financial strength rating for such Obligor, then, subject to subclause (viii) below, the Fitch Rating of such Collateral Obligation will be one subcategory below the Fitch equivalent of such Moody’s rating;

S-5-1

iv.

Moody’s has not issued a publicly available corporate family rating, long-term issuer rating or insurance financial strength rating for the Obligor of such Collateral Obligation but has issued publicly available outstanding corporate issue ratings for such Obligor, then, subject to subclause (viii) below, the Fitch Rating of such Collateral Obligation will be (x) if such corporate issue rating relates to senior unsecured obligations of such Obligor, the Fitch equivalent of the Moody’s rating for such issue, or if there is no such corporate issue ratings relating to senior unsecured obligations of the Obligor then (y) if such corporate issue rating relates to senior secured or subordinated secured obligations of such Obligor, (1) one subcategory below the Fitch equivalent of such Moody’s rating if such obligations are rated ‘Ba1’ or above or ‘Ca’ by Moody’s or (2) two subcategories below the Fitch equivalent of such Moody’s rating if such obligations are rated ‘Ba2’ or below but above ‘Ca’ by Moody’s, or if there is no such publicly available corporate issue rating relating to senior unsecured, senior secured or subordinated secured obligations of the Obligor then (z) if such corporate issue rating relates to junior subordinated or senior subordinated obligations of such Obligor, (1) one sub category above the Fitch equivalent of such Moody’s rating if such obligations are rated ‘B1’ or above by Moody’s or (2) two subcategories above the Fitch equivalent of such Moody’s rating if such obligations are rated ‘B2’ or below by Moody’s;

v.

S&P has issued a publicly available issuer credit rating for the Obligor of such Collateral Obligation, then, subject to subclause (viii) below, the Fitch Rating of such Collateral Obligation will be the Fitch equivalent of such S&P rating;

vi.

S&P has not issued a publicly available issuer credit rating for the Obligor of such Collateral Obligation but S&P has issued a publicly available outstanding insurance financial strength rating for such Obligor, then, subject to subclause (viii) below, the Fitch Rating of such Collateral Obligation will be one subcategory below the Fitch equivalent of such S&P rating;

vii.

S&P has not issued a publicly available issuer credit rating or insurance financial strength rating for the Obligor of such Collateral Obligation but has issued publicly available outstanding corporate issue ratings for such Obligor, then, subject to subclause (viii) below, the Fitch Rating of such Collateral Obligation will be (x) if such corporate issue rating relates to senior unsecured obligations of such Obligor, the Fitch equivalent of the S&P rating for such issue, or if there is no such corporate issue ratings relating to senior unsecured obligations of the Obligor then (y) if such corporate issue rating relates to senior secured or subordinated secured obligations of such Obligor, (1) the Fitch equivalent of such S&P rating if such obligations are rated ‘BBB–’ or above by S&P or (2) one sub category below the Fitch equivalent of such S&P rating if such obligations are rated ‘BB+’ or below by S&P, or if there is no such publicly available corporate issue rating relating to senior unsecured, senior secured or subordinated secured obligations of the Obligor then (z) if such corporate issue rating relates to junior subordinated or senior subordinated obligations of such Obligor, (1) one sub category above the Fitch equivalent of such S&P rating if such obligations are rated ‘B+’ or above by S&P or (2) two sub categories above the Fitch equivalent of such S&P rating if such obligations are rated ‘B’ or below by S&P; and

S-5-2

viii.

both Moody’s and S&P provide a public rating of the Obligor of such Collateral Obligation or a corporate issue of such Obligor, then the Fitch Rating will be the lowest of the Fitch Ratings determined pursuant to any of the subclauses of this clause (d); and

e.

(x) if a rating cannot be determined pursuant to clauses (a) through (c) and (y)(1) if a rating cannot be determined pursuant to clause (d) or (2) the Collateral Manager makes a commercially reasonable determination that the rating determined pursuant to clause (d) does not reflect the appropriate rating applicable to such Collateral Obligation, then, (i) at the discretion of the Collateral Manager, the Fitch Rating may be based on a credit opinion provided by Fitch and in connection therewith, the Issuer, the Collateral Manager on behalf of the Issuer or the Obligor of such Collateral Obligation will, prior to or within thirty (30) days after the acquisition of such Collateral Obligation, apply to Fitch for a credit opinion, which shall be the Fitch Rating of such Collateral Obligation; provided that, until the receipt from Fitch of such credit opinion, such Collateral Obligation will have a Fitch Rating of (x) ‘B–’ if the Collateral Manager certifies to the Trustee that it believes that the credit opinion will be at least equal to such rating, or (y) otherwise, the rating specified as applicable thereto by Fitch pending receipt of such credit opinion; provided further that such credit opinion shall expire 12 months after the acquisition of such credit opinion, following which such Collateral Obligation shall have a Fitch Rating of “CCC” unless, during such 12-month period, the Issuer applies for renewal thereof in accordance with Section 7.14(b) and provides any required information to Fitch based on the Collateral Manager’s reasonable understanding of applicable requirements in the Fitch CLO and Corporate CDOs Rating Criteria at the time, in which case such credit opinion will continue to be the Fitch Rating of such Collateral Obligation until Fitch has confirmed or revised such credit opinion, upon which such confirmed or revised credit opinion will be the Fitch Rating of such Collateral Obligation; provided further that if Fitch informs the Collateral Manager that the information provided within such 12-month period is insufficient for renewal of the credit opinion, such Collateral Obligation shall have a Fitch Rating of “CCC” after the 12 months period, unless and until Fitch has confirmed or revised such credit opinion, upon which such confirmed or revised credit opinion will be the Fitch Rating of such Collateral Obligation; or (ii) the Issuer may assign a Fitch Rating of ‘CCC’ to such Collateral Obligation, which is not in default;

provided that, if any rating described above is (i) on rating watch negative or negative credit watch, the rating will be the higher of (x) the Fitch Rating as determined above adjusted down by one subcategory and (y) “CCC-”, or (ii) on outlook negative, the rating will not be adjusted; provided further that, the Fitch Rating may be updated by Fitch from time to time as indicated in the “CLOs and Corporate CDOs Rating Criteria” report issued by Fitch and available at www.fitchratings.com. For the avoidance of doubt, the Fitch Rating takes into account adjustments for assets that are on rating watch negative or negative credit watch prior to determining the rating or in the determination of the lower of the Moody’s and S&P public ratings.

S-5-3

Fitch Equivalent Ratings

Fitch Rating	Moody’s rating	S&P rating
AAA	Aaa	AAA
AA+	Aa1	AA+
AA	Aa2	AA
AA-	Aa3	AA-
A+	A1	A+
A	A2	A
A-	A3	A-
BBB+	Baa1	BBB+
BBB	Baa2	BBB
BBB-	Baa3	BBB-
BB+	Ba1	BB+
BB	Ba2	BB
BB-	Ba3	BB-
B+	B1	B+
B	B2	B
B-	B3	B-
CCC+	Caa1	CCC+
CCC	Caa2	CCC
CCC-	Caa3	CCC-
CC	Ca	CC
C	C	C

Fitch IDR Equivalency Map from Corporate Ratings

Rating Type Hierarchy	Rating Agency(s)	Issue Rating	Mapping Rule
Corporate Family Rating, LT Issuer Rating	Moody’s	NA	0
Issuer Credit Rating	S&P	NA	0
Senior Unsecured	Fitch, Moody’s, S&P	Any	0
Senior Debt: Senior Secured or Subordinated Secured	Fitch, S&P	“BBB-” or above	0
	Fitch, S&P	“BB+” or below	-1
	Moody’s	“Ba1” or above	-1
	Moody’s	“Ba2” or below	-2
	Moody’s	“Ca”	-1
Subordinated Debt: Junior Subordinated or Senior Subordinated	Fitch, Moody’s, S&P	“B+” / “B1” or above	1
	Fitch, Moody’s, S&P	“B” / “B2” or below	2

S-5-4

“Fitch Recovery Rate” means, with respect to a Collateral Obligation, the recovery rate determined in accordance with paragraphs (a) to (c) below or (in any case) such other recovery rate as Fitch may notify the Collateral Manager from time to time:

(a) if such Collateral Obligation has either a public Fitch recovery rating or a private Fitch recovery rating, the recovery rate corresponding to such recovery rating in the table below, unless a recovery estimate (expressed as a percentage) is provided by Fitch in which case such recovery estimate shall be used:

Asset-Specific Recovery Rate Assumptions — Group 1 and 2
Fitch Recovery Rating	Fitch Recovery Rate (%)
RR1	95
RR2	80
RR3	60
RR4	40
RR5	20
RR6	5
RR – Recovery rate. Source: Fitch Ratings.

Asset-Specific Recovery Rate Assumptions — Group 3
Fitch Recovery Rating	Fitch Recovery Rate (%)
RR1	70
RR2	50
RR3	35
RR4	20
RR5	5
RR6	0
RR – Recovery rate. Source: Fitch Ratings.

(b) if such Collateral Obligation is a DIP Collateral Obligation, the asset specific recovery rate assumptions applicable to such DIP Collateral Obligation shall correspond to the Fitch recovery rating of the ‘RR1’ rating in the table above (corresponding to the country group in which the Obligor thereof is Domiciled); and

(c) if such Collateral Obligation has no public Fitch recovery rating or recovery rating associated with a private Fitch rating, the recovery rate applicable will be the rate determined in accordance with the applicable table below, for purposes of which the Collateral Obligation will be categorized as (i) ‘Strong Recovery’ if it is a Senior Secured Loan from an issuer with a public rating from Fitch, Moody’s or S&P (a non-middle market issuer); (ii) ‘Strong Recovery MML’ if it is a Senior Secured Loan from a Group 1 issuer without a public rating from Fitch, Moody’s or S&P; (iii) ‘Senior Secured Bonds’ if it is a senior secured bond; (iv) ‘Moderate Recovery’ if it is a senior unsecured bond; and (v) ‘Weak Recovery’ if it is any other debt instrument not listed above, unless otherwise specified by Fitch:

S-5-5

Recovery Rate Assumptions

Generic Recovery Rate Assumptions
	Group 1	Group 2	Group 3
Strong Recovery (%)	75	65	30
Strong Recovery MML (%)	65	N.A.	N.A.
Senior Secured Bonds (%)	60	60	N.A.
Moderate Recovery (%)	40	40	20
Weak Recovery (%)	15	15	5

Group 1: Australia, Bermuda, Canada, Cayman Islands, New Zealand, Puerto Rico, United States.

Group 2: Austria, Barbados, Belgium, Czech Republic, Denmark, Estonia, Finland, France, Germany, Gibraltar, Hong Kong, Iceland, Ireland, Israel, Italy, Japan, Jersey, Latvia, Liechtenstein, Lithuania, Luxembourg, Netherlands, Norway, Poland, Portugal, Singapore, Slovakia, Slovenia, South Korea, Spain, Sweden, Switzerland, Taiwan, United Kingdom.

Group 3: Albania, Argentina, Asia Others, Bahamas, Bosnia and Herzegovina, Brazil, Bulgaria, Chile, China, Colombia, Costa Rica, Croatia, Cyprus, Dominican Republic, Eastern Europe Others, Ecuador, Egypt, El Salvador, Greece, Guatemala, Hungary, India, Indonesia, Iran, Jamaica, Kazakhstan, Liberia, Macedonia, Malaysia, Malta, Marshall Islands, Mauritius, Mexico, Middle East and North Africa Others, Moldova, Morocco, Other Central America, Other South America, Other Sub Saharan Africa, Pakistan, Panama, Peru, Philippines, Qatar, Romania, Russia, Saudi Arabia, Serbia and Montenegro, South Africa, Thailand, Tunisia, Turkey, Ukraine, Uruguay, Venezuela, Vietnam.

Fitch Test Matrix

Subject to the provisions provided below, on or after the Closing Date, the Collateral Manager will have the option to elect which of the cases set forth in the matrix below (or any replacement matrix provided or confirmed by Fitch) (the “Fitch Test Matrix”) shall be applicable for purposes of the Maximum Fitch Rating Factor Test, the Minimum Weighted Average Fitch Recovery Rate Test and the Fitch Minimum Floating Spread Test. The Collateral Manager will have the option to use linear interpolation within the Fitch Test Matrix to the extent required. For any given case:

(a) the applicable value for determining satisfaction of the Maximum Fitch Rating Factor Test will be the value set forth in the column header (or linear interpolation between two adjacent columns, as applicable) of the row-column combination in the Fitch Test Matrix selected by the Collateral Manager;

(b) the applicable value for determining satisfaction of the Fitch Minimum Floating Spread Test will be the percentage set forth in the row header (or linear interpolation between two adjacent rows as applicable) of the row-column combination in the Fitch Test Matrix selected by the Collateral Manager; and

S-5-6

(c) the applicable value for determining satisfaction of the Minimum Weighted Average Fitch Recovery Rate Test will be the value in the intersection cell (or linear interpolation between two adjacent rows and/or two adjacent columns, as applicable) of the row-column combination in the Fitch Test Matrix selected by the Collateral Manager in relation to (a) and (b) above.

On the Closing Date, the Collateral Manager will be required to elect which case shall apply initially by written notice to the Issuer and Fitch. Thereafter, on two Business Days’ notice to the Issuer and Fitch, the Collateral Manager may elect to have a different case apply, provided that the Maximum Fitch Rating Factor Test, the Minimum Weighted Average Fitch Recovery Rate Test and the Fitch Minimum Floating Spread Test applicable to the case to which the Collateral Manager desires to change are satisfied after giving effect to such change or, in the case of any tests that are not satisfied, the Issuer’s level of compliance with such tests is improved after giving effect to the application of the different case.

S-5-7

Max of BE WARR - All Scenarios
WAS/WA RF	20	21	22	23	24	25	26	27	28	29	30	31	32	33	34	35	36	37	38	39	40
3.50%	53.00%	54.80%	56.10%	57.30%	58.50%	59.70%	61.00%	62.30%	63.70%	64.90%	66.70%	68.40%	70.00%	71.40%	72.70%	74.00%	75.20%	76.20%	77.20%	78.20%	79.20%
3.70%	51.50%	53.30%	55.00%	56.30%	57.50%	58.70%	59.80%	61.10%	62.50%	63.80%	65.10%	66.80%	68.50%	70.20%	71.50%	72.80%	74.10%	75.30%	76.40%	77.40%	78.40%
3.90%	50.00%	51.80%	53.60%	55.20%	56.50%	57.70%	58.80%	60.00%	61.30%	62.70%	64.00%	65.40%	67.10%	68.80%	70.40%	71.80%	73.10%	74.40%	75.50%	76.60%	77.60%
4.10%	48.50%	50.30%	52.10%	53.90%	55.40%	56.70%	57.90%	59.00%	60.20%	61.60%	62.90%	64.30%	65.70%	67.50%	69.20%	70.70%	72.10%	73.40%	74.60%	75.80%	76.80%
4.30%	47.10%	48.90%	50.70%	52.50%	54.20%	55.70%	56.90%	58.10%	59.30%	60.50%	61.90%	63.30%	64.60%	66.10%	67.90%	69.60%	71.00%	72.40%	73.70%	74.90%	76.00%
4.50%	45.70%	47.60%	49.40%	51.10%	52.90%	54.70%	56.00%	57.30%	58.40%	59.60%	60.90%	62.20%	63.60%	64.90%	66.60%	68.30%	70.00%	71.40%	72.70%	74.00%	75.20%
4.70%	44.40%	46.30%	48.10%	49.80%	51.70%	53.40%	55.10%	56.40%	57.60%	58.70%	59.90%	61.20%	62.60%	63.90%	65.30%	67.00%	68.70%	70.40%	71.70%	73.00%	74.30%
4.90%	43.10%	44.90%	46.80%	48.60%	50.40%	52.20%	53.90%	55.50%	56.70%	57.90%	59.10%	60.20%	61.60%	63.00%	64.30%	65.80%	67.50%	69.20%	70.70%	72.10%	73.40%
5.10%	41.70%	43.70%	45.50%	47.40%	49.10%	50.90%	52.70%	54.40%	55.80%	57.10%	58.20%	59.40%	60.60%	62.00%	63.40%	64.70%	66.30%	68.00%	69.70%	71.10%	72.50%
5.30%	40.40%	42.40%	44.30%	46.10%	47.90%	49.70%	51.50%	53.20%	54.90%	56.20%	57.40%	58.60%	59.70%	61.10%	62.40%	63.70%	65.00%	66.80%	68.50%	70.20%	71.50%
5.50%	37.50%	41.10%	43.00%	44.90%	46.70%	48.50%	50.20%	52.00%	53.80%	55.40%	56.60%	57.80%	59.00%	60.10%	61.50%	62.80%	64.20%	65.60%	67.40%	69.10%	70.60%
5.70%	34.10%	39.40%	41.80%	43.70%	45.50%	47.30%	49.10%	50.90%	52.60%	54.30%	55.80%	57.00%	58.20%	59.30%	60.60%	61.90%	63.30%	64.60%	66.20%	67.90%	69.60%
5.90%	30.60%	36.00%	40.50%	42.40%	44.30%	46.20%	48.00%	49.70%	51.50%	53.20%	54.90%	56.20%	57.40%	58.60%	59.70%	61.00%	62.40%	63.70%	65.00%	66.80%	68.50%
6.10%	27.10%	32.60%	38.00%	41.20%	43.10%	45.00%	46.80%	48.60%	50.30%	52.10%	53.80%	55.40%	56.60%	57.80%	59.00%	60.10%	61.50%	62.90%	64.20%	65.60%	67.40%
6.30%	23.60%	29.30%	34.70%	39.90%	42.00%	43.80%	45.70%	47.50%	49.20%	51.00%	52.70%	54.40%	55.80%	57.10%	58.20%	59.40%	60.60%	62.00%	63.40%	64.70%	66.30%
6.50%	19.90%	25.90%	31.40%	36.80%	40.80%	42.70%	44.50%	46.40%	48.10%	49.90%	51.60%	53.40%	55.10%	56.30%	57.50%	58.70%	59.80%	61.20%	62.50%	63.90%	65.20%
6.70%	16.60%	22.40%	28.20%	33.60%	38.80%	41.50%	43.40%	45.30%	47.10%	48.80%	50.60%	52.30%	54.00%	55.60%	56.80%	58.00%	59.10%	60.30%	61.70%	63.00%	64.40%
6.90%	10.40%	19.00%	24.90%	30.40%	35.80%	40.40%	42.30%	44.20%	46.00%	47.80%	49.50%	51.30%	53.00%	54.70%	56.00%	57.30%	58.40%	59.60%	60.90%	62.20%	63.60%
7.10%	0.00%	15.80%	21.40%	27.20%	32.70%	37.90%	41.20%	43.10%	44.90%	46.70%	48.50%	50.20%	52.00%	53.70%	55.30%	56.50%	57.70%	58.90%	60.00%	61.40%	62.80%
7.30%	0.00%	0.00%	18.20%	24.00%	29.60%	35.00%	40.10%	42.00%	43.90%	45.70%	47.50%	49.20%	51.00%	52.70%	54.40%	55.80%	57.00%	58.20%	59.40%	60.60%	62.00%
7.50%	0.00%	0.00%	15.30%	20.80%	26.70%	32.10%	37.40%	41.00%	42.90%	44.70%	46.50%	48.30%	50.00%	51.80%	53.50%	55.20%	56.40%	57.60%	58.80%	59.90%	61.30%
7.70%	0.00%	0.00%	0.00%	17.90%	23.70%	29.30%	34.60%	39.80%	41.90%	43.70%	45.50%	47.30%	49.10%	50.80%	52.60%	54.30%	55.70%	57.00%	58.10%	59.30%	60.50%
7.90%	0.00%	0.00%	0.00%	15.10%	20.60%	26.40%	31.80%	37.10%	40.90%	42.80%	44.60%	46.40%	48.20%	49.90%	51.70%	53.40%	55.10%	56.30%	57.50%	58.70%	59.80%

S-5-1

SCHEDULE 6

FITCH INDUSTRY CLASSIFICATIONS

PCM Industry Sectors and Industries
Sectors and Industry breakdown
Telecom media and technology—sector
Technology hardware
Technology software
Telecommunications
Broadcasting and media
Cable

Industrials—sector
Aerospace and defense
Automobiles
Building and materials
Chemicals
Industrial and manufacturing
Metals and mining
Packaging and containers
Real estate
Transportation and distribution

Retail leisure and consumer—sector
Consumer products
Environmental services
Food, beverage and tobacco
Retail food and drug
Gaming and leisure and entertainment
Retail
Healthcare devices
Healthcare providers
Lodging and restaurants
Pharmaceuticals

Energy—sector
Energy oil and gas
Utilities power

Banking and finance—sector
Banking and finance

Business services—sector
Business services general
Business services data and analytics

S-6-1

Schedule 7

DIVERSITY SCORE CALCULATION

The Diversity Score is calculated as follows:

(a) An “Issuer Par Amount” is calculated for each issuer of a Collateral Obligation, and is equal to the Aggregate Principal Balance of all Collateral Obligations issued by that issuer and all affiliates.

(b) An “Average Par Amount” is calculated by summing the Issuer Par Amounts for all issuers, and dividing by the number of issuers.

(c) An “Equivalent Unit Score” is calculated for each issuer, and is equal to the lesser of (x) one and (y) the Issuer Par Amount for such issuer divided by the Average Par Amount.

(d) An “Aggregate Industry Equivalent Unit Score” is then calculated for each of the Moody’s industry classification groups, shown on Schedule 5, and is equal to the sum of the Equivalent Unit Scores for each issuer in such industry classification group.

(e) An “Industry Diversity Score” is then established for each Moody’s industry classification group, shown on Schedule 5, by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores:

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200

S-7-1

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

(f) The Diversity Score is then calculated by summing each of the Industry Diversity Scores for each Fitch industry classification group shown on Schedule 6.

(g) For purposes of calculating the Diversity Score, affiliated issuers in the same Industry are deemed to be a single issuer except as otherwise agreed to by Moody’s.

S-7-2

EXHIBIT A

FORMS OF NOTES

A

EXHIBIT A-1

FORM OF GLOBAL SECURED NOTE

[RULE 144A][REGULATION S] GLOBAL SECURED NOTE

representing

CLASS [A-1][A-2] SENIOR SECURED FLOATING RATE NOTES DUE 2035

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY TO A “QUALIFIED PURCHASER” (AS DEFINED FOR PURPOSES OF SECTION 3(c)(7) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “1940 ACT”)) OR AN ENTITY (OTHER THAN A TRUST) OWNED EXCLUSIVELY BY “QUALIFIED PURCHASERS” THAT IS (A) EITHER (1) A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN RELIANCE ON THE EXEMPTION FROM SECURITIES ACT REGISTRATION PROVIDED BY SUCH RULE THAT IS NOT A BROKER-DEALER WHICH OWNS AND INVESTS ON A DISCRETIONARY BASIS LESS THAN U.S.$25 MILLION IN SECURITIES OF ISSUERS THAT ARE NOT AFFILIATED PERSONS OF THE DEALER AND IS NOT A PLAN REFERRED TO IN PARAGRAPH (A)(1)(D) OR (A)(1)(E) OF RULE 144A OR A TRUST FUND REFERRED TO IN PARAGRAPH (A)(1)(F) OF RULE 144A THAT HOLDS THE ASSETS OF SUCH A PLAN, IF INVESTMENT DECISIONS WITH RESPECT TO THE PLAN ARE MADE BY THE BENEFICIARIES OF THE PLAN OR (2) SOLELY IN THE CASE OF NOTES ISSUED AS CERTIFICATED NOTES, AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT) (AN “IAI”) OR (B) A PERSON THAT IS NOT A “U.S. PERSON” (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) IN AN “OFFSHORE TRANSACTION” (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) IN RELIANCE ON THE EXEMPTION FROM SECURITIES ACT REGISTRATION PROVIDED BY REGULATION S, IN EACH CASE IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, AND IN EACH CASE IN COMPLIANCE WITH THE CERTIFICATION AND OTHER REQUIREMENTS SPECIFIED IN THE INDENTURE REFERRED TO HEREIN AND IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAW OF ANY APPLICABLE JURISDICTION.

THE ISSUER HAS THE RIGHT, UNDER THE INDENTURE, TO COMPEL ANY BENEFICIAL OWNER OF AN INTEREST IN A NOTE THAT IS NOT BOTH (A) A QUALIFIED PURCHASER OR A CORPORATION, PARTNERSHIP, LIMITED LIABILITY COMPANY OR OTHER ENTITY (OTHER THAN A TRUST) EACH SHAREHOLDER, PARTNER, MEMBER OR OTHER EQUITY OWNER OF WHICH IS A QUALIFIED PURCHASER AND (B) EITHER (1) A QUALIFIED INSTITUTIONAL BUYER OR AN IAI OR (2) A PERSON THAT IS NOT A “U.S. PERSON” (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) THAT HAS ACQUIRED ITS INTEREST IN SUCH NOTE IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, TO SELL ITS INTEREST IN THE NOTE, OR TO SELL SUCH INTEREST ON BEHALF OF SUCH OWNER.

A-1-1

EACH PURCHASER OR TRANSFEREE OF THIS NOTE WILL BE REQUIRED OR DEEMED TO REPRESENT AND WARRANT THAT (A) IF IT IS, OR IS ACTING ON BEHALF OF, A BENEFIT PLAN INVESTOR, ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND (B) IF IT IS, OR IS ACTING ON BEHALF OF, A GOVERNMENTAL, CHURCH, NON-U.S. OR OTHER PLAN WHICH IS SUBJECT TO ANY STATE, LOCAL, OTHER FEDERAL OR NON-U.S. LAW OR REGULATION THAT IS SUBSTANTIALLY SIMILAR TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (ANY SUCH LAW OR REGULATION, AN “OTHER PLAN LAW”), ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT VIOLATION OF ANY SUCH OTHER PLAN LAW. “BENEFIT PLAN INVESTOR” MEANS (A) AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF ERISA) THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF TITLE I OF ERISA, (B) A PLAN TO WHICH SECTION 4975 OF THE CODE APPLIES OR (C) ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY SUCH EMPLOYEE BENEFIT PLAN’S OR PLAN’S INVESTMENT IN THE ENTITY.

IF THE PURCHASER OR TRANSFEREE OF THIS NOTE OR INTEREST IN THIS NOTE IS A BENEFIT PLAN INVESTOR THEN IT REPRESENTS, WARRANTS AND AGREES THAT (I) NONE OF THE ISSUER, THE COLLATERAL MANAGER, THE TRUSTEE, THE COLLATERAL ADMINISTRATOR, THE INITIAL PURCHASER, THE PLACEMENT AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, HAS PROVIDED ANY INVESTMENT ADVICE WITHIN THE MEANING OF SECTION 3(21) OF ERISA TO THE BENEFIT PLAN INVESTOR, OR TO ANY FIDUCIARY OR OTHER PERSON INVESTING THE ASSETS OF THE BENEFIT PLAN INVESTOR (“FIDUCIARY”), IN CONNECTION WITH ITS ACQUISITION OF NOTES, AND (II) THE FIDUCIARY IS EXERCISING ITS OWN INDEPENDENT JUDGMENT IN EVALUATING THE INVESTMENT IN THE NOTES.

ANY TRANSFER, PLEDGE OR OTHER USE OF THIS NOTE FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN, UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR OF SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO.).

A-1-2

TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN, INCLUDING ANY TAX-RELATED TRANSFER RESTRICTION SET FORTH IN SECTION 2.12 OF THE INDENTURE.

PRINCIPAL OF THIS NOTE IS PAYABLE AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING PRINCIPAL OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF. ANY PERSON ACQUIRING THIS NOTE MAY ASCERTAIN ITS CURRENT PRINCIPAL AMOUNT BY INQUIRY OF THE TRUSTEE.

EACH PURCHASER OR TRANSFEREE OF THIS NOTE OR ANY INTEREST IN THIS NOTE WILL BE REQUIRED, OR, BY ACQUIRING THIS NOTE OR AN INTEREST IN THIS NOTE, WILL BE DEEMED, TO REPRESENT AND WARRANT THAT: (A) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS TO BE CAPABLE OF MAKING ITS OWN INDEPENDENT EVALUATION OF THE REASONABLENESS AND ACCURACY OF THE INFORMATION CONTAINED UNDER THE “CREDIT RISK RETENTION” SECTION HEADING IN THE OFFERING CIRCULAR; (B) IT UNDERSTANDS THE INHERENT LIMITATIONS OF THE INFORMATION CONTAINED UNDER THE “CREDIT RISK RETENTION” SECTION HEADING IN THE OFFERING CIRCULAR AND HAS BEEN AFFORDED AN OPPORTUNITY TO REQUEST AND TO REVIEW, AND HAS RECEIVED, ALL ADDITIONAL INFORMATION CONSIDERED BY IT TO BE NECESSARY TO VERIFY THE ACCURACY OF, OR TO SUPPLEMENT THE INFORMATION UNDER, THE “CREDIT RISK RETENTION” SECTION HEADING IN THE OFFERING CIRCULAR; (C) IT APPROVES THE USE OF THE METHODOLOGY, INPUTS AND ASSUMPTIONS DESCRIBED UNDER THE “CREDIT RISK RETENTION” SECTION HEADING IN THE OFFERING CIRCULAR; (D) IT HAS MADE ITS OWN INDEPENDENT DECISION REGARDING AN INVESTMENT IN THE NOTES WITHOUT RELIANCE UPON, OR USE OF, IN ANY MANNER WHATSOEVER THE INFORMATION CONTAINED UNDER THE “CREDIT RISK RETENTION” SECTION HEADING IN THE OFFERING CIRCULAR; AND (E) IT UNDERSTANDS THAT THE ISSUER AND COLLATERAL MANAGER ARE RELYING ON THE FOREGOING AS A MATERIAL INDUCEMENT TO ENTER THIS TRANSACTION AND OTHERWISE WOULD NOT ENGAGE IN THIS TRANSACTION.

A-1-3

MFIC BETHESDA CLO 1 LLC

[RULE 144A][REGULATION S] GLOBAL SECURED NOTE

representing

CLASS [A-1][A-2] SENIOR SECURED FLOATING RATE NOTES DUE 2035

[R][S]-[_] CUSIP No.: [_] ISIN: [_] [Common Code: [_]]	Up to U.S.$[_]

MFIC BETHESDA CLO 1 LLC, a limited liability company formed under the laws of Delaware (the “Issuer”), for value received, hereby promises to pay to CEDE & CO. or registered assigns, upon presentation and surrender of this Note (except as otherwise permitted by the Indenture referred to below), the principal sum as indicated on Schedule A on the Payment Date in October 2035, or, if such day is not a Business Day, the next succeeding Business Day (the “Stated Maturity”) except as provided below and in the Indenture. The obligations of the Issuer under this Note and the Indenture are limited recourse obligations of the Issuer payable solely from the Assets in accordance with the Indenture, and following realization of the Assets in accordance with the Indenture, all claims of Noteholders shall be extinguished and shall not thereafter revive.

The Issuer promises to pay interest, if any, on the 23rd day of January, April, July and October, commencing in April 2024 (or, if such day is not a Business Day, the next succeeding Business Day), at the rate equal to the Benchmark plus [2.40][2.90]% per annum on the unpaid principal amount hereof until the principal hereof is paid or duly provided for. Interest shall be computed on the basis of the actual number of days elapsed in the applicable Interest Accrual Period divided by 360. The interest so payable on any Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest, which shall be the date one day (whether or not a Business Day) prior to such Payment Date.

Interest will cease to accrue on each Class [A-1][A-2] Note, or in the case of a partial repayment, on such repaid part, from the date of repayment or Stated Maturity unless payment of principal is improperly withheld or unless a default is otherwise made with respect to such payments. The principal of this Class [A-1][A-2] Note shall be payable on the first Payment Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments. The principal of each Class [A-1][A-2] Note shall be payable no later than the Stated Maturity unless the unpaid principal of such Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise.

Unless the certificate of authentication hereon has been executed by the Trustee or the Authenticating Agent by the manual signature of one of their authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

A-1-4

This Note is one of a duly authorized issue of Class [A-1][A-2] Senior Secured Floating Rate Notes due October, 2035 (the “Class [A-1][A-2] Notes” and, together with the other classes of Notes issued under the Indenture, the “Notes”) issued under an indenture dated as of November 2, 2023 (as may be amended, supplemented and restated from time to time, the “Indenture”) between the Issuer and Deutsche Bank National Trust Company, as trustee (the “Trustee”, which term includes any successor trustee as permitted under the Indenture). Reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee and the Holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

This Note is subject to optional redemption as specified in the Indenture. In the case of any optional redemption of Class [A-1][A-2] Notes, interest and principal installments whose Payment Date is on or prior to the Redemption Date will be payable to the Holders of such Notes, or one or more predecessor Class [A-1][A-2] Notes, registered as such at the close of business on the relevant Record Date.

Transfers of this [Rule 144A][Regulation S] Global Secured Note shall be limited to transfers of such Global Note in whole, but not in part, to a nominee of DTC or to a successor of DTC or such successor’s nominee.

Interests in this [Rule 144A][Regulation S] Global Secured Note will be transferable in accordance with DTC’s rules and procedures in use at such time, and to transferees acquiring Certificated Notes or to a transferee taking an interest in a [Rule 144A][Regulation S] Global Secured Note, subject to and in accordance with the restrictions set forth in the Indenture.

If (a) a redemption occurs because any Coverage Test is not satisfied as set forth in Section 9.1 of the Indenture, (b) a redemption occurs because a Majority of the Subordinated Notes (with the consent of the Collateral Manager) provides written direction to this effect as set forth in Section 9.2 of the Indenture, (c) a Special Redemption occurs (x) during the Reinvestment Period, if the Collateral Manager is unable, for a period of at least 20 consecutive Business Days, to identify additional Collateral Obligations in sufficient amounts to permit the investment or reinvestment of all or a portion of the funds then in the Collection Account or (y) after the Effective Date, if the Collateral Manager notifies the Trustee that a redemption is required in order to obtain from S&P confirmation of its Initial Ratings of the applicable Notes, each as set forth in Section 9.6 of the Indenture, (d) a redemption occurs because a Majority of an Affected Class or the Issuer (acting at the direction of a Majority of the Subordinated Notes) so direct the Trustee following the occurrence and continuation of a Tax Event as set forth in Section 9.3 of the Indenture or (e) a redemption occurs because the Issuer (acting at the direction of a Majority of the Subordinated Notes) or the Collateral Manager provides written direction to this effect as set forth in Section 9.9 of the Indenture, then in each case this Note may be redeemed in the manner, under the conditions and with the effect provided in the Indenture. In connection with any redemption pursuant to clauses (b), (d) or (e), Holders of 100% of the Aggregate Outstanding Amount of any Class of Notes may elect to receive less than 100% of the Redemption Price that would otherwise be payable to such Holders of such Class of Notes.

A-1-5

The Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Note is registered as the owner of such Note on the Register on the applicable Record Date for the purpose of receiving payments of principal of and interest on such Note and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and neither the Issuer nor the Trustee nor any agent of the Issuer or the Trustee shall be affected by notice to the contrary.

If an Event of Default shall occur and be continuing, the Class [A-1][A-2] Notes may become or be declared due and payable in the manner and with the effect provided in the Indenture.

Interests in this [Rule 144A][Regulation S] Global Secured Note may be exchanged for an interest in, or transferred to a transferee taking an interest in, the corresponding [Regulation S][Rule 144A] Global Secured Note subject to the restrictions as set forth in the Indenture. This [Rule 144A][Regulation S] Global Secured Note is subject to mandatory exchange for Certificated Notes under the limited circumstances set forth in the Indenture.

Upon redemption, exchange of or increase in any interest represented by this [Rule 144A][Regulation S] Global Secured Note, this [Rule 144A][Regulation S] Global Secured Note shall be deemed to be endorsed on Schedule A hereto to reflect the reduction of or increase in the principal amount evidenced hereby.

The Class [A-1][A-2] Notes will be issued in minimum denominations of $250,000 and integral multiples of $1.00 in excess thereof.

Title to Notes shall pass by registration in the Register kept by the Registrar which initially is the Trustee, acting through its Corporate Trust Office.

No service charge shall be made for registration of transfer or exchange of this Note, but the Issuer or the Trustee may require payment of a sum sufficient to cover any transfer, tax or other governmental charge payable in connection therewith. The Registrar or the Trustee shall be permitted to request such evidence reasonably satisfactory to it documenting the identity and/or the signature of the transferor and the transferee.

Each holder and beneficial owner of this Note, by its acceptance of this Note, hereby agrees that it shall not institute against, or join any other Person in instituting against the Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under U.S. federal or state bankruptcy laws or any similar laws until at least one year and one day after payment in full of the Notes, or, if longer, the applicable preference period then in effect plus one day following such payment in full.

AS PROVIDED IN THE INDENTURE, THE INDENTURE AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

A-1-6

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated as of _______________, _____.

MFIC BETHESDA CLO 1 LLC,
as Issuer

By
Name:
Title:

A-1-7

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

Dated as of _______________, _____.

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Trustee

By:
Authorized Signatory

A-1-8

SCHEDULE A

SCHEDULE OF EXCHANGES OR REDEMPTIONS

The following exchanges, redemptions of or increase in the whole or a part of the Notes represented by this [Rule 144A][Regulation S] Global Secured Note have been made:

Date exchange/ redemption/ increase made	Original principal amount of this [Rule 144A] [Regulation S] Global Secured Note			Part of principal amount of this [Rule 144A][Regulation S] Global Secured Note exchanged/redeemed/ increased	Remaining principal amount of this [Rule 144A][Regulation S] Global Secured Note following such exchange/redemption/ increase	Notation made by or on behalf of the Issuer
	$	[_	]

A-1-9

EXHIBIT A-2

FORM OF 144A GLOBAL SUBORDINATED NOTE

RULE 144A GLOBAL SUBORDINATED NOTE

representing

SUBORDINATED NOTES DUE 2123

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY TO A “QUALIFIED PURCHASER” (AS DEFINED FOR PURPOSES OF SECTION 3(c)(7) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “1940 ACT”)) OR AN ENTITY (OTHER THAN A TRUST) OWNED EXCLUSIVELY BY “QUALIFIED PURCHASERS” THAT IS EITHER (1) A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN RELIANCE ON THE EXEMPTION FROM SECURITIES ACT REGISTRATION PROVIDED BY SUCH RULE THAT IS NOT A BROKER-DEALER WHICH OWNS AND INVESTS ON A DISCRETIONARY BASIS LESS THAN U.S.$25 MILLION IN SECURITIES OF ISSUERS THAT ARE NOT AFFILIATED PERSONS OF THE DEALER AND IS NOT A PLAN REFERRED TO IN PARAGRAPH (A)(1)(D) OR (A)(1)(E) OF RULE 144A OR A TRUST FUND REFERRED TO IN PARAGRAPH (A)(1)(F) OF RULE 144A THAT HOLDS THE ASSETS OF SUCH A PLAN, IF INVESTMENT DECISIONS WITH RESPECT TO THE PLAN ARE MADE BY THE BENEFICIARIES OF THE PLAN OR (2) AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT) (AN “IAI”), IN EACH CASE IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, AND IN EACH CASE IN COMPLIANCE WITH THE CERTIFICATION AND OTHER REQUIREMENTS SPECIFIED IN THE INDENTURE REFERRED TO HEREIN AND IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAW OF ANY APPLICABLE JURISDICTION.

THE ISSUER HAS THE RIGHT, UNDER THE INDENTURE, TO COMPEL ANY BENEFICIAL OWNER OF AN INTEREST IN A NOTE THAT IS NOT BOTH (A) A QUALIFIED PURCHASER OR A CORPORATION, PARTNERSHIP, LIMITED LIABILITY COMPANY OR OTHER ENTITY (OTHER THAN A TRUST) EACH SHAREHOLDER, PARTNER, MEMBER OR OTHER EQUITY OWNER OF WHICH IS A QUALIFIED PURCHASER AND (B) A QUALIFIED INSTITUTIONAL BUYER OR AN IAI THAT HAS ACQUIRED ITS INTEREST IN SUCH NOTE IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, TO SELL ITS INTEREST IN THE NOTE, OR TO SELL SUCH INTEREST ON BEHALF OF SUCH OWNER.

EACH PERSON WHO PURCHASES AN INTEREST IN A GLOBAL SUBORDINATED NOTE WITH THE EXPRESS WRITTEN CONSENT OF THE ISSUER AS PART OF THE INITIAL OFFERING FROM THE ISSUER, THE INITIAL PURCHASER OR THE PLACEMENT AGENT ON THE CLOSING DATE WILL BE REQUIRED TO REPRESENT AND WARRANT IN WRITING TO THE TRUSTEE (A) WHETHER OR NOT, FOR SO LONG

A-2-1

AS IT HOLDS THIS NOTE OR AN INTEREST HEREIN, IT IS, OR IS ACTING ON BEHALF OF, A BENEFIT PLAN INVESTOR, (B) WHETHER OR NOT, FOR SO LONG AS IT HOLDS THIS NOTE OR AN INTEREST HEREIN, IT IS A CONTROLLING PERSON AND (C) THAT (I) IF IT IS, OR IS ACTING ON BEHALF OF, A BENEFIT PLAN INVESTOR, ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND (II) IF IT IS, OR IS ACTING ON BEHALF OF, A GOVERNMENTAL, CHURCH, NON-U.S. OR OTHER PLAN, (X) IT IS NOT, AND FOR SO LONG AS IT HOLDS THIS NOTE OR AN INTEREST HEREIN IT WILL NOT BE, SUBJECT TO ANY FEDERAL, STATE, LOCAL NON-U.S. OR OTHER LAW OR REGULATION THAT COULD CAUSE THE UNDERLYING ASSETS OF THE ISSUER TO BE TREATED AS ASSETS OF THE INVESTOR IN ANY NOTE (OR INTEREST THEREIN) BY VIRTUE OF ITS INTEREST AND THEREBY SUBJECT THE ISSUER OR THE COLLATERAL MANAGER (OR OTHER PERSONS RESPONSIBLE FOR THE INVESTMENT AND OPERATION OF THE ISSUER’S ASSETS) TO LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAW”) AND (Y) ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT VIOLATION OF ANY STATE, LOCAL, OTHER FEDERAL OR NON-U.S. LAW OR REGULATION THAT IS SUBSTANTIALLY SIMILAR TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (ANY SUCH LAW OR REGULATION, AN “OTHER PLAN LAW”). “BENEFIT PLAN INVESTOR” MEANS (A) AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF ERISA) THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF TITLE I OF ERISA, (B) A PLAN TO WHICH SECTION 4975 OF THE CODE APPLIES OR (C) ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY SUCH EMPLOYEE BENEFIT PLAN’S OR PLAN’S INVESTMENT IN THE ENTITY. “CONTROLLING PERSON” MEANS ANY PERSON WHO HAS DISCRETIONARY AUTHORITY OR CONTROL WITH RESPECT TO THE ASSETS OF THE ISSUER, ANY PERSON WHO PROVIDES INVESTMENT ADVICE FOR A FEE (DIRECT OR INDIRECT) WITH RESPECT TO SUCH ASSETS, OR ANY “AFFILIATE” OF ANY OF THE ABOVE PERSONS. “AFFILIATE” MEANS A PERSON CONTROLLING, CONTROLLED BY OR UNDER COMMON CONTROL WITH SUCH PERSON AND CONTROL WITH RESPECT TO A PERSON OTHER THAN AN INDIVIDUAL MEANS THE POWER TO EXERCISE A CONTROLLING INFLUENCE OVER THE MANAGEMENT OR POLICIES OF SUCH PERSON.

EACH PERSON WHO ACQUIRES AN INTEREST IN A GLOBAL SUBORDINATED NOTE OTHER THAN FROM THE ISSUER, THE INITIAL PURCHASER, THE PLACEMENT AGENT ON THE CLOSING DATE AND WITH THE EXPRESS WRITTEN CONSENT OF THE ISSUER AS PART OF THE INITIAL OFFERING WILL BE REQUIRED OR DEEMED TO REPRESENT AND WARRANT THAT (A) IT IS NOT, AND IS NOT ACTING ON BEHALF OF, AND FOR SO LONG AS IT HOLDS THIS NOTE OR AN INTEREST HEREIN IT WILL NOT BE, AND WILL NOT BE ACTING ON BEHALF OF, A BENEFIT PLAN

A-2-2

INVESTOR OR A CONTROLLING PERSON, (B) SUCH PERSON IS NOT, AND FOR SO LONG AS IT HOLDS THIS NOTE OR AN INTEREST HEREIN IT WILL NOT BE, SUBJECT TO ANY SIMILAR LAW AND (C) SUCH PERSON’S ACQUISITION, HOLDING AND DISPOSITION OF SUCH NOTES WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT VIOLATION OF ANY SUCH OTHER PLAN LAW.

IF THE PURCHASER OR TRANSFEREE OF THIS NOTE OR INTEREST IN THIS NOTE IS A BENEFIT PLAN INVESTOR THEN IT REPRESENTS, WARRANTS AND AGREES THAT (I) NONE OF THE ISSUER, THE COLLATERAL MANAGER, THE TRUSTEE, THE COLLATERAL ADMINISTRATOR, THE INITIAL PURCHASER, THE PLACEMENT AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, HAS PROVIDED ANY INVESTMENT ADVICE WITHIN THE MEANING OF SECTION 3(21) OF ERISA TO THE BENEFIT PLAN INVESTOR, OR TO ANY FIDUCIARY OR OTHER PERSON INVESTING THE ASSETS OF THE BENEFIT PLAN INVESTOR (“FIDUCIARY”), IN CONNECTION WITH ITS ACQUISITION OF NOTES, AND (II) THE FIDUCIARY IS EXERCISING ITS OWN INDEPENDENT JUDGMENT IN EVALUATING THE INVESTMENT IN THE NOTES.

EACH PERSON WHO ACQUIRES AN INTEREST IN A SUBORDINATED NOTE WILL BE REQUIRED OR DEEMED TO REPRESENT AND WARRANT THAT IT UNDERSTANDS AND AGREES THAT NO TRANSFER OF THE NOTE OR ANY INTEREST THEREIN WILL BE PERMITTED, AND THE TRUSTEE WILL NOT RECOGNIZE ANY SUCH TRANSFER, IF IT WOULD CAUSE 25% OR MORE OF THE TOTAL VALUE OF THE SUBORDINATED NOTES TO BE HELD BY BENEFIT PLAN INVESTORS, DISREGARDING SUCH NOTES (OR INTERESTS THEREIN) HELD BY CONTROLLING PERSONS.

THE ISSUER HAS THE RIGHT, UNDER THE INDENTURE, TO COMPEL ANY BENEFICIAL OWNER OF A SUBORDINATED NOTE WHO HAS MADE OR HAS BEEN DEEMED TO MAKE A PROHIBITED TRANSACTION, BENEFIT PLAN INVESTOR, CONTROLLING PERSON, SIMILAR LAW OR OTHER PLAN LAW REPRESENTATION THAT IS SUBSEQUENTLY SHOWN TO BE FALSE OR MISLEADING OR WHOSE OWNERSHIP OTHERWISE CAUSES A VIOLATION OF THE 25% LIMITATION TO SELL ITS INTEREST IN THE SUBORDINATED NOTE, OR TO SELL SUCH INTEREST ON BEHALF OF SUCH OWNER.

ANY TRANSFER, PLEDGE OR OTHER USE OF THIS NOTE FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN, UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR OF SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO.).

TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

A-2-3

TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN, INCLUDING ANY TAX-RELATED TRANSFER RESTRICTION SET FORTH IN SECTION 2.12 OF THE INDENTURE.

PRINCIPAL OF THIS NOTE IS PAYABLE AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING PRINCIPAL OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF. ANY PERSON ACQUIRING THIS NOTE MAY ASCERTAIN ITS CURRENT PRINCIPAL AMOUNT BY INQUIRY OF THE TRUSTEE.

EACH PURCHASER OR TRANSFEREE OF THIS NOTE OR ANY INTEREST IN THIS NOTE WILL BE REQUIRED, OR, BY ACQUIRING THIS NOTE OR AN INTEREST IN THIS NOTE, WILL BE DEEMED, TO REPRESENT AND WARRANT THAT: (A) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS TO BE CAPABLE OF MAKING ITS OWN INDEPENDENT EVALUATION OF THE REASONABLENESS AND ACCURACY OF THE INFORMATION CONTAINED UNDER THE “CREDIT RISK RETENTION” SECTION HEADING IN THE OFFERING CIRCULAR; (B) IT UNDERSTANDS THE INHERENT LIMITATIONS OF THE INFORMATION CONTAINED UNDER THE “CREDIT RISK RETENTION” SECTION HEADING IN THE OFFERING CIRCULAR AND HAS BEEN AFFORDED AN OPPORTUNITY TO REQUEST AND TO REVIEW, AND HAS RECEIVED, ALL ADDITIONAL INFORMATION CONSIDERED BY IT TO BE NECESSARY TO VERIFY THE ACCURACY OF, OR TO SUPPLEMENT THE INFORMATION UNDER, THE “CREDIT RISK RETENTION” SECTION HEADING IN THE OFFERING CIRCULAR; (C) IT APPROVES THE USE OF THE METHODOLOGY, INPUTS AND ASSUMPTIONS DESCRIBED UNDER THE “CREDIT RISK RETENTION” SECTION HEADING IN THE OFFERING CIRCULAR; (D) IT HAS MADE ITS OWN INDEPENDENT DECISION REGARDING AN INVESTMENT IN THE NOTES WITHOUT RELIANCE UPON, OR USE OF, IN ANY MANNER WHATSOEVER THE INFORMATION CONTAINED UNDER THE “CREDIT RISK RETENTION” SECTION HEADING IN THE OFFERING CIRCULAR; AND (E) IT UNDERSTANDS THAT THE ISSUER AND COLLATERAL MANAGER ARE RELYING ON THE FOREGOING AS A MATERIAL INDUCEMENT TO ENTER THIS TRANSACTION AND OTHERWISE WOULD NOT ENGAGE IN THIS TRANSACTION.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THIS NOTE MAY BE OBTAINED BY WRITING TO THE ISSUER AT ITS REGISTERED OFFICE.

A-2-4

MFIC BETHESDA CLO 1 LLC

RULE 144A GLOBAL SUBORDINATED NOTE

representing

SUBORDINATED NOTES DUE 2123

R-[_]
CUSIP No.: [_]	Up to U.S.$[_]
ISIN: [_]
[Common Code: [_]]

MFIC BETHESDA CLO 1 LLC, a limited liability company formed under the laws of Delaware (the “Issuer”), for value received, hereby promises to pay to CEDE & CO. or registered assigns, upon presentation and surrender of this Note (except as otherwise permitted by the Indenture referred to below), the principal sum as indicated on Schedule A on the Payment Date in October 2123 or, if such day is not a Business Day, the next succeeding Business Day (the “Stated Maturity”) except as provided below and in the Indenture. The obligations of the Issuer under this Note and the Indenture are limited recourse obligations of the Issuer payable solely from the Assets in accordance with the Indenture, and following realization of the Assets in accordance with the Indenture, all claims of Noteholders shall be extinguished and shall not thereafter revive. The Subordinated Notes represent unsecured, subordinated obligations of the Issuer and are not entitled to security under the indenture.

Payments of Interest Proceeds and Principal Proceeds to the Holders of the Subordinated Notes are subordinated to payments in respect of other classes of Notes as set forth in the Indenture and failure to pay such amounts will not constitute an Event of Default under the Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee or the Authenticating Agent by the manual signature of one of their authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of Subordinated Notes due October, 2123 (the “Subordinated Notes” and, together with the other classes of Notes issued under the Indenture, the “Notes”) issued under an indenture, dated as of November 2, 2023 (as may be amended, supplemented and restated from time to time, the “Indenture”) among the Issuer and Deutsche Bank National Trust Company, as trustee (the “Trustee”, which term includes any successor trustee as permitted under the Indenture). Reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee and the Holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

A-2-5

This Note is subject to optional redemption as specified in the Indenture. In the case of any optional redemption of Subordinated Notes, interest and principal installments whose Payment Date is on or prior to the Redemption Date will be payable to the Holders of such Notes, or one or more predecessor Subordinated Notes, registered as such at the close of business on the relevant Record Date.

Transfers of this Rule 144A Global Subordinated Note shall be limited to transfers of such Global Note in whole, but not in part, to a nominee of DTC or to a successor of DTC or such successor’s nominee.

Interests in this Rule 144A Global Subordinated Note will be transferable in accordance with DTC’s rules and procedures in use at such time, and to transferees acquiring Certificated Notes or to a transferee taking an interest in a Rule 144A Global Subordinated Note, subject to and in accordance with the restrictions set forth in the Indenture.

The Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Note is registered as the owner of such Note on the Register on the applicable Record Date for the purpose of receiving payments of principal of and interest on such Note and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and neither the Issuer nor the Trustee nor any agent of the Issuer or the Trustee shall be affected by notice to the contrary.

This Rule 144A Global Subordinated Note is subject to mandatory exchange for Certificated Notes under the limited circumstances set forth in the Indenture.

Upon redemption, exchange of or increase in any interest represented by this Rule 144A Global Subordinated Note, this Rule 144A Global Subordinated Note shall be deemed to be endorsed on Schedule A hereto to reflect the reduction of or increase in the principal amount evidenced hereby.

The Subordinated Notes will be issued in minimum denominations of $1,716,000 and integral multiples of $1.00 in excess thereof; and integral multiples of U.S.$1.00 in excess thereof.

Title to Notes shall pass by registration in the Register kept by the Registrar which initially is the Trustee, acting through its Corporate Trust Office.

No service charge shall be made for registration of transfer or exchange of this Note, but the Issuer or the Trustee may require payment of a sum sufficient to cover any transfer, tax or other governmental charge payable in connection therewith. The Registrar or the Trustee shall be permitted to request such evidence reasonably satisfactory to it documenting the identity and/or the signature of the transferor and the transferee.

Each holder and beneficial owner of this Note, by its acceptance of this Note, hereby agrees that it shall not institute against, or join any other Person in instituting against the Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under U.S. federal or state bankruptcy laws or any similar laws until at least one year and one day after payment in full of the Notes, or, if longer, the applicable preference period then in effect plus one day following such payment in full.

A-2-6

AS PROVIDED IN THE INDENTURE, THE INDENTURE AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

A-2-7

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated as of _______________, _____.

MFIC BETHESDA CLO 1 LLC,
as Issuer

By
Name:
Title:

A-2-8

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

Dated as of _______________, _____.

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Trustee

By:
Authorized Signatory

A-2-9

SCHEDULE A

SCHEDULE OF EXCHANGES OR REDEMPTIONS

The following exchanges, redemptions of or increase in the whole or a part of the Notes represented by this Rule 144A Global Subordinated Note have been made:

Date exchange/ redemption/ increase made	Original principal amount of this Rule 144A Global Subordinated Note			Part of principal amount of this Rule 144A Global Subordinated Note exchanged/redeemed/ increased	Remaining principal amount of this Rule 144A Global Subordinated Note following such exchange/redemption/ increase	Notation made by or on behalf of the Issuer
	$	[_	]

A-2-10

EXHIBIT A-3

FORM OF CERTIFICATED SECURED NOTE

CERTIFICATED SECURED NOTE

representing

CLASS [A-1][A-2] SENIOR SECURED FLOATING RATE NOTES DUE 2035

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY TO A “QUALIFIED PURCHASER” (AS DEFINED FOR PURPOSES OF SECTION 3(c)(7) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “1940 ACT”)) OR AN ENTITY (OTHER THAN A TRUST) OWNED EXCLUSIVELY BY “QUALIFIED PURCHASERS” THAT IS (A) EITHER (1) A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN RELIANCE ON THE EXEMPTION FROM SECURITIES ACT REGISTRATION PROVIDED BY SUCH RULE THAT IS NOT A BROKER-DEALER WHICH OWNS AND INVESTS ON A DISCRETIONARY BASIS LESS THAN U.S.$25 MILLION IN SECURITIES OF ISSUERS THAT ARE NOT AFFILIATED PERSONS OF THE DEALER AND IS NOT A PLAN REFERRED TO IN PARAGRAPH (A)(1)(D) OR (A)(1)(E) OF RULE 144A OR A TRUST FUND REFERRED TO IN PARAGRAPH (A)(1)(F) OF RULE 144A THAT HOLDS THE ASSETS OF SUCH A PLAN, IF INVESTMENT DECISIONS WITH RESPECT TO THE PLAN ARE MADE BY THE BENEFICIARIES OF THE PLAN OR (2) SOLELY IN THE CASE OF NOTES ISSUED AS CERTIFICATED NOTES, AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT) (AN “IAI”) OR (B) A PERSON THAT IS NOT A “U.S. PERSON” (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) IN AN “OFFSHORE TRANSACTION” (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) IN RELIANCE ON THE EXEMPTION FROM SECURITIES ACT REGISTRATION PROVIDED BY REGULATION S, IN EACH CASE IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, AND IN EACH CASE IN COMPLIANCE WITH THE CERTIFICATION AND OTHER REQUIREMENTS SPECIFIED IN THE INDENTURE REFERRED TO HEREIN AND IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAW OF ANY APPLICABLE JURISDICTION.

THE ISSUER HAS THE RIGHT, UNDER THE INDENTURE, TO COMPEL ANY BENEFICIAL OWNER OF AN INTEREST IN A NOTE THAT IS NOT BOTH (A) A QUALIFIED PURCHASER OR A CORPORATION, PARTNERSHIP, LIMITED LIABILITY COMPANY OR OTHER ENTITY (OTHER THAN A TRUST) EACH SHAREHOLDER, PARTNER, MEMBER OR OTHER EQUITY OWNER OF WHICH IS A QUALIFIED PURCHASER AND (B) EITHER (1) A QUALIFIED INSTITUTIONAL BUYER OR AN IAI OR (2) A PERSON THAT IS NOT A “U.S. PERSON” (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) THAT HAS ACQUIRED ITS INTEREST IN SUCH NOTE IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, TO SELL ITS INTEREST IN THE NOTE, OR TO SELL SUCH INTEREST ON BEHALF OF SUCH OWNER.

A-3-1

EACH PURCHASER OR TRANSFEREE OF THIS NOTE WILL BE REQUIRED OR DEEMED TO REPRESENT AND WARRANT THAT (A) IF IT IS, OR IS ACTING ON BEHALF OF, A BENEFIT PLAN INVESTOR, ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND (B) IF IT IS, OR IS ACTING ON BEHALF OF, A GOVERNMENTAL, CHURCH, NON-U.S. OR OTHER PLAN WHICH IS SUBJECT TO ANY STATE, LOCAL, OTHER FEDERAL OR NON-U.S. LAW OR REGULATION THAT IS SUBSTANTIALLY SIMILAR TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (ANY SUCH LAW OR REGULATION, AN “OTHER PLAN LAW”), ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT VIOLATION OF ANY SUCH OTHER PLAN LAW. “BENEFIT PLAN INVESTOR” MEANS (A) AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF ERISA) THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF TITLE I OF ERISA, (B) A PLAN TO WHICH SECTION 4975 OF THE CODE APPLIES OR (C) ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY SUCH EMPLOYEE BENEFIT PLAN’S OR PLAN’S INVESTMENT IN THE ENTITY.

IF THE PURCHASER OR TRANSFEREE OF THIS NOTE OR INTEREST IN THIS NOTE IS A BENEFIT PLAN INVESTOR THEN IT REPRESENTS, WARRANTS AND AGREES THAT (I) NONE OF THE ISSUER, THE COLLATERAL MANAGER, THE TRUSTEE, THE COLLATERAL ADMINISTRATOR, THE INITIAL PURCHASER, THE PLACEMENT AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, HAS PROVIDED ANY INVESTMENT ADVICE WITHIN THE MEANING OF SECTION 3(21) OF ERISA TO THE BENEFIT PLAN INVESTOR, OR TO ANY FIDUCIARY OR OTHER PERSON INVESTING THE ASSETS OF THE BENEFIT PLAN INVESTOR (“FIDUCIARY”), IN CONNECTION WITH ITS ACQUISITION OF NOTES, AND (II) THE FIDUCIARY IS EXERCISING ITS OWN INDEPENDENT JUDGMENT IN EVALUATING THE INVESTMENT IN THE NOTES.

TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN, INCLUDING ANY TAX-RELATED TRANSFER RESTRICTION SET FORTH IN SECTION 2.12 OF THE INDENTURE.

PRINCIPAL OF THIS NOTE IS PAYABLE AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING PRINCIPAL OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF. ANY PERSON ACQUIRING THIS NOTE MAY ASCERTAIN ITS CURRENT PRINCIPAL AMOUNT BY INQUIRY OF THE TRUSTEE.

A-3-2

EACH PURCHASER OR TRANSFEREE OF THIS NOTE OR ANY INTEREST IN THIS NOTE WILL BE REQUIRED, OR, BY ACQUIRING THIS NOTE OR AN INTEREST IN THIS NOTE, WILL BE DEEMED, TO REPRESENT AND WARRANT THAT: (A) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS TO BE CAPABLE OF MAKING ITS OWN INDEPENDENT EVALUATION OF THE REASONABLENESS AND ACCURACY OF THE INFORMATION CONTAINED UNDER THE “CREDIT RISK RETENTION” SECTION HEADING IN THE OFFERING CIRCULAR; (B) IT UNDERSTANDS THE INHERENT LIMITATIONS OF THE INFORMATION CONTAINED UNDER THE “CREDIT RISK RETENTION” SECTION HEADING IN THE OFFERING CIRCULAR AND HAS BEEN AFFORDED AN OPPORTUNITY TO REQUEST AND TO REVIEW, AND HAS RECEIVED, ALL ADDITIONAL INFORMATION CONSIDERED BY IT TO BE NECESSARY TO VERIFY THE ACCURACY OF, OR TO SUPPLEMENT THE INFORMATION UNDER, THE “CREDIT RISK RETENTION” SECTION HEADING IN THE OFFERING CIRCULAR; (C) IT APPROVES THE USE OF THE METHODOLOGY, INPUTS AND ASSUMPTIONS DESCRIBED UNDER THE “CREDIT RISK RETENTION” SECTION HEADING IN THE OFFERING CIRCULAR; (D) IT HAS MADE ITS OWN INDEPENDENT DECISION REGARDING AN INVESTMENT IN THE NOTES WITHOUT RELIANCE UPON, OR USE OF, IN ANY MANNER WHATSOEVER THE INFORMATION CONTAINED UNDER THE “CREDIT RISK RETENTION” SECTION HEADING IN THE OFFERING CIRCULAR; AND (E) IT UNDERSTANDS THAT THE ISSUER AND COLLATERAL MANAGER ARE RELYING ON THE FOREGOING AS A MATERIAL INDUCEMENT TO ENTER THIS TRANSACTION AND OTHERWISE WOULD NOT ENGAGE IN THIS TRANSACTION.

A-3-3

MFIC BETHESDA CLO 1 LLC

CERTIFICATED SECURED NOTE

representing

CLASS [A-1][A-2] SENIOR SECURED FLOATING RATE NOTES DUE 2035

U.S.$[_]

C-[_]

CUSIP No.: [_]

MFIC BETHESDA CLO 1 LLC, a limited liability company formed under the laws of Delaware (the “Issuer”), for value received, hereby promises to pay to [_____] or registered assigns, upon presentation and surrender of this Note (except as otherwise permitted by the Indenture referred to below), the principal sum of [______] United States Dollars (U.S.$[________]) on the Payment Date in October 2035 or, if such day is not a Business Day, the next succeeding Business Day (the “Stated Maturity”) except as provided below and in the Indenture. The obligations of the Issuer under this Note and the Indenture are limited recourse obligations of the Issuer payable solely from the Assets in accordance with the Indenture, and following realization of the Assets in accordance with the Indenture, all claims of Noteholders shall be extinguished and shall not thereafter revive.

The Issuer promises to pay interest, if any, on the 23rd day of January, April, July and October in each year, commencing in April 2024 (or, if such day is not a Business Day, the next succeeding Business Day), at the rate equal to the Benchmark plus [2.40][2.90]% per annum on the unpaid principal amount hereof until the principal hereof is paid or duly provided for. Interest shall be computed on the basis of the actual number of days elapsed in the applicable Interest Accrual Period divided by 360. The interest so payable on any Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest, which shall be the last day of the month (whether or not a Business Day) immediately preceding such Payment Date.

Interest will cease to accrue on each Class [A-1][A-2] Note, or in the case of a partial repayment, on such repaid part, from the date of repayment or Stated Maturity unless payment of principal is improperly withheld or unless a default is otherwise made with respect to such payments. The principal of this Class [A-1][A-2] Note shall be payable on the first Payment Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments. The principal of each Class [A-1][A-2] Note shall be payable no later than the Stated Maturity unless the unpaid principal of such Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise.

Unless the certificate of authentication hereon has been executed by the Trustee or the Authenticating Agent by the manual signature of one of their authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

A-3-4

This Note is one of a duly authorized issue of Class [A-1][A-2] Senior Secured Floating Rate Notes due October 2035 (the “Class [A-1][A-2] Notes” and, together with the other classes of Notes issued under the Indenture, the “Notes”) issued under an indenture dated as of November 2, 2023 (as may be amended, supplemented and restated from time to time, the “Indenture”) between the Issuer and Deutsche Bank National Trust Company, as trustee (the “Trustee”, which term includes any successor trustee as permitted under the Indenture). Reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee and the Holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

This Note is subject to optional redemption as specified in the Indenture. In the case of any optional redemption of Class [A-1][A-2] Notes, interest and principal installments whose Payment Date is on or prior to the Redemption Date will be payable to the Holders of such Notes registered as such at the close of business on the relevant Record Date.

This Note may be transferred to a transferee acquiring Certificated Notes, to a transferee taking an interest in a Rule 144A Global Note or to a transferee taking an interest in a Regulation S Global Note, subject to and in accordance with the restrictions set forth in the Indenture.

If (a) a redemption occurs because any Coverage Test is not satisfied as set forth in Section 9.1 of the Indenture, (b) a redemption occurs because a Majority of the Subordinated Notes (with the consent of the Collateral Manager) provides written direction to this effect as set forth in Section 9.2 of the Indenture, (c) a Special Redemption occurs (x) during the Reinvestment Period, if the Collateral Manager is unable, for a period of at least 20 consecutive Business Days, to identify additional Collateral Obligations in sufficient amounts to permit the investment or reinvestment of all or a portion of the funds then in the Collection Account or (y) after the Effective Date, if the Collateral Manager notifies the Trustee that a redemption is required in order to obtain from S&P confirmation of its Initial Ratings of the applicable Notes, each as set forth in Section 9.6 of the Indenture, (d) a redemption occurs because a Majority of an Affected Class or the Issuer (acting at the direction of a Majority of the Subordinated Notes) so direct the Trustee following the occurrence and continuation of a Tax Event as set forth in Section 9.3 of the Indenture or (e) a redemption occurs because the Issuer (acting at the direction of a Majority of the Subordinated Notes) or the Collateral Manager provides written direction to this effect as set forth in Section 9.9 of the Indenture, then in each case this Note may be redeemed in the manner, under the conditions and with the effect provided in the Indenture. In connection with any redemption pursuant to clauses (b), (d) or (e), Holders of 100% of the Aggregate Outstanding Amount of any Class of Notes may elect to receive less than 100% of the Redemption Price that would otherwise be payable to such Holders of such Class of Notes.

The Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Note is registered as the owner of such Note on the Register on the applicable Record Date for the purpose of receiving payments of principal of and interest on such Note and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and neither the Issuer nor the Trustee nor any agent of the Issuer or the Trustee shall be affected by notice to the contrary.

A-3-5

The Class [A-1][A-2] Notes will be issued in minimum denominations of $250,000 and integral multiples of $1.00 in excess thereof.

If an Event of Default shall occur and be continuing, the Class [A-1][A-2] Notes may become or be declared due and payable in the manner and with the effect provided in the Indenture.

Title to Notes shall pass by registration in the Register kept by the Registrar which initially is the Trustee, acting through its Corporate Trust Office.

No service charge shall be made for registration of transfer or exchange of this Note, but the Issuer or the Trustee may require payment of a sum sufficient to cover any transfer, tax or other governmental charge payable in connection therewith. The Registrar or the Trustee shall be permitted to request such evidence reasonably satisfactory to it documenting the identity and/or the signature of the transferor and the transferee.

Each holder and beneficial owner of this Note, by its acceptance of this Note, hereby agrees that it shall not institute against, or join any other Person in instituting against the Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under U.S. federal or state bankruptcy laws or any similar laws until at least one year and one day after payment in full of the Notes, or, if longer, the applicable preference period then in effect plus one day following such payment in full.

AS PROVIDED IN THE INDENTURE, THE INDENTURE AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

A-3-6

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated as of _________________, _____.

MFIC BETHESDA CLO 1 LLC,
as Issuer

By
Name:
Title:

A-3-7

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

Dated as of _______________, _____.

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Trustee

By:
Authorized Signatory

A-3-8

ASSIGNMENT FORM

For value received ___________________________________________

does hereby sell, assign, and transfer to

Please insert social security or other identifying number of assignee

Please print or type name and address, including zip code, of assignee:

the within Note and does hereby irrevocably constitute and appoint ___________________________ Attorney to transfer the Note on the books of the Trustee with full power of substitution in the premises.

Date: _______________	Your Signature
(Sign exactly as your name appears in the security)

Signature Guaranteed*: ____________________

*

NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular without alteration, enlargement or any change whatsoever. Such signature must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

A-3-9

EXHIBIT A-4

FORM OF CERTIFICATED SUBORDINATED NOTE

CERTIFICATED SUBORDINATED NOTE

representing

SUBORDINATED NOTES DUE 2123

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY TO A “QUALIFIED PURCHASER” (AS DEFINED FOR PURPOSES OF SECTION 3(c)(7) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “1940 ACT”)) OR AN ENTITY (OTHER THAN A TRUST) OWNED EXCLUSIVELY BY “QUALIFIED PURCHASERS” THAT IS EITHER (1) A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN RELIANCE ON THE EXEMPTION FROM SECURITIES ACT REGISTRATION PROVIDED BY SUCH RULE THAT IS NOT A BROKER-DEALER WHICH OWNS AND INVESTS ON A DISCRETIONARY BASIS LESS THAN U.S.$25 MILLION IN SECURITIES OF ISSUERS THAT ARE NOT AFFILIATED PERSONS OF THE DEALER AND IS NOT A PLAN REFERRED TO IN PARAGRAPH (A)(1)(D) OR (A)(1)(E) OF RULE 144A OR A TRUST FUND REFERRED TO IN PARAGRAPH (A)(1)(F) OF RULE 144A THAT HOLDS THE ASSETS OF SUCH A PLAN, IF INVESTMENT DECISIONS WITH RESPECT TO THE PLAN ARE MADE BY THE BENEFICIARIES OF THE PLAN OR (2) AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT) (AN “IAI”), IN EACH CASE IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, AND IN EACH CASE IN COMPLIANCE WITH THE CERTIFICATION AND OTHER REQUIREMENTS SPECIFIED IN THE INDENTURE REFERRED TO HEREIN AND IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAW OF ANY APPLICABLE JURISDICTION.

THE ISSUER HAS THE RIGHT, UNDER THE INDENTURE, TO COMPEL ANY BENEFICIAL OWNER OF AN INTEREST IN A NOTE THAT IS NOT BOTH (A) A QUALIFIED PURCHASER OR A CORPORATION, PARTNERSHIP, LIMITED LIABILITY COMPANY OR OTHER ENTITY (OTHER THAN A TRUST) EACH SHAREHOLDER, PARTNER, MEMBER OR OTHER EQUITY OWNER OF WHICH IS A QUALIFIED PURCHASER AND (B) A QUALIFIED INSTITUTIONAL BUYER OR AN IAI THAT HAS ACQUIRED ITS INTEREST IN SUCH NOTE IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, TO SELL ITS INTEREST IN THE NOTE, OR TO SELL SUCH INTEREST ON BEHALF OF SUCH OWNER.

EACH PERSON WHO PURCHASES AN INTEREST IN A CERTIFICATED SUBORDINATED NOTE WILL BE REQUIRED TO REPRESENT AND WARRANT IN WRITING TO THE TRUSTEE (A) WHETHER OR NOT, FOR SO LONG AS IT HOLDS THIS NOTE OR AN INTEREST HEREIN, IT IS, OR IS ACTING ON BEHALF OF, A BENEFIT PLAN INVESTOR, (B) WHETHER OR NOT, FOR SO LONG AS IT HOLDS THIS NOTE OR

A-4-1

AN INTEREST HEREIN, IT IS A CONTROLLING PERSON AND (C) THAT (I) IF IT IS, OR IS ACTING ON BEHALF OF, A BENEFIT PLAN INVESTOR, ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND (II) IF IT IS, OR IS ACTING ON BEHALF OF, A GOVERNMENTAL, CHURCH, NON-U.S. OR OTHER PLAN, (X) IT IS NOT, AND FOR SO LONG AS IT HOLDS THIS NOTE OR AN INTEREST HEREIN IT WILL NOT BE, SUBJECT TO ANY FEDERAL, STATE, LOCAL NON-U.S. OR OTHER LAW OR REGULATION THAT COULD CAUSE THE UNDERLYING ASSETS OF THE ISSUER TO BE TREATED AS ASSETS OF THE INVESTOR IN ANY NOTE (OR INTEREST THEREIN) BY VIRTUE OF ITS INTEREST AND THEREBY SUBJECT THE ISSUER OR THE COLLATERAL MANAGER (OR OTHER PERSONS RESPONSIBLE FOR THE INVESTMENT AND OPERATION OF THE ISSUER’S ASSETS) TO LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAW”) AND (Y) ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT VIOLATION OF ANY STATE, LOCAL, OTHER FEDERAL OR NON-U.S. LAW OR REGULATION THAT IS SUBSTANTIALLY SIMILAR TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (ANY SUCH LAW OR REGULATION, AN “OTHER PLAN LAW”). “BENEFIT PLAN INVESTOR” MEANS (A) AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF ERISA) THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF TITLE I OF ERISA, (B) A PLAN TO WHICH SECTION 4975 OF THE CODE APPLIES OR (C) ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY SUCH EMPLOYEE BENEFIT PLAN’S OR PLAN’S INVESTMENT IN THE ENTITY. “CONTROLLING PERSON” MEANS ANY PERSON WHO HAS DISCRETIONARY AUTHORITY OR CONTROL WITH RESPECT TO THE ASSETS OF THE ISSUER, ANY PERSON WHO PROVIDES INVESTMENT ADVICE FOR A FEE (DIRECT OR INDIRECT) WITH RESPECT TO SUCH ASSETS, OR ANY “AFFILIATE” OF ANY OF THE ABOVE PERSONS. “AFFILIATE” MEANS A PERSON CONTROLLING, CONTROLLED BY OR UNDER COMMON CONTROL WITH SUCH PERSON AND CONTROL WITH RESPECT TO A PERSON OTHER THAN AN INDIVIDUAL MEANS THE POWER TO EXERCISE A CONTROLLING INFLUENCE OVER THE MANAGEMENT OR POLICIES OF SUCH PERSON.

IF THE PURCHASER OR TRANSFEREE OF THIS NOTE OR INTEREST IN THIS NOTE IS A BENEFIT PLAN INVESTOR THEN IT REPRESENTS, WARRANTS AND AGREES THAT (I) NONE OF THE ISSUER, THE COLLATERAL MANAGER, THE TRUSTEE, THE COLLATERAL ADMINISTRATOR, THE INITIAL PURCHASER, THE PLACEMENT AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, HAS PROVIDED ANY INVESTMENT ADVICE WITHIN THE MEANING OF SECTION 3(21) OF ERISA TO THE BENEFIT PLAN INVESTOR, OR TO ANY FIDUCIARY OR OTHER PERSON INVESTING THE ASSETS OF THE BENEFIT PLAN INVESTOR (“FIDUCIARY”), IN CONNECTION WITH ITS ACQUISITION OF NOTES, AND (II) THE FIDUCIARY IS EXERCISING ITS OWN INDEPENDENT JUDGMENT IN EVALUATING THE INVESTMENT IN THE NOTES.

A-4-2

EACH PERSON WHO ACQUIRES AN INTEREST IN A SUBORDINATED NOTE WILL BE REQUIRED OR DEEMED TO REPRESENT AND WARRANT THAT IT UNDERSTANDS AND AGREES THAT NO TRANSFER OF THE NOTE OR ANY INTEREST THEREIN WILL BE PERMITTED, AND THE TRUSTEE WILL NOT RECOGNIZE ANY SUCH TRANSFER, IF IT WOULD CAUSE 25% OR MORE OF THE TOTAL VALUE OF THE SUBORDINATED NOTES TO BE HELD BY BENEFIT PLAN INVESTORS, DISREGARDING SUCH NOTES (OR INTERESTS THEREIN) HELD BY CONTROLLING PERSONS.

THE ISSUER HAS THE RIGHT, UNDER THE INDENTURE, TO COMPEL ANY BENEFICIAL OWNER OF A SUBORDINATED NOTE WHO HAS MADE OR HAS BEEN DEEMED TO MAKE A PROHIBITED TRANSACTION, BENEFIT PLAN INVESTOR, CONTROLLING PERSON, SIMILAR LAW OR OTHER PLAN LAW REPRESENTATION THAT IS SUBSEQUENTLY SHOWN TO BE FALSE OR MISLEADING OR WHOSE OWNERSHIP OTHERWISE CAUSES A VIOLATION OF THE 25% LIMITATION TO SELL ITS INTEREST IN THE SUBORDINATED NOTE, OR TO SELL SUCH INTEREST ON BEHALF OF SUCH OWNER.

TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN, INCLUDING ANY TAX-RELATED TRANSFER RESTRICTION SET FORTH IN SECTION 2.12 OF THE INDENTURE.

PRINCIPAL OF THIS NOTE IS PAYABLE AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING PRINCIPAL OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF. ANY PERSON ACQUIRING THIS NOTE MAY ASCERTAIN ITS CURRENT PRINCIPAL AMOUNT BY INQUIRY OF THE TRUSTEE.

EACH PURCHASER OR TRANSFEREE OF THIS NOTE OR ANY INTEREST IN THIS NOTE WILL BE REQUIRED, OR, BY ACQUIRING THIS NOTE OR AN INTEREST IN THIS NOTE, WILL BE DEEMED, TO REPRESENT AND WARRANT THAT: (A) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS TO BE CAPABLE OF MAKING ITS OWN INDEPENDENT EVALUATION OF THE REASONABLENESS AND ACCURACY OF THE INFORMATION CONTAINED UNDER THE “CREDIT RISK RETENTION” SECTION HEADING IN THE OFFERING CIRCULAR; (B) IT UNDERSTANDS THE INHERENT LIMITATIONS OF THE INFORMATION CONTAINED UNDER THE “CREDIT RISK RETENTION” SECTION HEADING IN THE OFFERING CIRCULAR AND HAS BEEN AFFORDED AN OPPORTUNITY TO REQUEST AND TO REVIEW, AND HAS RECEIVED, ALL ADDITIONAL INFORMATION CONSIDERED BY IT TO BE NECESSARY TO VERIFY THE ACCURACY OF, OR TO SUPPLEMENT THE INFORMATION UNDER, THE “CREDIT RISK RETENTION” SECTION HEADING IN THE OFFERING CIRCULAR; (C) IT APPROVES THE USE OF THE METHODOLOGY, INPUTS AND ASSUMPTIONS DESCRIBED UNDER THE “CREDIT RISK RETENTION” SECTION HEADING IN THE OFFERING CIRCULAR; (D) IT HAS MADE ITS OWN INDEPENDENT DECISION REGARDING AN INVESTMENT IN THE NOTES WITHOUT RELIANCE UPON, OR USE OF, IN ANY MANNER WHATSOEVER THE INFORMATION CONTAINED UNDER THE “CREDIT RISK RETENTION” SECTION

A-4-3

HEADING IN THE OFFERING CIRCULAR; AND (E) IT UNDERSTANDS THAT THE ISSUER AND COLLATERAL MANAGER ARE RELYING ON THE FOREGOING AS A MATERIAL INDUCEMENT TO ENTER THIS TRANSACTION AND OTHERWISE WOULD NOT ENGAGE IN THIS TRANSACTION.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THIS NOTE MAY BE OBTAINED BY WRITING TO THE ISSUER AT ITS REGISTERED OFFICE.

A-4-4

MFIC BETHESDA CLO 1 LLC

CERTIFICATED SUBORDINATED NOTE

representing

SUBORDINATED NOTES DUE 2123

U.S.$[ ]

C-[ ]

CUSIP No.: [ ]

MFIC BETHESDA CLO 1 LLC, a limited liability company formed under the laws of Delaware (the “Issuer”), for value received, hereby promises to pay to [__] or registered assigns, upon presentation and surrender of this Note (except as otherwise permitted by the Indenture referred to below), the principal sum as indicated on Schedule A on the Payment Date in October 2123 or, if such day is not a Business Day, the next succeeding Business Day (the “Stated Maturity”) except as provided below and in the Indenture. The obligations of the Issuer under this Note and the Indenture are limited recourse obligations of the Issuer payable solely from the Assets in accordance with the Indenture, and following realization of the Assets in accordance with the Indenture, all claims of Noteholders shall be extinguished and shall not thereafter revive. The Subordinated Notes represent unsecured, subordinated obligations of the Issuer and are not entitled to security under the indenture.

Payments of Interest Proceeds and Principal Proceeds to the Holders of the Subordinated Notes are subordinated to payments in respect of other classes of Notes as set forth in the Indenture and failure to pay such amounts will not constitute an Event of Default under the Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee or the Authenticating Agent by the manual signature of one of their authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of Subordinated Notes due October, 2123 (the “Subordinated Notes” and, together with the other classes of Notes issued under the Indenture, the “Notes”) issued under an indenture, dated as of November 2, 2023 (as may be amended, supplemented and restated from time to time, the “Indenture”) among the Issuer and Deutsche Bank National Trust Company, as trustee (the “Trustee”, which term includes any successor trustee as permitted under the Indenture). Reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee and the Holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

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This Note is subject to optional redemption as specified in the Indenture. In the case of any optional redemption of Subordinated Notes, interest and principal installments whose Payment Date is on or prior to the Redemption Date will be payable to the Holders of such Notes, or one or more predecessor Subordinated Notes, registered as such at the close of business on the relevant Record Date.

This Note may be transferred to a transferee acquiring Certificated Subordinated Notes, to a transferee taking an interest in a Rule 144A Global Subordinated Note, subject to and in accordance with the restrictions set forth in the Indenture.

The Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Note is registered as the owner of such Note on the Register on the applicable Record Date for the purpose of receiving payments of principal of and interest on such Note and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and neither the Issuer nor the Trustee nor any agent of the Issuer or the Trustee shall be affected by notice to the contrary.

The Subordinated Notes will be issued in minimum denominations of $1,716,000 and integral multiples of $1.00 in excess thereof and integral multiples of U.S.$1.00 in excess thereof.

Title to Notes shall pass by registration in the Register kept by the Registrar which initially is the Trustee, acting through its Corporate Trust Office.

No service charge shall be made for registration of transfer or exchange of this Note, but the Issuer or the Trustee may require payment of a sum sufficient to cover any transfer, tax or other governmental charge payable in connection therewith. The Registrar or the Trustee shall be permitted to request such evidence reasonably satisfactory to it documenting the identity and/or the signature of the transferor and the transferee.

Each holder and beneficial owner of this Note, by its acceptance of this Note, hereby agrees that it shall not institute against, or join any other Person in instituting against the Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under U.S. federal or state bankruptcy laws or any similar laws until at least one year and one day after payment in full of the Notes, or, if longer, the applicable preference period then in effect plus one day following such payment in full.

AS PROVIDED IN THE INDENTURE, THE INDENTURE AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated as of _________________, _____.

MFIC BETHESDA CLO 1 LLC,
as Issuer

By
Name:
Title:

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CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

Dated as of _______________, _____.

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Trustee

By:
Authorized Signatory

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ASSIGNMENT FORM

For value received ___________________________________________

does hereby sell, assign, and transfer to

Please insert social security or other identifying number of assignee

Please print or type name and address, including zip code, of assignee:

the within Note and does hereby irrevocably constitute and appoint ___________________________ Attorney to transfer the Note on the books of the Trustee with full power of substitution in the premises.

Date: _______________	Your Signature
(Sign exactly as your name appears in the security)

Signature Guaranteed*: ____________________

*

NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular without alteration, enlargement or any change whatsoever. Such signature must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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EXHIBIT B

FORMS OF TRANSFER AND EXCHANGE CERTIFICATES

B

EXHIBIT B-1

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFER OF RULE 144A GLOBAL

NOTE OR CERTIFICATED NOTE TO REGULATION S SECURED GLOBAL NOTE

Deutsche Bank National Trust Company, as Trustee

c/o DB Services Americas, Inc.

5022 Gate Parkway, Suite 200

Jacksonville, Florida 32256

Attention: Transfer Unit – MFIC Bethesda CLO 1 LLC

with a copy to:

Deutsche Bank National Trust Company, as Trustee

1761 East St. Andrew Place

Santa Ana, California 92705-4934

Attention: Structured Credit Services – MFIC Bethesda CLO 1 LLC

Re:	MFIC Bethesda CLO 1 LLC (the “Issuer”); Class [A-1][A-2] Notes due 2035 (the “Notes”)

Reference is hereby made to the Indenture dated as of November 2, 2023 (as may be amended, supplemented and restated from time to time, the “Indenture”) between the Issuer and Deutsche Bank National Trust Company, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

This letter relates to U.S. $___________ aggregate principal amount of Notes which are held in the form of a [Rule 144A Global Note representing Class [A-1][A-2] Notes with DTC] [Certificated Secured Class [A-1][A-2] Notes] in the name of _______________ (the “Transferor”) to effect the transfer of the Notes in exchange for an equivalent beneficial interest in a Regulation S Global Class [A-1][A-2] Note.

In connection with such transfer, and in respect of such Notes, the Transferor does hereby certify that such Notes are being transferred to ________________ (the “Transferee”) in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”) and the transfer restrictions set forth in the Indenture and the Offering Circular defined in the Indenture relating to such Notes and that:

a. the offer of the Notes was not made to a person in the United States;

b. at the time the buy order was originated, the Transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the Transferee was outside the United States and the Transferor reasonably believed the Transferee was a Qualified Purchaser;

c. no directed selling efforts have been made in contravention of the requirements of Rule 903 or 904 of Regulation S, as applicable;

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d. the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

e. the Transferee is not a U.S. Person.

The Transferor understands that the Issuer, the Trustee and their counsel will rely upon the accuracy and truth of the foregoing representations, and the Transferor hereby consents to such reliance.

(Name of Transferor)

By:
Name:
Title:

Dated: _________, _____

cc:	MFIC Bethesda CLO 1 LLC, as Issuer

c/o MidCap Financial Investment Corporation

9 West 57th Street, 9th Floor

New York, New Yok 10019

Attention: Gregory W. Hunt

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EXHIBIT B-2

FORM OF PURCHASER REPRESENTATION LETTER FOR CERTIFICATED NOTES

(OTHER THAN SUBORDINATED NOTES)

[DATE]

Deutsche Bank National Trust Company, as Trustee

c/o DB Services Americas, Inc.

5022 Gate Parkway, Suite 200

Jacksonville, Florida 32256

Attention: Transfer Unit – MFIC Bethesda CLO 1 LLC

with a copy to:

Deutsche Bank National Trust Company, as Trustee

1761 East St. Andrew Place

Santa Ana, California 92705-4934

Attention: Structured Credit Services – MFIC Bethesda CLO 1 LLC

Re:	MFIC Bethesda CLO 1 LLC (the “Issuer”); Class [A-1][A-2] Notes

Reference is hereby made to the Indenture, dated as of November 2, 2023, between the Issuer and Deutsche Bank National Trust Company, as Trustee (as may be amended, supplemented and restated from time to time, the “Indenture”). Capitalized terms not defined in this Certificate shall have the meanings ascribed to them in the final Offering Circular of the Issuer or the Indenture.

This letter relates to U.S.$___________ Aggregate Outstanding Amount of Class [A-1][A-2] Notes (the “Notes”), in the form of one or more Certificated Notes to effect the transfer of the Notes to ______________ (the “Transferee”).

In connection with such request, and in respect of such Notes, the Transferee does hereby certify that the Notes are being transferred (i) in accordance with the transfer restrictions set forth in the Indenture and (ii) pursuant to an exemption from registration under the United States Securities Act of 1933, as amended (the “Securities Act”) and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

In addition, the Transferee hereby represents, warrants and covenants for the benefit of the Issuer and its counsel that it is:

(a) an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act who is also a Qualified Purchaser or an entity owned exclusively by Qualified Purchasers; and

(b) acquiring the Notes for its own account (and not for the account of any other Person) in a minimum denomination of U.S.$250,000 and in integral multiples of U.S.$1.00 in excess thereof.

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The Transferee further represents, warrants and agrees as follows:

1.

It understands that the Notes have not been and will not be registered under the Securities Act, and, if in the future it decides to offer, resell, pledge or otherwise transfer the Notes, such Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of the Indenture and the legends on such Notes, including the requirement for written certifications. In particular, it understands that the Notes may be transferred only to a person that is a “qualified purchaser” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a “qualified purchaser” that is an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act. It acknowledges that no representation is made as to the availability of any exemption under the Securities Act or any state securities laws for resale of the Notes.

2.

In connection with its purchase of the Notes: (i) none of the Issuer, the Initial Purchaser, the Placement Agent, the Collateral Manager, the Trustee, the Collateral Administrator, the U.S. Retention Holder, the Transferor or any of their respective Affiliates is acting as a fiduciary or financial or investment adviser for it; (ii) it is not relying (for purposes of making any investment decision or otherwise) upon any written or oral advice, counsel or representations of the Issuer, the Initial Purchaser, the Placement Agent, the Collateral Manager, the Trustee, the Collateral Administrator, the U.S. Retention Holder or any of their respective Affiliates other than any statements in the final Offering Circular for such Notes; (iii) it has read and understands the final Offering Circular for such Notes (including, without limitation, the descriptions therein of the structure of the transaction in which the Notes are being issued and the risks to purchasers of the Notes); (iv) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary, and has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to the Indenture) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Issuer, the Initial Purchaser, the Placement Agent, the Collateral Manager, the Trustee, the Collateral Administrator, the U.S. Retention Holder or any of their respective Affiliates; (v) it will hold and transfer at least the minimum denomination of such Notes; (vi) it was not formed for the purpose of investing in the Notes; (vii) it understands that the Issuer may receive a list of participants holding interests in the Notes from one or more book-entry depositories; and (viii) it is a sophisticated investor and is purchasing the Notes with a full understanding of all of the terms, conditions and risks thereof, and it is capable of assuming and willing to assume those risks.

3.

(i) It is an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act and also (x) a “qualified purchaser” for purposes of Section 3(c)(7) of the 1940 Act or (y) a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is either a “qualified purchaser”; (ii) it is acquiring the Notes as principal solely for its own account for investment and not with a view to the resale, distribution or other disposition thereof in violation of the Securities Act; (iii) it is not a (A) partnership, (B) common trust fund, or (C) special trust, pension, profit sharing or other retirement trust fund or plan in which the partners, beneficiaries

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or participants may designate the particular investments to be made; (iv) it agrees that it shall not hold any Notes for the benefit of any other person, that it shall at all times be the sole beneficial owner thereof for purposes of the 1940 Act and all other purposes and that it shall not sell participation interests in the Notes or enter into any other arrangement pursuant to which any other person shall be entitled to a beneficial interest in the distributions on the Notes; (v) it is acquiring its interest in the Notes for its own account; and (vi) it will hold and transfer at least the minimum denomination of the Notes and provide notice of the relevant transfer restrictions to subsequent transferees.

4.

It represents, warrants and agrees that (A) if it is, or is acting on behalf of, a Benefit Plan Investor, its acquisition, holding and disposition of such interest do not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, and (B) if it is, or is acting on behalf of, a governmental, church, non-U.S. or other plan which is subject to any Other Plan Law, it’s acquisition, holding and disposition of such Notes will not constitute or result in a non-exempt violation of any such Other Plan Law.

5.	It will treat such Secured Notes as indebtedness [and the Subordinated Notes as equity] for U.S. federal, state and local income and franchise tax purposes, except as otherwise required by law.

6.

It is ______ (check if applicable) a “United States person” within the meaning of Section 7701(a)(30) of the Code, and a properly completed and signed IRS Form W-9 (or applicable successor form) is attached hereto; or ______ (check if applicable) not a “United States person” within the meaning of Section 7701(a)(30) of the Code, and a properly completed and signed applicable IRS Form W-8 (or applicable successor form) is attached hereto. It acknowledges that the failure to provide the Issuer and the Trustee (and any of their agents) with the properly completed and signed tax certifications (generally, in the case of U.S. federal income tax, an IRS Form W-9 (or applicable successor form) in the case of a person that is a United States Tax Person or the appropriate IRS Form W-8 (or applicable successor form) in the case of a person that is not a United States Tax Person) may result in withholding from payments in respect of such Note, including U.S. federal withholding or back-up withholding.

7.

It hereby represents that, if it is not a United States Tax Person represents that either (a) it is not (i) a bank (or an entity affiliated with a bank) extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business (within the meaning of Section 881(c)(3)(A) of the Code), (ii) a “10 percent shareholder” with respect to the Issuer within the meaning of Section 871(h)(3) or Section 881(c)(3)(D) of the Code, or (iii) a “controlled foreign corporation” that is related to the Issuer within the meaning of Section 881(c)(3)(C) of the Code; (b) it is a person that is eligible for benefits under an income tax treaty with the United States that eliminates U.S. federal income taxation of U.S. source interest not attributable to a permanent establishment in the United States; or (c) it has provided an IRS Form W-8ECI representing that all payments received or to be received by it on the Notes are effectively connected with the conduct of a trade or business in the United States.

8.

It represents and agrees that, if it is not a United States Tax Person, it is not and will not become a member of an “expanded group” (within the meaning of Treasury Regulation Section 1.385-1(c)(4)) that includes a domestic corporation (as determined for U.S. federal income tax purposes) if (i) such domestic corporation directly or indirectly (through one or more entities

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that are treated for U.S. federal income tax purposes as partnerships, disregarded entities, or grantor trusts) owns any equity interests in the Issuer and (ii) (A) the Issuer is a “controlled partnership” (within the meaning of Treasury Regulation Section 1.385-1(c)(1)) with respect to such expanded group or (B) the Issuer is an entity disregarded as separate from either such domestic corporation or an entity that is treated as a “controlled partnership” (within the meaning of Treasury Regulation Section 1.385-1(c)(1)) with respect to such expanded group.

9.

It understands that the Issuer (or an agent acting on its behalf) may, in its sole discretion, compel any holder or beneficial owner of an interest in a Note that fails to comply with the foregoing requirements to sell its interest in such Note, or to sell such interest on behalf of such owner. It will indemnify the Issuer, the Trustee and their respective agents and each of the holders of the Notes from any and all damages, costs and expenses (including any amounts of taxes, fees, interest, additions to tax, or penalties) resulting from the failure by such holder to comply with its obligations under this Note. It understands that this indemnification will continue with respect to any period during which it held a Note notwithstanding it ceasing to be a holder of the Note.

10.

It agrees not to seek to commence in respect of the Issuer, or cause the Issuer to commence, a bankruptcy proceeding before a year and a day has elapsed since the payment in full to the holders of the Notes issued pursuant to the Indenture or, if longer, the applicable preference period (plus one day) then in effect.

11.

It acknowledges that, to the extent required by the Issuer, as determined by the Issuer or the Collateral Manager on behalf of the Issuer, the Issuer may, upon written notice to the Trustee, impose additional transfer restrictions on the Notes to comply with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and other similar laws or regulations, including, without limitation, requiring each transferee of a Note to make representations to the Issuer in connection with such compliance.

12.

It represents and warrants that ______ (check if applicable) upon acquisition by it of the Notes, the Notes will constitute Collateral Manager Notes; or ______ (check if applicable) upon acquisition by it of the Notes, the Notes will not constitute Collateral Manager Notes.

13.

It represents and warrants that: (A) it has such knowledge and experience in financial and business matters to be capable of making its own independent evaluation of the reasonableness and accuracy of the information contained under the “Credit Risk Retention” section heading in the Offering Circular; (B) it understands the inherent limitations of the information contained under the “Credit Risk Retention” section heading in the Offering Circular and has been afforded an opportunity to request and to review, and has received, all additional information considered by it to be necessary to verify the accuracy of, or to supplement the information under, the “Credit Risk Retention” section heading in the Offering Circular; (C) it approves the use of the methodology, inputs and assumptions described under the “Credit Risk Retention” section heading in the Offering Circular; (D) it has made its own independent decision regarding an investment in the Notes without reliance upon, or use of, in any manner whatsoever the information contained under the “Credit Risk Retention” section heading in the Offering Circular; and (E) it understands that the Issuer and the Collateral Manager are relying on the foregoing as a material inducement to enter this transaction and otherwise would not engage in this transaction.

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14.

It understands that the Issuer, the Trustee, the Initial Purchaser and the Placement Agent will rely upon the accuracy and truth of the foregoing representations, and it hereby consents to such reliance.

15.

If it is a Benefit Plan Investor, it represents warrants and agrees that (i) none of the Issuer, the Collateral Manager, the Trustee, the Collateral Administrator, the Initial Purchaser, the Placement Agent, or any of their respective affiliates, has provided any investment advice within the meaning of Section 3(21) of ERISA to the Benefit Plan Investor, or to any fiduciary or other person investing the assets of the Benefit Plan Investor (“Fiduciary”), in connection with its acquisition of Notes and (ii) the Fiduciary is exercising its own independent judgment in evaluating the investment in the Notes.

16.	It agrees to be subject to the Bankruptcy Subordination Agreement.

17.

[If it is (i) a U.S. person that is not a QIB/QP (other than a U.S. person that is an Institutional Accredited Investor and is also a Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser)), or (ii) a non-U.S. person that is not purchasing such beneficial interest in an offshore transaction pursuant to Regulation S or that is not a Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser) (any such Person a “Non-Permitted Holder”), the acquisition of Notes by it shall be null and void ab initio. The Issuer (or the Collateral Manager on behalf of the Issuer) shall, promptly after discovery that such person is a Non-Permitted Holder or upon notice from the Trustee to the Issuer (who agrees to notify the Issuer of such discovery if a Trust Officer of the Trustee obtains actual knowledge thereof), send notice to such Non-Permitted Holder demanding that such Non-Permitted Holder transfer its interest in the Notes held by such Person to a Person that is not a Non-Permitted Holder within 30 days after the date of such notice. If such Non-Permitted Holder fails to so transfer such Notes, the Issuer or the Collateral Manager acting for the Issuer shall have the right, without further notice to the Non-Permitted Holder, to sell such Notes or interest in such Notes to a purchaser selected by the Issuer that is not a Non-Permitted Holder on such terms as the Issuer may choose. The Issuer, or the Collateral Manager acting on behalf of the Issuer, may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes and sell such Notes to the highest such bidder; provided that the Collateral Manager, its Affiliates and accounts, funds, clients or portfolios established and controlled by the Collateral Manager shall be entitled to bid in any such sale. However, the Issuer or the Collateral Manager may select a purchaser by any other means determined by it in its sole discretion. The Holder of each Note, the Non-Permitted Holder and each other Person in the chain of title from the Holder to the Non-Permitted Holder, by its acceptance of an interest in the Notes, agrees to cooperate with the Issuer, the Collateral Manager and the Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted Holder. The terms and conditions of any such sale shall be determined in the sole discretion of the Issuer, and none of the Issuer, the Trustee or the Collateral Manager shall be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion.]

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18.

[If it has made or is deemed to have made a prohibited transaction, Benefit Plan Investor, Controlling Person, Similar Law or Other Plan Law representation that is subsequently shown to be false or misleading or its beneficial ownership otherwise causes a violation of the 25% Limitation (any such Person a “Non-Permitted ERISA Holder”), the Issuer shall, promptly after discovery that such Person is a Non-Permitted ERISA Holder or upon notice from the Trustee to the Issuer (who agrees to notify the Issuer of such discovery if a Trust Officer of the Trustee obtains actual knowledge thereof), send notice to such Non-Permitted ERISA Holder demanding that such Non-Permitted ERISA Holder transfer all or any portion of the Notes held by such Person to a Person that is not a Non-Permitted ERISA Holder within 10 days after the date of such notice. If such Non-Permitted ERISA Holder fails to so transfer such Notes, the Issuer shall have the right, without further notice to the Non-Permitted ERISA Holder, to sell such Notes or interest in such Notes to a purchaser selected by the Issuer that is not a Non-Permitted ERISA Holder on such terms as the Issuer may choose. The Issuer may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes and selling such Notes to the highest such bidder. However, the Issuer may select a purchaser by any other means determined by the Issuer in its sole discretion. The Holder of each Note, the Non-Permitted ERISA Holder and each other Person in the chain of title from the Holder to the Non-Permitted ERISA Holder, by its acceptance of an interest in the Notes, agrees to cooperate with the Issuer and the Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted ERISA Holder. The terms and conditions of any sale under this sub-section shall be determined in the sole discretion of the Issuer, and none of the Issuer, the Trustee or the Collateral Manager shall be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion.]

[The remainder of this page has been intentionally left blank.]

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Name of Purchaser:
Dated:

By:
Name:
Title:

Outstanding principal amount of Class [___] Notes: U.S.$__________

Taxpayer identification number:

Address for notices:	Wire transfer information for payments:

Bank:

Address:

Bank ABA#:

Account #:

Telephone:	FAO:

Facsimile:	Attention:

Attention:

Denominations of subordinated notes (if more than one):

Registered name:

cc:	MFIC Bethesda CLO 1 LLC, as Issuer

c/o MidCap Financial Investment Corporation

9 West 57th Street, 9th Floor

New York, New Yok 10019

Attention: Gregory W. Hunt

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EXHIBIT B-3

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFER OF REGULATION S GLOBAL SECURED NOTE OR CERTIFICATED NOTE TO RULE 144A GLOBAL NOTE

Deutsche Bank National Trust Company, as Trustee

c/o DB Services Americas, Inc.

5022 Gate Parkway, Suite 200

Jacksonville, Florida 32256

Attention: Transfer Unit – MFIC Bethesda CLO 1 LLC

with a copy to:

Deutsche Bank National Trust Company, as Trustee

1761 East St. Andrew Place

Santa Ana, California 92705-4934

Attention: Structured Credit Services – MFIC Bethesda CLO 1 LLC

Re:	MFIC Bethesda CLO 1 LLC (the “Issuer”); Class [A-1][A-2] Notes due 2035 (the “Notes”)

Reference is hereby made to the Indenture dated as of November 2, 2023 (as may be amended, supplemented and restated from time to time, the “Indenture”) between the Issuer and Deutsche Bank National Trust Company, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

This letter relates to U.S. $___________ Aggregate Outstanding Amount of Notes which are held in the form of a [Regulation S Global Note representing Class [A-1][A-2] Notes with DTC] [Certificated Secured Class [A-1][A-2] Notes] in the name of _________________ (the “Transferor”) to effect the transfer of the Notes in exchange for an equivalent beneficial interest in a Rule 144A Global Class [A-1][A-2] Note.

In connection with such transfer, and in respect of such Notes, the Transferor does hereby certify that such Notes are being transferred to ___________________ (the “Transferee”) in accordance with (i) the transfer restrictions set forth in the Indenture and the Offering Circular relating to such Notes and (ii) Rule 144A under the United States Securities Act of 1933, as amended, and it reasonably believes that the Transferee is purchasing the Notes for its own account, is a Qualified Purchaser and a Qualified Institutional Buyer and is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

The Transferor understands that the Issuer, the Trustee and their respective counsel will rely upon the accuracy and truth of the foregoing representations, and the Transferor hereby consents to such reliance.

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(Name of Transferor)

By:
Name:
Title:

Dated: _________, _____

cc:	MFIC Bethesda CLO 1 LLC, as Issuer

c/o MidCap Financial Investment Corporation

9 West 57th Street, 9th Floor

New York, New Yok 10019

Attention: Gregory W. Hunt

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EXHIBIT B-4

FORM OF PURCHASER REPRESENTATION LETTER FOR CERTIFICATED SUBORDINATED NOTES

[DATE]

Deutsche Bank National Trust Company, as Trustee

c/o DB Services Americas, Inc.

5022 Gate Parkway, Suite 200

Jacksonville, Florida 32256

Attention: Transfer Unit – MFIC Bethesda CLO 1 LLC

with a copy to:

Deutsche Bank National Trust Company, as Trustee

1761 East St. Andrew Place

Santa Ana, California 92705-4934

Attention: Structured Credit Services – MFIC Bethesda CLO 1 LLC

Re:	MFIC Bethesda CLO 1 LLC (the “Issuer”); Certificated Subordinated Notes

Reference is hereby made to the Indenture dated as of November 2, 2023 (as may be amended, supplemented and restated from time to time, the “Indenture”) between the Issuer and Deutsche Bank National Trust Company, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

This letter relates to U.S.$___________ Aggregate Outstanding Amount of the Subordinated Notes (the “Subordinated Notes”), to effect the transfer of the Subordinated Notes to [______________] (the “Transferee”).

In connection with such request, and in respect of such Subordinated Notes, the Transferee does hereby certify that the Notes are being transferred (i) in accordance with the transfer restrictions set forth in the Indenture and (ii) pursuant to an exemption from registration under the United States Securities Act of 1933, as amended (the “Securities Act”) and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

The Transferee hereby represents, warrants and covenants for the benefit of the Issuer and its counsel that it is:

(a)

an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act who is also a Qualified Purchaser or an entity owned exclusively by Qualified Purchasers; and

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(b)	acquiring the Subordinated Notes for its own account (and not for the account of any other Person) in a minimum denomination of U.S.$1,716,000 and in integral multiples of U.S.$1.00 in excess thereof.

In addition, the Transferee hereby represents, warrants and covenants for the benefit of the Issuer and its counsel as follows:

1.

It understands that the Subordinated Notes have not been and will not be registered under the Securities Act, and, if in the future it decides to offer, resell, pledge or otherwise transfer the Subordinated Notes, such Subordinated Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of the Indenture and the legends on such Subordinated Notes, including the requirement for written certifications. In particular, it understands that the Subordinated Notes may be transferred only to a person that is either (a) a “qualified purchaser” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a “qualified purchaser” that in each case is an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act. It acknowledges that no representation is made as to the availability of any exemption under the Securities Act or any state securities laws for resale of the Subordinated Notes.

2.

In connection with its purchase of the Subordinated Notes: (i) none of the Issuer, the Initial Purchaser, the Placement Agent, the Collateral Manager, the Trustee, the Collateral Administrator, the U.S. Retention Holder, the Transferor or any of their respective Affiliates is acting as a fiduciary or financial or investment adviser for it; (ii) it is not relying (for purposes of making any investment decision or otherwise) upon any written or oral advice, counsel or representations of the Issuer, the Initial Purchaser, the Placement Agent, the Collateral Manager, the Trustee, the Collateral Administrator, the U.S. Retention Holder or any of their respective Affiliates other than any statements in the final Offering Circular for such Subordinated Notes; (iii) it has read and understands the final Offering Circular for such Subordinated Notes (including, without limitation, the descriptions therein of the structure of the transaction in which the Subordinated Notes are being issued and the risks to purchasers of the Subordinated Notes); (iv) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary, and has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to the Indenture) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Issuer, the Initial Purchaser, the Placement Agent, the Collateral Manager, the Trustee, the Collateral Administrator, the U.S. Retention Holder or any of their respective Affiliates; (v) it will hold and transfer at least the minimum denomination of such Subordinated Notes; (vi) it was not formed for the purpose of investing in the Subordinated Notes; (vii) it understands that the Issuer may receive a list of participants holding interests in the Notes from one or more book-entry depositories; and (viii) it is a sophisticated investor and is purchasing the Subordinated Notes with a full understanding of all of the terms, conditions and risks thereof, and it is capable of assuming and willing to assume those risks.

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3.

(i) It is an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act and also (x) a “qualified purchaser” for purposes of Section 3(c)(7) of the 1940 Act or (y) a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a “qualified purchaser”; (ii) it is acquiring the Subordinated Notes as principal solely for its own account for investment and not with a view to the resale, distribution or other disposition thereof in violation of the Securities Act; (iii) it is not a (A) partnership, (B) common trust fund, or (C) special trust, pension, profit sharing or other retirement trust fund or plan in which the partners, beneficiaries or participants may designate the particular investments to be made; (iv) it agrees that it shall not hold any Subordinated Notes for the benefit of any other person, that it shall at all times be the sole beneficial owner thereof for purposes of the 1940 Act and all other purposes and that it shall not sell participation interests in the Subordinated Notes or enter into any other arrangement pursuant to which any other person shall be entitled to a beneficial interest in the distributions on the Subordinated Notes; (v) it is acquiring its interest in the Subordinated Notes for its own account; and (vi) it will hold and transfer at least the minimum denomination of the Subordinated Notes and provide notice of the relevant transfer restrictions to subsequent transferees.

4.

It represents, warrants and agrees that (a) if it is, or is acting on behalf of, a Benefit Plan Investor, as defined in 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), its acquisition, holding and disposition of such Subordinated Notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) if it is, or is acting on behalf of, a governmental, church, non-U.S. or other plan which is subject ti any Other Plan Law, (i) it is not, and for so long as it holds such Subordinated Note or an interest therein it will not be, subject to Similar Law and (ii) its acquisition, holding and disposition of such Note will not constitute or result in a non-exempt violation of any Other Plan Law. It shall provide a certificate in the form of Exhibit B-5 of the Indenture.

5.

It acknowledges that the failure to provide the Issuer and the Trustee (and any of their agents) with the properly completed and signed tax certifications (generally, in the case of U.S. federal income tax, an IRS Form W-9 (or applicable successor form) in the case of a person that is a United States Tax Person or the appropriate IRS Form W-8 (or applicable successor form) in the case of a person that is not a United States Tax Person) may result in withholding from payments in respect of such Note, including U.S. federal withholding or back-up withholding.

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6.	It represents that it is a United States Tax Person and has provided a valid IRS Form W-9 (or applicable successor form).

7.

It agrees that, prior to transferring a Subordinated Note (or an interest therein), it will deliver to the acquirer, with a copy to the Trustee, a properly completed certificate, in a form reasonably acceptable to the acquirer and the Issuer, stating, under penalty of perjury, its United States taxpayer identification number and that it is not a foreign person within the meaning of Section 1446(f)(2) of the Code (such certificate, a “Non-Foreign Status Certificate”). It acknowledges that the failure to provide a Non-Foreign Status Certificate to the acquirer may result in withholding on the amount realized on its disposition of a Subordinated Note.

8.

It (except in the case of the U.S. Retention Holder for so long as it owns 100% of the Outstanding Subordinated Notes) represents that it is not, and it represents that it will not transfer a Subordinated Note to any person that is, classified for U.S. federal income tax purposes as a partnership, Subchapter S corporation or grantor trust unless (I) (A) none of the direct or indirect beneficial owners of any interest in such person have or ever will have more than 40% of the value of its interest in such person attributable to the aggregate interest of such person in the combined value of the Subordinated Notes and any equity interests in the Issuer, and (B) it is not and will not be a principal purpose of the arrangement involving the investment of such person in any Subordinated Notes and any equity interests of the Issuer to permit any partnership to satisfy the 100 partner limitation of Treasury Regulation § 1.7704-1(h)(1)(ii) or (II) such person obtains the written advice of Dechert LLP or an opinion of nationally recognized U.S. tax counsel reasonably acceptable to the Issuer that such transfer will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation.

9.

It represents and agrees that it will not participate in the creation or other transfer of any financial instrument or contract the value of which is determined in whole or in part by reference to the Issuer (including the amount of distributions by the Issuer, the value of the Issuer’s assets or the results of the Issuer’s operations) or the Subordinated Notes.

10.

It represents and agrees that it will not acquire, or sell, transfer, assign, participate, pledge or otherwise dispose of a Subordinated Note (or an interest therein) or cause a Subordinated Note (or an interest therein) to be marketed, (I) on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code and Treasury Regulation § 1.7704-1(b), including without limitation, an interdealer quotation system that regularly disseminates firm buy or sell quotations or (II) if such acquisition, sale, transfer, assignment, participation, pledge or other disposition would cause the combined number of holders of Subordinated Notes and any equity interests in the Issuer to be more than 90.

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11.

It acknowledges and agrees that any sale, transfer, assignment, participation, pledge, or other disposition of a Subordinated Note (or an interest therein) that would violate any of the three preceding paragraphs above or otherwise cause the Issuer to be unable to rely on the “private placement” safe harbor of Treasury Regulation § 1.7704-1(h) will be void and of no force or effect, and it will not transfer any interest in a Subordinated Note to any Person that does not agree to be bound by the three preceding paragraphs above or by this paragraph, unless the Issuer obtains written advice of Dechert LLP or an opinion of nationally recognized U.S. tax counsel reasonably acceptable to the Issuer that such violation will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation.

12.

It understands that the Issuer (or an agent acting on its behalf) may, in its sole discretion, compel any holder or beneficial owner of an interest in a Subordinated Note that fails to comply with the foregoing requirements to sell its interest in such Subordinated Note, or to sell such interest on behalf of such owner. It will indemnify the Issuer, the Trustee and their respective agents and each of the holders of the Notes from any and all damages, costs and expenses (including any amounts of taxes, fees, interest, additions to tax, or penalties) resulting from the failure by such holder to comply with its obligations under the Subordinated Notes. It understands that this indemnification will continue with respect to any period during which it held a Subordinated Note notwithstanding it ceasing to be a holder of the Subordinated Notes.

13.

It represents and warrants that ____________ (check if applicable) upon acquisition of the Subordinated Notes, the Subordinated Notes will represent Collateral Manager Notes; or ____________ (check if applicable) upon its acquisition of the Subordinated Notes, the Subordinated Notes will not constitute Collateral Manager Notes.

14.

It represents and warrants that: (A) it has such knowledge and experience in financial and business matters to be capable of making its own independent evaluation of the reasonableness and accuracy of the information contained under the “Credit Risk Retention” section heading in the Offering Circular; (B) it understands the inherent limitations of the information contained under the “Credit Risk Retention” section heading in the Offering Circular and has been afforded an opportunity to request and to review, and has received, all additional information considered by it to be necessary to verify the accuracy of, or to supplement the information under, the “Credit Risk Retention” section heading in the Offering Circular; (C) it approves the use of the methodology, inputs and assumptions described under the “Credit Risk Retention” section heading in the Offering Circular; (D) it has made its own independent decision regarding an investment in the Notes without reliance upon, or use of, in any manner whatsoever the information contained under the “Credit Risk Retention” section heading in the Offering Circular; and (E) it understands that the Issuer and the Collateral Manager are relying on the foregoing as a material inducement to enter this transaction and otherwise would not engage in this transaction.

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15.

It agrees not to seek to commence in respect of the Issuer, or cause the Issuer to commence, a bankruptcy proceeding before a year and a day has elapsed since the payment in full to the holders of the Notes issued pursuant to the Indenture or, if longer, the applicable preference period (plus one day) then in effect.

16.

It acknowledges that, to the extent required by the Issuer, as determined by the Issuer or the Collateral Manager on behalf of the Issuer, the Issuer may, upon notice to the Trustee, impose additional transfer restrictions on the Subordinated Notes to comply with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 or the Code and other similar laws or regulations, including, without limitation, requiring each transferee of a Subordinated Note to make representations to the Issuer in connection with such compliance.

17.	It understands that the Issuer, the Trustee, and the will rely upon the accuracy and truth of the foregoing representations, and it hereby consents to such reliance.

18.

[If it is (i) a U.S. person that is not a QIB/QP (other than a U.S. person that is an Institutional Accredited Investor and is also a Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser (any such Person a “Non-Permitted Holder”), the acquisition of Notes by it shall be null and void ab initio. The Issuer (or the Collateral Manager on behalf of the Issuer) shall, promptly after discovery that such person is a Non-Permitted Holder or upon notice from the Trustee to the Issuer (who agrees to notify the Issuer of such discovery if a Trust Officer of the Trustee obtains actual knowledge thereof), send notice to such Non-Permitted Holder demanding that such Non-Permitted Holder transfer its interest in the Notes held by such Person to a Person that is not a Non-Permitted Holder within 30 days after the date of such notice. If such Non-Permitted Holder fails to so transfer such Notes, the Issuer or the Collateral Manager acting for the Issuer shall have the right, without further notice to the Non-Permitted Holder, to sell such Notes or interest in such Notes to a purchaser selected by the Issuer that is not a Non-Permitted Holder on such terms as the Issuer may choose. The Issuer, or the Collateral Manager acting on behalf of the Issuer, may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes and sell such Notes to the highest such bidder; provided that the Collateral Manager, its Affiliates and accounts, funds, clients or portfolios established and controlled by the Collateral Manager shall be entitled to bid in any such sale. However, the Issuer or the Collateral Manager may select a purchaser by any other means determined by it in its sole discretion. The Holder of each Note, the Non-Permitted Holder and each other Person in the chain of title from the Holder to the Non-Permitted Holder, by its acceptance of an interest in the Notes, agrees to cooperate with the Issuer, the Collateral Manager and the Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted Holder. The terms and conditions of any such sale shall be determined in the sole discretion of the Issuer, and none of the Issuer, the Trustee or the Collateral Manager shall be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion.]

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19.

[If it has made or is deemed to have made a prohibited transaction, Benefit Plan Investor, Controlling Person, Similar Law or Other Plan Law representation that is subsequently shown to be false or misleading or its beneficial ownership otherwise causes a violation of the 25% Limitation (any such Person a “Non-Permitted ERISA Holder”), the Issuer shall, promptly after discovery that such Person is a Non-Permitted ERISA Holder or upon notice from the Trustee to the Issuer (who agrees to notify the Issuer of such discovery if a Trust Officer of the Trustee obtains actual knowledge thereof), send notice to such Non-Permitted ERISA Holder demanding that such Non-Permitted ERISA Holder transfer all or any portion of the Notes held by such Person to a Person that is not a Non-Permitted ERISA Holder within 10 days after the date of such notice. If such Non-Permitted ERISA Holder fails to so transfer such Notes, the Issuer shall have the right, without further notice to the Non-Permitted ERISA Holder, to sell such Notes or interest in such Notes to a purchaser selected by the Issuer that is not a Non-Permitted ERISA Holder on such terms as the Issuer may choose. The Issuer may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes and selling such Notes to the highest such bidder. However, the Issuer may select a purchaser by any other means determined by the Issuer in its sole discretion. The Holder of each Note, the Non-Permitted ERISA Holder and each other Person in the chain of title from the Holder to the Non-Permitted ERISA Holder, by its acceptance of an interest in the Notes, agrees to cooperate with the Issuer and the Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted ERISA Holder. The terms and conditions of any sale under this sub-section shall be determined in the sole discretion of the Issuer, and none of the Issuer, the Trustee or the Collateral Manager shall be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion.]

20.

It acknowledges and agrees that for so long as the Issuer is classified as a partnership for U.S. federal income tax purposes, it shall not acquire any Subordinated Note (or any other interest treated as equity in the Issuer for U.S. federal income tax purposes) if such acquisition would result in the Issuer being treated as a disregarded entity for U.S. federal income tax purposes. It acknowledges and agrees that if the Issuer is or ever was disregarded as separate from it for U.S. federal income tax purposes, a Note may not be transferred by it (except to a person that is disregarded as separate from it for U.S. federal income tax purposes), unless it has received written advice of Dechert LLP or an opinion of nationally recognized U.S. tax counsel reasonably acceptable to the Issuer that such transfer will not result in the Issuer becoming classified as an association taxable as a corporation or as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and will not cause the Issuer to be subject to U.S. federal income tax on a net basis.

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21.

It acknowledges and agrees that it shall not transfer any Secured Note (except to a Person that is disregarded as separate from it for U.S. federal income tax purposes) if at any time prior to such transfer the Issuer is or ever was disregarded as separate from such holder for U.S. federal income tax purposes, unless it shall have received written advice of Dechert LLP or an opinion of tax counsel of nationally recognized standing in the United States experienced in such matters that, immediately following such transfer, such Note and other outstanding Notes of the same Class (other than any Notes that it holds immediately after such transfer) will be fungible for U.S. federal income tax purposes.

22.	It agrees to treat the Subordinated Notes as equity for U.S. federal, state and local income and franchise tax purposes, except as otherwise required by law.

[The remainder of this page has been intentionally left blank.]

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Name of Purchaser:
Dated:

By:
Name:
Title:

Taxpayer identification number:

Address for notices:	Wire transfer information for payments:

Bank:

Address:

Bank ABA#:

Account #:

Telephone:	FAO:

Facsimile:	Attention:

Attention:

Denominations of Subordinated Notes (if more than one)

Registered name:

cc:	MFIC Bethesda CLO 1 LLC, as Issuer

c/o MidCap Financial Investment Corporation

9 West 57th Street, 9th Floor

New York, New Yok 10019

Attention: Gregory W. Hunt

B-4-9

EXHIBIT B-5

FORM OF SUBORDINATED NOTE ERISA CERTIFICATE

The purpose of this Benefit Plan Investor Certificate (this “Certificate”) is, among other things, to (i) endeavor to ensure that less than 25% of the value of the Subordinated Notes issued by MFIC Bethesda CLO 1 LLC (the “Issuer”) is held by “Benefit Plan Investors” as contemplated and defined below, under the U.S. Department of Labor’s regulations set forth at 29 C.F.R. Section 2510.3-101 as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA” and, together with such regulation, the “Plan Asset Regulations”), so that the Issuer will not be subject to the U.S. federal employee benefits provisions contained in Part 4, Subtitle B, Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) obtain from you certain representations and agreements and (iii) provide you with certain related information with respect to your acquisition, holding or disposition of the Subordinated Notes. By signing this Certificate, you agree to be bound by its terms.

Please be aware that the information contained in this Certificate is not intended to constitute advice and the examples given below are not intended to be, and are not, comprehensive. You should contact your own counsel if you have any questions in completing this Certificate. Capitalized terms not defined in this Certificate shall have the meanings ascribed to them in the Indenture.

An investor acquiring a Subordinated Note in the form of a Rule 144A Global Note other than with the express written consent of the Issuer as part of the initial offering will be required to check the box in section 4 below and not to check the boxes in sections 1, 2 or 3 below.

Please review the information in this Certificate and check the box(es) that are applicable to you.

If a box is not checked, you are representing and agreeing that the applicable Section does not, and will not, apply to you.

1. ☐

Employee Benefit Plans Subject to ERISA or the Code. We, or the entity on whose behalf we are acting, are an “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to the fiduciary responsibility provisions of Title I of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code.

Examples: (i) tax qualified retirement plans such as pension, profit sharing and section 401(k) plans, (ii) welfare benefit plans such as accident, life and medical plans, (iii) individual retirement accounts or “IRAs” and “Keogh” plans and (iv) certain tax-qualified educational and savings trusts.

2. ☐

Entity Holding Plan Assets by Reason of Plan Asset Regulations. We, or the entity on whose behalf we are acting, are an entity or fund whose underlying assets include “plan assets” by reason of a Benefit Plan Investor’s investment in such entity.

Examples: (i) an insurance company separate account, (ii) a bank collective trust fund and (iii) a hedge fund or other private investment vehicle where 25% or more of the value of any class of its equity is held by Benefit Plan Investors.

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If you check Box 2, please indicate the maximum percentage of the entity or fund that will constitute “plan assets” for purposes of Title I of ERISA or Section 4975 of the Code: ______%.

AN ENTITY OR FUND THAT CANNOT PROVIDE THE FOREGOING PERCENTAGE HEREBY ACKNOWLEDGES THAT FOR PURPOSES OF DETERMINING WHETHER BENEFIT PLAN INVESTORS OWN LESS THAN 25% OF THE VALUE OF THE SUBORDINATED NOTES ISSUED BY THE ISSUER, 100% OF THE ASSETS OF THE ENTITY OR FUND WILL BE TREATED AS “PLAN ASSETS.”

ERISA and the regulations promulgated thereunder are technical. Accordingly, if you have any question regarding whether you may be an entity described in this Section 2, you should consult with your counsel.

3. ☐

Insurance Company General Account. We, or the entity on whose behalf we are acting, are an insurance company purchasing the Subordinated Notes with funds from our or their general account (i.e., the insurance company’s corporate investment portfolio), whose assets, in whole or in part, constitute “plan assets” for purposes of the Plan Asset Regulations.

If you check Box 3, please indicate the maximum percentage of the insurance company general account that will constitute “plan assets” for purposes of conducting the 25% test under the Plan Asset Regulations: ____%. IF YOU DO NOT INCLUDE ANY PERCENTAGE IN THE BLANK SPACE, YOU WILL BE COUNTED AS IF YOU FILLED IN 100% IN THE BLANK SPACE.

4. ☐

None of Sections (1) Through (3) Above Apply. We, or the entity on whose behalf we are acting, are a person that does not fall into any of the categories described in Sections (1) through (3) above and will otherwise not be a Benefit Plan Investor. “Benefit Plan Investor” is as defined in 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, and includes (i) any “employee benefit plan” subject to Part 4, Subtitle B of Title I of ERISA, (ii) any other plan, account or arrangement (e.g., an individual retirement account (often referred to as an IRA)) subject to Section 4975 of the Code, and (iii) any entity whose underlying assets include “plan assets” by reason of such plan’s investment in the entity. A Benefit Plan Investor can also be an insurance-company general account the assets of which are considered for purposes of ERISA or Section 4975 of the Code to be assets of a Benefit Plan Investor.

5.

No Prohibited Transaction. If we checked any of the boxes in Sections (1) through (3) above, we represent, warrant and agree that our acquisition, holding and disposition of the Subordinated Notes do not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

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6.

Not Subject to Similar Law and No Violation of Other Plan Law. If we are, or are acting on behalf of, a governmental, church, non-U.S. or other plan, we represent, warrant and agree that (a) we are not subject to any federal, state, local non-U.S. or other law or regulation that could cause the underlying assets of the Issuer to be treated as assets of the investor in any Note (or interest therein) by virtue of its interest and thereby subject the Issuer or the Collateral Manager (or other persons responsible for the investment and operation of the Issuer’s assets) to laws or regulations that are substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, and (b) our acquisition, holding and disposition of the Subordinated Notes do not and will not constitute or result in a non-exempt violation of any law or regulation that is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

7. ☐

Controlling Person. We are, or we are acting on behalf of any of: (i) the Collateral Manager, (ii) any person that has discretionary authority or control with respect to the assets of the Issuer, (iii) any person who provides investment advice for a fee (direct or indirect) with respect to such assets or (iv) any “affiliate” of any of the above persons. “Affiliate” shall have the meaning set forth in the Plan Asset Regulations. Any of the persons described in the first sentence of this Section 7 is referred to in this Certificate as a “Controlling Person.”

Note: We understand that, for purposes of determining whether Benefit Plan Investors hold less than 25% of the value of the Subordinated Notes, the value of any Subordinated Notes held by Controlling Persons (other than Benefit Plan Investors) are required to be disregarded.

8.	Compelled Disposition. We acknowledge and agree that:

(i)

if any representation that we made hereunder is subsequently shown to be false or misleading or our beneficial ownership otherwise causes a violation of the 25% Limitation (a “Non-Permitted ERISA Holder”), the Issuer shall, promptly after such discovery that such Person is a Non-Permitted ERISA Holder or upon notice from the Trustee to the Issuer (who agrees to notify the Issuer of such discovery if a trust officer of the Trustee obtains actual knowledge thereof), send notice to us demanding that we transfer our interest to a person that is not a Non-Permitted ERISA Holder within 10 days after the date of such notice;

(ii)

if we fail to transfer our Subordinated Notes, the Issuer shall have the right, without further notice to us, to sell our Subordinated Notes or our interest in the Subordinated Notes, to a purchaser selected by the Issuer that is not a Non-Permitted ERISA Holder on such terms as the Issuer may choose;

(iii)

the Issuer may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Subordinated Notes and sell such securities to the highest such bidder. However, the Issuer may select a purchaser by any other means determined by it in its sole discretion;

(iv)	by our acceptance of an interest in the Subordinated Notes, we agree to cooperate with the Issuer to effect such transfers;

B-5-3

(v)	the proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to us; and

(vi)

the terms and conditions of any sale under this sub-section shall be determined in the sole discretion of the Issuer, and the Issuer, the Trustee and the Collateral Manager shall not be liable to us as a result of any such sale or the exercise of such discretion.

9.

Required Notification and Agreement. We hereby agree that we (a) will inform the Issuer and the Trustee of any proposed transfer by us of all or a specified portion of the Subordinated Notes and (b) will not initiate any such transfer after we have been informed by the Issuer, the Trustee or the Transfer Agent in writing that such transfer would cause the 25% Limitation to be exceeded. We hereby agree and acknowledge that after the Trustee effects any permitted transfer of Subordinated Notes owned by us to a Benefit Plan Investor or a Controlling Person or receives notice of any such permitted change of status, such Subordinated Notes shall be included in future calculations of the 25% Limitation made pursuant hereto unless the Issuer and the Trustee subsequently notified that such Subordinated Notes (or such portion), as applicable, would no longer be deemed to be held by Benefit Plan Investors or Controlling Persons.

10.

Continuing Representation; Reliance. We acknowledge and agree that the representations, warranties and agreements contained in this Certificate shall be deemed made on each day from the date we make such representations, warranties and agreements through and including the date on which we dispose of our interests in the Subordinated Notes. We understand and agree that the information supplied in this Certificate will be used and relied upon by the Issuer and the Trustee to determine that Benefit Plan Investors own or hold less than 25% of the value of the Subordinated Notes upon any subsequent transfer of the Subordinated Notes in accordance with the Indenture.

11.

Further Acknowledgement and Agreement. We acknowledge and agree that (i) all of the representations, warranties, agreements and assurances contained in this Certificate are for the benefit of the Issuer, the Trustee, the Initial Purchaser, the Placement Agent and the Collateral Manager as third party beneficiaries hereof, (ii) copies of this Certificate and any information contained herein may be provided to the Issuer, the Trustee, the Initial Purchaser, the Placement Agent, the Collateral Manager, affiliates of any of the foregoing parties and to each of the foregoing parties’ respective counsel for purposes of making the determinations described above and (iii) any acquisition or transfer of the Subordinated Notes by us that is not in accordance with the provisions of this Certificate shall be null and void from the beginning, and of no legal effect.

12.	Future Transfer Requirements.

Transferee Letter and its Delivery. We acknowledge and agree that we may not transfer any Subordinated Notes in the form of Certificated Notes to any person unless the Trustee has received a certificate substantially in the form of this Certificate. Any attempt to transfer in violation of this section will be null and void from the beginning, and of no legal effect.

B-5-4

Note: Unless you are notified otherwise, the name and address of the Trustee is as follows:

For Note transfer purposes and for presentment and surrender of Notes for final payment thereon:

Deutsche Bank National Trust Company, as Trustee

c/o DB Services Americas, Inc.

5022 Gate Parkway, Suite 200

Jacksonville, Florida 32256

Attention: Transfer Unit – MFIC Bethesda CLO 1 LLC

For all other purposes:

Deutsche Bank National Trust Company, as Trustee

1761 East St. Andrew Place

Santa Ana, California 92705-4934

Attention: Structured Credit Services – MFIC Bethesda CLO 1 LLC

B-5-5

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate.

________________________ [Insert Purchaser’s Name]
By:
Name:
Title:
Dated:

This Certificate relates to U.S.$_________ of Subordinated Notes

B-5-6

EXHIBIT B-6

FORM OF TRANSFEREE CERTIFICATE OF RULE 144A

GLOBAL NOTE

Deutsche Bank National Trust Company, as Trustee

c/o DB Services Americas, Inc.

5022 Gate Parkway, Suite 200

Jacksonville, Florida 32256

Attention: Transfer Unit – MFIC Bethesda CLO 1 LLC

with a copy to:

Deutsche Bank National Trust Company, as Trustee

1761 East St. Andrew Place

Santa Ana, California 92705-4934

Attention: Structured Credit Services – MFIC Bethesda CLO 1 LLC

Re:	MFIC Bethesda CLO 1 LLC (the “Issuer”); Class [A-1][A-2][Subordinated] Notes due [2035][2123]

Reference is hereby made to the Indenture, dated as of November 2, 2023 (as may be amended, supplemented and restated from time to time, the “Indenture”) between the Issuer and Deutsche Bank National Trust Company, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

This letter relates to U.S.$___________ Aggregate Outstanding Amount of Class [A-1][A-2][Subordinated] Notes (the “Notes”), which are to be transferred to the undersigned transferee (the “Transferee”) in the form of a Rule 144A Global Note of such Class pursuant to Section 2.5(f) of the Indenture.

In connection with such request, and in respect of such Notes, the Transferee does hereby certify that the Notes are being transferred (i) in accordance with the transfer restrictions set forth in the Indenture and (ii) pursuant to an exemption from registration under the United States Securities Act of 1933, as amended (the “Securities Act”) and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

In addition, the Transferee hereby represents, warrants and covenants for the benefit of the Issuer and its counsel that it is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, and is acquiring the Notes in reliance on the exemption from Securities Act registration provided by Rule 144A thereunder.

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The Transferee further represents, warrants and agrees as follows:

1. In connection with the purchase of such Notes: (A) none of the Issuer, the Collateral Manager, the Initial Purchaser, the Placement Agent, the Trustee, the Collateral Administrator, the U.S. Retention Holder, the Transferor or any of their respective Affiliates is acting as a fiduciary or financial or investment adviser for the Transferee; (B) the Transferee is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Issuer, the Collateral Manager, the Trustee, the Collateral Administrator, the Initial Purchaser, the Placement Agent, the U.S. Retention Holder or any of their respective Affiliates other than any statements in the final Offering Circular for such Notes, and the Transferee has read and understands such final Offering Circular; (C) the Transferee has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary and has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to the Indenture) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Issuer, the Collateral Manager, the Trustee, the Collateral Administrator, the Initial Purchaser, the Placement Agent, the U.S. Retention Holder or any of their respective Affiliates; (D) the Transferee is both (a) a “qualified institutional buyer” (as defined under Rule 144A under the Securities Act) that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25,000,000 in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(d) or (a)(1)(e) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(f) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan and (b) a Qualified Purchaser for purposes of Section 3(c)(7) of the 1940 Act (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser); (E) the Transferee is acquiring its interest in such Notes for its own account; (F) the Transferee was not formed for the purpose of investing in such Notes; (G) the Transferee understands that the Issuer may receive a list of participants holding interests in the Notes from one or more book-entry depositories; (H) the Transferee will hold and transfer at least the Minimum Denomination of such Notes; (I) the Transferee is a sophisticated investor and is purchasing the Notes with a full understanding of all of the terms, conditions and risks thereof, and is capable of and willing to assume those risks; and (J) the Transferee will provide notice of the relevant transfer restrictions to subsequent transferees.

2. If it is acquiring a Secured Note or any interest therein, it represents, warrants and agrees that (A) if it is, or is acting on behalf of, a Benefit Plan Investor, its acquisition, holding and disposition of such interest do not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, and (B) if it is, or is acting on behalf of, a governmental, church, non-U.S. or other plan, it’s acquisition, holding and disposition of such Note will not constitute or result in a non-exempt violation of any such Other Plan Law.

3. 4. It will provide notice to each Person to whom it proposes to transfer any interest in the Notes of the transfer restrictions and representations set forth in Section 2.5 of the Indenture, including the Exhibits referenced therein.

5. If it is acquiring a Subordinated Note, or any interest therein, with the express written agreement of the Issuer as part of the initial Offering acquired from the Issuer, the Initial Purchaser or Placement Agent on the Closing Date will be required to represent and warrant in writing to the Trustee (A) whether or not, for so long as it holds such Subordinated Note or an interest therein, it is, or is acting on behalf of, a Benefit Plan Investor, (B) whether or not, for so long as it holds such

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Subordinated Note or an interest therein, it is a Controlling Person and (C) that (I) if it is, or is acting on behalf of, a Benefit Plan Investor, its acquisition, holding and disposition of such Subordinated Note will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (II) if it is, or is acting on behalf of, a governmental, church, non-U.S. or other plan, (x) it is not, and for so long as it holds such Subordinated Note or an interest therein it will not be, subject to Similar Law and (y) its acquisition, holding and disposition of such Note will not constitute or result in a non-exempt violation of any Other Plan Law.

6. If it is acquiring a Subordinated Note, it agrees (A) it is not, and is not acting on behalf of, for so long as it holds any interest in such Subordinated Note, a Benefit Plan Investor or a Controlling Person (or if it is, or is acting on behalf of, a Benefit Plan Investor or Controlling Person it is acquiring such Note from the Issuer, the Initial Purchaser or the Placement Agent with the express written agreement of the Issuer on the Closing Date, and it has provided to the Trustee an investor questionnaire substantially in the form attached to the Indenture on Exhibit B-5), (B) that no transfer of the Note or any interest therein will be permitted, and the Trustee will not recognize any such transfer, if it would cause 25% or more of the total value of the Subordinated Notes to be held by Benefit Plan Investors, disregarding such Notes (or interests therein) held by Controlling Persons, (C) it is not subject to any Similar Law and (D) it’s acquisition, holding and disposition of such Notes will not constitute or result in a non-exempt violation of any such Other Plan Law.

7. It agrees not to seek to commence in respect of the Issuer, or cause the Issuer to commence, a bankruptcy proceeding before a year and a day has elapsed since the payment in full to the holders of the Notes issued pursuant to the Indenture or, if longer, the applicable preference period (plus one day) then in effect.

8. If it is acquiring a Secured Note (including, as a beneficial owner of an interest therein) it agrees to treat any such Secured Notes as indebtedness and the Subordinated Notes as equity for U.S. federal, state and local income and franchise tax purposes, except as otherwise required by law.

9. If it is acquiring a Subordinated Note (or an interest therein), it agrees to treat the Subordinated Notes as equity for U.S. federal, state and local income and franchise tax purposes, except as otherwise required by law.

10. It is      (check if applicable) a “United States person” within the meaning of Section 7701(a)(30) of the Code, and a properly completed and signed IRS Form W-9 (or applicable successor form) is attached hereto; or      (check if applicable) not a “United States person” within the meaning of Section 7701(a)(30) of the Code, and a properly completed and signed applicable IRS Form W-8 (or applicable successor form) is attached hereto. It acknowledges that the failure to provide the Issuer and the Trustee (and any of their agents) with the properly completed and signed tax certifications (generally, in the case of U.S. federal income tax, an IRS Form W-9 (or applicable successor form) in the case of a person that is a United States Tax Person or the appropriate IRS Form W-8 (or applicable successor form) in the case of a person that is not a United States Tax Person) may result in withholding from payments in respect of such Note, including U.S. federal withholding or back-up withholding.

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11. If it is acquiring a Subordinated Note (or an interest therein), it agrees that, prior to transferring a Subordinated Note (or any interest therein), it will deliver to the acquirer, with a copy to the Trustee, a properly completed certificate, in a form reasonably acceptable to the acquirer and the Issuer, stating, under penalty of perjury, its United States taxpayer identification number and that it is not a foreign person within the meaning of Section 1446(f)(2) of the Code (such certificate, a “Non-Foreign Status Certificate”). It acknowledges that the failure to provide a Non-Foreign Status Certificate to the acquirer may result in withholding on the amount realized on its disposition of a Subordinated Note.

12. If it is acquiring a Secured Note (or an interest therein), it hereby represents that, if it is not a United States Tax Person represents that either (a) it is not (i) a bank (or an entity affiliated with a bank) extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business (within the meaning of Section 881(c)(3)(A) of the Code), (ii) a “10 percent shareholder” with respect to the Issuer within the meaning of Section 871(h)(3) or Section 881(c)(3)(D) of the Code, or (iii) a “controlled foreign corporation” that is related to the Issuer within the meaning of Section 881(c)(3)(C) of the Code; (b) it is a person that is eligible for benefits under an income tax treaty with the United States that eliminates U.S. federal income taxation of U.S. source interest not attributable to a permanent establishment in the United States; or (c) it has provided an IRS Form W-8ECI representing that all payments received or to be received by it on the Notes are effectively connected with the conduct of a trade or business in the United States.

13. If it is acquiring a Secured Note, it represents and agrees that, if it is not a United States Tax Person, it is not and will not become a member of an “expanded group” (within the meaning of Treasury Regulation Section 1.385-1(c)(4)) that includes a domestic corporation (as determined for U.S. federal income tax purposes) if (i) such domestic corporation directly or indirectly (through one or more entities that are treated for U.S. federal income tax purposes as partnerships, disregarded entities, or grantor trusts) owns any equity interests in the Issuer and (ii) (A) the Issuer is a “controlled partnership” (within the meaning of Treasury Regulation Section 1.385-1(c)(1)) with respect to such expanded group or (B) the Issuer is an entity disregarded as separate from either such domestic corporation or an entity that is treated as a “controlled partnership” (within the meaning of Treasury Regulation Section 1.385-1(c)(1)) with respect to such expanded group.

14. If it is acquiring a Subordinated Note, it represents that it is a United States Tax Person and has provided a valid IRS Form W-9 (or applicable successor form).

15. If it is acquiring a Subordinated Note (or an interest therein), it represents and agrees that if classified as a partnership, Subchapter S corporation or grantor trust, it will not acquire or own such Note unless (I) (A) except in the case of the U.S. Retention Holder for so long as it owns 100% of the Outstanding Subordinated Notes, none of the direct or indirect beneficial owners of any interest in such person have or ever will have more than 40% of the value of its interest in such person attributable to the aggregate interest of such person in the combined value of the Subordinated Notes and any equity interests in the Issuer, and (B) it is not and will not be a principal purpose of the arrangement involving the investment of such person in any Subordinated Notes and any equity interests of the Issuer to permit any partnership to satisfy the 100-partner limitation of Treasury Regulations Section 1.7704-1(h)(1)(ii) or (II) such person obtains written advice of Dechert LLP or an opinion of nationally recognized U.S. tax counsel reasonably acceptable to the Issuer that such transfer will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation.

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16. If it is acquiring a Subordinated Note (or an interest therein), it represents and agrees that it will not participate in the creation or other transfer of any financial instrument or contract the value of which is determined in whole or in part by reference to the Issuer (including the amount of distributions by the Issuer, the value of the Issuer’s assets or the results of the Issuer’s operations) or the Subordinated Notes.

17. If it is acquiring a Subordinated Note (or an interest therein), it represents and agrees that it will not acquire, or sell, transfer, assign, participate, pledge or otherwise dispose of a Subordinated Note (or an interest therein) or cause a Subordinated Note (or an interest therein) to be marketed, (I) on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code and Treasury Regulation § 1.7704-1(b), including without limitation, an interdealer quotation system that regularly disseminates firm buy or sell quotations or (II) if such acquisition, sale, transfer, assignment, participation, pledge or other disposition would cause the combined number of holders of Subordinated Notes and any equity interests in the Issuer to be more than 90.

18. If it is acquiring a Subordinated Note (or an interest therein), it acknowledges and agrees that any sale, transfer, assignment, participation, pledge, or other disposition of a Subordinated Note (or an interest therein) that would violate any of the three preceding paragraphs above or otherwise cause the Issuer to be unable to rely on the “private placement” safe harbor of Treasury Regulation § 1.7704-1(h) will be void and of no force or effect, and it will not transfer any interest in a Subordinated Note to any Person that does not agree to be bound by the three preceding paragraphs above or by this paragraph. unless the Issuer obtains written advice of Dechert LLP or an opinion of nationally recognized U.S. tax counsel reasonably acceptable to the Issuer that such violation will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation.

19. If it is acquiring a Subordinated Note (or an interest therein), it acknowledges and agrees that for so long as the Issuer is classified as a partnership for U.S. federal income tax purposes, it shall not acquire any Subordinated Note (or any other interest treated as equity in the Issuer for U.S. federal income tax purposes) if such acquisition would result in the Issuer being treated as a disregarded entity for U.S. federal income tax purposes.

20. If it is acquiring a Subordinated Note (or an interest therein), it acknowledges and agrees that if the Issuer is or ever was disregarded as separate from it for U.S. federal income tax purposes, a Note may not be transferred by it (except to a person that is disregarded as separate from it for U.S. federal income tax purposes), unless it has received written advice of Dechert LLP or an opinion of nationally recognized U.S. tax counsel reasonably acceptable to the Issuer that such transfer will not result in the Issuer becoming classified as an association taxable as a corporation or as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and will not cause the Issuer to be subject to U.S. federal income tax on a net basis.

B-6-5

21. If it is acquiring a Subordinated Note, it acknowledges and agrees that it shall not transfer any Secured Note (except to a Person that is disregarded as separate from it for U.S. federal income tax purposes) if at any time prior to such transfer the Issuer is or ever was disregarded as separate from such holder for U.S. federal income tax purposes, unless it shall have received written advice of Dechert LLP or an opinion of tax counsel of nationally recognized standing in the United States experienced in such matters that, immediately following such transfer, such Note and other outstanding Notes of the same Class (other than any Notes that it holds immediately after such transfer) will be fungible for U.S. federal income tax purposes.

22. It understands that the Issuer (or an agent acting on its behalf) may, in its sole discretion, compel any holder or beneficial owner of an interest in a Note that fails to comply with the foregoing requirements to sell its interest in such Note, or to sell such interest on behalf of such owner. It will indemnify the Issuer, the Trustee and their respective agents and each of the holders of the Notes from any and all damages, costs and expenses (including any amounts of taxes, fees, interest, additions to tax, or penalties) resulting from the failure by such holder to comply with its obligations under the Notes. It acknowledges that this indemnification will continue with respect to any period during which it held a Note (or an interest therein) notwithstanding it ceasing to be a holder of the Notes.

23. It agrees to be subject to the Bankruptcy Subordination Agreement.

24. To the extent required by the Issuer, as determined by the Issuer or the Collateral Manager on behalf of the Issuer, the Issuer may, upon written notice to the Trustee, impose additional transfer restrictions on the Notes to comply with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and other similar laws or regulations, including, without limitation, requiring each transferee of a Note to make representations to the Issuer in connection with such compliance.

25. It understands that the Issuer, the Trustee, the Initial Purchaser, the Placement Agent and their respective counsel will rely upon the accuracy and truth of the foregoing representations, and it hereby consents to such reliance.

26. If it is a Benefit Plan Investor, it represents warrants and agrees that (i) none of the Issuer, the Collateral Manager, the Trustee, the Collateral Administrator, the Initial Purchaser, the Placement Agent, or any of their respective affiliates, has provided any investment advice within the meaning of Section 3(21) of ERISA to the Benefit Plan Investor, or to any fiduciary or other person investing the assets of the Benefit Plan Investor (“Fiduciary”), in connection with its acquisition of Notes and (ii) the Fiduciary is exercising its own independent judgment in evaluating the investment in the Notes.

27. It represents and warrants that: (A) it has such knowledge and experience in financial and business matters to be capable of making its own independent evaluation of the reasonableness and accuracy of the information contained under the “Credit Risk Retention” section heading in the Offering Circular; (B) it understands the inherent limitations of the information contained under the “Credit Risk Retention” section heading in the Offering Circular and has been afforded an opportunity to request and to review, and has received, all additional information considered by it to be necessary to verify the accuracy of, or to supplement the information under, the “Credit Risk Retention” section heading in the Offering Circular; (C) it approves the use of the methodology, inputs and assumptions described under the “Credit Risk Retention” section heading in the Offering Circular; (D) it has made its own independent decision regarding an investment in

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the Notes without reliance upon, or use of, in any manner whatsoever the information contained under the “Credit Risk Retention” section heading in the Offering Circular; and (E) it understands that the Issuer and the Collateral Manager are relying on the foregoing as a material inducement to enter this transaction and otherwise would not engage in this transaction.

28. [If it is (i) a U.S. person that is not a QIB/QP (other than a U.S. person that is an Institutional Accredited Investor and is also a Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser)), (ii) a non-U.S. person that is not purchasing such beneficial interest in an offshore transaction pursuant to Regulation S or that is not a Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser) or (iii) a non-U.S. person (within the meaning of Regulation S) that is not both a Qualified Institutional Buyer and a Qualified Purchaser becomes the beneficial owner of an interest in a Subordinated Note (any such Person a “Non-Permitted Holder”), the acquisition of Notes by it shall be null and void ab initio. The Issuer (or the Collateral Manager on behalf of the Issuer) shall, promptly after discovery that such person is a Non-Permitted Holder or upon notice from the Trustee to the Issuer (who agrees to notify the Issuer of such discovery if a Trust Officer of the Trustee obtains actual knowledge thereof), send notice to such Non-Permitted Holder demanding that such Non-Permitted Holder transfer its interest in the Notes held by such Person to a Person that is not a Non-Permitted Holder within 30 days after the date of such notice. If such Non-Permitted Holder fails to so transfer such Notes, the Issuer or the Collateral Manager acting for the Issuer shall have the right, without further notice to the Non-Permitted Holder, to sell such Notes or interest in such Notes to a purchaser selected by the Issuer that is not a Non-Permitted Holder on such terms as the Issuer may choose. The Issuer, or the Collateral Manager acting on behalf of the Issuer, may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes and sell such Notes to the highest such bidder; provided that the Collateral Manager, its Affiliates and accounts, funds, clients or portfolios established and controlled by the Collateral Manager shall be entitled to bid in any such sale. However, the Issuer or the Collateral Manager may select a purchaser by any other means determined by it in its sole discretion. The Holder of each Note, the Non-Permitted Holder and each other Person in the chain of title from the Holder to the Non-Permitted Holder, by its acceptance of an interest in the Notes, agrees to cooperate with the Issuer, the Collateral Manager and the Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted Holder. The terms and conditions of any such sale shall be determined in the sole discretion of the Issuer, and none of the Issuer, the Trustee or the Collateral Manager shall be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion.]

29. [If it has made or is deemed to have made a prohibited transaction, Benefit Plan Investor, Controlling Person, Similar Law or Other Plan Law representation that is subsequently shown to be false or misleading or its beneficial ownership otherwise causes a violation of the 25% Limitation (any such Person a “Non-Permitted ERISA Holder”), the Issuer shall, promptly after discovery that such Person is a Non-Permitted ERISA Holder or upon notice from the Trustee to the Issuer (who agrees to notify the Issuer of such discovery if a Trust Officer of the Trustee obtains actual knowledge thereof), send notice to such Non-Permitted ERISA Holder demanding that such

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Non-Permitted ERISA Holder transfer all or any portion of the Notes held by such Person to a Person that is not a Non-Permitted ERISA Holder within 10 days after the date of such notice. If such Non-Permitted ERISA Holder fails to so transfer such Notes, the Issuer shall have the right, without further notice to the Non-Permitted ERISA Holder, to sell such Notes or interest in such Notes to a purchaser selected by the Issuer that is not a Non-Permitted ERISA Holder on such terms as the Issuer may choose. The Issuer may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes and selling such Notes to the highest such bidder. However, the Issuer may select a purchaser by any other means determined by the Issuer in its sole discretion. The Holder of each Note, the Non-Permitted ERISA Holder and each other Person in the chain of title from the Holder to the Non-Permitted ERISA Holder, by its acceptance of an interest in the Notes, agrees to cooperate with the Issuer and the Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted ERISA Holder. The terms and conditions of any sale under this sub-section shall be determined in the sole discretion of the Issuer, and none of the Issuer, the Trustee or the Collateral Manager shall be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion.]

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Name of Purchaser:
Dated:

By:
Name:
Title:

Aggregate Outstanding Amount of Notes: U.S.$

cc:	MFIC Bethesda CLO 1 LLC, as Issuer

c/o MidCap Financial Investment Corporation

9 West 57th Street, 9th Floor

New York, New Yok 10019

Attention: Gregory W. Hunt

B-6-9

EXHIBIT B-7

FORM OF TRANSFEREE CERTIFICATE OF REGULATION S GLOBAL SECURED NOTE

Deutsche Bank National Trust Company, as Trustee

c/o DB Services Americas, Inc.

5022 Gate Parkway, Suite 200

Jacksonville, Florida 32256

Attention: Transfer Unit – MFIC Bethesda CLO 1 LLC

with a copy to:

Deutsche Bank National Trust Company, as Trustee

1761 East St. Andrew Place

Santa Ana, California 92705-4934

Attention: Structured Credit Services – MFIC Bethesda CLO 1 LLC

Re:	MFIC Bethesda CLO 1 LLC (the “Issuer”); Class [A-1][A-2] Notes due 2035

Reference is hereby made to the Indenture dated as of November 2, 2023 (as may be amended, supplemented and restated from time to time, the “Indenture”) between the Issuer and Deutsche Bank National Trust Company, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

This letter relates to U.S.$       Aggregate Outstanding Amount of Class [A-1][A-2] Notes (the “Notes”), which are to be transferred to the undersigned transferee (the “Transferee”) in the form of a Regulation S Global Note of such Class pursuant to Section 2.5(f) of the Indenture.

In connection with such request, and in respect of such Notes, the Transferee does hereby certify that the Notes are being transferred (i) in accordance with the transfer restrictions set forth in the Indenture and (ii) pursuant to an exemption from registration under the United States Securities Act of 1933, as amended (the “Securities Act”) and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

In addition, the Transferee hereby represents, warrants and covenants for the benefit of the Issuer and its counsel that it is a Qualified Purchaser and is a person that is not a “U.S. person” as defined in Regulation S under the Securities Act, and is acquiring the Notes in an offshore transaction (as defined in Regulation S) in reliance on the exemption from Securities Act registration provided by Regulation S.

The Transferee further represents, warrants and agrees as follows:

1. In connection with the purchase of such Notes: (A) none of the Issuer, the Collateral Manager, the Initial Purchaser, the Placement Agent, the Trustee, the Collateral Administrator, the U.S. Retention Holder, the Transferor or any of their respective Affiliates is acting as a fiduciary or financial or investment adviser for the Transferee; (B) the Transferee is not relying (for purposes

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of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Issuer, the Collateral Manager, the Trustee, the Collateral Administrator, the Initial Purchaser, the Placement Agent, the U.S. Retention Holder or any of their respective Affiliates other than any statements in the final Offering Circular for such Notes, and the Transferee has read and understands such final Offering Circular; (C) the Transferee has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary and has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to the Indenture) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Issuer, the Collateral Manager, the Trustee, the Collateral Administrator, the Initial Purchaser, the Placement Agent, the U.S. Retention Holder or any of their respective Affiliates; (D) the Transferee is (a) not a “U.S. person” as defined in Regulation S and is acquiring such Notes in an offshore transaction (as defined in Regulation S) in reliance on the exemption from registration provided by Regulation S and (b) and a Qualified Purchaser for purposes of Section 3(c)(7) of the 1940 Act or an entity (other than a trust) owned exclusively by Qualified Purchasers; (E) the Transferee is acquiring its interest in such Notes for its own account; (F) the Transferee was not formed for the purpose of investing in such Notes; (G) the Transferee understands that the Issuer may receive a list of participants holding interests in the Notes from one or more book-entry depositories; (H) the Transferee will hold and transfer at least the Minimum Denomination of such Notes; (I) the Transferee is a sophisticated investor and is purchasing the Notes with a full understanding of all of the terms, conditions and risks thereof, and is capable of and willing to assume those risks; and (J) the Transferee will provide notice of the relevant transfer restrictions to subsequent transferees.

2. If it is acquiring a Secured Note or any interest therein, it represents, warrants and agrees that (A) if it is, or is acting on behalf of, a Benefit Plan Investor, its acquisition, holding and disposition of such interest do not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, and (B) if it is, or is acting on behalf of, a governmental, church, non-U.S. or other plan, it’s acquisition, holding and disposition of such Note will not constitute or result in a non-exempt violation of any such Other Plan Law.

4. It is aware that, except as otherwise provided in the Indenture, the Notes being sold to it in reliance on Regulation S will be represented by one or more Regulation S Global Secured Notes, and that beneficial interests therein may be held only through DTC for the respective accounts of Euroclear or Clearstream.

5. It will provide notice to each Person to whom it proposes to transfer any interest in the Notes of the transfer restrictions and representations set forth in Section 2.5 of the Indenture, including the Exhibits referenced therein.

6. It agrees not to seek to commence in respect of the Issuer, or cause the Issuer to commence, a bankruptcy proceeding before a year and a day has elapsed since the payment in full to the holders of the Notes issued pursuant to the Indenture or, if longer, the applicable preference period (plus one day) then in effect.

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7. It will treat such Secured Notes as indebtedness [and the Subordinated Notes as equity] for U.S. federal, state and local income and franchise tax purposes, except as otherwise required by law.

8. It is      (check if applicable) a “United States person” within the meaning of Section 7701(a)(30) of the Code, and a properly completed and signed IRS Form W-9 (or applicable successor form) is attached hereto; or      (check if applicable) not a “United States person” within the meaning of Section 7701(a)(30) of the Code, and a properly completed and signed applicable IRS Form W-8 (or applicable successor form) is attached hereto. It acknowledges that the failure to provide the Issuer and the Trustee (and any of their agents) with the properly completed and signed tax certifications (generally, in the case of U.S. federal income tax, an IRS Form W-9 (or applicable successor form) in the case of a person that is a United States Tax Person or the appropriate IRS Form W-8 (or applicable successor form) in the case of a person that is not a United States Tax Person) may result in withholding from payments in respect of such Note, including U.S. federal withholding or back-up withholding.

9. It hereby represents that, if it is not a United States Tax Person represents that either (a) it is not (i) a bank (or an entity affiliated with a bank) extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business (within the meaning of Section 881(c)(3)(A) of the Code), (ii) a “10 percent shareholder” with respect to the Issuer within the meaning of Section 871(h)(3) or Section 881(c)(3)(D) of the Code, or (iii) a “controlled foreign corporation” that is related to the Issuer within the meaning of Section 881(c)(3)(C) of the Code; (b) it is a person that is eligible for benefits under an income tax treaty with the United States that eliminates U.S. federal income taxation of U.S. source interest not attributable to a permanent establishment in the United States; or (c) it has provided an IRS Form W-8ECI representing that all payments received or to be received by it on the Notes are effectively connected with the conduct of a trade or business in the United States.

10. It represents and agrees that, if it is not a United States Tax Person, it is not and will not become a member of an “expanded group” (within the meaning of Treasury Regulation Section 1.385-1(c)(4)) that includes a domestic corporation (as determined for U.S. federal income tax purposes) if (i) such domestic corporation directly or indirectly (through one or more entities that are treated for U.S. federal income tax purposes as partnerships, disregarded entities, or grantor trusts) owns any equity interests in the Issuer and (ii) (A) the Issuer is a “controlled partnership” (within the meaning of Treasury Regulation Section 1.385-1(c)(1)) with respect to such expanded group or (B) the Issuer is an entity disregarded as separate from either such domestic corporation or an entity that is treated as a “controlled partnership” (within the meaning of Treasury Regulation Section 1.385-1(c)(1)) with respect to such expanded group.

11. It understands that the Issuer (or an agent acting on its behalf) may, in its sole discretion, compel any holder or beneficial owner of an interest in a Note that fails to comply with the foregoing requirements to sell its interest in such Note, or to sell such interest on behalf of such owner. It will indemnify the Issuer, the Trustee and their respective agents and each of the holders of the Notes from any and all damages, costs and expenses (including any amounts of taxes, fees, interest, additions to tax, or penalties) resulting from the failure by such holder to comply with its obligations under the Notes. It acknowledges that this indemnification will continue with respect to any period during which it held a Note (or an interest therein) notwithstanding it ceasing to be a holder of the Notes.

B-7-3

12. It agrees to be subject to the Bankruptcy Subordination Agreement.

13. To the extent required by the Issuer, as determined by the Issuer or the Collateral Manager on behalf of the Issuer, the Issuer may, upon notice to the Trustee, impose additional transfer restrictions on the Notes to comply with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and other similar laws or regulations, including, without limitation, requiring each transferee of a Note to make representations to the Issuer in connection with such compliance.

14. It understands that the Issuer, the Trustee, the Initial Purchaser, the Placement Agent and their respective counsel will rely upon the accuracy and truth of the foregoing representations, and it hereby consents to such reliance.

15. If it is a Benefit Plan Investor, it represents warrants and agrees that (i) none of the Issuer, the Collateral Manager, the Trustee, the Collateral Administrator, the Initial Purchaser, the Placement Agent, or any of their respective affiliates, has provided any investment advice within the meaning of Section 3(21) of ERISA to the Benefit Plan Investor, or to any fiduciary or other person investing the assets of the Benefit Plan Investor (“Fiduciary”), in connection with its acquisition of Notes and (ii) the Fiduciary is exercising its own independent judgment in evaluating the investment in the Notes.

16. It represents and warrants that: (A) it has such knowledge and experience in financial and business matters to be capable of making its own independent evaluation of the reasonableness and accuracy of the information contained under the “Credit Risk Retention” section heading in the Offering Circular; (B) it understands the inherent limitations of the information contained under the “Credit Risk Retention” section heading in the Offering Circular and has been afforded an opportunity to request and to review, and has received, all additional information considered by it to be necessary to verify the accuracy of, or to supplement the information under, the “Credit Risk Retention” section heading in the Offering Circular; (C) it approves the use of the methodology, inputs and assumptions described under the “Credit Risk Retention” section heading in the Offering Circular; (D) it has made its own independent decision regarding an investment in the Notes without reliance upon, or use of, in any manner whatsoever the information contained under the “Credit Risk Retention” section heading in the Offering Circular; and (E) it understands that the Issuer and the Collateral Manager are relying on the foregoing as a material inducement to enter this transaction and otherwise would not engage in this transaction.

17. [If it is (i) a U.S. person that is not a QIB/QP (other than a U.S. person that is an Institutional Accredited Investor and is also a Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser)), or (ii) a non-U.S. person that is not purchasing such beneficial interest in an offshore transaction pursuant to Regulation S or that is not a Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser) (any such Person a “Non-Permitted Holder”), the acquisition of

B-7-4

Notes by it shall be null and void ab initio. The Issuer (or the Collateral Manager on behalf of the Issuer) shall, promptly after discovery that such person is a Non-Permitted Holder or upon notice from the Trustee to the Issuer (who agrees to notify the Issuer of such discovery if a Trust Officer of the Trustee obtains actual knowledge thereof), send notice to such Non-Permitted Holder demanding that such Non-Permitted Holder transfer its interest in the Notes held by such Person to a Person that is not a Non-Permitted Holder within 30 days after the date of such notice. If such Non-Permitted Holder fails to so transfer such Notes, the Issuer or the Collateral Manager acting for the Issuer shall have the right, without further notice to the Non-Permitted Holder, to sell such Notes or interest in such Notes to a purchaser selected by the Issuer that is not a Non-Permitted Holder on such terms as the Issuer may choose. The Issuer, or the Collateral Manager acting on behalf of the Issuer, may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes and sell such Notes to the highest such bidder; provided that the Collateral Manager, its Affiliates and accounts, funds, clients or portfolios established and controlled by the Collateral Manager shall be entitled to bid in any such sale. However, the Issuer or the Collateral Manager may select a purchaser by any other means determined by it in its sole discretion. The Holder of each Note, the Non-Permitted Holder and each other Person in the chain of title from the Holder to the Non-Permitted Holder, by its acceptance of an interest in the Notes, agrees to cooperate with the Issuer, the Collateral Manager and the Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted Holder. The terms and conditions of any such sale shall be determined in the sole discretion of the Issuer, and none of the Issuer, the Trustee or the Collateral Manager shall be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion.]

18. [If it has made or is deemed to have made a prohibited transaction, Benefit Plan Investor, Controlling Person, Similar Law or Other Plan Law representation that is subsequently shown to be false or misleading or its beneficial ownership otherwise causes a violation of the 25% Limitation (any such Person a “Non-Permitted ERISA Holder”), the Issuer shall, promptly after discovery that such Person is a Non-Permitted ERISA Holder or upon notice from the Trustee to the Issuer (who agrees to notify the Issuer of such discovery if a Trust Officer of the Trustee obtains actual knowledge thereof), send notice to such Non-Permitted ERISA Holder demanding that such Non-Permitted ERISA Holder transfer all or any portion of the Notes held by such Person to a Person that is not a Non-Permitted ERISA Holder within 10 days after the date of such notice. If such Non-Permitted ERISA Holder fails to so transfer such Notes, the Issuer shall have the right, without further notice to the Non-Permitted ERISA Holder, to sell such Notes or interest in such Notes to a purchaser selected by the Issuer that is not a Non-Permitted ERISA Holder on such terms as the Issuer may choose. The Issuer may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes and selling such Notes to the highest such bidder. However, the Issuer may select a purchaser by any other means determined by the Issuer in its sole discretion. The Holder of each Note, the Non-Permitted ERISA Holder and each other Person in the chain of title from the Holder to the Non-Permitted ERISA Holder, by its acceptance of an interest in the Notes, agrees to cooperate with the Issuer and the Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted ERISA Holder. The terms and conditions of any sale under this sub-section shall be determined in the sole discretion of the Issuer, and none of the Issuer, the Trustee or the Collateral Manager shall be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion.]

B-7-5

Name of Purchaser:
Dated:

By:
Name:
Title:

Aggregate Outstanding Amount of Notes: U.S.$

cc:	MFIC Bethesda CLO 1 LLC, as Issuer

c/o MidCap Financial Investment Corporation

9 West 57th Street, 9th Floor

New York, New Yok 10019

Attention: Gregory W. Hunt

B-7-6

EXHIBIT C

FORM OF NOTE OWNER CERTIFICATE

Deutsche Bank National Trust Company, as Trustee

c/o DB Services Americas, Inc.

5022 Gate Parkway, Suite 200

Jacksonville, Florida 32256

Attention: Transfer Unit – MFIC Bethesda CLO 1 LLC

with a copy to:

Deutsche Bank National Trust Company, as Trustee

1761 East St. Andrew Place

Santa Ana, California 92705-4934

Attention: Structured Credit Services – MFIC Bethesda CLO 1 LLC

MFIC Bethesda CLO 1 LLC, as Issuer

c/o MidCap Financial Investment Corporation

9 West 57th Street, 9th Floor

New York, New Yok 10019

Attention: Gregory W. Hunt

Re:

Reports Prepared Pursuant to the Indenture, dated as of November 2, 2023, between MFIC Bethesda CLO 1 LLC, as issuer (the “Issuer”), and Deutsche Bank National Trust Company, as trustee (the “Trustee”) (as may be amended, supplemented and restated from time to time, the “Indenture”)

Ladies and Gentlemen:

The undersigned hereby certifies that it is the beneficial owner of U.S.$         in principal amount of the [Class A-1 Senior Secured Floating Rate Notes due 2035 of MFIC Bethesda CLO 1 LLC] [Class A-2 Senior Secured Floating Rate Notes due 2035 of MFIC Bethesda CLO 1 LLC] and hereby requests the Trustee grant it access to or deliver to it, as applicable, and as and when granted or delivered to any Holder or Noteholder the Indenture and all reports required to be delivered to any Holder or Noteholder under the Indenture or any Transaction Document. Capitalized terms used but not defined herein shall have the meaning given them in the Indenture.

In consideration of the physical or electronic signature hereof by the beneficial owner, the Issuer, the Trustee, the Collateral Manager, or their respective agents may from time to time communicate or transmit to the beneficial owner (a) information upon the request of the beneficial owner pursuant to the Indenture and (b) other information or communications marked or otherwise identified as confidential (collectively, but subject to the following sentence, “Confidential Information”). Confidential Information relating to the Issuer shall not include, however, any information that (i) was publicly known or otherwise known to the beneficial owner prior to the time of such disclosure; (ii) subsequently becomes publicly known through no act or omission by the beneficial owner or any Person acting on behalf of beneficial owner; (iii) otherwise is known or becomes known to the beneficial owner other than (x) through disclosure by the Issuer or (y) to the knowledge of the beneficial owner after reasonable inquiry, as a result of the breach of a fiduciary duty to the Issuer or a contractual duty to the Issuer; or (iv) is allowed to be treated as non-confidential by consent of the Issuer.

The beneficial owner will maintain the confidentiality of all Confidential Information in accordance with procedures adopted by the beneficial owner in good faith to protect Confidential Information of third parties delivered to the beneficial owner; provided that the beneficial owner may deliver or disclose Confidential Information to: (i) its directors, trustees, officers, employees, agents, attorneys and affiliates who agree to hold confidential the Confidential Information substantially in accordance with these terms and to the extent such disclosure is reasonably required for the administration of the matters contemplated hereby or the investment represented by the Notes; (ii) its legal advisors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with these terms and to the extent such disclosure is reasonably required for the matters contemplated hereby or the investment represented by the Notes; (iii) any other Holder, or any of the other parties to the Indenture, the Collateral Management Agreement or the Collateral Administration Agreement; (iv) except for Specified Obligor Information, any Person of the type that would be, to such Person’s knowledge, permitted to acquire Notes in accordance with the requirements of Section 2.5 of the Indenture to which such Person sells or offers to sell any such Note or any part thereof; (v) except for Specified Obligor Information, any other Person from which such former Person offers to purchase any security of the Issuer; (vi) any federal or state or other regulatory, governmental or judicial authority having jurisdiction over such Person; (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about the investment portfolio of such Person, reinsurers and liquidity and credit providers that agree to hold confidential the Confidential Information substantially in accordance with these provisions; (viii) the Rating Agencies (subject to Section 14.16 of the Indenture); (ix) any other Person with the consent of the Issuer and the Collateral Manager; or (x) any other Person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any law, rule, regulation or order applicable to such Person, (B) in response to any subpoena or other legal process (unless prohibited by applicable law, rule, order or decree or other requirement having the force of law), (C) in connection with any litigation to which such Person is a party (unless prohibited by applicable law, rule, order or decree or other requirement having the force of law) or (D) if an Event of Default has occurred and is continuing, to the extent such Person may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Notes or the Indenture. The beneficial owner agrees that it shall use the Confidential Information for the sole purpose of making an investment in the Notes or administering its investment in the Notes; and that the Trustee and the Collateral Administrator shall neither be required nor authorized to disclose to it any Confidential Information in violation of these provisions. In the event of any required disclosure of the Confidential Information by the beneficial owner, it hereby agrees to use reasonable efforts to protect the confidentiality of the Confidential Information.

Submission of this certificate bearing the beneficial owner’s physical or electronic signature shall constitute effective delivery hereof. This certificate shall be construed in accordance with, and this certificate and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this certificate shall be governed by, the law of the State of New York.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed this      day of        ,     .

[NAME OF BENEFICIAL OWNER]

By:
Name:
Title: Authorized Signatory

Tel.:

Fax:

Email:

EXHIBIT D

FORM OF NRSRO CERTIFICATION

[Date]

MFIC Bethesda CLO 1 LLC, as Issuer

c/o MidCap Financial Investment Corporation

9 West 57th Street, 9th Floor

New York, New Yok 10019

Attention: Gregory W. Hunt

Deutsche Bank National Trust Company, as Trustee

1761 East St. Andrew Place

Santa Ana, California 92705-4934

Attention: Structured Credit Services – MFIC Bethesda CLO 1 LLC

Attention:	MFIC Bethesda CLO 1 LLC

In accordance with the requirements for obtaining certain information pursuant to the Indenture, dated as of November 2, 2023, (as may be amended, supplemented and restated from time to time, the “Indenture”), by and between MFIC Bethesda CLO 1 LLC, as issuer (the “Issuer”), and Deutsche Bank National Trust Company, as trustee (the “Trustee”), the undersigned hereby certifies and agrees as follows:

1. The undersigned, a Nationally Recognized Statistical Rating Organization, has provided the Issuer with the appropriate certifications under Rule 17g-5(e) as promulgated under the Exchange Act.

2. The undersigned has access to the Issuer’s Website.

3. The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Issuer’s Website.

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Indenture.

D-1

IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized signatory, as of the day and year written above.

Nationally Recognized Statistical Rating Organization

Name:
Title:

Company:
Phone:
Email:

D-2

EXHIBIT E

FORM OF NOTICE OF CONTRIBUTION

Deutsche Bank National Trust Company, as Trustee

1761 East St. Andrew Place

Santa Ana, California 92705-4934

Attention: Structured Credit Services – MFIC Bethesda CLO 1 LLC

MidCap Financial Investment Corporation, as Collateral Manager

9 West 57th Street, 9th Floor

New York, New Yok 10019

Attention: Chief Compliance Officer

[Email: legalnotices@midcapfinancial.com]

Re:

Notice of Contribution to MFIC Bethesda CLO 1 LLC (the “Issuer”) pursuant to the Indenture, dated as of November 2, 2023, between the Issuer and Deutsche Bank National Trust Company, as trustee (the “Trustee”) (as may be amended, supplemented and restated from time to time, the “Indenture”).

Ladies and Gentlemen:

The undersigned hereby notifies you of its intention to [contribute $[ ]1 in Cash or Eligible Investments]2 (the “Contribution”) to the Issuer pursuant to Section 8.3(h) and Section 11.1(e) of the Indenture. All capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Indenture.

Upon deposit of the Contribution into the Supplemental Reserve Account, the undersigned hereby directs the Collateral Manager to apply the Contribution as payment in connection with [insert details, as applicable, regarding the applicable Permitted Use(s)]3 [The Collateral Manager may apply the Contribution at its reasonable discretion.]

The undersigned hereby requests that the Collateral Manager confirm its acceptance of the Contribution by executing and returning a copy of this notice.

[NAME OF HOLDER]

By:
Name:
Title: Authorized Signatory
Tel.:

[1]	Shall be in a minimum amount of U.S.$500,000 (counting all Contributions received on the same day as a single Contribution).
[2]	For any Holder of Subordinated Notes.
[3]

Pursuant to Section 11.1(e), the Collateral Manager may be instructed to apply the Contribution to a Permitted Use. If no instruction is given, the Collateral Manager may apply the Contribution at its election in its reasonable discretion.

E-1

EXHIBIT F

FORM OF NOTICE OF SUBSTITUTION

(Optional Substitutions Pursuant to Section 12.4 of the Indenture)

Deutsche Bank National Trust Company, as Trustee

1761 East St. Andrew Place

Santa Ana, California 92705-4934

Attention: Structured Credit Services – MFIC Bethesda CLO 1 LLC

MFIC Bethesda CLO 1 LLC, as Issuer

c/o MidCap Financial Investment Corporation

9 West 57th Street, 9th Floor

New York, New Yok 10019

Attention: Gregory W. Hunt

MidCap Financial Investment Corporation, as Collateral Manager

9 West 57th Street, 9th Floor

New York, New Yok 10019

Attention: Chief Compliance Officer

[Email: legalnotices@midcapfinancial.com]

Re:	Substitution of Collateral Obligation

I.	Notification

Pursuant to the Indenture, dated as of November 2, 2023 (such agreement as amended, modified, waived, supplemented or restated from time to time, the “Indenture”), between MFIC Bethesda CLO 1 LLC, as issuer and Deutsche Bank National Trust Company, as trustee, MidCap Financial Investment Corporation (the “Transferor”) hereby notifies you that it intends to substitute a Collateral Obligation pursuant to Section 12.4(a) of the Indenture. Capitalized terms used but not defined herein shall have the meanings given such terms in the Indenture.

Pursuant to Section 12.4 of the Indenture, the Transferor hereby states that:

The Collateral Obligation to be substituted is:	[ ]

The reason for such substitution is:	[ ]

The Transfer Deposit Amount with respect to the Collateral Obligation is:	[ ]

Upon such substitution, the Schedule of Collateral Obligations shall be deemed amended to reflect the substitution of the Collateral Obligation.

F-1

II.	Calculations

[If applicable, provide calculations used in determining compliance with Section 12.4 – “Optional Repurchase or Substitution of Collateral Obligations,” including the Repurchase and Substitution Limit as defined in Section 12.4(c) of the Indenture.]

[Remainder of Page Intentionally Left Blank]

F-2

IN WITNESS WHEREOF, the undersigned have caused this notice to be duly executed this      day of       ,     .

MIDCAP FINANCIAL INVESTMENT CORPORATION, as Transferor

By
Name:
Title:

MFIC BETHESDA CLO 1 LLC, as Issuer

By
Name:
Title:

F-3